                                  This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-75880.


CKE LOGO                                                               SBRG LOGO


                        JOINT PROXY STATEMENT/PROSPECTUS

                                 MERGER PROPOSAL

                           YOUR VOTE IS VERY IMPORTANT

      CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc. have agreed to a merger in which CKE will acquire SBRG. If the merger is completed, SBRG will become a wholly-owned subsidiary of CKE. In the merger, holders of SBRG common stock will receive:

      (1) if the average price of CKE common stock is $10 or less per share, one-half of one share of CKE common stock for each whole share of SBRG common stock; or

      (2) if the average price of CKE common stock is greater than $10 per share, a fraction of a share of CKE common stock equal to the quotient (rounded to the nearest thousandth) of $5 divided by the average CKE share price for each whole share of SBRG common stock.

      CKE shares are traded on the New York Stock Exchange under the symbol "CKR." If the average price of the CKE common stock is less than $6.25 per share at closing, SBRG may terminate the merger agreement. The closing price of CKE common shares on January 22, 2002 was $9.97, and the closing price of CKE common shares has not been lower than $6.25 during the three month period preceding such date.

      SBRG has not determined at this time what it intends to do if the average closing price of the CKE common stock is less than $6.25. If the stockholders of both companies approve the merger and the average closing price of CKE common shares is lower than $6.25 at closing, the SBRG Board of Directors will determine whether to abandon the merger, as described in this prospectus, without seeking further approval of SBRG stockholders.

      After careful consideration, the Boards of Directors of CKE and SBRG have approved the merger agreement and have determined that the merger is in the best interests of their stockholders. Each Board of Directors recommends that stockholders vote "FOR" approval of the merger agreement.

      We cannot complete the merger unless we obtain the necessary government and lender approvals and unless the stockholders of both of the companies approve it. We have each scheduled special meetings of our stockholders to consider and vote on the merger.

      You are cordially invited to attend the applicable special meeting. Whether or not you plan to attend the special stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy to us. CKE stockholders may also vote by telephone or the Internet, as described in this joint proxy statement/prospectus. If you date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger. In the case of SBRG stockholders, if you do not return your card or otherwise vote your shares, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be the same as a vote against the merger.

      This joint proxy statement/prospectus gives you detailed information about the special meetings, the merger and related matters. We encourage you to read this entire document carefully. You can also obtain information about our companies from publicly available documents we have each filed with the Securities and Exchange Commission.

         /s/ ANDREW F. PUZDER                      /s/ THEODORE ABAJIAN
______________________________________   _______________________________________
           Andrew F. Puzder                          Theodore Abajian
President and Chief Executive Officer     President and Chief Executive Officer
        CKE Restaurants, Inc.              Santa Barbara Restaurant Group, Inc.

      SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DESCRIPTION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS WITH RESPECT TO THE MERGER.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE CKE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




      THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 30, 2002 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 30, 2002.

                              CKE RESTAURANTS, INC.
                          3916 STATE STREET, SUITE 300
                         SANTA BARBARA, CALIFORNIA 93105

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 28, 2002

      Notice is hereby given that a special meeting of stockholders of CKE Restaurants, Inc. will be held on Thursday, February 28, 2002, at 10:00, a.m., local time, at Fess Parker's Doubletree Resort Santa Barbara, located at 633 East Cabrillo Boulevard, Santa Barbara, California 93103, to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 20, 2001 and amended as of January 24, 2002, by and between CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc. and the issuance of shares of CKE common stock in the merger, and to transact such other business as may properly come before the special meeting.

      Only stockholders of record at the close of business on January 18, 2002 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM P. FOLEY, II
                                          --------------------------------------
                                          William P. Foley, II
                                          Chairman of the Board of Directors

January 30, 2002
Santa Barbara, California

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY VOTE BY TELEPHONE OR THE INTERNET AS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE SHARES REGISTERED IN YOUR NAME (AND, IF YOU HAVE A PROPER POWER OF ATTORNEY, SHARES REGISTERED IN A NOMINEE'S NAME) IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                      SANTA BARBARA RESTAURANT GROUP, INC.
                          3938 STATE STREET, SUITE 200
                         SANTA BARBARA, CALIFORNIA 93105

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 28, 2002

      Notice is hereby given that a special meeting of stockholders of Santa Barbara Restaurant Group, Inc., will be held on Thursday, February 28, 2002, at 1:00 p.m., local time, at Fess Parker's Doubletree Resort Santa Barbara, located at 633 East Cabrillo Boulevard, Santa Barbara, California 93103, to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 20, 2001 and amended as of January 24, 2002, by and between CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc., and to transact such other business as may properly come before the special meeting.

      Only stockholders of record at the close of business on January 18, 2002 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM P. FOLEY, II
                                          --------------------------------------
                                          William P. Foley, II
                                          Chairman of the Board of Directors

January 30, 2002
Santa Barbara, California

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE SHARES REGISTERED IN YOUR NAME (AND, IF YOU HAVE A PROPER POWER OF ATTORNEY, SHARES REGISTERED IN A NOMINEE'S NAME) IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                                   TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................................................      1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS......................................................      3

SUMMARY........................................................................................................      5

     The Companies.............................................................................................      5
     The Special Meetings......................................................................................      5
     The Merger................................................................................................      6
     Recent Developments.......................................................................................      9
     Comparative Per Share Market Price Information............................................................     10
     Selected Consolidated Financial Data......................................................................     11
     Comparative Per Share Data................................................................................     16

RISK FACTORS...................................................................................................     17

     Risks Related to the Merger...............................................................................     17
       Since the market price of CKE common stock will vary, SBRG stockholders cannot be sure of the exchange ratio at which CKE common stock will be
          received in the merger...............................................................................     17
       The actual tax treatment of the merger may differ from the tax treatment we expect to receive...........     17
       Difficulties associated with integrating CKE and SBRG could affect CKE's ability to realize cost
          savings..............................................................................................     17
       The price of CKE's common stock may fluctuate rapidly and prevent stockholders from selling their
          stock at a profit....................................................................................     18
       The sale of a substantial amount of CKE common stock after the merger could adversely affect the
          market price of CKE common stock.....................................................................     18
     Risks Related to CKE......................................................................................     18
        To service CKE's indebtedness, CKE will require a significant amount of cash.  CKE's ability to
           generate cash depends on many factors beyond its control............................................     18
        CKE will continue to face challenges in its attempt to improve its Hardee's operations.................     19
        CKE's ability to expand its restaurant chains depends on factors beyond CKE's control..................     21
        CKE's success depends on CKE's ability to compete with its major competitors...........................     21
        Consumer preferences and perceptions, seasonality and general economic conditions may have
           significant effects on CKE's business...............................................................     21
        CKE faces risks related to interest rates..............................................................     22
        CKE faces certain commodity price risks................................................................     22
        CKE must devote significant resources to comply with extensive legal requirements applicable to its
           franchise and other business operations.............................................................     22
        Disruption in deliveries may adversely affect CKE's restaurants........................................     22
        Compliance with environmental laws may adversely affect CKE's financial health.........................     23

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..............................................................     23

MARKET PRICE AND DIVIDEND INFORMATION..........................................................................     29

THE CKE SPECIAL MEETING........................................................................................     29

     How to Vote...............................................................................................     29
     Revocation of Proxies.....................................................................................     30
     Record Date; Vote Required................................................................................     30
     Quorum....................................................................................................     31
     Expenses of Solicitation..................................................................................     31
     Recommendation of the CKE Board of Directors..............................................................     31
     Miscellaneous.............................................................................................     31


                                      (i)

THE SBRG SPECIAL MEETING.......................................................................................     32

     Proxies...................................................................................................     32
     Revocation of Proxies.....................................................................................     32
     Record Date; Vote Required................................................................................     32
     Quorum....................................................................................................     33
     Expenses of Solicitation..................................................................................     33
     Recommendation of the SBRG Board of Directors.............................................................     33
     Miscellaneous.............................................................................................     33

THE MERGER.....................................................................................................     34

     General...................................................................................................     34
     Merger Consideration......................................................................................     34
     Background of the Merger..................................................................................     34
     CKE Reasons for the Merger; Recommendation of the CKE Board of Directors..................................     36
     SBRG Reasons for the Merger; Recommendation of the SBRG Board of Directors................................     37
     Opinion of CKE's Financial Advisor........................................................................     38
     Opinion of SBRG's Financial Advisor.......................................................................     44
     Certain U.S. Federal Income Tax Consequences of the Merger................................................     46
     Required Regulatory Filings and Approvals.................................................................     48
     Resale of CKE Common Stock................................................................................     48
     Management and Operations Following the Merger............................................................     49
     Interests of Certain Persons in the Merger................................................................     49
     Indemnification and Insurance.............................................................................     50
     Expenses..................................................................................................     50
     Appraisal Rights..........................................................................................     50
     Pending Litigation........................................................................................     52
     Accounting Treatment......................................................................................     52

THE MERGER AGREEMENT...........................................................................................     52

     General...................................................................................................     52
     Distributions with Respect to Unexchanged Shares; Transfers...............................................     52
     Corporate Governance......................................................................................     53
     Representations and Warranties............................................................................     53
     Concept of "Material Adverse Effect"......................................................................     54
     Certain Covenants.........................................................................................     54
     Conditions to the Merger..................................................................................     57
     Termination...............................................................................................     58
     Amendment and Waiver......................................................................................     59

RELATED PARTY TRANSACTIONS AND MATERIAL CONTRACTS..............................................................     60

DESCRIPTION OF CKE CAPITAL STOCK...............................................................................     61

COMPARISON OF RIGHTS OF SBRG STOCKHOLDERS AND CKE STOCKHOLDERS.................................................     63

LEGAL MATTERS..................................................................................................     65

EXPERTS........................................................................................................     65

STOCKHOLDER PROPOSALS..........................................................................................     66

WHERE YOU CAN FIND MORE INFORMATION............................................................................     66


                                      (ii)

APPENDIX A --    Agreement and Plan of Merger, dated as of December 20, 2001, and amended as of January 24, 2002, by and between CKE
                 Restaurants, Inc. and Santa Barbara Restaurant Group, Inc.

APPENDIX B --    Fairness Opinion of Morgan Keegan & Company, Inc., dated
                 December 20, 2001

APPENDIX C --    Fairness Opinion of Bear, Stearns & Co. Inc., dated January 28,
                 2002

APPENDIX D --    Section 262 of the Delaware General Corporation Law

APPENDIX E --    SBRG Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 28, 2000

APPENDIX F --    SBRG Quarterly Report on Form 10-Q for the fiscal quarter ended
                 October 4, 2001




                                      (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: CKE expects that the merger will result in synergies for CKE's and SBRG's combined operations, furthering its ability to develop and expand its and SBRG's restaurant lines. The merger will combine CKE's and SBRG's complementary strengths and provide significant benefits to CKE's stockholders and customers. SBRG believes that the merger consideration will provide a significant premium and increased liquidity to the SBRG stockholders.

Q.    WHAT AM I BEING ASKED TO VOTE ON?

A. Both the CKE and SBRG stockholders are being asked to approve the proposed merger of CKE and SBRG.

Q:    WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement/prospectus, indicate on your proxy how you want to vote, and sign and mail it in the enclosed prepaid return envelope as soon as possible so that your shares may be represented and voted at the appropriate special meeting. If you send the proxy without indicating how you want to vote, we will count your proxy as a vote in favor of the merger. The Boards of Directors of CKE and SBRG recommend voting for the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the proposed merger, which, in the case of SBRG stockholders, will have the same effect as voting against the proposed merger.

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are several ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy. Third, you may attend the CKE special meeting or the SBRG special meeting, as applicable, and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. We will send SBRG stockholders separate written instructions for exchanging their share certificates as promptly as practicable after the effective time of the merger. CKE stockholders will keep their existing share certificates.

Q:    WHAT WILL HAPPEN TO MY FUTURE DIVIDENDS?

A: CKE is prohibited by its senior credit facility from paying dividends and therefore CKE has adopted a policy of not paying dividends to its stockholders. CKE has not paid dividends since May 2000. CKE does not anticipate that it will commence paying cash dividends following the merger. The merger agreement prohibits SBRG from paying dividends through the closing of the merger.

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS DOCUMENT, OR IF YOU HAVE QUESTIONS ABOUT THE MERGER, INCLUDING THE PROCEDURES FOR VOTING YOUR SHARES, PLEASE
CONTACT:

   IF YOU ARE A CKE STOCKHOLDER:            IF YOU ARE A SBRG STOCKHOLDER:

       CKE Restaurants, Inc.             Santa Barbara Restaurant Group, Inc.
   3916 State Street, Suite 300              3938 State Street, Suite 200
  Santa Barbara, California 93105           Santa Barbara, California 93105
    Attention: Dennis J. Lacey,              Attention: Theodore Abajian,
      Chief Financial Officer            President and Chief Executive Officer
   Phone Number: (714) 774-5796              Phone Number: (805) 563-3644

      THIS DOCUMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CKE FROM OTHER DOCUMENTS FILED WITH THE SEC. THIS DOCUMENT IS ACCOMPANIED BY A COPY OF SBRG'S ANNUAL REPORT ON FORM 10-K AND FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 28, 2000 AND A COPY OF SBRG'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED OCTOBER 4, 2001, WHICH ARE ATTACHED TO THIS DOCUMENT AS APPENDIX E AND APPENDIX F, RESPECTIVELY. YOU MAY HAVE PREVIOUSLY BEEN SENT SOME OF THESE DOCUMENTS, WHICH ARE LISTED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION," BUT YOU CAN OBTAIN ANY OF THEM FROM CKE OR SBRG, AS APPROPRIATE, OR THE SEC. THE DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO THE PERSONS IDENTIFIED ABOVE. IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CKE, PLEASE DO SO NO LATER THAN FIVE BUSINESS DAYS BEFORE THE CKE SPECIAL MEETING OR BY FEBRUARY 21, 2002, TO RECEIVE THEM BEFORE THE CKE SPECIAL MEETING. IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM SBRG, PLEASE DO SO NO LATER THAN FIVE BUSINESS DAYS BEFORE THE SBRG SPECIAL MEETING OR BY FEBRUARY 21, 2002 TO RECEIVE THEM BEFORE THE SBRG SPECIAL MEETING.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of each of CKE and SBRG. These statements may be made directly in this document or may be "incorporated by reference" from other documents filed with the SEC by CKE or SBRG. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions in this joint proxy statement/prospectus or in documents incorporated by reference herein.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties, and the Private Securities Litigation Reform Act provides a "safe harbor" for these statements. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities.

      - Competitive pressures in the food service industry may increase significantly.

      - Consumers' concerns or adverse publicity regarding the companies products, effectiveness of operating initiatives and advertising and promotional efforts.

      - General economic or business conditions, both domestic and foreign, may be less favorable than expected, resulting in, among other things, lower than expected revenues.

      - Costs or difficulties related to the integration of the businesses of CKE and SBRG may be greater than expected.

      - Adverse changes may occur in the securities markets and in commodity prices.

      -  Changes in availability and cost of energy.

      -  Workers' compensation and general liability claims.

      -  The impact of competitive products and pricing.

      -  Changes in suppliers' ability to provide quality and timely products.

      -  Delays in opening new restaurants or completing remodels.

      -  Severe weather conditions.

      -  The operations success of franchisees.

      -  Availability of financing for CKE and SBRG and their franchisees.

      -  Unfavorable outcomes in litigation.

      -  Changes in accounting policies and practices.

      -  New legislation or government regulation.

      Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, the date of such documents.

      All subsequent written and oral forward-looking statements attributable to CKE or SBRG or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither CKE nor SBRG undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                     SUMMARY

      This summary highlights information from this joint proxy statement/prospectus. Because it is a summary, it does not contain all of the information that may be important to you. We urge you to read carefully the entire joint proxy statement/prospectus and the other documents to which this document refers to obtain a full understanding of the merger.

THE COMPANIES

CKE RESTAURANTS, INC.
3916 STATE STREET, SUITE 300
SANTA BARBARA, CALIFORNIA 93105
(805) 898-4200

      CKE owns, operates and franchises approximately 3,400 quick-service restaurants primarily under the Carl's Jr. and Hardee's brand names. According to the Finance Corporation of America's 2001 Chain Restaurant Industry Review and Outlook report, CKE's Hardee's and Carl's Jr. chains are the seventh and eleventh largest quick-service hamburger restaurant chains in the United States, respectively, based on domestic systemwide sales. The Carl's Jr. menu features several charbroiled hamburgers, chicken sandwiches, steak sandwiches and other signature items, including the Famous Star, Western Bacon Cheeseburger(R), Super Star(R), Charbroiler Chicken Sandwiches(R), Crispy Chicken Sandwiches(R) and the Charbroiled Sirloin Steak Sandwich. Hardee's strength is in its breakfast menu, which generates approximately 40% of its overall revenues. This represents one of the highest percentages in the quick-service hamburger restaurant industry.

SANTA BARBARA RESTAURANT GROUP, INC.
3938 STATE STREET, SUITE 200
SANTA BARBARA, CALIFORNIA 93105
(805) 563-3644

      SBRG is engaged in the food service industry. SBRG owns, operates and franchises restaurants primarily under the La Salsa, Timber Lodge Steakhouse and Green Burrito brand names. The La Salsa restaurants are quality, quick-service restaurants featuring traditional Mexican food items. The restaurants, modeled after the "taquerias" of Mexico, primarily cater to the lunch and dinner segment, and feature freshly prepared items such as tacos, burritos, taquitos, and quesadillas. The Green Burrito stores feature a menu of traditional Mexican food items including burritos, tostadas, enchiladas, tacos, gorditas, chili rellenos, tortilla soup, appetizers, soft drinks and non-alcoholic Mexican drinks. Timber Lodge Steakhouse restaurants offer consistently high-quality traditional American meals at moderate prices and in generous portions. Each Timber Lodge Steakhouse incorporates a "north woods" theme with its log-framed interior, fireplaces, hardwood floors and wood tables, chairs and booths, all of which help to create a cozy feeling of dining in a warm, comfortable north woods log cabin.

      This joint proxy statement/prospectus is accompanied by a copy of SBRG's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 28, 2000 and a copy of SBRG's Quarterly Report on Form 10-Q for the quarterly period ended October 4, 2001, both of which are attached hereto as Appendix E and Appendix F, respectively. Such documents contain detailed financial and other information about SBRG and are hereby incorporated by reference in this joint proxy statement/prospectus.

THE SPECIAL MEETINGS

      The CKE special meeting will be held on Thursday, February 28, 2002 at 10:00 a.m., local time, at Fess Parker's Doubletree Resort Santa Barbara, located at 633 East Cabrillo Boulevard, Santa Barbara, California 93103. At the CKE special meeting, CKE common stockholders will be asked to approve and adopt the merger agreement and the issuance of shares of CKE common stock in the merger.

      The SBRG special meeting will be held on Thursday, February 28, 2002 at 1:00 p.m., local time, at Fess Parker's Doubletree Resort Santa Barbara, located at 633 East Cabrillo Boulevard, Santa Barbara, California 93103. At the SBRG special meeting, SBRG common stockholders will be asked to approve and adopt the merger agreement.

      RECORD DATE; VOTE REQUIRED (Pages 30 and 32)

      You are entitled to vote at your stockholders' special meeting if you owned shares at the close of business on January 18, 2002, which is the record date for the special meetings. On January 18, 2002, there were 52,136,043 shares of CKE common stock and 12,913,525 shares of SBRG common stock issued and outstanding and entitled to vote. You can cast one vote for each share of CKE common stock, with respect to the CKE special meeting, or SBRG common stock, with respect to the SBRG special meeting, that you owned on the record date.

      Approval by CKE stockholders of the merger agreement requires the affirmative vote of more than 50% of the shares of CKE common stock present in person or voting by proxy at the CKE special meeting.

      Approval by SBRG stockholders of the merger agreement requires the affirmative vote of holders of more than 50% of the shares of SBRG common stock outstanding on the record date.

      SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS (Pages 31 and 32)

      On November 30, 2001, directors and executive officers of CKE and their affiliates held and were entitled to vote 4,137,596 shares of CKE common stock, or approximately 7.94% of the shares of CKE common stock outstanding on November 30, 2001.

      On November 30, 2001, directors and executive officers of SBRG and their affiliates held and were entitled to vote 7,127,080 shares of SBRG common stock, or approximately 55.5% of the shares of SBRG common stock outstanding on November 30, 2001.

      RECOMMENDATIONS TO STOCKHOLDERS (Pages 31 and 33)

      CKE's Board of Directors believes that the merger is fair to CKE and to you as a CKE stockholder and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the issuance of shares of CKE common stock in the merger.

      SBRG's Board of Directors believes that the merger is fair to SBRG and to you as a SBRG stockholder and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

THE MERGER

      We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the transaction.

      GENERAL (Page 34)

      We propose a merger in which a wholly-owned subsidiary of CKE will be merged with and into SBRG, with SBRG emerging as the surviving corporation and as a wholly-owned subsidiary of CKE. At the completion of the merger, the merger subsidiary's certificate of incorporation, by-laws and directors, as in effect immediately prior to the merger, will continue as the certificate incorporation, by-laws and directors of the surviving corporation. We hope to complete the merger by March 29, 2002.

      WHAT SBRG STOCKHOLDERS WILL RECEIVE (Page 34)

      In the merger, shares of SBRG common stock will be converted into the right to receive merger consideration consisting of:

      (1) if the average price of CKE common stock is $10 or less per share, one-half of one share of CKE common stock for each whole share of SBRG common stock; or

      (2) if the average price of CKE common stock is greater than $10 per share, a fraction of a share of CKE common stock equal to the quotient (rounded to the nearest thousandth) of $5 divided by the average CKE share price for each whole share of SBRG common stock.

            EXAMPLE: If the average CKE share price is $12 at closing, then the SBRG stockholders will receive 0.417 of one share of CKE common stock for each share of SBRG common stock (i.e., $5/$12, rounded to the nearest thousandth).

      SBRG STOCK OPTIONS AND WARRANTS (Page 34)

      When we complete the merger, each unexercised stock option to buy SBRG common stock outstanding under SBRG's stock option plans and each warrant to purchase SBRG common stock will become an option or warrant to purchase CKE common stock. The number of shares of CKE common stock subject to each new option or warrant, as well as the exercise price of each new option or warrant, will be adjusted to reflect the applicable terms of the merger. Pursuant to the terms of the SBRG stock option plans, each SBRG option will vest and become exercisable in its entirety as of the closing of the merger. All of the warrants are fully vested.

      OPINIONS OF FINANCIAL ADVISORS (Pages 38 and 44)

      Morgan Keegan & Company, Inc., which has served as CKE's financial advisor in connection with the merger, has delivered its written opinion dated December 20, 2001 to the CKE Board of Directors that as of such date the merger consideration to be paid by CKE pursuant to the merger agreement was fair from a financial point of view to CKE. A copy of the opinion delivered by Morgan Keegan & Company, Inc. is attached to this document as Appendix B. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations on the review undertaken by Morgan Keegan & Company, Inc. in providing this opinion.

      Bear, Stearns & Co. Inc., which has served as SBRG's financial advisor in connection with the merger, has delivered its written opinion dated January 28, 2002 to a special committee of the SBRG Board of Directors that, as of such date and based on the assumptions made, matters considered and limits of review stated therein, the exchange ratio was fair from a financial point of view to the holders of SBRG common shares other than CKE and its affiliates. A copy of the opinion delivered by Bear, Stearns & Co. Inc. is attached to this document as Appendix C. You should read this opinion in its entirety to understand the assumptions made, matters considered and limitations on the review undertaken by Bear, Stearns & Co. Inc. in providing its opinion.

      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (Page 46)

      Since the merger is expected to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, the SBRG stockholders will not recognize any gain or loss on the receipt of shares of CKE common stock in exchange for shares of SBRG common stock in the merger. However, SBRG stockholders may recognize gain or loss on the receipt of cash in lieu of a fractional share of CKE common stock. Because of the complexities of the tax laws, SBRG stockholders are advised to consult their own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

      REGULATORY APPROVALS REQUIRED FOR THE MERGER (Page 48)

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires us to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires a specified waiting period to expire or be terminated before the merger can be completed. Even after the waiting period expires or terminates, the Antitrust Division of the Department of Justice and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed. CKE and SBRG filed the antitrust notification and report forms on January 8, 2002. On January 28, 2002, CKE and SBRG were notified in writing by the Federal Trade Commission of the early termination of the required waiting period for the merger, effective January 22, 2002.

      INTERESTS OF CERTAIN PERSONS IN THE MERGER (Page 49)

      Stockholders should note that some of SBRG's directors and executive officers and some of CKE's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of SBRG and CKE stockholders generally.

      APPRAISAL RIGHTS FOR DISSENTING STOCKHOLDERS (Page 50)

      If you are a SBRG stockholder, Delaware law permits you to dissent from the merger. If you dissent, the fair value of your SBRG stock may be determined by a court and paid to you in cash. To do this, you must follow certain procedures, including giving SBRG certain notices and not voting your shares in favor of the merger. You will not receive any stock in CKE if you dissent and follow all of the required procedures. Instead, you will only receive the value of your shares as determined by a court. The value of your shares as determined by the court may be more or less than the value of the merger consideration. The relevant sections of Delaware law governing this process are attached to this document as Appendix D.

      ACCOUNTING TREATMENT (Page 52)

      The merger will be accounted for as a "purchase" in accordance with accounting principles generally accepted in the United States of America, which means that the assets and liabilities of SBRG will be recorded on the books of CKE at their fair values, with the excess, if any, allocated to goodwill.

      CONDITIONS TO COMPLETION OF THE MERGER (Pages 57 and 58)

      The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

      1. approval of the merger by the holders of more than 50% of the shares of CKE common stock present in person or voting by proxy at the CKE special meeting;

      2. approval of the merger by the holders of more than 50% of the shares of SBRG common stock outstanding on the record date;

      3. approval of the merger by certain federal regulatory authorities and the expiration of applicable waiting periods;

      4.    the absence of any legal restraint blocking the merger;

      5. receipt of a legal opinion to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code;

      6. the absence of a material adverse effect on CKE from November 5, 2001 or SBRG from October 4, 2001, until the time of the merger, other than effects caused by, among other things, the merger itself, changes in general economic conditions, securities market conditions, interest rate levels, or certain legal proceedings; and

      7. if required, CKE shall have obtained the consent of its lenders under its senior credit facility to the merger.

      TERMINATION OF THE MERGER AGREEMENT (Pages 58 and 59)

      We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of both our companies have approved it.

      In addition, either company can terminate the merger agreement at any time if:

      1. the merger has not been completed by March 29, 2002, which either of us can extend to June 28, 2002 if all required governmental consents have not been obtained, if CKE shall not have obtained any required consents of its lenders or if the waiting period under the Hart-Scott-Rodino Act has not expired or been terminated;

      2. the SBRG stockholders or the CKE stockholders do not give the required approvals;

      3. the other company breaches or fails to perform any representation, warranty, covenant or agreement set forth in the merger agreement in a manner which would cause conditions to the merger not to be satisfied, and such breach or failure to perform either cannot be cured or is not cured within a period of ten days after written notice; or

      4. any legal restriction permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable.

      SBRG may also terminate the merger at any time before the merger is approved by the SBRG stockholders if its Board of Directors has determined that an alternative transaction with a third party is superior to the merger and that SBRG should enter into an agreement relating to that transaction. However, SBRG must give CKE three business days to match the third party's offer before SBRG can terminate the merger agreement. SBRG may also terminate the merger agreement if the average CKE common share closing price falls below $6.25. The closing price of CKE common shares on January 22, 2002 was $9.97, and the closing price of CKE common shares has not been lower than $6.25 during the three month period preceding that date.

      CKE may terminate the merger agreement if SBRG's Board of Directors fails to make, withdraws or adversely modifies its recommendation of the merger agreement or if SBRG's Board of Directors recommends any other acquisition proposal to the stockholders of SBRG.

      SBRG has not determined at this time what it intends to do if the average CKE share closing price falls below $6.25 at closing. Any such determination would have to be made in accordance with the fiduciary duties the SBRG Board of Directors owes to its stockholders under Delaware law. Under Delaware law, the SBRG directors' fiduciary duty is to critically assess all relevant and available data before making a determination, and to act in the best interests of all SBRG stockholders. The SBRG Board of Directors would consider all of the circumstances at that time, including: (1) recent share price trends for CKE, the restaurant industry, and the overall market; (2) recent trends or developments in the restaurant industry; (3) recent trends or development in the businesses or outlook of CKE or SBRG; and (4) the prospects for any alternative strategic courses of action which might include approaching other acquirers and/or target companies. If the stockholders of both companies approve the merger, that approval will authorize the SBRG Board of Directors to elect to abandon the merger, as outlined above and described in this prospectus, and such actions could be taken without seeking the approval of the SBRG stockholders.

      COMPARISON OF RIGHTS OF SBRG STOCKHOLDERS AND CKE STOCKHOLDERS (Page 63)

      The rights of SBRG's stockholders are currently governed by SBRG's Certificate of Incorporation and By-laws, whereas the rights of CKE stockholders are governed by CKE's Certificate of Incorporation and By-laws. Upon the completion of the merger, SBRG stockholders will become stockholders of CKE, and therefore their rights will be governed by CKE's Certificate of Incorporation and By-laws. As a result of these different Certificates of Incorporation and By-laws, SBRG stockholders will have different rights as holders of CKE common stock than they currently have as holders of SBRG common stock.

      RECENT DEVELOPMENTS

      A majority of CKE's Carl's Jr. restaurants have a contract with Enron Corp. to purchase electricity at a fixed cost through 2003. Enron filed for bankruptcy in December 2001. While CKE has not yet been notified by Enron that the contract will be rejected, CKE does believe CKE's energy costs will rise, possibly by as much as $3.0 million per year.

      On December 20, 2001, SBRG entered into a $12.5 million credit facility with Fleet National Bank. Under the terms of the credit facility, the closing of the merger will constitute an event of default requiring all amounts outstanding under the facility to be repaid in full. CKE currently intends either to pay off and cancel the credit facility at the effective time of the merger or make other arrangements with Fleet National Bank. At January 15, 2002 there was approximately $5.5 million outstanding under the credit facility.

      On January 11, 2002, a former general manager at one of SBRG's La Salsa restaurants filed a complaint in Los Angeles County Superior Court, seeking class action certification and alleging that approximately 100 general managers were improperly denied overtime compensation for more than eight hours of work per day and/or more than 40 hours per week in violation of California law. SBRG intends to vigorously defend against this suit, and although SBRG has not had the opportunity to fully investigate the claims stated in the complaint, it believes that the putative class members were performing exempt management work and were therefore not entitled to receive overtime compensation. However, if the plaintiff is able to achieve class certification and prevails on the merits of the case, SBRG could potentially be liable for significant amounts. Based upon the facts known to CKE as of the date of this joint proxy statement/ prospectus, CKE has decided that the claim does not constitute a material adverse effect on SBRG which would entitle CKE to decline to consummate the merger.

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

      The following table sets forth the high, low and close prices per share of CKE common stock and SBRG common stock on the NYSE and Nasdaq SmallCap Market, respectively, on November 16, 2001, and January 25, 2002. November 16, 2001 was the last trading day before we announced that we had executed a letter of intent to consummate the merger. January 25, 2002 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

                                                       CKE                              SBRG
                                                   COMMON STOCK                      COMMON STOCK
                                          -----------------------------     ----------------------------
                                           HIGH        LOW        CLOSE      HIGH        LOW       CLOSE
                                          ------     ------      ------     ------     ------     ------
                                                (DOLLARS PER SHARE)               (DOLLARS PER SHARE)
      November 16, 2001..............     $ 8.14     $ 7.62      $ 7.85     $ 2.40     $ 2.17     $ 2.35
      January 25, 2002...............     $10.62     $10.30      $10.30     $ 4.85     $ 4.72     $ 4.75

      The market price of both CKE and SBRG common stock will fluctuate prior to the merger. No assurance can be given as to the future prices or markets for CKE common stock or SBRG common stock. You should obtain current stock price quotations for both CKE and SBRG common stock. Additional market price information is contained on page 29 under the heading "Market Price and Dividend Information."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)

CKE RESTAURANTS, INC.

      The selected consolidated financial data of CKE as of and for the years ended January 31, 2001, 2000 and 1999 has been derived from consolidated financial statements of CKE incorporated by reference herein which have been audited by KPMG LLP, independent auditors. The selected consolidated financial data as of and for the 40 weeks ended November 5, 2001 and November 6, 2000, has been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and include all adjustments (consisting of normal recurring accruals) which CKE considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. Operating results for the 40 weeks ended November 5, 2001 are not necessarily indicative of the results that may be expected for the entire year ending January 31, 2002. This information is qualified in its entirety by, and should be read in conjunction with, CKE's consolidated financial statements, and the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" which are included in reports filed by CKE with the SEC and are incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

   (In Thousands Except Per Share Amounts, Restaurant Counts and Percentages)

                                                                                                        40 WEEKS ENDED
                                                    FISCAL YEAR ENDED OR AS OF JANUARY 31,(1)    ---------------------------
                                                   ------------------------------------------    NOVEMBER 5,     NOVEMBER 6,
                                                         2001          2000           1999          2001             2000
                                                   -----------     -----------     ----------    -----------     -----------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
     Total revenues(2) ........................    $ 1,784,582     $ 1,990,073     $1,892,044    $ 1,137,788     $ 1,430,373
     Operating income (loss) ..................       (133,015)         63,055        168,220        (27,022)        (21,709)
     Operating income, excluding
       facility action charges(4) .............         11,626          89,857        168,220         33,805          29,601
     Interest expense .........................         69,762          63,283         43,453         46,783          53,510
     Net income (loss)(3) .....................       (194,116)        (29,117)        77,712        (75,647)        (45,810)
     Net income (loss) per share -- diluted ...    $     (3.84)    $     (0.56)    $     1.45    $     (1.50)    $     (0.91)
     Weighted average shares
       outstanding -- diluted .................         50,501          51,668         56,714         50,505          50,501
     Cash dividends paid per common share .....    $      0.04     $      0.08     $     0.07    $      0.00     $      0.04
     Ratio of earnings to fixed charges(5) ....            N/A            0.5x           2.8x            N/A             N/A
CONSOLIDATED BALANCE SHEET DATA:
     Total assets .............................    $ 1,207,537     $ 1,568,514     $1,496,914    $   948,664     $ 1,410,738
     Total long-term debt and
         capital lease obligations,
         including current portion ............        624,335         741,419        625,393        454,519         683,686
Stockholders' equity ..........................    $   349,557     $   545,757     $  586,842    $   274,020     $   497,863

(1) CKE's fiscal year is 52 or 53 weeks, ending the last Monday in January. For clarity of presentation, all years are presented as if the fiscal year ended January 31. Fiscal 2000 includes 53 weeks. Fiscal 2001 and 1999 include 52 weeks.

(2) Fiscal 2001, 2000 and 1999 and the 40 weeks ended November 6, 2000 include $109.5 million, $104.7 million, $135.1 million and $25.5 million, respectively, of revenues generated from other restaurant brands CKE sold prior to its third quarter fiscal 2002.

(3) Net income (loss) for fiscal 2000 and 1999 includes an extraordinary gain of $0.3 million and $3.3 million, respectively, net of applicable income tax expense, on early retirement of debt.

(4) Operating income excluding facility action charges reflects the elimination of charges for closing stores, impairment reserves and the net gain or loss on the sale of restaurants. These net charges for fiscal 2001 and 2000 and the 40 week periods ended November 5, 2001 and November 6, 2000 amounted to $144.6 million, $26.8 million, $60.8 million and $51.3 million, respectively.

(5) For purposes of calculating the ratio of earnings to fixed charges (a) earnings represent income (loss) before income taxes and extraordinary item and fixed charges, and (b) fixed charges consist of interest on all indebtedness, interest related to capital lease obligations, amortization of debt issuance costs and a portion of rental expense that is representative of the interest factor (deemed by CKE to be one-third). Earnings are insufficient to cover fixed charges for the year ended January 31, 2001, and the 40 week periods ended November 5, 2001 and November 6, 2000 by $205.3 million, $73.4 million and $76.3 million, respectively.


                                                                                                    40 WEEKS ENDED
                                                FISCAL YEAR ENDED JANUARY 31,(1)             ----------------------------
                                          ---------------------------------------------      NOVEMBER 5,      NOVEMBER 6,
                                            2001(2)          2000(2)          1999(2)           2001             2000
                                          -----------      -----------      -----------      -----------      -----------
                                                                                                     (UNAUDITED)
CARL'S JR. RESTAURANTS
   Restaurants open (at end of
     period):
   Company-operated ..................            491              563              539              441              554
   Franchised and licensed ...........            486              371              322              530              419
                                          -----------      -----------      -----------      -----------      -----------
       Total .........................            977              934              861              971              973
                                          -----------      -----------      -----------      -----------      -----------
Systemwide restaurant revenues:
   Company-operated restaurants ......    $   604,928      $   613,155      $   535,038      $   402,619      $   476,655
   Franchised and licensed
     restaurants .....................        432,387          306,564          261,341          411,450          290,453
                                          -----------      -----------      -----------      -----------      -----------
       Total systemwide revenues .....    $ 1,037,315      $   919,719      $   796,379      $   814,069      $   767,108
                                          -----------      -----------      -----------      -----------      -----------
Average annual sales per
   company-operated
   restaurant(3) .....................    $     1,078      $     1,086      $     1,185      $     1,175      $     1,150
Percentage increase (decrease)
   in comparable company-operated
   restaurant sales(4) ...............            1.8%            (3.0)%            3.0%             2.8%             2.4%
Operating margins ....................           19.4%            22.8%            25.9%            19.6%            20.2%

                                                                                                    40 WEEKS ENDED
                                                FISCAL YEAR ENDED JANUARY 31,(1)             ----------------------------
                                          ---------------------------------------------      NOVEMBER 5,      NOVEMBER 6,
                                            2001(2)          2000(2)          1999(2)           2001             2000
                                          -----------      -----------      -----------      -----------      -----------
                                                                                                     (UNAUDITED)
HARDEE'S RESTAURANTS
Restaurants open (at end of
   period):
Company-operated .....................            923            1,354            1,403              751            1,027
Franchised and licensed ..............          1,737            1,434            1,401            1,706            1,697
                                          -----------      -----------      -----------      -----------      -----------
Total ................................          2,660            2,788            2,804            2,457            2,724
                                          -----------      -----------      -----------      -----------      -----------
Systemwide restaurant revenues:
Company-operated restaurants .........    $   855,060      $ 1,096,805      $ 1,063,075      $   486,229      $   708,419
Franchised and licensed
   restaurants .......................      1,272,540        1,219,229        1,412,929          922,911          907,705
                                          -----------      -----------      -----------      -----------      -----------
Total systemwide revenues ............    $ 2,127,600      $ 2,316,034      $ 2,476,004      $ 1,409,140      $ 1,616,124
                                          -----------      -----------      -----------      -----------      -----------
Average annual sales per
   company-operated
   restaurant(3) .....................    $       715      $       769      $       793      $       741      $       732
Percentage decrease in
   comparable company-operated
   restaurant sales(4) ...............           (7.6)%           (5.0)%           (7.5)%           (1.2)%           (5.7)%
Operating margins ....................            7.6%            13.6%            16.7%             9.3%             8.5%

(1) CKE's fiscal year is 52 or 53 weeks, ending the last Monday in January. For clarity of presentation, all years are presented as if the fiscal year ended January 31. Fiscal 2000 includes 53 weeks. Fiscal 2001 and 1999 include 52 weeks.

(2) The Hardee's-to-Carl's Jr. converted restaurants operating in Oklahoma, Kansas and Texas are included in the number of Carl's Jr. restaurants open at the end of fiscal 1999. The operating results of these restaurants, however, are included in the Carl's Jr. financial information beginning in fiscal 2000. In fiscal 1999, these operating results are included as part of Hardee's financial results.

(3)   Calculated on a 52- or 53-week trailing basis for all periods presented.

(4)   Includes only restaurants open throughout the full periods being compared.

SANTA BARBARA RESTAURANT GROUP, INC.

      The selected consolidated financial data of SBRG as of and for the years ended December 31, 2000, 1999 and 1998 has been derived from consolidated financial statements of SBRG included in Appendix E to this joint proxy statement/prospectus which have been audited by KPMG LLP, independent auditors. The selected consolidated financial data as of and for the 40 weeks ended October 4, 2001 and October 5, 2000, has been derived from unaudited consolidated financial statements filed with the SEC and included in Appendix F to this joint proxy statement/prospectus and include all adjustments (consisting of normal recurring accruals) which SBRG considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. Operating results for the 40 weeks ended October 4, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. This information is qualified in its entirety by, and should be read in conjunction with, SBRG's consolidated financial statements, and the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" which are included in reports filed by SBRG with the SEC and are included as Appendices E and F to this joint proxy statement/prospectus. See "Where You Can Find More Information."

   (In Thousands Except Per Share Amounts, Restaurant Counts and Percentages)

                                                           FISCAL YEAR ENDED OR AS OF DECEMBER 31,(1)       40 WEEKS ENDED
                                                           ------------------------------------------ ----------------------------
                                                              2000         1999(3)       1998(2)      OCT. 4, 2001    OCT. 5, 2000
                                                           ---------      ---------      -------      ------------    ------------
                                                                                                              (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
   Total revenues(4) .................................     $ 124,033      $ 114,402      $35,553         $67,846        $ 100,709
   Operating income (loss) ...........................          (647)        (3,820)       1,195           2,801           (1,251)
   Operating income, excluding facility
     action charges(5) ...............................         2,345          2,702        1,195           2,801            1,741
   Interest expense ..................................           922            704          204             552              747
   Net income (loss) .................................        (1,418)        (2,502)       1,376           2,636           (1,561)
   Net income (loss) per share -- diluted ............     $   (0.08)     $   (0.14)     $  0.15         $  0.18        $   (0.09)
   Weighted average shares outstanding -- diluted ....        17,765         17,741        9,286          14,585           18,140
   Cash dividends paid per common share ..............            --             --           --              --               --
CONSOLIDATED BALANCE SHEET DATA:
   Total assets ......................................     $  72,806      $  75,362      $75,830         $67,043        $  69,658
   Total long-term debt and capital lease
     obligations, including current portion ..........         7,196          6,307        7,165           5,981            6,233
   Stockholders' equity ..............................     $  54,579      $  57,942      $49,474         $49,415        $  54,468

(1) SBRG's fiscal year is 52 or 53 weeks, ending the last Thursday in December. For clarity of presentation, all years are presented as if the fiscal year ended December 31. Fiscal 2000, 1999, and 1998 each includes 52 weeks.

(2) Fiscal 1998 includes operating results of Timber Lodge Steakhouse from and after September 1, 1998.

(3) Fiscal 1999 includes operating results of La Salsa Fresh Mexican Grill from and after July 15, 1999.

(4) Fiscal 2000, 1999, and 1998 and the 40 weeks ended October 5, 2000 include $39.5 million, $54.7 million, $18.4 million, and $35.7 million respectively, of revenues generated from restaurant concepts SBRG sold prior to its fiscal 2000 year end.

(5) Operating income excluding facility action charges reflects the elimination of charges for the sale of restaurants and impairment reserves. These net charges for fiscal 2000 and 1999 and the 40 weeks ended October 5, 2000 amounted to $3.0 million, $6.5 million, and $3.0 million respectively.


                                                           FISCAL YEAR ENDED OR AS OF DECEMBER 31,(1)       40 WEEKS ENDED
                                                           ------------------------------------------ ----------------------------
                                                              2000         1999(3)       1998(2)      OCT. 4, 2001    OCT. 5, 2000
                                                           ---------      ---------      -------      ------------    ------------
                                                                                                              (UNAUDITED)
Company operated restaurants
   Timber Lodge Steakhouse ...........................            25              23             21             25             24
   La Salsa Fresh Mexican ............................            45              49             --             49             46
   Green Burrito .....................................             5               5              6              5              5
   JB's ..............................................            --              60             62             --
                                                           ---------       ---------       --------       --------       --------
       Subtotal ......................................            75             137             89             79             75
                                                           ---------       ---------       --------       --------       --------
Franchised Restaurants
   Timber Lodge Steakhouse ...........................             1              --             --              1              1
   La Salsa Fresh Mexican ............................            47              45             --             46             47
   Green Burrito(4) ..................................           251             250            219            232            249
   JB's ..............................................            --              29             29             --             --
                                                           ---------       ---------       --------       --------       --------
       Subtotal ......................................           299             324            248            279            297
                                                           ---------       ---------       --------       --------       --------
       Total company and franchised
       restaurants ...................................           374             461            337            358            372
                                                           ---------       ---------       --------       --------       --------
Restaurant Revenues:
   Company operated
     Timber Lodge Steakhouse .........................     $  44,000       $  39,000       $ 12,200       $ 36,000       $ 33,500
     La Salsa Fresh Mexican ..........................        35,600          15,800             --         28,700         27,700
     Green Burrito ...................................         2,000           2,200          2,800          1,500          1,600
     JB's ............................................        38,400          53,200         17,900             --         34,700
                                                           ---------       ---------       --------       --------       --------
       Subtotal ......................................       120,000         110,200         32,900         66,200         97,500
Franchised and licensed ..............................         4,000           4,200          2,700          1,600          3,200
                                                           ---------       ---------       --------       --------       --------
   Total restaurant revenues .........................     $ 124,000       $ 114,400       $ 35,600       $ 67,800       $100,700
                                                           =========       =========       ========       ========       ========
Percentage increase (decrease) in
   Company operated same-store
   sales(5)
   Timber Lodge Steakhouse ...........................           3.2%            3.2%           1.5%          (4.4)%          4.7%
   La Salsa Fresh Mexican ............................           7.2%            6.7%           N/A            4.0%           7.7%
   Green Burrito .....................................          (0.2)%         (11.3)%         (3.6)%         (4.7)%          0.9%
   JB's ..............................................           N/A            (2.3)%          6.9%           N/A            N/A

(1) SBRG's fiscal year is 52 or 53 weeks, ending the last Thursday in December. For clarity of presentation, all years are presented as if the fiscal year ended December 31. Fiscal 2000, 1999, and 1998 each includes 52 weeks.

(2) Fiscal 1998 includes operating results of Timber Lodge Steakhouse from and after September 1, 1998.

(3) Fiscal 1999 includes operating results of La Salsa Fresh Mexican from and after July 15, 1999.

(4) Fiscal 2000, 1999, and 1998 and the 40 weeks ended October 4, 2001 and October 5, 2000 includes 216, 213, 179, 197, and 214 respectively, dual-concept restaurants in the franchised restaurants total.

(5)   Includes only restaurants open throughout the full years being compared.

                           COMPARATIVE PER SHARE DATA

      The following table sets forth certain information regarding CKE's and SBRG's earnings, dividends and book value per share on a historical basis, on a pro forma combined basis and on an equivalent pro forma basis. The information set forth below should be read in conjunction with the historical consolidated financial statements of CKE and SBRG, including the notes thereto, incorporated by reference or appearing elsewhere in this joint proxy statement/prospectus. See "Unaudited Pro Forma Combined Financial Statements" and "Where You Can Find More Information." The unaudited pro forma combined data below is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that CKE will experience after the merger.

      Set forth below are net income (loss), cash dividends and book value per common share amounts for CKE and SBRG on a historical basis, for CKE on a pro forma combined basis, and on a pro forma combined basis per SBRG-equivalent-common-share. The exchange ratio is (i) if the average share price of CKE common stock is $10 or less per share, one half of CKE common stock for each whole share of SBRG common stock or (ii) if the average price of CKE common stock is greater than $10 per share, a fraction of a share of CKE common stock equal to the quotient (rounded to the nearest thousandth) of $5 divided by the average CKE share price for each whole share of SBRG common stock.

      The CKE pro forma combined data was derived by combining the adjusted historical consolidated financial information of CKE and SBRG using the purchase method of accounting for business combinations as described under Unaudited Pro Forma Combined Financial Statements.

      The SBRG equivalent-common-share pro forma information shows the effect of the merger from the perspective of an owner of SBRG common stock. The information was computed by multiplying the CKE pro forma information by the exchange ratio of 0.50, assuming that the average share price of CKE common stock is $10 or less at closing.

                                                                              CKE FORTY WEEKS ENDED      CKE YEAR ENDED
                                                                              NOVEMBER 5, 2001 AND      JANUARY 31, 2001
                                                                             SBRG FORTY WEEKS ENDED       AND SBRG YEAR
                                                                                 OCTOBER 4, 2001       ENDED DEC. 31, 2000
                                                                             ----------------------    -------------------
CKE historical data, per common share
     Net loss -- basic and diluted.......................................            $ (1.50)               $ (3.84)
     Cash dividends......................................................                 --                   0.04
     Book value at end of period.........................................               5.42                   6.92
CKE pro forma combined data, per CKE common share
     Net loss -- basic and diluted.......................................              (1.28)                 (3.43)
     Cash dividends......................................................                 --                   0.04
     Book value at end of period.........................................               5.98
SBRG historical data, per common share
     Net income -- basic.................................................               0.19                  (0.08)
     Net income -- diluted...............................................               0.18                  (0.08)
     Cash dividends......................................................                 --                     --
     Book value at end of period.........................................               3.83                   3.25
CKE pro forma combined data, per SBRG-equivalent-common share
     Net loss -- basic and diluted.......................................              (0.64)                 (1.72)
     Cash dividends......................................................                 --                   0.02
     Book value at end of period.........................................               2.99

                                  RISK FACTORS

      Stockholders should consider the following matters in deciding whether to vote in favor of the merger agreement, in addition to the other information included or incorporated by reference in this joint proxy statement/prospectus.

RISKS RELATED TO THE MERGER

SINCE THE MARKET PRICE OF CKE COMMON STOCK WILL VARY, SBRG STOCKHOLDERS CANNOT BE SURE OF THE EXCHANGE RATIO AT WHICH CKE COMMON STOCK WILL BE RECEIVED IN THE MERGER.

      At the time of the SBRG special meeting, SBRG stockholders may not know the exact value of the CKE common stock that they will receive when the merger is completed and thus may not know the exchange ratio at which shares of SBRG common stock will be exchanged for CKE common stock at the closing of the merger. The market price of CKE common stock when the merger takes place may vary from its price at the date of this document and at the date of the special meetings and thereafter. Such variations in the market price of CKE common stock may result from changes in the business, operations or prospects of SBRG, CKE or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR CKE COMMON STOCK AND SBRG COMMON STOCK.

THE ACTUAL TAX TREATMENT OF THE MERGER MAY DIFFER FROM THE TAX TREATMENT WE EXPECT TO RECEIVE.

      The merger agreement provides that the obligations of the parties to complete the merger are conditioned upon the receipt as of the time of the merger by SBRG of an opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP (or other counsel acceptable to SBRG) to the effect that, on the basis of facts, representations and reasonable assumptions set forth in the opinion and subject to the qualifications discussed below, for United States federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code.

      In rendering the tax opinion with respect to the matters described above and as to the accuracy of the discussion of certain United States federal income tax consequences of the merger herein, counsel will rely upon, and will assume as accurate and correct (without any independent investigation) certain representations as to factual matters contained in certificates delivered by SBRG, CKE and others. If such representations as to factual matters are inaccurate, the opinion could be adversely affected. The tax opinion will represent tax counsel's best judgment as to the tax treatment of the merger, but will not be binding on the IRS, and the companies cannot assure you that the IRS will not contest the conclusions expressed therein. If, contrary to the conclusions reached in the opinion of tax counsel, the merger is not treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the merger will be fully taxable to SBRG and the SBRG stockholders.

DIFFICULTIES ASSOCIATED WITH INTEGRATING CKE AND SBRG COULD AFFECT CKE'S ABILITY TO REALIZE COST SAVINGS.

      CKE and SBRG expect the surviving corporation to realize cost savings and other financial and operating benefits from the merger, but there can be no assurance regarding when or the extent to which the surviving corporation will be able to realize these benefits. The merger involves the integration of certain operations of two companies that have previously operated independently from each other. The companies have a number of systems, many of which are dissimilar, which must be integrated or, in some places, replaced. Difficulties associated with integrating CKE and SBRG would have an adverse effect on the surviving corporation's ability to realize the expected financial and operational benefits of the merger.

THE PRICE OF CKE'S COMMON STOCK MAY FLUCTUATE RAPIDLY AND PREVENT STOCKHOLDERS FROM SELLING THEIR STOCK AT A PROFIT.

      The market price of CKE's common stock could fluctuate rapidly and affect the amount of profit, if any, which stockholders may realize from the sale of CKE common stock. Since January 1, 2001 and through January 25, 2002 the market price has ranged from a low of $2.00 per share to a high of $10.62 per share. Fluctuations may occur, among other reasons, in response to:

      -  operating results;

      -  announcements by CKE or its competitors;

      -  regulatory changes;

      -  economic changes;

      -  general market conditions; and

      -  other risk factors described in this joint proxy statement/prospectus.

      The trading price of CKE's common stock could continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond CKE's control. The stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. You should consider the likelihood of these market fluctuations before voting to approve the merger pursuant to which you will receive CKE stock.

THE SALE OF A SUBSTANTIAL AMOUNT OF CKE COMMON STOCK AFTER THE MERGER COULD ADVERSELY AFFECT THE MARKET PRICE OF CKE COMMON STOCK.

      All of the shares of CKE common stock that SBRG stockholders receive in the merger may be sold immediately, except for those shares received by "affiliates" of SBRG within the meaning of Rule 145 of the Securities Act of 1933. Substantially all of the outstanding shares of CKE common stock are freely tradable (subject to certain Rule 144 restrictions in the case of CKE affiliates). The sale of a substantial amount of CKE common stock after the merger could adversely affect its market price. It could also impair CKE's ability to raise money through the sale of more stock or other forms of capital. In addition, the sale of authorized but unissued shares of CKE common stock by CKE after the merger could adversely affect its market price. Based on assumptions set forth in the Unaudited Pro Forma Combined Financial Statements, we expect that there will be approximately 56,953,000 shares of CKE common stock outstanding after the merger, excluding CKE shares held as treasury stock and CKE shares issuable upon the exercise of outstanding options and warrants.


RISKS RELATED TO CKE

TO SERVICE CKE'S INDEBTEDNESS, CKE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. CKE'S ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND ITS CONTROL.

      CKE has a significant amount of indebtedness. As of November 5, 2001, CKE had a total of $454.5 million of long-term debt and capital lease obligations, including the current portion, and its debt-to-capitalization ratio was 0.62X. While in the past CKE has been able to generate sufficient cash to satisfy its debt service obligations and other fixed charges, CKE's substantial indebtedness requires it to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of CKE's cash flow to fund working capital, capital expenditures, and other general corporate purposes and could have important consequences to holders of CKE's common stock and other securities. For example, it could:

      - make it more difficult for CKE to satisfy its obligations under its debt securities, its credit facility and other indebtedness;

      - increase CKE's vulnerability to general adverse economic and industry conditions;

      - limit CKE's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

      - place CKE at a competitive disadvantage compared to its competitors that have less debt; and

      - limit, along with the financial and other restrictive covenants in CKE's indebtedness, among other things, CKE's ability to borrow additional funds. Failure to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on CKE's business.

      CKE's ability to make payments on or to refinance its indebtedness and to fund planned capital expenditures will depend on CKE's ability to generate cash in the future. CKE's ability to generate cash from its operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond CKE's control, including seasonality. In addition, CKE cannot assure you that its business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, that CKE will generate proceeds from the sale of restaurants at prices and terms considered by CKE to be appropriate, or that future borrowings will be available to CKE under the senior credit facility it is attempting to amend and extend, in an amount sufficient to enable CKE to service its indebtedness, fund its other liquidity needs or provide letters of credit for its self insurance reserves. The availability of capital sources will depend upon prevailing market conditions, interest rates and CKE's then-existing financial position. If sufficient cash or letters of credit are not available to CKE, CKE may have to pursue alternative methods of raising cash to repay indebtedness or support its letters of credit, such as the sale of Carl's Jr. and Hardee's restaurants to new and existing franchisees.

      Under CKE's senior credit facility, borrowings may be used for working capital and other general corporate purposes, including permitted investments and acquisitions, as defined. CKE is required to repay borrowings and permanently reduce the commitments under the senior credit facility with the proceeds from (i) certain asset sales, (ii) the issuance of certain equity securities, and (iii) the issuance of additional indebtedness. The facility contains restrictions on CKE's ability to incur additional indebtedness, repurchase stock or subordinated debt, pay dividends and incur liens on CKE's assets. The senior credit facility has been amended, most recently on April 13, 2001, primarily to modify certain of the financial covenants contained therein. In addition, capital expenditure limits were reduced and construction of new restaurants was limited to construction already begun or committed to begin and CKE is required to comply with minimum EBITDA requirements.

      As a result of the amendments, the final maturity date of the senior credit facility was changed to February 1, 2002, and the interest rate payable on outstanding borrowings was increased. As of November 5, 2001, the outstanding commitment was $120.4 million.

      In the event the revolving credit facility is declared accelerated by the lenders (which can occur only if CKE is in default under the facility), CKE's 9 1/8% senior subordinated notes due 2009 and its 4.25% convertible subordinated notes due 2004 may also become accelerated under certain circumstances and after all cure periods have expired. As a result of the shortening of the maturity date, the total amount outstanding under the senior credit facility of $6.8 million as of November 5, 2001 has been classified as a current liability in the consolidated balance sheet.

      CKE is actively pursuing an amendment to the existing credit facility providing for a longer term by fiscal year end. However, there can be no assurance that this refinancing or any other will be completed. If CKE does not obtain an amended credit facility, or a new credit facility, then CKE, in order to meet it's outstanding obligations, will be required to (1) generate sufficient cash flow from operations; (2) further reduce general administrative and/or other expenses; (3) limit its capital expenditures; and/or (4) sell assets, possibly at a significant loss

CKE WILL CONTINUE TO FACE CHALLENGES IN ITS ATTEMPT TO IMPROVE ITS HARDEE'S OPERATIONS.

      In late fiscal 2000 CKE embarked on a refranchising initiative to reduce outstanding borrowings on its senior credit facility, as well as increase the number of franchise-operated stores. Additionally, as sales trends for the

Hardee's restaurants and certain Carl's Jr. restaurants (primarily in the Oklahoma area) continued to decline in fiscal 2000 through fiscal 2001, CKE determined that it was necessary to close restaurants for which a return to profitability was not likely. As such, through November 5, 2001, CKE identified 40 Carl's Jr. and 296 Hardee's restaurants for closure. These actions or repositioning activities resulted in the charges generally reflected in CKE's consolidated financial statements as facility action charges.

      CKE's management believes it has substantially completed its repositioning activities and is now able to focus on the operations of its core brands, Carl's Jr. and Hardee's. CKE is finalizing the closure of the under- performing restaurants identified previously. However, there can be no guarantee that CKE management will not determine in the future that additional repositioning activities will be necessary or that it would not take advantage of opportunities to further improve its financial position through additional sales which could result in losses, which may be material. Revitalizing Hardee's continues to be a primary focus for CKE's management team. Even though Hardee's has experienced a same-store-sales increase for the first time in many years, Hardee's is still an under-performing brand. Through mid-fiscal 2001, CKE's management tried various strategies to turn around Hardee's that met with limited success, if any. Then, in June 2001, while continuing to identify and close unprofitable restaurants as well as execute the refranchising program, CKE management took a more basic approach to addressing the issues in the Hardee's restaurants and launched a program focusing on quality, service, and cleanliness. This program focuses on the fundamentals: hiring good people, focusing them on the guests, serving hot quality food to the guests, and keeping the restaurants clean for the guests. Hardee's stores now have salaried managers running the stores, which adds an extra manager to hire, train and manage the workforce. The span of control for District Managers has been reduced from 10 restaurants to eight so that they can focus better on hiring, training and executing. Incentive plans have been revised to reward operators for building sales, providing great service to the guests and reducing accidents. Additionally, CKE management realized that it had to acknowledge and respect regional differences. Product promotions and advertising were modified to reflect a regional scope. CKE's success will depend on the successful execution of its operational plans as well as the following items that are discussed in detail in its Annual Report on Form 10-K, as amended, for the fiscal year ended January 31, 2001:

      -  implementation of its strategies by its franchisees,

      -  opening additional company-operated and franchised restaurants,

      -  remodeling its restaurants,

      - its ability to compete with major competitors, many of which have substantially greater financial, marketing and other resources than CKE has, which may give competitive advantages,

      -  changes in consumer tastes,

      -  adverse weather conditions,

      -  changes in national, regional and local economic conditions, and

      - management's ability to anticipate, identify and respond to changing conditions.

      CKE cannot assure you that these strategies will be successful. If CKE is unable to achieve further sales improvements and improvements in restaurant-level operating margins in it's Hardee's restaurants on a timely basis, cash flows generated from Hardee's operations may not be adequate to support CKE's growth plans which, in turn, would affect its ability to access financing in the future, both in terms of the amount of financing available and the terms of such financing. CKE's success will also depend, in part, on CKE's Hardee's franchisees. Hardee's franchisees are not required to participate in implementing all of CKE's strategies and CKE cannot assure you that all Hardee's franchisees will participate. If Hardee's franchisees do not implement CKE's strategies CKE may not achieve its goals in the desired timeframe or at all. Failure to implement CKE's strategies effectively could have a material adverse effect on its financial condition and results of operations.

CKE'S ABILITY TO EXPAND ITS RESTAURANT CHAINS DEPENDS ON FACTORS BEYOND CKE'S CONTROL.

      CKE's growth strategy includes, among other things, opening additional company-operated and franchised restaurants, remodeling its restaurants and dual-branding its restaurant concepts. The success of CKE's growth strategy will depend on numerous factors, many of which are beyond CKE's control and the control of CKE's franchisees, including:

      - the hiring, training and retention of qualified management and other restaurant personnel;

      -  the ability to obtain necessary governmental permits and approvals;

      -  competition for desirable site locations;

      -  the availability of appropriate financing; and

      -  general economic conditions.

      To manage CKE's planned expansion, CKE must ensure the continuing adequacy of its existing systems and procedures, including CKE's supply and distribution arrangements, restaurant management, financial controls and information systems.

      In recent years, CKE has realized improvements in the same-store sales growth in CKE's company-operated Carl's Jr. restaurants. Although CKE's Carl's Jr. company-operated restaurants experienced an increase in same-store sales in the last two quarters of fiscal 2002, there can be no assurance such sales trends will continue.

CKE'S SUCCESS DEPENDS ON CKE'S ABILITY TO COMPETE WITH ITS MAJOR COMPETITORS.

      The foodservice industry is intensely competitive with respect to the quality and value of food products offered, concept, service, price, dining experience and location. CKE competes with major restaurant chains, some of which dominate the quick-service restaurant industry. CKE's competitors also include a variety of mid-price, full-service casual-dining restaurants, health and nutrition-oriented restaurants, delicatessens and prepared food stores, as well as supermarkets and convenience stores. Many of CKE's competitors have substantially greater financial, marketing and other resources than CKE has, which may give them competitive advantages. CKE's competitors could also make changes to pricing or other marketing strategies which may impact CKE. As CKE's competitors expand operations, CKE expects competition to intensify. Such increased competition could have a material adverse effect on CKE's financial condition and results of operations.

CONSUMER PREFERENCES AND PERCEPTIONS, SEASONALITY AND GENERAL ECONOMIC CONDITIONS MAY HAVE SIGNIFICANT EFFECTS ON CKE'S BUSINESS.

      Foodservice businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by traffic patterns, demographics and the type, number and locations of competing restaurants. Restaurant performance may also be affected by adverse weather conditions, particularly in CKE's Hardee's restaurants, because a significant number of them are located in areas which experience severe winter conditions. Multi-unit foodservice businesses such as CKE's can also be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or operating issues stemming from one or a limited number of restaurants. CKE can be similarly affected by consumer concerns with respect to the nutritional value of quick-service food. In addition, CKE's dependence on frequent deliveries of food and paper products subjects CKE's restaurants to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. Unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs (including increases in hourly wage and unemployment tax rates), increases in the number and locations of competing quick-service restaurants, regional weather conditions and the availability of experienced management and hourly employees may also adversely affect CKE's financial condition and results of operations. Changes in economic conditions affecting CKE's customers could reduce traffic in some or all of CKE's restaurants or impose practical limits on pricing, either of which could have a material adverse effect on CKE's financial condition and results of operations. CKE's continued success will depend in part on its management's ability to anticipate, identify and respond to changing conditions.

CKE FACES RISKS RELATED TO INTEREST RATES.

      Substantially all of CKE's business is transacted in U.S. dollars. Accordingly, foreign exchange rate fluctuations have never had a significant impact on CKE and are not expected to in the foreseeable future. CKE's principal exposure to financial market risks is the impact that interest rate changes could have on CKE's $120.4 million senior credit facility, of which $6.8 million remained outstanding as of November 5, 2001. Borrowings under CKE's senior credit facility now bear interest at the prime rate plus an applicable margin. A hypothetical increase of 100 basis points in short-term interest rates would result in a reduction of approximately $68,000 in annual pre-tax earnings.

CKE FACES CERTAIN COMMODITY PRICE RISKS.

      CKE purchases certain products which are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not predictable or within CKE's control. In many cases, CKE believes it will be able to address commodity cost increases, which are significant and appear to be long-term in nature by adjusting CKE's menu pricing or changing its product delivery strategy. However, increases in commodity prices could result in lower restaurant-level operating margins for CKE's restaurant concepts. In addition, a majority of CKE's Carl's Jr. restaurants have a contract with Enron Corp. to purchase electricity at a fixed cost through 2003. Enron filed for bankruptcy in December, 2001. While CKE has not yet been notified by Enron that the contract will be rejected, CKE does believe its energy costs will rise, possibly by as much as $3.0 million per year.

CKE MUST DEVOTE SIGNIFICANT RESOURCES TO COMPLY WITH EXTENSIVE LEGAL REQUIREMENTS APPLICABLE TO ITS FRANCHISE AND OTHER BUSINESS OPERATIONS.

      CKE is subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and on provisions concerning the termination or non-renewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect CKE or its franchisees. The restaurant industry is also subject to extensive federal, state and local governmental regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. CKE and its franchisees are also subject to laws governing relationships with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Many of CKE's employees are paid hourly rates based upon the federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to CKE and its franchisees. CKE anticipates that increases in the minimum wage may be offset through pricing and other cost-control efforts; however, CKE cannot assure you that CKE or its franchisees will be able to pass such additional costs on to customers in whole or in part.

DISRUPTION IN DELIVERIES MAY ADVERSELY AFFECT CKE'S RESTAURANTS.

      CKE's profitability is dependent on, among other things, CKE's continuing ability to offer fresh, high quality food at moderate prices. While CKE continues to operate its own distribution business for most of its Carl's Jr. system, CKE relies upon independent distributors for CKE's Hardee's restaurants. In particular, CKE's Hardee's restaurants depend on the distribution services of two distributors, MBM Corporation, an independent supplier and distributor of food and other products, and Fast Food Merchandisers, Inc., which was recently acquired by MBM Corporation. MBM Corporation and Fast Food Merchandisers, Inc. are responsible for delivering food, paper and other products from CKE's vendors to CKE's Hardee's restaurants on a regular basis. MBM Corporation and Fast Food Merchandisers, Inc. also provide distribution services to a large number of CKE's Hardee's franchisees. Any disruption in these distribution services could have a material adverse effect on CKE's business.

      Given the recent events regarding certain afflictions affecting livestock in various parts of the world, it is possible that the production and supply of beef could be negatively impacted during the next several years. A reduction in the supply of beef could have a material effect on the price at which it could be obtained. Failure to procure beef at reasonable terms and prices could have a material impact to CKE's financial condition and results of operations.

COMPLIANCE WITH ENVIRONMENTAL LAWS MAY ADVERSELY AFFECT CKE'S FINANCIAL HEALTH.

      CKE is subject to various federal, state and local environmental laws. These laws govern discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes. These laws may also impose liability for damages from and the costs of cleaning up sites of spills, disposals or other releases of hazardous materials. CKE may be responsible for environmental conditions relating to its restaurants and the land on which CKE's restaurants are located, regardless of whether CKE leases or owns the restaurant or land in question and regardless of whether such environmental conditions were created by CKE or by a prior owner or tenant. Although CKE cannot assure you that all such environmental conditions have been identified, these conditions include the presence of asbestos containing materials, leaks from chemical storage tanks and on-site spills. CKE is not aware of any environmental conditions that would have a material adverse effect on CKE's businesses, assets or results of operations taken as a whole. Although environmental site assessments prepared for certain properties recommend limited further investigations or minor repairs, based on the information currently available to CKE, CKE does not believe any of these environmental issues would have a material adverse effect on these properties. Nevertheless, CKE cannot assure you that environmental conditions relating to prior, existing or future restaurants or restaurant sites will not have a material adverse effect on CKE. Moreover, CKE cannot assure you that: (1) future laws, ordinances or regulations will not impose any material environmental liability; or (2) the current environmental condition of the properties will not be adversely affected by tenants or other third parties or by the condition of land or operations in the vicinity of the properties (such as underground storage tanks).

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited combined financial statements are based on the historical consolidated balance sheets and statements of operations of CKE and SBRG.

      CKE is providing the following information to aid you in your analysis of the financial aspects of the merger. The unaudited pro forma combined financial information is for illustrative purposes only. The combined financial results may have been different had the companies always been combined. Further, the unaudited pro forma financial statements do not reflect the effect of asset dispositions, if any or synergies that may result from the merger. You should not rely on the pro forma combined financial information as being indicative of the historical result that would have been achieved had the companies been combined or the future results that CKE will experience. The consolidated operating statement information for the years ended January 31, 2001 and December 31, 2000 were derived from the audited consolidated financial statements of CKE and SBRG for the years ended January 31, 2001 and December 31, 2000, respectively. The consolidated operating statement and consolidated balance sheet information for CKE and SBRG for the 40 week periods ended November 5, 2001 and October 4, 2001, respectively, were derived from the unaudited financial information of the companies. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable under the circumstances. The information should be read together with CKE's and SBRG's historical financial statements and related notes contained in the annual reports and other information that the companies have filed with the SEC and are incorporated by reference or included elsewhere herein. See "Where You Can Find More Information".

      The unaudited pro forma combined statements of operations assume that the merger was effected on February 1, 2000. The unaudited pro forma combined balance sheet gives effect to the merger as if it occurred on November 5, 2001. The accounting policies of CKE and SBRG are substantially comparable. Certain reclassifications to SBRG's statements of operations have been made to conform to CKE's presentation. The merger will be accounted for using the purchase method of accounting. Accordingly, CKE's cost to acquire SBRG will be allocated to the assets acquired and liabilities assumed according to their estimated fair values as of the date of acquisition after giving effect to the purchase price adjustments required by the merger agreement. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase allocation adjustments made in conjunction with the preparation of the unaudited pro forma combined condensed financial statements are preliminary, and have been made solely for the purpose of preparing such unaudited pro forma combined financial data; however, no material effect on the statement of operations is anticipated.

                              CKE RESTAURANTS, INC.
                   Unaudited Pro Forma Combined Balance Sheet
                             as of November 5, 2001
                             (Dollars in thousands)

                                                       HISTORICAL
                                            ---------------------------------
                                            CKE, INC.     SBRG                     PRO FORMA          PRO FORMA
                                             11/5/01    10/4/01      COMBINED     ADJUSTMENTS          COMBINED
                                            ---------   -------     ---------     -----------         ---------
Current Assets:
     Cash and cash equivalents .........      14,179      1,578        15,757                            15,757
     Accounts receivable, net ..........      39,445        848        40,293          (46)(C)           40,247
     Related party receivables .........       2,840         30         2,870                             2,870
     Inventories .......................      17,924        687        18,611                            18,611
     Prepaid expenses ..................       6,782      1,076         7,858                             7,858
     Other current assets ..............       2,288      2,327         4,615         (626)(G)            3,989
                                             -------     ------     ---------     --------            ---------
         Total current assets ..........      83,458      6,546        90,004         (672)              89,332
Property and equipment, net ............     551,529     32,343       583,872                           583,872
Property under capital leases, net .....      66,835      1,343        68,178                            68,178
Long-term investments ..................       3,442                    3,442                             3,442
Notes receivable .......................      14,707      2,143        16,850                            16,850
Related party receivables ..............          --         70            70                                70
Goodwill and intangible assets with
   indefinite useful lives .............     190,658     14,092       204,750       38,794(A)(H)        243,544
Other assets ...........................      38,035     10,506        48,541       (8,461)(G)           40,080
                                             -------     ------     ---------     --------            ---------
         Total assets ..................     948,664     67,043     1,015,707       29,661            1,045,368
                                             =======     ======     =========     ========            =========
Current Liabilities:
     Current portion of long-term
     debt ..............................       7,055      1,200         8,255                             8,255
     Current portion of capital
     lease obligations .................      10,284        372        10,656                            10,656
     Accounts payable ..................      40,985      6,229        47,214                            47,214
     Other current liabilities .........      91,262      3,817        95,079          (46)(C)           95,033
                                             -------     ------     ---------     --------            ---------
         Total current liabilities .....     149,586     11,618       161,204          (46)             161,158
Long-term debt .........................       4,882      3,623         8,505                             8,505
Senior subordinated notes ..............     200,000         --       200,000                           200,000
Convertible subordinated notes .........     159,225         --       159,225                           159,225
Capital lease obligations ..............      73,073        786        73,859                            73,859
Other long-term liabilities ............      87,878      1,601        89,479                            89,479
                                                         ------     ---------     --------            ---------
         Total liabilities .............     674,644     17,628       692,272          (46)             692,226
Stockholders' equity ...................     274,020     49,415       323,435       29,707(A)(B)        353,142
                                             -------     ------     ---------     --------            ---------
        Total liabilities &
         stockholders' equity ..........     948,664     67,043     1,015,707       29,661            1,045,368
                                             =======     ======     =========     ========            =========


                                                  CKE RESTAURANTS, INC.
                                   Unaudited Pro Forma Combined Statement of Operations
                                        For the Forty Weeks Ended November 5, 2001
                                     (Dollars in thousands except per share amounts)

                                                      HISTORICAL
                                         ---------------------------------
                                                CKE              SBRG
                                         ----------------  ---------------      CKE &
                                               FOR FORTY WEEKS ENDED            SBRG           PRO FORMA       PRO FORMA
                                         NOVEMBER 5, 2001  OCTOBER 4, 2001    COMBINED        ADJUSTMENTS       COMBINED
                                         ----------------  ---------------    -----------     -----------     -----------
 Total Revenue .........................    $ 1,137,788       $  67,846       $ 1,205,634     $    (337)(D)   $ 1,205,297
 Operating costs and expenses
    Restaurant operations
      Food & packaging .................        284,392          20,902           305,294                         305,294
      Labor ............................        303,545          19,910           323,455                         323,455
      Occupancy & other ................        212,226          16,431           228,657          (337)(D)       228,320
                                            -----------       ---------       -----------     ---------       -----------
                                                800,163          57,243           857,406          (337)          857,069
      Franchised and licensed
        restaurants ....................        158,028              --           158,028                         158,028
      Advertising expenses .............         59,022           2,381            61,403                          61,403
      General & administrative
        expense ........................         86,770           5,421            92,191          (323)(A)        91,868
      Facility action charges ..........         60,827              --            60,827                          60,827
                                            -----------       ---------       -----------     ---------       -----------
        Total operating costs ..........      1,164,810          65,045         1,229,855          (660)        1,229,195
 Operating income (loss) ...............        (27,022)          2,801           (24,221)          323           (23,898)
 Interest expense ......................        (46,783)           (552)          (47,335)                        (47,335)
 Other income, net .....................            362             902             1,264                           1,264
                                            -----------       ---------       -----------     ---------       -----------
 Income (loss) before income taxes .....        (73,443)          3,151           (70,292)          323           (69,969)
 Income tax expense ....................          2,204             515             2,719                           2,719
                                            -----------       ---------       -----------     ---------       -----------
 Net Income (loss) .....................    $   (75,647)      $   2,636       $   (73,011)    $     323       $   (72,688)
                                            ===========       =========       ===========     ========        ===========
 Net Income (loss) per basic and
    diluted share ......................    $     (1.50)      $    0.18(F)    $       N/A           N/A       $     (1.28)
                                            ===========       =========       ===========     =========       ===========
 Basic and diluted shares used in
    computing per share amounts
    (000's) ............................         50,505          14,585(F)            N/A           N/A            56,953(A)(E)
                                            ===========       =========       ===========     =========       ===========

                              CKE RESTAURANTS, INC.
              Unaudited Pro Forma Combined Statement of Operations
                   For the Fiscal Year Ended January 31, 2001
                 (Dollars in thousands except per share amounts)


                                             HISTORICAL
                                 -------------------------------------
                                        CKE               SBRG
                                 ----------------    -----------------
                                         FOR THE YEAR ENDED                  CKE &
                                 -------------------------------------       SBRG             PRO FORMA          PRO FORMA
                                 JANUARY 31, 2001    DECEMBER 31, 2001     COMBINED          ADJUSTMENTS          COMBINED
                                 ----------------    -----------------    -----------        -----------        -----------
Total Revenue ...............       $ 1,784,582        $   124,033        $ 1,908,615        $      (711)(D)    $ 1,907,904
Operating costs and
expenses
Restaurant operations
     Food & packaging .......           484,440             38,733            523,173                               523,173
     Labor ..................           514,535             39,408            553,943                               553,943
     Occupancy & other ......           367,235             28,629            395,864               (711)(D)        395,153
                                    -----------        -----------        -----------        -----------        -----------
                                      1,366,210            106,770          1,472,980               (711)         1,472,269
                                    -----------        -----------        -----------        -----------        -----------
     Franchised and
       licensed restaurants .           161,171                 --            161,171                               161,171
     Advertising expenses ...           100,199              3,792            103,991                               103,991
     General & administrative
       expense ..............           145,376             11,126            156,502               (420)(A)        156,082
     Facility action
     charges ................           144,641              2,992            147,633                               147,633
                                    -----------        -----------        -----------        -----------        -----------
       Total operating
       costs ................         1,917,597            124,680          2,042,277             (1,131)         2,041,146
                                    -----------        -----------        -----------        -----------        -----------
Operating loss ..............          (133,015)              (647)          (133,662)               420           (133,242)
Interest expense ............           (69,762)              (922)           (70,684)                              (70,684)
Other income (expense), net .            (2,487)               551             (1,936)                               (1,936)
                                    -----------        -----------        -----------        -----------        -----------
Loss before income taxes ....          (205,264)            (1,018)          (206,282)               420           (205,862)
Income tax expense (benefit)            (11,148)               400            (10,748)                              (10,748)
                                    -----------        -----------        -----------        -----------        -----------
Net loss ....................       $  (194,116)       $    (1,418)       $  (195,534)       $       420        $  (195,114)
                                    ===========        ===========        ===========        ===========        ===========
Net loss per basic and
diluted share ...............       $     (3.84)       $     (0.08)               N/A                N/A        $     (3.43)
                                    ===========        ===========        ===========        ===========        ===========
Basic and diluted shares
   used in computing per
   share amounts (000's) ....            50,501             17,765                N/A                N/A             56,949(A)(E)
                                    ===========        ===========        ===========        ===========        ===========

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(Dollars and shares in thousands, except stock price)

A       The following is a preliminary estimate of the purchase price for SBRG:

        Number of shares of CKE common stock expected to be issued in the exchange:

        Number of shares of SBRG common stock outstanding ...........................        12,896
                 Exchange ratio .....................................................           0.5
                                                                                            -------
                                                                                                           6,448
        Multiplied by CKE's average stock price for the five days preceding
          the January 24, 2002 amendment of the merger agreement ....................                    $  9.84
                                                                                                         -------
                                                                                                         $63,448
        Estimated fair value of SBRG stock options and warrants expected
          to be exchanged for CKE stock options and warrants ........................                     14,674
        Estimated transaction costs .................................................                      1,000
                                                                                                         -------
        Estimated purchase price ....................................................                    $79,122
                                                                                                         =======

        For the purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired and was based on SBRG's consolidated balance sheet at October 4, 2001.

        Based on the issuance of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), the goodwill associated with the merger is not amortized. Further, amortization expense of $420 and $323 for the year ended December 31, 2000 and the 40 weeks ended October 4, 2001, respectively, relating to goodwill recorded by SBRG on previous acquisitions has been eliminated. CKE's historical consolidated statements of operations include $6,400 and $4,452 of goodwill amortization expense for the year ended January 31, 2001 and the 40 weeks ended November 5, 2001, respectively. CKE's historical goodwill amortization was not eliminated. However, under the adoption requirements of SFAS 142, beginning in the first quarter of fiscal 2003, CKE will no longer amortize goodwill or other intangible assets with indefinite useful lives.

B       To eliminate the historical stockholders' equity of SBRG of $49,415.

C To eliminate $46 of receivable/payables from CKE to SBRG for the Green Burrito franchise royalties.

D To eliminate $711 and $337 of royalties from CKE to SBRG relating to the Green Burrito franchise for the year ended January 31, 2001 and the 40 weeks ended November 5, 2001, respectively.

E Shares relating to the possible exercise of outstanding stock options and warrants and issuable upon conversion of convertible subordinated notes have not been included as their effect would have been anti-dilutive.

F For the 40 weeks ended October 4, 2001 SBRG's net income per basic share and the number of shares used in computing basic income per share was $0.19 and 14,009, respectively.

G To reserve for acquired deferred tax assets, consistent with CKE's treatment of deferred tax assets.

H To record new goodwill resulting from the merger of 52,886, and eliminate SBRG's historical goodwill of $14,092.

                      MARKET PRICE AND DIVIDEND INFORMATION


        CKE's common stock is listed on the NYSE under the symbol "CKR." SBRG's common stock is listed on NASDAQ SmallCap under the symbol "SBRG." As of January 22, 2002, there were approximately 1,898 holders of record of CKE common stock and approximately 274 holders of record of SBRG common stock. The table below sets forth, for the fiscal quarters indicated, the high and low sales prices per share of CKE common stock and SBRG common stock, as reported on the NYSE Composite Tape and NASDAQ SmallCap Market, as applicable. In September 2000, in compliance with CKE's senior credit facility, CKE's Board of Directors adopted a policy of not paying dividends to its stockholders. Prior to September 2000, CKE had historically followed a policy of paying semiannual cash dividends. SBRG has not paid dividends on its common stock since its incorporation.


                                                                 CKE COMMON STOCK                      SBRG COMMON STOCK
                                                        -------------------------------------    -------------------------------
                                                          HIGH           LOW        DIVIDENDS      HIGH         LOW    DIVIDENDS
                                                        ---------     ---------     ---------    --------     -------- ---------
2000/1999, respectively
   First Quarter ...............................        $   26.56     $   13.00        --        $   5.16     $   2.25     --
   Second Quarter ..............................            18.94         12.50     $   0.04         3.25         2.34     --
   Third Quarter ...............................            13.75          6.50        --            2.50         1.81     --
   Fourth Quarter ..............................             8.19          5.69         0.04         2.06         1.25     --
2001/2000, respectively:
   First Quarter ...............................        $    7.00     $    3.25        --        $   1.63    $    1        --
   Second Quarter ..............................             3.63          2.63         0.04         1.13         0.84     --
   Third Quarter ...............................             4.56          2.06        --            1.03         0.78     --
   Fourth Quarter ..............................             3.44          2.00        --            1.50         0.88     --
2002/2001, respectively:
   First Quarter ...............................        $    3.80     $    2.05        --        $   2.31     $   1.25     --
   Second Quarter ..............................             5.40          2.28        --            2.26         1.70     --
   Third Quarter ...............................             7.80          5.06        --            3.44         2.17     --
   Fourth Quarter (through January 25, 2002
     for CKE) (1) ..............................            10.30          7.00        --            4.25         1.90     --
2003/2002, respectively
   First Quarter (through January 25, 2002
     for SBRG) .................................            --            --           --        $   4.85     $   4.20     --

------------

(1) CKE's 2002 fiscal year ends January 28, 2002. SBRG's 2001 fiscal year ended December 27, 2001.

        Following the merger, the holders of CKE common stock will be entitled to receive such dividends as may be declared by CKE's Board of Directors of CKE. CKE does not expect to pay dividends following the merger.

                             THE CKE SPECIAL MEETING

        This joint proxy statement/prospectus is being mailed to the holders of CKE common stock for use at the CKE special meeting to be held on Thursday, February 28, 2002 at 10:00 a.m., local time, at Fess Parker's Doubletree Resort Santa Barbara, located at 633 East Cabrillo Boulevard, Santa Barbara, California 93103, and at any adjournments or postponements thereof.

        At the CKE special meeting, CKE stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger and the merger agreement between SBRG and CKE and the issuance of shares of CKE common stock in the merger.

HOW TO VOTE

        Your vote is important. Stockholders of record can vote by telephone, on the Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

        PROXIES. If you are a CKE stockholder, you may use the accompanying proxy if you are unable to attend the CKE special meeting in person or wish to have your shares voted by proxy even if you do attend the CKE special meeting. All shares of CKE common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain voting instructions will be voted in favor of approval and adoption of the merger and the issuance of CKE common stock in the merger.

        VOTE BY TELEPHONE. You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 4:00 p.m. (EDT) on February 27, 2002. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. IF YOU VOTE BY TELEPHONE YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

        VOTE ON THE INTERNET. You also can choose to vote on the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 4:00 p.m. (EDT) on February 27, 2002. As with telephone voting, you can confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote on the Internet, you also can request electronic delivery of future proxy materials. IF YOU VOTE ON THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

        VOTE BY MAIL. In order to be effective, completed proxy cards must be received by 8:30 a.m. (EDT) on February 28, 2002. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to the following address: CKE Restaurants, Inc., c/o Mellon Investor Services, Midtown Station, PO Box 826, New York, NY 10138-0727.

        VOTING AT THE SPECIAL MEETING. The method you use to vote will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. All shares that have been properly voted and not revoked will be voted at the special meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors of CKE.

        Voting on Other Matters. If other matters are properly presented at the special meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you.

REVOCATION OF PROXIES

        Proxies may be revoked at any time before they are voted by:

        - written notice addressed to CKE Restaurants, Inc., 3916 State Street, Suite 300, Santa Barbara, California 93105, Attention:
                Dennis J. Lacey, Chief Financial Officer;

        -       timely delivery of a valid, later-dated proxy; or

        -       voting by ballot at the special meeting.

        However, attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

RECORD DATE; VOTE REQUIRED

        Only holders of record of shares of CKE common stock at the close of business on January 18, 2002 are entitled to notice of and to vote at the CKE special meeting, with each share entitled to one vote. CKE stockholders have no dissenters' or appraisal rights in connection with the merger.

        Approval and adoption of the merger agreement requires the favorable vote of the holders of at least a majority of the shares of CKE common stock voting in person or by proxy at the CKE special meeting.

        On November 30, 2001, directors and executive officers of CKE and their affiliates held and were entitled to vote 4,137,596 shares of CKE common stock, or approximately 7.94% of the shares of CKE common stock outstanding on November 30, 2001.

        Under NYSE rules, brokers and nominees are precluded from exercising their voting discretion on the proposal to approve and adopt the merger and the merger agreement and, for this reason, absent specific instructions from the beneficial owner of shares, they are not permitted to vote such shares. ACCORDINGLY, THE CKE BOARD OF DIRECTORS URGES THE CKE STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, OR OTHERWISE VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED ABOVE.

QUORUM

        Holders of a majority of the outstanding shares of CKE common stock entitled to vote must be present, either in person or by proxy, at the CKE special meeting to constitute a quorum. In general, abstentions and broker non-votes will not be counted as present or represented for the purposes of determining a quorum for the CKE special meeting.

EXPENSES OF SOLICITATION

        The expenses of the solicitation of proxies with respect to the CKE special meeting will be borne by CKE. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and CKE will, upon request, reimburse them for reasonable expenses of so doing. Solicitation of proxies from some CKE stockholders may be made by CKE's officers, directors, consultants and employees by telephone, facsimile, or in person after the initial solicitation.

RECOMMENDATION OF THE CKE BOARD OF DIRECTORS

        THE CKE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CKE AND THE CKE STOCKHOLDERS. ACCORDINGLY, THE CKE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CKE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF CKE COMMON STOCK IN THE MERGER. See "The Merger -- CKE Reasons for the Merger; Recommendation of the CKE Board of Directors."

MISCELLANEOUS

        It is not expected that any other matters will be brought before the CKE special meeting. If any other matters are properly brought before the CKE special meeting, including a motion to adjourn or postpone the CKE special meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger agreement and the merger, or soliciting additional proxies in favor of the approval of the merger agreement and the merger, the persons named on the accompanying proxy card will vote the shares represented by the proxy upon such matters in their discretion. However, if CKE proposes to adjourn or postpone its special meeting for the purpose of soliciting additional votes in favor of the merger agreement, the merger and the issuance of shares of CKE common stock in the merger, and seeks a vote of CKE stockholders on such proposal, proxies that have been voted against the merger agreement and merger (or on which a CKE stockholder has elected to abstain) will not be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. Any other proxy will be deemed to have voted "FOR" any such adjournment or postponement proposal. Should the CKE special meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the CKE special meeting was originally convened, except for proxies effectively revoked or withdrawn prior to the time proxies are voted at the reconvened CKE special meeting.

        CKE STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. CKE STOCKHOLDERS WILL NOT EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

                            THE SBRG SPECIAL MEETING

        This joint proxy statement/prospectus is being mailed to the holders of SBRG common stock for use at the SBRG special meeting to be held on Thursday, February 28, 2002 at 1 p.m., local time, at Fess Parker's Doubletree Resort Santa Barbara, located at 633 East Cabrillo Boulevard, Santa Barbara, California 93103, and at any adjournments or postponements thereof.

        At the SBRG special meeting, SBRG stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger.

PROXIES

        If you are a SBRG stockholder, you may use the accompanying proxy if you are unable to attend the SBRG special meeting in person or wish to have your shares voted by proxy even if you do attend the SBRG special meeting. All shares of SBRG common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain voting instructions will be voted in favor of the merger and the merger agreement. If you do not return your proxy card or otherwise vote your shares, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be the same as a vote against the merger.

REVOCATION OF PROXIES

        A SBRG stockholder who signs and mails the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to SBRG, by mailing a later dated proxy which is received by SBRG prior to the SBRG special meeting, or by voting in person at the SBRG special meeting. All written notices of revocation and other communications with respect to revocation of SBRG proxies should be addressed to Santa Barbara Restaurant Group, Inc., 3938 State Street, Suite 200, Santa Barbara, California 93105, Attention: Theodore Abajian, President and Chief Executive Officer.

RECORD DATE; VOTE REQUIRED

        Only holders of record of shares of SBRG common stock at the close of business on January 18, 2002 are entitled to notice of and to vote at the SBRG special meeting, with each share entitled to one vote.

        Approval and adoption of the merger agreement and the merger requires the favorable vote of the holders of at least a majority of the shares of SBRG common stock outstanding as of the record date.

        On November 30, 2001, directors and executive officers of SBRG and their affiliates held and were entitled to vote 7,127,080 shares of SBRG common stock, or approximately 55.5% of the shares of SBRG common stock outstanding on November 30, 2001.

        Brokers and nominees are precluded from exercising their voting discretion on the proposal to approve and adopt the merger agreement and the merger and, for this reason, absent specific instructions from the beneficial owner of shares of SBRG common stock, they are not permitted to vote such shares. Because the favorable vote of the holders of at least a majority of the shares of SBRG common stock outstanding as of the record date is required for approval and adoption of the merger agreement and the merger, an abstention or a broker non-vote with respect to the proposal to approve and adopt the merger agreement and the merger will have the effect of a vote against the merger agreement and the merger. ACCORDINGLY, THE SBRG BOARD OF DIRECTORS URGES THE SBRG STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.


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

QUORUM

        Holders of a majority of the shares of SBRG common stock entitled to vote must be present, either in person or by proxy, at the SBRG special meeting to constitute a quorum. In general, broker non-votes and abstentions are counted as present or represented for the purposes of determining a quorum for the SBRG special meeting.

EXPENSES OF SOLICITATION

        The expenses of the solicitation of proxies with respect to the SBRG special meeting will be borne by SBRG. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and SBRG will, upon request, reimburse them for reasonable expenses of so doing. Solicitation of proxies from some SBRG stockholders may be made by SBRG's officers and regular employees by telephone, facsimile, or in person after the initial solicitation.

RECOMMENDATION OF THE SBRG BOARD OF DIRECTORS

        THE SBRG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, SBRG AND THE SBRG STOCKHOLDERS. ACCORDINGLY, THE SBRG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SBRG STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "The Merger -- SBRG Reasons for the Merger; Recommendation of the SBRG Board of Directors."

MISCELLANEOUS

        It is not expected that any other matters will be brought before the SBRG special meeting. If any other matters are properly brought before the SBRG special meeting, including a motion to adjourn or postpone such SBRG special meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the merger agreement and the merger, or soliciting additional proxies in favor of the approval of the merger agreement and the merger, the persons named on the accompanying proxy card will vote the shares represented by the proxy upon such matters in their discretion. However, if SBRG proposes to adjourn or postpone its special meeting for the purpose of soliciting additional votes in favor of the merger agreement and the merger, and seeks a vote of SBRG stockholders on such proposal, proxies that have been voted against the merger agreement and merger (or on which a SBRG stockholder has elected to abstain) will not be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. Any other proxy will be deemed to have voted "FOR" any such adjournment or postponement proposal. Should the SBRG special meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the SBRG special meeting was originally convened, except for proxies effectively revoked or withdrawn prior to the time proxies are voted at the reconvened SBRG special meeting.

        SBRG STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL TRANSMITTAL MATERIALS TO EACH STOCKHOLDER OF RECORD OF SBRG AS OF A RECENT DATE PRIOR TO SUCH MAILING DATE.



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

                                   THE MERGER

        The following describes certain aspects of the proposed merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you are urged to read the merger agreement carefully. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in this document by reference.

GENERAL

        The merger agreement provides for the merger of a wholly-owned subsidiary of CKE with and into SBRG, with SBRG surviving the merger as a wholly-owned subsidiary of CKE. The merger will become effective with the filing of a certificate of merger with the Secretary of State of the State of Delaware. It is anticipated that this filing will be made as soon as practicable after the last of the conditions to the merger, as set forth in the merger agreement, has been satisfied or waived. When the merger is completed:

        -       SBRG will continue as the surviving corporation;

        -       SBRG will become a wholly-owned subsidiary of CKE; and

        - the Certificate of Incorporation and By-laws of the merger subsidiary then in effect will be the certificate of incorporation and by-laws of the surviving corporation.

        We hope to complete this transaction by March 29, 2002.

MERGER CONSIDERATION

        In the merger, shares of SBRG common stock will be converted into the right to receive merger consideration consisting of

        (1) if, two days before the merger, the average value of a share of CKE common stock during the preceding ten trading-day period (which we will refer to as the "average CKE share price") is $10 or less, one-half of one share of CKE common stock for each whole share of SBRG common stock; or

        (2) if, two days before the merger, the average CKE share price is greater than $10, a fraction of a share of CKE common stock equal to the quotient (rounded to the nearest thousandth) of $5 divided by the average CKE share price for each whole share of SBRG common stock.

                EXAMPLE: If, two days before the merger, the average CKE share price is $12, then the SBRG stockholder will receive 0.417 of one share of CKE common stock for each share of SBRG common stock (i.e., $5/$12, rounded to the nearest thousandth).

        No fractional shares of CKE common stock will be issued in the merger. Any fractional share of CKE common stock which would otherwise be payable to a SBRG stockholder will be settled in cash in an amount equal to the value of such fractional share, based upon the average CKE share price.

        When we complete the merger, each unexercised stock option to buy SBRG common stock outstanding under SBRG's stock option plans and each warrant to purchase SBRG common stock will become an option or warrant to purchase CKE common stock. The number of shares of CKE common stock subject to each new option or warrant, as well as the exercise price of each new option or warrant, will be adjusted to reflect the applicable terms of the merger. Pursuant to the terms of the SBRG stock option plans, each SBRG option will vest and become exercisable in its entirety as of the closing of the merger. All of the warrants are fully vested.


BACKGROUND OF THE MERGER

        In December 2000 William P. Foley, II, Chairman of the Board of Directors of SBRG and CKE, and Andrew F. Puzder, President and Chief Executive Officer of CKE and a director of SBRG, began discussing a potential strategic combination of CKE and SBRG. During that same time period, Mr. Puzder contacted Theodore Abajian, President and Chief Executive Officer of SBRG, to discuss the strategic combination between CKE and SBRG. Mr. Abajian indicated he was interested in pursuing such discussions.

        Several follow-up conversations took place during December 2000 and January 2001. However such discussions were very preliminary in nature and the parties did not explore the specific terms and conditions of a possible merger of the two companies. No substantive discussions took place thereafter until the latter part of September 2001.

        In late September 2001, Mr. Puzder met with Messrs. Abajian and Foley and again discussed the possibility of a merger and suggested that a merger could be beneficial to both companies. All parties expressed interest. From late September to early October CKE analyzed whether and under what circumstances a strategic business combination would benefit its stockholders.

        In mid-October 2001, Mr. Foley, Mr. Puzder, E. Michael Murphy, CKE's General Counsel, and Dennis J. Lacey, CKE's Chief Financial Officer, met in the Santa Barbara, California offices of CKE and discussed the possible structure and terms of the proposed merger of SBRG and CKE. Over the next few days, Mr. Murphy contacted each of the other directors of CKE, discussed with them the terms of the proposal, and received their preliminary approval to make the proposal to SBRG, provided that the directors' final approval would be contingent upon the satisfactory completion of a due diligence review of SBRG's business and the retention of a nationally recognized investment banking firm to opine as to the fairness of the merger consideration from a financial point of view. Mr. Puzder then contacted Mr. Abajian and advised him that CKE proposed to acquire SBRG in a merger in which each share of outstanding SBRG common stock would be entitled to receive one-half share of CKE common stock.

        On October 31, 2001, at the regularly scheduled SBRG Board of Directors meeting, the SBRG Board of Directors was informed of the initial CKE acquisition proposal and of the ongoing discussions between SBRG and CKE. Mr. Puzder described the preliminary acquisition proposal, summarized CKE's business and discussed the various rationales for the proposed merger. The SBRG Board of Directors, after a discussion of the benefits of a strategic combination of SBRG and CKE and the proposed structure and terms of such a combination, voted to approve and authorize the proposed merger in principle, the negotiation and execution of an acceptable letter of intent and the negotiation and execution of a merger agreement, each subject to the completion of a due diligence review and the retention of a recognized investment banking firm to review the fairness to SBRG stockholders of the exchange ratio from a financial point of view.

        On November 1, 2001, Messrs. Puzder, Foley, Abajian and Murphy met in Santa Barbara to discuss the terms of a letter of intent between the parties. Thereafter, Mr. Murphy and Mr. Abajian had several telephone conversations to discuss the drafting and wording of a letter of intent between the parties.

        These discussions and meetings resulted in the execution on November 16, 2001 of a non-binding letter of intent between CKE and SBRG. The letter of intent set forth the following terms: (i) each share of outstanding SBRG common stock would be exchanged for one-half of one share of CKE common stock; (ii) a collar on the CKE stock price whereby SBRG could terminate the transaction if CKE's average common share price fell below $6.25 per share and whereby CKE could terminate the transaction if CKE's average common share price exceeded $9.50 per share; and (iii) a closing date of March 29, 2001.

        On November 19, 2001 the parties publicly announced the sale. The closing per share market price on November 16, 2001 was $7.85 and $2.35 for CKE and SBRG, respectively. The closing per share market price on November 19, 2001 was $8.01 and $3.52 for CKE and SBRG, respectively.

        On November 28, 2001 CKE engaged Morgan Keegan to opine as to the fairness of the merger consideration from a financial point of view.

        On December 7, 2001 SBRG retained the services of Bear, Stearns & Co. Inc. to opine as to the fairness of the exchange ratio from a financial point of view to the SBRG stockholders.



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

        The parties conducted their due diligence review in Santa Barbara during the period from November 19, 2001 until December 18, 2001.

        On November 27, 2001 CKE's attorneys provided Mr. Abajian and his attorneys with a draft of the merger agreement. During the period from November 27, 2001 to December 11, 2001 Mr. Murphy and Mr. Abajian had several telephone conversations and a meeting in CKE's Santa Barbara offices concerning the merger agreement. During this same period of time, SBRG's attorneys and CKE's attorneys discussed the merger agreement. On December 11, 2001 SBRG provided its comments on the merger agreement to CKE.

        The merger agreement was revised and sent to SBRG on December 12, 2001.

        On December 14, 2001 the SBRG Board of Directors met to consider the proposed merger and its potential benefits to SBRG and its stockholders. Mr. Abajian updated the directors concerning recent developments concerning the proposed merger with CKE and the results of SBRG's due diligence and discussed the terms and conditions of the merger. Bear Stearns presented and reviewed its analysis of the merger and delivered its opinion that an exchange ratio of 0.5 (subject to the walk-away rights provided in the merger agreement) was fair from a financial point of view to SBRG's stockholders other than CKE and its affiliates as of December 14, 2001. Following a discussion, the SBRG Board of Directors, by the unanimous vote of all the disinterested directors present, approved the merger and the merger agreement and declared that the merger and the merger agreement were advisable and in the best interest of SBRG and its stockholders.

        On December 19, 2001 Morgan Keegan sent its report and opinion concerning the merger to CKE's directors, Mr. Lacey and Mr. Murphy.

        From December 17 to December 19, Mr. Abajian and SBRG's attorneys proposed additions and minor changes to the merger agreement. On December 20, 2001 a revised merger agreement was circulated to the parties.

        On December 20, 2001 the CKE Board of Directors met to consider the proposed merger and its potential benefits to the company. Mr. Murphy presented the CKE Board of Directors with the merger agreement, updated the directors about recent developments concerning the proposed merger with SBRG and the results of CKE's due diligence and discussed the terms and conditions of the merger. Morgan Keegan presented and reviewed its analysis and opinion that the exchange ratio was fair from a financial point of view to CKE's stockholders. Following a discussion, the CKE Board of Directors, by the unanimous vote of all the disinterested directors present, approved the merger and the merger agreement and declared that the merger and the merger agreement were advisable and in the best interest of the CKE and its stockholders.

        The merger agreement was executed on December 20, 2001 following the completion of the meeting of the CKE Board of Directors.

        On December 20, 2001 the parties publicly announced the signing of the definitive merger agreement.

        On January 8, 2002, the closing share price of CKE common stock was $9.60, and the closing share price of CKE common stock exceeded $9.50 on seven days during the three month period ended January 22, 2002. As a result of this upward trend in the CKE share price, on January 23, 2002, following discussions with Mr. Abajian initiated by Mr. Puzder, the Boards of Directors of CKE and SBRG met separately and each voted to amend the merger agreement to remove CKE's right to decline to consummate the merger if the average CKE share price exceeded $9.50, and to allow for the exchange ratio to be adjusted downward if the average CKE share price exceeded $10 at the date of determination. The amended merger agreement was executed on January 24, 2002. On January 28, 2002, Bear, Stearns & Co. Inc. delivered its opinion that the revised exchange ratio was fair from a financial point of view to SBRG stockholders other than CKE and its affiliates.


CKE REASONS FOR THE MERGER; RECOMMENDATION OF THE CKE BOARD OF DIRECTORS

        In reaching its determination to recommend approval and adoption of the merger agreement and the merger, the CKE Board of Directors consulted with CKE management, as well as with its financial advisor, Morgan Keegan & Company, Inc., and considered a number of factors, including the following.

        - The current status of CKE's business, operations, financial condition, earnings and prospects, and current industry, economic and market conditions.

        - The consistency of the merger with CKE's long-term business strategies.

        - The expectation that the merger would result in synergies for the two companies' operations, including the ability of CKE to further develop and expand its restaurant lines.

        - The business, operations, financial condition, earnings and prospects of SBRG, and current industry, economic and market conditions. In making its determination, the CKE Board of Directors took into account the fact that senior management of CKE had performed a due diligence review of SBRG's business.

        - The anticipated financial impact of the proposed transaction on CKE's and SBRG's future financial performance, including the elimination of certain royalties currently paid to SBRG and the reduction of overhead, and on CKE's stockholders.

        - The complementary nature of the two companies' businesses and the close relationship between the board of directors of the two companies, including certain individuals are directors of both companies.

        - The structure of the transaction and the terms of the merger agreement, including the fact that the merger is intended to qualify as a "reorganization" under Section 368 of the Internal Revenue Code.

        - Morgan Keegan's financial and strategic analyses and presentation to the CKE Board of Directors on December 20, 2001, as well as the opinion of Morgan Keegan that, as of December 20, 2001, and subject to the assumptions made, matters considered and limitations on the review undertaken, the merger consideration to be paid by CKE pursuant to the merger agreement is fair from a financial point of view to CKE. See " -- Opinion of CKE's Financial Advisor" below.

        The discussion above addresses the material factors considered by the CKE Board of Directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the CKE Board of Directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the CKE Board of Directors may have given different weights to different factors.

        THE CKE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CKE AND THE CKE STOCKHOLDERS. ACCORDINGLY, THE CKE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CKE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF CKE COMMON STOCK IN THE MERGER.

        SBRG REASONS FOR THE MERGER; RECOMMENDATION OF THE SBRG BOARD OF
DIRECTORS

        In reaching its determination to recommend approval and adoption of the merger agreement and the merger, the SBRG Board of Directors consulted with SBRG management, as well as with its financial advisor, Bear, Stearns & Co. Inc., and considered a number of factors, including the following.

        - The expectation that the merger consideration would provide a significant premium and increased liquidity to the SBRG stockholders, taking into account, among other things, the limited public float and trading volume of SBRG's common shares.

        - The expectation that the merger would result in synergies for the two companies' operations, including the ability of SBRG to utilize existing CKE infrastructure to further develop and expand its restaurant lines.

        - The complementary nature of the two companies' businesses and the close relationship between the Boards of Directors of the two companies.

        - The structure of the transaction and the terms of the merger agreement, including the fact that the merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code.

        - The potential cost savings relating to SBRG ceasing to be a separate SEC reporting company.

        - Bear Stearns financial and strategic analyses and presentation to the SBRG Board of Directors on December 14, 2001, as well as the opinion of Bear Stearns to a special committee of the SBRG Board of Directors that, as of January 28, 2002, and subject to the assumptions made, matters considered and limitations on the review undertaken, the exchange ratio is fair from a financial point of view to the unaffiliated shareholders of SBRG. See "-- Opinion of SBRG's Financial Advisor" below.

        The discussion above addresses the material factors considered by the SBRG Board of Directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the SBRG Board of Directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the SBRG Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of SBRG's management and the SBRG Board of Directors in the merger, see " -- Interests of Certain Persons in the Merger" below.

        THE SBRG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, SBRG AND THE SBRG STOCKHOLDERS. ACCORDINGLY, THE SBRG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SBRG STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF CKE'S FINANCIAL ADVISOR

        Under an engagement letter dated November 28, 2001, CKE engaged Morgan Keegan to deliver an opinion as to the fairness, from a financial point of view, of the merger. Morgan Keegan is a nationally recognized investment banking firm and was selected by CKE based on its reputation and experience in investment banking in general and its recognized expertise in the valuation of businesses. On December 20, 2001, at the special meeting of the Board of Directors, Morgan Keegan delivered to the Board of Directors its oral opinion (which was subsequently confirmed in a written opinion, dated December 20, 2001) that, as of such date and based on and subject to the matters set forth therein, the merger consideration pursuant to the merger agreement is fair, from a financial point of view, to the holders of CKE common stock.

        You should consider the following when reading the discussion of the opinion of Morgan Keegan herein:

        - You are urged to read carefully the entire opinion of Morgan Keegan, which is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference;

        - Morgan Keegan's advisory services and opinion were provided to the CKE Board of Directors for its information in its consideration of the merger and was directed only to the fairness, from a financial point of view, of the merger consideration to the stockholders of CKE; and

        - Morgan Keegan's opinion does not constitute a recommendation as to whether or not any stockholder of CKE common stock in should vote with respect to the Merger.

        Although Morgan Keegan evaluated the fairness, from a financial point of view, of the merger consideration to be issued to stockholders of SBRG pursuant to the merger agreement, the merger consideration itself was determined by CKE and SBRG through arm's-length negotiations. CKE did not provide specific instructions to, or place any limitations on, Morgan Keegan with respect to the procedures to be followed or factors to be considered by Morgan Keegan in performing its analyses or providing its opinion.

        In connection with its opinion, Morgan Keegan reviewed, among other things, the following:

        -       the merger agreement;

        - certain publicly available business and financial information relating to CKE and SBRG; and

        -       certain other information provided to it by CKE and SBRG.

        Morgan Keegan also held discussions with members of the senior management of CKE and SBRG regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Morgan Keegan:

        - reviewed the reported historical prices and historical trading activity for CKE common stock and SBRG common stock;

        - compared the financial performance of SBRG common stock with that of certain other publicly-traded companies;

        - reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that it deemed relevant;

        - reviewed the potential pro forma impact of the merger on CKE under certain scenarios; and

        - performed such other analyses and considered such other factors as it deemed appropriate.

        Morgan Keegan assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion and did not assume any obligation independently to verify such information. Morgan Keegan assumed that the internal financial statements and other financial and operating data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of both CKE and SBRG. Morgan Keegan also assumed that there had been no material changes in CKE's or SBRG's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to it. Morgan Keegan did not make any independent valuation, inspection or appraisal of the assets or liabilities of CKE or SBRG, nor was it furnished with any such appraisals or valuations. In addition, Morgan Keegan was informed that it is the intention of the parties that the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and assumed that the merger would be consummated in accordance with the terms set forth in the draft merger agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances. Morgan Keegan's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. In addition, Morgan Keegan did not express any opinion as to the actual value of the CKE common stock or the prices at which the CKE common stock would trade following the date of its opinion.

        Morgan Keegan, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        Morgan Keegan provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of

CKE or SBRG for its own account or for the accounts of customers. Morgan Keegan may provide investment banking services to CKE and its subsidiaries in the future.

        The following is a summary of the material financial analyses used by Morgan Keegan in reaching its opinion and does not purport to be a complete description of the analyses performed by Morgan Keegan. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about December 17, 2001 and is not necessarily indicative of current market conditions. Readers should understand that the order of analyses and the results derived from these analyses described below do not represent relative importance or weight given to these analyses by Morgan Keegan. The summary of the financial analyses includes information presented in tabular format. In order to understand fully the financial analyses used by Morgan Keegan, these tables must be read together with the text of each summary. The tables alone do not describe completely the financial analyses.

HISTORICAL TRADING AND EXCHANGE RATIO ANALYSIS

        Morgan Keegan examined the historical closing prices of CKE common stock and SBRG common stock from December 18, 2000 to December 17, 2001. During this time period, CKE common stock reached a high of $9.45 per share and a low of $2.00 per share. For the same time period, SBRG common stock reached a high of $4.02 per share and a low of $1.13 per share.

        Morgan Keegan compared the historical ratios of the average closing price of CKE common stock to the average closing price of SBRG common stock for various periods ended December 17, 2001 and November 16, 2001, the day prior to announcement of the transaction. Morgan Keegan also examined the premium or discount represented by the transaction exchange ratio over the average exchange ratio for various time periods.

        Morgan Keegan noted that the transaction exchange ratio represents a discount to the average exchange ratio of the closing prices and is within the most frequent exchange ratio range (0.4-0.7) for the period since December 18, 2000.

PRO FORMA IMPACT ANALYSIS

        Morgan Keegan analyzed certain pro forma effects of the Merger on CKE including the impact of the Merger on CKE's earnings per share for the fiscal year ended January 31, 2003. The pro forma impact analysis assumed: federal income tax expense would not be recorded on SBRG's GAAP-basis earnings for Fiscal 2003 due to utilization of CKE's deferred asset valuation allowance and an effective purchase price of $3.87 per share of SBRG Common Stock. No potential cost savings or synergies related to the merger were assumed. Morgan Keegan determined that the transaction would be accretive to CKE fiscal 2003 earnings per share.

PEER GROUP ANALYSIS

        Morgan Keegan compared financial, market and operating information of CKE and SBRG with corresponding data for two groups:

        - a group of quick service restaurants, consisting of AFC Enterprises, Inc., Back Yard Burgers, Inc., CEC Entertainment, Inc., CKE Restaurants, Inc., Jack in the Box, Inc., McDonald's Corporation, Nathan's Famous, Inc., Panera Bread Company, Rubio's, Schlotzky's, Sonic, Steak N' Shake, TRICON Global, Wendy's International, Inc.

        - a group of casual dining companies, consisting of Applebee's, Brinker International Buca, Inc., California Pizza Kitchen, CBRL Group, Champp's Entertainment Inc., Cheesecake Factory, Darden Restaurants, J Alexander's Corp., Landry's Restaurants, Lonestar, Outback Steakhouse, O'Charley's, PF Chang's China Bistro, Rare Hospitality International and Ruby Tuesday.

Specifically, Morgan Keegan:

        - calculated the enterprise value of each company as a multiple of its respective: LTM sales, LTM EBITDA and LTM EBIT;

        - calculated the market capitalization of each company as a multiple of its respective: LTM net income from continued operations and its latest publicly-available book value;

        - applied the median valuation multiples from their respective peer group to SBRG's results for the latest twelve months ended November 1, 2001 to derive an implied range of equity values and price per share for SBRG; and

        - used the implied price per share information to calculate an implied range of exchange ratios.

        The results of that analysis are set forth in the following table:


                                                                          BASED ON LTM (11/01/01) SBRG RESULTS
                                                                   --------------------------------------------------------
                                                                                    IMPLIED        IMPLIED         IMPLIED
                                                     MEDIAN                       ENTERPRISE        EQUITY          SHARE
                                                   MULTIPLES          LTM            VALUE          VALUE           VALUE
                                                   ---------       --------       ----------       --------        --------
        Quick Service Restaurants
        Revenues ..........................           1.3 x        $ 91,760        $119,352        $115,640        $   8.06
        EBITDA ............................           7.9 x           8,230          65,038          61,326            4.28
        EBIT ..............................          12.9 x           3,621          46,707          42,995            3.00
        Net Income ........................          17.5 x           2,902          50,687          50,687            3.53
        Tangible Book Value/Share .........           2.6 x          35,533          92,681          92,681            6.46
        Casual Dining Restaurants
        Revenues ..........................           1.3 x        $ 91,760        $114,897        $111,185        $   7.75
        EBITDA ............................           9.8 x           8,230          80,319          76,607            5.34
        EBIT ..............................          14.8 x           3,621          53,426          49,714            3.47
        Net Income ........................          21.7 x           2,902          62,922          62,922            4.39
        Tangible Book Value/Share .........           2.9 x          35,533         101,994         101,994            7.11

        Based on peer group analysis, Morgan Keegan derived an implied SBRG share price of $4.28 and an implied exchange ratio of 0.55 based on the median EBITDA multiple of the quick service restaurants analyzed and derived an implied SBRG share price of $5.34 and implied exchange ratio of 0.69 based on the median EBITDA multiples of the casual dining restaurants analyzed.

SELECTED PRECEDENT TRANSACTIONS ANALYSIS

        Morgan Keegan reviewed the financial terms, to the extent publicly available, of 21 mergers and acquisition transactions since 1999 involving companies operating in the restaurant industry. Morgan Keegan refers to these transactions as the selected restaurant transactions.

        The transactions reviewed were:

ANNOUNCED            EFFECTIVE         SELLER                               BUYER
---------            ---------         ------                               -----
5-Nov-01                               Quizno's                             Firenze Corp.
23-Oct-01                              Interfoods of America Inc            Private Group
5-Oct-01                               Blimpie's                            Sandwich Acquisition Corp.
10-Dec-01            10-Dec-01         La Madelaine                         Private Group
8-Jun-01             22-Aug-01         McCormick & Schmicks                 Castle Harlan Inc/Bruckmann Rosser
                                                                            Sherrill & Co
15-Apr-01            30-Jun-01         UNO Restaurant Corp.                 Management
23-Mar-01            27-Aug-01         PJ America Inc                       Private Group
15-Feb-01            14-May-01         VICORP Restaurants Inc               Goldner Hawn Johnson & Morrison Inc
16-Nov-00            16-Jul-01         Il Fornaio America Corp              Bruckmann Rosser Sherrill & Co LP
6-Oct-00             20-Dec-00         Taco Cabana Inc                      Carrols Corp
26-Sep-00            1-Dec-00          Rainforest Cafe Inc                  Landrys Seafood Restaurants Inc
5-Jun-00             2-Oct-00          Buffets Inc                          Caxton-Iseman Capital Inc
28-Mar-00            28-Jun-00         El Torito                            Acapulco Acquisition Corp
9-Nov-99             29-Dec-99         El Pollo Loco                        American Securities Capital Partners LP
13-Aug-99            13-Aug-99         Sbarro Inc                           Private Group
                     16-Aug-99         Rock Bottom Restaurants Inc          Private Group
19-Mar-99
29-Jan-99            10-Aug-99         Rally's Hamburgers Inc               Checkers Drive-In Restaurants Inc
13-Aug-98            16-May-99         Au Bon Pain Co Inc(1)                Bruckmann, Rosser, Sherrill & Co, LP
11-Dec-98            16-Feb-99         Logan's Roadhouse Inc                CBRL Group Inc
3-Dec-98             5-Apr-99          Back Bay Restaurant Group Inc        SRC Holdings Inc/Private Group
18-Sep-98            25-Jan-99         Spaghetti Warehouse Inc              Cracken Harkey Street & Hartnett LLC

        Morgan Keegan calculated for each of the selected restaurant transactions the multiples of the enterprise value for each target company implied by the transaction to the target company's trailing twelve months revenues, EBITDA and EBIT, based on publicly available information for each of the selected retail transactions, and compared these multiples to the corresponding multiples for the merger, based on the exchange ratio for the merger and assuming a CKE share price of $7.73 per share, based on the December 17, 2001 closing price.

                                                                             BASED ON LTM (11/01/01) SBRG RESULTS
                                                                    ----------------------------------------------------
                                                                                   IMPLIED       IMPLIED         IMPLIED
                                                   MEDIAN                         ENTERPRISE     EQUITY           SHARE
                                                  MULTIPLES           LTM           VALUE         VALUE           VALUE
                                                  ---------         -------       ----------     -------         -------
Selected Precedent Transactions
   Revenues .................................          0.6 x        $91,760        $56,398        $52,686        $  3.67
   EBITDA ...................................          5.4 x          8,230         44,371         40,659           2.83
   EBIT .....................................          9.5 x          4,143         39,183         35,472           2.47
   Net Income ...............................         14.0 x          2,902         40,620         40,620           2.83
   Tangible Book Value/Share ................          1.3 x         35,533         47,359         47,359           3.30
Selected Completed Precedent Transactions
   Revenues .................................          0.6 x        $91,760        $55,875        $52,163        $  3.64
   EBITDA ...................................          5.4 x          8,230         44,066         40,354           2.81
   EBIT .....................................          9.6 x          4,143         39,592         35,881           2.50
   Net Income ...............................         14.5 x          2,902         42,205         42,205           2.94
   Tangible Book Value/Share ................          1.3 x         35,533         47,359         47,359           3.30

        Based on selected precedent transactions analysis, Morgan Keegan derived an implied SBRG share price of $2.81 and an implied exchange ratio of 0.36 based on the median EBITDA multiple of all closed transactions reviewed. All multiples for the selected precedent transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the three-and-one-half year period during which the selected transactions occurred. Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of SBRG and the companies involved in the selected precedent transactions, Morgan Keegan believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Morgan Keegan's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and CKE and SBRG.

DISCOUNTED CASH FLOW ANALYSIS

        Morgan Keegan performed a discounted cash flow analysis on the projected cash flows of SBRG for the fiscal year ending December 31, 2002 through December 31, 2006 using projections and assumptions provided by the management of SBRG. Morgan Keegan used a range of discount rates (9.5% to 11.5%) and terminal multiples (5.0x to 7.0x) based on estimated EBITDA for the fiscal year ending December 31, 2006 to calculate a range of implied equity values and price per share for SBRG common stock. The implied share prices were compared to CKE's closing share price on December 17, 2001 of $7.73 to calculate a range of implied exchange ratios.

        Based on discounted cash flow analysis, Morgan Keegan derived an implied SBRG share price range of $3.97 to $5.89 and an implied exchange ratio range
0.51 to 0.76.

CONTRIBUTION ANALYSIS

        Morgan Keegan analyzed the relative contributions of CKE and SBRG, comparing CKE's relative ownership of approximately 88.0% of the outstanding capital of the combined company to pro forma financial metrics of the combined company, based on their historical financial results and projections as provided by CKE and SBRG management. The analysis based on historical financial results showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the merger, and (ii) non-recurring expenses relating to the merger), based on the twelve month period ending November 5, 2001 for CKE and the twelve month period ending November 1, 2001 for SBRG, CKE and SBRG would account for approximately 94.2% and 5.8%, respectively, of the combined company's pro forma revenue, approximately 81.4% and 18.6%, respectively, of the combined company's pro forma operating profit and approximately 92.2% and 7.8%, respectively, of the combined company's pro forma operating cash flow. The analysis based on projected financial results showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the merger, (ii) the effect of amortization of any goodwill resulting from the merger, and (iii) non-recurring expenses relating to the merger), based on the twelve month period ending January 31, 2003 for CKE and the twelve month period ending December 31, 2002 for SBRG, CKE and SBRG would account for approximately 93.0% and 7.0%, respectively, of the combined company's pro forma revenue, approximately 91.9% and 8.1%, respectively, of the combined company's pro forma operating profit, 92.6% and 7.4%, respectively, of the combined company's pro forma operating cash flow and approximately 80.1% and 19.9%, respectively, of the combined company's pro forma net income.

        The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Morgan Keegan's opinion. In arriving at its fairness determination, Morgan Keegan considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Morgan Keegan made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses is directly comparable to SBRG or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected data. The analyses were prepared solely for purposes of Morgan Keegan providing its opinion to the Board of Directors as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of SBRG pursuant to the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CKE, Morgan Keegan or any other person assumes responsibility if future results are materially different from those forecast. As described below, the opinion of Morgan Keegan to the Board of Directors was among many factors taken into consideration by the Board of Directors in making its determination to approve the merger agreement.

OPINION OF SBRG'S FINANCIAL ADVISOR

        On December 14, 2001, at a special meeting of the Board of Directors of SBRG, Bear, Stearns & Co. Inc. delivered its oral opinion, that as of that date and based on the assumptions made, matters considered and limitations of review as set forth in such opinion, an exchange ratio of 0.50 (subject to the walk-away rights provided in the merger agreement) was fair from a financial point of view to those holders of SBRG common stock, other than CKE and its affiliates. Subsequent to the amendment of the merger agreement on January 24, 2002, Bear Stearns delivered, to a special committee of the SBRG Board of Directors, its written opinion dated January 28, 2002, that based on the assumptions made, matters considered and limitations of review as set forth in such opinion, the exchange ratio determining the consideration to be received by the holders of SBRG Common Stock in the merger was fair from a financial point of view to those holders, other than CKE and its affiliates.

        THE FULL TEXT OF THE BEAR STEARNS OPINION, WHICH STATES THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY BEAR STEARNS IN RENDERING ITS OPINION, IS INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX C AND INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE BEAR STEARNS OPINION IS FOR THE USE AND BENEFIT OF THE BOARD OF DIRECTORS OF SBRG AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE BOARD OF DIRECTORS OF SBRG OR ANY HOLDERS OF SBRG COMMON STOCK AS TO HOW TO VOTE IN CONNECTION WITH THE MERGER. THE BEAR STEARNS OPINION DOES NOT ADDRESS SBRG'S UNDERLYING BUSINESS DECISION TO PURSUE THE MERGER, THE RELATIVE MERITS OF THE MERGER AS COMPARED TO ANY ALTERNATIVE BUSINESS STRATEGIES THAT MIGHT EXIST FOR SBRG OR THE EFFECTS OF ANY OTHER TRANSACTION IN WHICH SBRG MIGHT ENGAGE AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF THE SBRG COMMON STOCK, OTHER THAN CKE AND ITS AFFILIATES, OF THE EXCHANGE RATIO WHICH DETERMINES THE CONSIDERATION TO BE RECEIVED IN THE MERGER. THE BEAR STEARNS OPINION DOES NOT EXPRESS AN OPINION AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO OR THE CONSIDERATION TO BE RECEIVED IN CONNECTION WITH THE MERGER IF THE AVERAGE PRICE OF THE CKE COMMON STOCK IS BELOW $6.25 PER SHARE AT CLOSING. THE BEAR STEARNS OPINION ALSO DOES NOT EXPRESS ANY OPINION AS TO THE PRICES AT WHICH THE SHARES OF COMMON STOCK OF SBRG OR CKE WILL TRADE SUBSEQUENT TO THE EXECUTION OF THE MERGER AGREEMENT OR FOLLOWING THE CONSUMMATION OF THE MERGER. THIS DESCRIPTION OF THE BEAR STEARNS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. HOLDERS OF SBRG COMMON STOCK ARE URGED TO, AND SHOULD, READ THE BEAR STEARNS OPINION CAREFULLY AND IN ITS ENTIRETY.

        In arriving at the opinion, Bear Stearns, among other things:

        - reviewed the Agreement and Plan of Merger dated as of December 20, 2001 and amended as of January 24, 2002;

       - reviewed SBRG's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, December 30, 1999 and December 28, 2000, its Quarterly Reports on Form 10-Q for the periods ended April 19, 2001, July 12, 2001 and October 4, 2001, and its Reports on Form 8-K for the three years ended the date hereof;

        - reviewed CKE's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended January 25, 1999, January 31, 2000, and January 29, 2001, its Quarterly Reports on Form 10-Q for the periods ended May 21, 2001, August 13, 2001 and November 5, 2001, and its Reports on Form 8-K for the three years ended the date hereof;

        - reviewed certain operating and financial information relating to SBRG's business and prospects, including projections for the five years ended December 31, 2006, provided to Bear Stearns by SBRG's management;

        - reviewed certain operating and financial information relating to CKE's business and prospects, (including projections for the year ended January 31, 2002) published by certain Wall Street research analysts, selected by Bear Stearns following discussions with CKE's senior management;

        - met with certain members of SBRG's senior management to discuss SBRG's business, operations, historical and projected financial results and future prospects;

        - met with certain members of SBRG's and CKE's senior management to discuss CKE's business, operations, historical and projected financial results and future prospects;

        - reviewed the historical prices, trading multiples and trading volumes of the common shares of SBRG and CKE;

        - reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to SBRG and CKE;

        - reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to SBRG and the merger;

        - performed discounted cash flow analyses based on the projections for SBRG furnished to Bear Stearns;

        - reviewed the pro forma financial results, financial condition and capitalization of CKE giving effect to the merger; and

        - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

        Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to Bear Stearns by SBRG. With respect to SBRG's projected financial results, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of SBRG as to the expected future performance of SBRG. With respect to CKE's projected financial results published by certain Wall Street research analysts and selected by us following discussions with CKE management, we have relied on representations by management of CKE that they do not materially differ from the best currently available estimates and judgments of the senior management of CKE as to the expected future performance of CKE. Bear Stearns has not assumed any responsibility for the independent verification of any such information or of the projections provided to Bear Stearns, and Bear Stearns relied upon the assurances of the senior management of SBRG that they are unaware of any facts that would make the information and projections provided to Bear Stearns incomplete or misleading.

        In arriving at the opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of SBRG and CKE, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any regulatory limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on SBRG or CKE.

        Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of SBRG and CKE may trade subsequent to the execution of the merger agreement or as to the price or range of prices at which the shares of common stock of CKE may trade subsequent to the consummation of the merger.

        Bear Stearns acted as a financial advisor to the Board of Directors of SBRG in connection with the merger and will receive a customary fee for such services. Bear Stearns or its affiliates have been previously engaged by Fidelity National Financial, Inc., a significant stockholder of SBRG, to provide certain investment banking and financial advisory services for which Bear Stearns received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of SBRG and/or CKE for Bear Stearns's own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.



CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion describes the material federal income tax consequences of the merger. The discussion below:

        - is based on current provisions of the Internal Revenue Code, applicable Treasury Regulations, administrative rulings and pronouncements, and judicial decisions, all of which are subject to change, possibly with retroactive effect;

        - does not purport to address all aspects of U.S. federal income taxation that may affect individual stockholders, optionholders or warrantholders in light of their particular circumstances; that are generally assumed to be known by investors; or that may affect stockholders or optionholders to which special provisions of the U.S. federal income tax may apply based on their particular circumstances or status (see "Qualifications" below);

        - assumes that the shares of SBRG common stock are held as capital assets;

        - assumes that the merger and related transactions will take place in accordance with all of the terms and conditions of the merger agreement and as described in this document without the waiver or modification of any of those terms or conditions; and

        - assumes that SBRG options that are intended to qualify as incentive stock options under section 422 of the Code qualify as such options immediately before the merger.

        In addition, no information is provided in this document with respect to the tax consequences of the merger under foreign, state, or local laws.

SBRG STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, WHETHER GAIN, IF ANY, WILL BE TREATED AS CAPITAL GAIN OR A DIVIDEND, THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY CHANGES IN THE TAX LAW.

        Neither SBRG nor CKE has requested a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the merger. The opinion of counsel referred to below will not be binding on the IRS and there can be no assurance that the IRS or the courts will not take a contrary view.

        CKE and SBRG expect that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by SBRG stockholders who exchange their shares of SBRG common stock solely for shares of CKE common stock pursuant to the merger, except upon the receipt of cash by holders in lieu of fractional shares of CKE common stock. The Internal Revenue Service has not been and will not be asked to rule upon the tax consequences of the merger. Instead, SBRG will rely upon the opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, its counsel, as to certain federal income tax consequences of the merger to the SBRG stockholders. The opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP will be based upon the facts described in this joint proxy statement/prospectus, the representations and covenants made in the merger agreement and other representations made by SBRG and CKE, and is subject to various assumptions and qualifications. The opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP will also be based upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Unlike a ruling from the Service, an opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service.

        Based upon the facts described in this joint proxy statement/prospectus, various representations and covenants made by SBRG, CKE, and certain SBRG stockholders, and subject to various assumptions and qualifications, Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP will deliver an opinion, at and as of the effective time of the merger that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and SBRG, CKE and the wholly-owned subsidiary of CKE which will be merged with and into SBRG will each will be a party to the reorganization within the meaning of Section 368(b) of the Code. Subject to the limitations and qualifications referred to herein, qualification of the merger as such a reorganization will result in the following federal income tax consequences:

        - no income, gain or loss will be recognized by SBRG or CKE as a result of the consummation of the merger;

        - subject to the last item below, no gain or loss will be recognized by the holders of SBRG common stock upon the exchange of SBRG common stock solely for CKE common stock pursuant to the merger;

        - the tax basis of the CKE common stock received by an SBRG stockholder pursuant to the merger, including any fractional shares deemed received as described in the last item below, will be the same as the tax basis of the SBRG common stock surrendered in exchange therefor;

        - the holding period of the CKE common stock received by a stockholder of SBRG pursuant to the merger will include the period during which the SBRG common stock surrendered in exchange therefor was held by such SBRG stockholder, provided the SBRG common stock is a capital asset in the hands of the SBRG stockholder at the time of the merger; and

        - cash received by an SBRG stockholder in lieu of a fractional share interest in CKE common stock will generally be treated as received in redemption of such fractional share interest, and an SBRG stockholder will generally recognize gain or loss, subject to the provisions and limitations of Section 302 of the Code, which gain or loss will be capital gain or loss provided the SBRG common stock was a capital asset in the hands of the SBRG stockholder at the time of the merger. For United States federal income tax purposes, the gain or loss is measured by the difference between the amount of cash received and the portion of the tax basis of the share of SBRG common stock allocable to such fractional share interest.

        RECORD KEEPING REQUIREMENTS. An SBRG stockholder who exchanges SBRG common stock for CKE common stock or who exchanges SBRG common stock for CKE common stock and cash (in lieu of a fractional share) in connection with the merger will be required to retain records and file with that stockholder's federal income tax return for the taxable year in which the merger takes place a statement setting forth all the relevant facts in respect of the non-recognition of gain or loss upon the exchange. The statement must include:

        - the stockholder's basis in the shares of SBRG common stock surrendered in the merger;

        - the value of the shares of CKE common stock received, using the fair market value as of the effective time of the merger; and

        -       the amount of any cash received in the merger.

        BACKUP WITHHOLDING TAX. Under the Internal Revenue Code, an SBRG stockholder may be subject, under some circumstances, to "backup withholding" tax with respect to cash received in the merger unless the stockholder complies with certain notification and identification requirements provided under the relevant provisions of the Internal Revenue Code. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the stockholder's U.S. federal income tax liability.

        CONSEQUENCES TO SBRG AND CKE. Neither SBRG nor CKE will recognize gain or loss solely as a result of the merger.

        QUALIFICATIONS. As noted above, the foregoing discussion does not address aspects of U.S. federal income taxation that may be relevant to SBRG stockholders, optionholders or warrantholders to which special provisions of the U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of U.S. federal income taxation that may be relevant to:

        -       dealers in securities or currencies;

        -       traders in securities;

        -       financial institutions;

        -       tax-exempt organizations;

        -       insurance companies;

        - persons holding shares of SBRG common stock as part of a hedging, "straddle," conversion, or other integrated transaction;

        -       persons subject to the alternative minimum tax;

        -       non-United States persons; or

        -       stockholders that exercise dissenters' rights.

        The preceding discussion sets forth the material U.S. federal income tax consequences of the merger but does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, SBRG stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, whether gain, if any, will be treated as capital gain or a dividend, the applicability and effect of U.S. federal, state, local, and other applicable tax laws, and the effect of any changes in the tax law.

REQUIRED REGULATORY FILINGS AND APPROVALS

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated under the Hart-Scott-Rodino Act, CKE and SBRG cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements are satisfied. CKE and SBRG filed the antitrust notification and report forms on January 8, 2002. On January 28, 2002, CKE and SBRG were notified in writing by the Federal Trade Commission of the early termination of the required waiting period for the merger, effective January 22, 2002.

        At any time before or after completion of the merger, the Antitrust Division or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of CKE or SBRG. Private parties may also bring actions under the antitrust laws under certain circumstances. Although CKE and SBRG believe that the merger is legal under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

RESALE OF CKE COMMON STOCK

        All shares of CKE common stock received by SBRG stockholders in the merger will be freely transferable, except that CKE common stock received by persons who are deemed to be "affiliates" (as such term is defined in Rule 145 under the Securities Act) of SBRG at the time of the SBRG special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of such persons who become affiliates of CKE) or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" of SBRG or CKE generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

        Pursuant to the terms of the merger agreement, SBRG agreed to deliver to CKE a list of names of those persons whom SBRG believes to be "affiliates" of SBRG within the meaning of Rule 145 under the Securities Act. SBRG has agreed to use its commercially reasonable best efforts to cause each person who is identified as an "affiliate" in the list referred to above to deliver to CKE, at least 30 days prior to the merger, an affiliate letter acknowledging that such person may be deemed an affiliate of CKE following the merger and thus may be subject to certain restrictions of their ability to resell their CKE common stock. Such affiliate letter shall provide that the SBRG affiliate will agree not to sell, transfer or otherwise dispose of any shares of CKE common stock to be received by such person in or pursuant to the merger, except in compliance with applicable provisions of the Securities Act.

        This joint proxy statement/prospectus cannot be used in connection with resales of CKE common stock received in the merger by any person who may be deemed to be an "affiliate" of SBRG under the Securities Act.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

        Following the merger, CKE will continue the operations of SBRG. The Board of Directors of the surviving corporation will be comprised of the Board of Directors of the wholly-owned CKE merger subsidiary, as in effect immediately prior to the merger. SBRG's stockholders will become stockholders of CKE, and their rights as stockholders will be governed by CKE's Certificate of Incorporation and By-laws. See "Comparison of Rights of SBRG Stockholders and CKE Stockholders."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of SBRG's management have interests in the merger that are different from and in addition to their interests as SBRG stockholders generally. The SBRG Board of Directors was aware of these interests and considered them in approving the merger agreement.

        William P. Foley, II, Andrew F. Puzder and Frank P. Willey are currently members of SBRG's Board of Directors and CKE's Board of Directors. Mr. Puzder is also the Chief Executive Officer and President of CKE.

        On December 20, 2001, CKE and Mr. Theodore Abajian, SBRG's President and Chief Executive Officer, entered into an employment agreement substantially identical to Mr. Abajian's current employment agreement with SBRG. The CKE employment agreement becomes effective if and when the merger is effected. Mr. Abajian will not receive any severance or similar benefits under his employment agreement with SBRG when the agreement is terminated and superseded by the CKE employment agreement at the time of the merger.

        STOCK-BASED RIGHTS. In the merger, each outstanding option and warrant to purchase shares of SBRG common stock will be converted into an option or warrant to acquire, on the same terms and conditions as applied to the relevant SBRG option or warrant, that number of shares of CKE common stock determined by multiplying the number of shares of SBRG common stock subject to the SBRG option or warrant by the exchange ratio, with any fractional shares of CKE common stock resulting from such calculation being rounded down to the nearest whole share, at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for the SBRG common stock covered by the option or warrant divided by (y) the number of full shares of CKE common stock covered by such SBRG option or warrant upon conversion. By operation of the stock option plan pursuant to which the option was granted, each SBRG option will vest and become exercisable in its entirety upon the closing of the merger. As of November 30, 2001, the number of SBRG shares covered by options held by the directors of SBRG included 762,500 options held by William P. Foley, II, of which 162,500 were unvested, 550,000 options held by Andrew F. Puzder, all of which are vested, 105,000 options held by Charles Rolles, all of which are vested, 105,000 options held by Burt Sugarman, all of which are vested, 85,000 options held by Frank P. Willey, all of which are vested, 55,000 options held by Norman N. Habermann, all of which are vested, 55,000 options held by Ronald B. Maggard, all of which are vested. In addition, 392,500 options were held by Ted Abajian, SBRG's President and Chief Executive Officer, of which 187,500 were unvested, 259,759 options were held by Peter Bedzyk, Executive Vice President of Operations of SBRG's Timber Lodge Steakhouse subsidiary, of which 120,833 were unvested, and 262,500 options were held by Kevin Osborn, President and Chief Executive Officer of SBRG's La Salsa and Green Burrito subsidiaries, of which 154,166 were unvested.

        In addition, Messrs. Rolles, Sugarman, Habermann and Maggard, whose tenure as directors of SBRG will end at the effective time of the merger, will have the terms of their stock option agreements with SBRG adjusted so that they may exercise such options at any time during the two year period following the effective time of the merger. Those stock option agreements currently provide that the options must be exercised within 30 days of the termination of service with SBRG.

INDEMNIFICATION AND INSURANCE

        The merger agreement provides that CKE will maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger now existing in favor of the current or former directors or officers of SBRG and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of SBRG. Directors and officers of SBRG who become directors or officers of CKE will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of CKE. The merger agreement further provides that, immediately prior to the closing, SBRG shall purchase one or more single payment, run-off policies of directors and officers liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by the SBRG's directors' and officers' liability insurance policies on terms with respect to such coverage and amount no less favorable than the terms of the current policies of SBRG, such policy (or policies) to become effective at the merger and to remain in effect for a period of six years after the merger. If such coverage is unavailable, for six years after the merger, CKE shall provide to SBRG's directors and officers liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by SBRG's directors' and officers' liability insurance policies on terms and in amounts no less favorable than those existing upon the merger, so long as the annual premium therefor is not in excess of 200% of the current amount expended by SBRG to procure such insurance.

EXPENSES

        The merger agreement provides that whether or not the merger is consummated, all fees and expenses incurred in connection with the merger shall be paid by the party incurring such expenses, except that (i) each of SBRG and CKE shall bear and pay one-half of the costs and expenses incurred in connection with the printing of this joint proxy statement/prospectus, as well as the Securities and Exchange Commission filing fees related thereto, and (ii) if the merger is consummated, the surviving corporation shall pay, or cause to be paid, all state, local, foreign or provincial sales, use, real property, transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the merger. In addition, (A) if CKE stockholders do not approve the merger, CKE shall reimburse SBRG for all costs and expenses incurred by it in connection with the preparation of the merger, or
(B) if the SBRG stockholder approval is not obtained or in the event CKE terminates the merger because the SBRG stockholders have appraisal, dissenters' or similar rights under applicable law and more than 2.0% of the SBRG stockholders, determined as of the record date for the SBRG special meeting, shall have made an effective demand for exercise of such rights, SBRG shall reimburse CKE for all costs and expenses incurred in connection with the merger; provided, however, that in either such event the maximum aggregate amount to be so reimbursed shall not exceed $200,000.

APPRAISAL RIGHTS

        Pursuant to Section 262 of the Delaware General Corporation Law, SBRG stockholders may dissent from the merger and elect to have the fair value of their shares judicially determined and paid in cash, but only if the stockholder complies with the provisions of Section 262. Dissenters' rights of appraisal are not available to CKE stockholders.

        The following is a brief summary of the statutory procedures to be followed by SBRG stockholders in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of which is attached as Appendix D to this document.

        To dissent from the merger and demand appraisal, a SBRG stockholder must satisfy the following conditions:

        - deliver a written demand for appraisal to SBRG before the vote on the merger;

        - not vote in favor of the merger agreement (the return of a - proxy which does not specify a vote against the merger agreement or a direction to abstain will constitute a waiver of such stockholder's right of appraisal); and

        - continuously hold the SBRG shares from the date of the making of the demand through the effective time of the merger.

        If a stockholder fails to comply with any of these conditions and the merger becomes effective, he or she will be entitled only to receive the consideration provided in the merger agreement. Failure to vote on the merger proposal will not constitute a waiver of your appraisal rights. Voting against the merger will not satisfy the requirement of a written demand for appraisal.

        All written demands for appraisal should be addressed to: Santa Barbara Restaurant Group, Inc., 3938 State Street, Suite 200, Santa Barbara, California 93105, Attention: Theodore Abajian, President and Chief Executive Officer, before the vote concerning the merger agreement at the SBRG special meeting, and should be executed by, or on behalf of, the holder of record. If SBRG common stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If SBRG common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds SBRG common stock as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of SBRG common stock in the name of such record owner.

        Within ten days after the merger, CKE must give written notice that the merger has become effective to each stockholder of SBRG who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from CKE the appraisal of his or her SBRG shares. Within 120 days after the merger, either CKE, or any SBRG stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the SBRG shares held by all stockholders entitled to appraisal. CKE does not presently intend to file such a petition. Inasmuch as CKE has no obligation to file such a petition, the failure of an eligible stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy is delivered to CKE, CKE will then be obligated within 20 days of receipt of such copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing to determine those stockholders who have complied with
Section 262 and who have become entitled to appraisal rights.

        The Court of Chancery will then appraise the SBRG shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by CKE of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the same.

        Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their SBRG shares determined under Section 262 could be more than, the same as, or less than the consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

        Costs of the appraisal proceeding may be determined by the Court of Chancery and assessed upon the parties by the court as the court deems equitable in the circumstances.

        Failure to comply strictly with these procedures will cause the stockholder to lose his or her appraisal rights. Consequently, any stockholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.

PENDING LITIGATION

        CKE and SBRG are from time to time the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect CKE and/or SBRG and its restaurants, regardless of whether such allegations are valid or whether CKE and/or SBRG are liable. CKE and SBRG also are the subject of complaints or allegations from employees and franchisees from time to time. CKE and/or SBRG believe that the lawsuits, claims and other legal matters to which they have become subject in the course of their business are not material to their business, financial condition or results of operations, but an existing or future lawsuit or claim could result in an adverse decision against CKE and/or SBRG that could have a material adverse effect on CKE's and/or SBRG's business, financial condition and results of operations.

        On January 11, 2002, a former general manager at one of SBRG's La Salsa restaurants filed a complaint in Los Angeles County Superior Court, seeking class action certification and alleging that approximately 100 general managers were improperly denied overtime compensation for more than eight hours of work per day and/or more than 40 hours per week in violation of California law. SBRG intends to vigorously defend against this suit, and although SBRG has not had the opportunity to fully investigate the claims stated in the complaint, it believes that the putative class members were performing exempt management work and were therefore not entitled to receive overtime compensation. However, if the plaintiff is able to achieve class certification and prevails on the merits of the case, SBRG could potentially be liable for significant amounts.

ACCOUNTING TREATMENT

        The merger will be accounted for using the "purchase" method in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations". Accordingly, the assets and liabilities of SBRG will be recorded on the books of CKE at their respective fair values at the effective time of the merger, with the excess, if any, allocated to goodwill.

                              THE MERGER AGREEMENT

        The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you are urged to read the merger agreement carefully. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.

GENERAL

        In the merger, shares of SBRG common stock will be converted into the right to receive merger consideration consisting of shares of CKE. For information describing how the merger consideration will be determined, see "The Merger -- Merger Consideration."

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; TRANSFERS

        All shares of CKE common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the merger. If a dividend or other distribution is declared by CKE in respect of the CKE common stock, the record date for which is at or after the effective time of the merger, that declaration will include dividends or other distributions in respect of all shares issuable in the merger agreement. CKE's senior credit facility prohibits the payment of dividends and CKE has therefore adopted a policy of not paying dividends to its stockholders. CKE does not expect to change its policy of not paying dividends at or after the effective time of the merger. No dividends or other distributions in respect of the CKE common stock will be paid to any holder of any unsurrendered SBRG stock certificate until such SBRG stock certificate is surrendered for exchange in accordance with the merger agreement. Subject to applicable law, following surrender of any such SBRG stock certificate, there will be issued and/or paid to the holder of the certificates representing whole shares of CKE common stock issued in exchange therefor, without interest, (1) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger theretofore payable with respect to such shares of CKE common stock and not paid, and (2) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CKE common stock with a record date after the effective time of the merger but with a payment date subsequent to surrender. Neither SBRG, CKE nor the exchange agent or any other person will be liable to any former holder of shares of SBRG common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

CORPORATE GOVERNANCE

        The merger agreement provides that the Certificate of Incorporation and By-laws of the wholly-owned subsidiary of CKE which will be merged with and into SBRG as in effect immediately prior to the merger will continue to be the Certificate of Incorporation and By-laws of the surviving corporation after the merger.

REPRESENTATIONS AND WARRANTIES

        The merger agreement contains customary reciprocal representations and warranties of CKE and SBRG as to, among other things:

        -       due organization and good standing;

        - corporate authority to enter into the merger agreement and related matters;

        - absence of conflicts with organizational documents and material agreements;

        -       capitalization;

        -       necessary regulatory approvals;

        -       reports filed with the SEC;

        -       financial statements;

        -       undisclosed liabilities;

        -       absence of certain changes;

        -       transactions with affiliates;

        -       litigation;

        -       tax matters;

        -       employee benefit matters;

        -       compliance with laws;

        -       environmental matters; and

        -       financial advisors.

        None of the representations and warranties contained in the merger agreement will survive the merger.

CONCEPT OF "MATERIAL ADVERSE EFFECT"

        Many of the representations and warranties included in the merger agreement are qualified by the concept of "material adverse effect." The concept of material adverse effect also applies to some of the covenants and conditions to the merger described under "-- Certain Covenants" and "-- Conditions to the Merger" below. For purposes of the merger agreement, the concept of "material adverse effect" means a material adverse effect on the financial condition, business or results of operations of CKE or SBRG, as the case may be, taken as a whole, other than effects caused by:

        -       changes in general economic or securities markets conditions;

        -       changes in interest rate levels;

        - in the case of SBRG, the identity of CKE as the acquiring company or CKE's conduct with respect to the transactions contemplated by the merger agreement prior to the merger;

        - in the case of CKE, the identity of SBRG as the acquired company or SBRG's conduct with respect to the transactions contemplated by the merger agreement prior to the merger; or

        - the public announcement of the transactions contemplated by the merger agreement.

CERTAIN COVENANTS

        CONDUCT OF SBRG'S BUSINESS PRIOR TO THE MERGER. SBRG has agreed that after the date of the merger agreement and prior to the merger it will conduct its businesses in all material respects in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact its business organization, maintain in effect all material licenses, approvals and authorizations, and preserve existing relationships with its key employees, key agents, material customers, lenders, suppliers and others having material business relationships with SBRG.

        Specifically, SBRG has agreed that without the prior written consent of CKE (which consent cannot be unreasonably withheld or delayed) and except as otherwise expressly contemplated by the merger agreement, it will not, and will not permit its subsidiaries to:

        -       amend or modify their charter documents or by-laws;

        - take any action that would prevent or materially impair the ability of SBRG to consummate the merger;

        - split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution in respect of its capital stock or the capital stock of any of its subsidiaries which are not wholly-owned, or redeem, repurchase or otherwise acquire any of its securities or the securities of any of its subsidiaries which are not wholly-owned;

        - issue, deliver or sell any shares of its capital stock or any securities convertible into or exercisable for any such capital stock other than upon the exercise of stock options or warrants, pursuant to existing employee plans in accordance with their present terms or in fulfillment of its obligations to make matching contributions to participants in SBRG's employee stock purchase plan;

        - incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (a) contemplated by the capital expenditure budgets for SBRG and its subsidiaries, (b) incurred in the ordinary course of business, or (c) which are not otherwise described in clause (a) or (b) and which are not in excess of $250,000;

        - except for acquisitions in the ordinary course of the investment activities of SBRG and its subsidiaries consistent with past practice, acquire any assets of, or equity interests in, any person or entity having a fair market value in excess of $100,000;

        - sell, lease, encumber or otherwise dispose of any assets, other than (a) in the ordinary course of business consistent with past practice, (b) equipment and property no longer used in the operation of SBRG's business, (c) the sale of a Timber Lodge restaurant located in Tucson, Arizona and (d) sales or other dispositions of assets related to discontinued operations;

        - incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or rights to acquire any debt securities, or guarantee any debt securities of others or request any advances in respect of, or make any drawdowns on, any existing indebtedness which advance or drawdown exceeds $100,000 individually or $250,000 in the aggregate;

        - amend, modify or terminate material agreements or arrangements or otherwise waive, release or assign any of their material rights, claims or benefits thereunder;

        - other than in the ordinary course of business consistent with past practice, or as required by law or by an agreement existing on the date of the merger agreement, or as otherwise contemplated by the merger agreement, (a) increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (b) adopt any severance program or grant any material severance or termination pay to any director, officer or employee of SBRG or any of its subsidiaries, (c) adopt or implement any employee retention program or other incentive arrangement not in existence on the date of the merger agreement, (d) adopt any additional employee benefit plan, or, other than in the ordinary course of business, make any material contribution to any existing employee benefit plan or (e) amend in any material respect any existing SBRG employee plan;

        - change SBRG's methods of accounting in effect at December 28, 2000, except as required by changes in GAAP or by Regulation S-X of the SEC, as concurred in by its independent public accountants, or change SBRG's fiscal year;

        - other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of SBRG;

        - pay, discharge, settle or satisfy any claim, liability or obligation other than (a) for an amount of $100,000 or less, and
                (b) ordinary course repayment of indebtedness or payment of contractual obligations when due;

        - take any action that would cause any of SBRG's representations and warranties in the merger agreement to become untrue in any material respect; and

        -       agree or otherwise commit to do any of the foregoing.

        CONDUCT OF CKE'S BUSINESS PRIOR TO THE MERGER. CKE has agreed that after the date of the merger agreement and prior to the merger it will conduct its businesses in all material respects in the ordinary course consistent with past practice, and use commercially reasonable efforts to preserve intact, its business organization, maintain in effect all material licenses, approvals and authorizations, and except for the repayment or restructuring of indebtedness, preserve existing relationships with its material customers, suppliers and others having material business relationships with CKE.

        Specifically, CKE has agreed that without the prior written consent of SBRG (which consent cannot be unreasonably withheld or delayed) and except as otherwise expressly contemplated by the merger agreement, it will not, and will not permit its subsidiaries to:

        - amend or modify their charter documents or by-laws, except for amendment which do not have a material adverse effect as described under -- Concept of "Material Adverse Effect;"

        - take any action that would prevent or materially impair the ability of CKE to consummate the merger;

        - take any action that would cause any of CKE's representations and warranties in the merger agreement to become untrue in any material respect; and

        -       agree or otherwise commit to do any of the foregoing.

        NO SOLICITATION OF TRANSACTIONS. Pursuant to the merger agreement:

        (a) SBRG has agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of SBRG or any SBRG subsidiary, directly or indirectly, to:

        1. solicit, initiate or facilitate or encourage the submission of any acquisition proposal (as defined below);

        2. engage in any negotiations regarding, or furnish to any person or entity any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any acquisition proposal;

        3. grant any waiver or release under any standstill or similar agreement with respect to any class of SBRG's equity securities; or

        4. other than in the manner described in (c) below, enter into any agreement with respect to any acquisition proposal.

        However, SBRG may take any of the actions described in clauses 1, 2, 3 or 4 above in respect of any person who makes an acquisition proposal, but only if:

        - SBRG's Board of Directors by a majority vote determines in its good faith judgment that either (x) such acquisition proposal constitutes a superior proposal, as defined below, and provides written notice of termination of the merger agreement between SBRG and CKE in the manner described in clause (c) below, or (y) such acquisition proposal could be reasonably expected to lead to a superior proposal; and

        - prior to furnishing any non-public information to any person who makes an acquisition proposal, such person shall have entered into a confidentiality agreement with SBRG.

        For purposes of the merger agreement, an "acquisition proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, 25% or more of:

        -       any class of equity securities of SBRG; or

        -       the consolidated assets of SBRG and its subsidiaries;

other than the transactions contemplated by the merger agreement between SBRG and CKE.

        (b) Unless SBRG's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, its recommendation that SBRG stockholders vote to approve the merger, neither SBRG's Board of Directors nor any committee of the Board of Directors may recommend any acquisition proposal to SBRG stockholders. Notwithstanding the foregoing, nothing contained in the merger agreement will prevent SBRG's Board of Directors from complying with Rule 14e-2 under the Securities Exchange Act with respect to any acquisition proposal or making any disclosure required by applicable law.

        SBRG will notify CKE promptly, but in no event later than 48 hours, after receipt by SBRG or any of its subsidiaries (or any of their respective directors, officers, agents or advisors) of any acquisition proposal. Similarly, SBRG will notify CKE of any contacts concerning, or any request for non-public information or for access to the properties, books or records of SBRG or any SBRG subsidiary or any request for a waiver or release under any standstill or similar agreement, by any person that has made an acquisition proposal or indicates that it is considering making an acquisition proposal. This notice to CKE will state the identity of the offeror and, if an acquisition proposal is made, the material terms of the acquisition proposal. SBRG will keep CKE reasonably informed of the status and material terms of any such acquisition proposal.

        (c) SBRG may terminate the merger agreement at any time before the merger agreement has been approved by a majority of the shares of SBRG common stock outstanding if:

        - SBRG's Board of Directors shall have authorized SBRG, subject to the terms and conditions of the merger agreement to enter into a binding agreement concerning a transaction that constitutes a superior proposal; and

        - SBRG notifies CKE that it intends to enter into such an agreement, specifying the material terms and conditions of such agreement.

        In connection with the foregoing, SBRG has agreed that it will not terminate the merger agreement if, within three business days of receiving notice that SBRG intends to enter into an agreement for a superior proposal, CKE makes an offer such that the Board of Directors of SBRG determines that the superior proposal is no longer a superior proposal. SBRG is not permitted to enter into another agreement during such three business day period. For purposes of the merger agreement, a "superior proposal" means a written proposal made by a person other than CKE which is (x) for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of 5% or more of (i) the SBRG common stock or (ii) the consolidated assets of SBRG and its subsidiaries, and (y) otherwise on terms which SBRG's Board of Directors by a majority vote determines in good faith, after consultation with its investment advisors and outside legal counsel, would result in a transaction, if consummated, that is more favorable to SBRG stockholders from a financial point of view, than the transaction contemplated by the merger agreement between SBRG and CKE.

        In making such determination, the SBRG Board of Directors is required to take into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including conditions to consummation (which shall not include a financing condition).

CONDITIONS TO THE MERGER

        MUTUAL CONDITIONS. The obligation of each of SBRG and CKE to effect the merger is subject to, among other things, the satisfaction or waiver at or prior to the merger of each of the following conditions:

        - approval of the merger by the holders of more than 50% of the shares of CKE common stock voting in person or by proxy at the CKE special meeting;

        - approval of the merger by the holders of more than 50% of the outstanding shares of SBRG common stock;

        - the registration statement filed with the SEC under the Securities Act to register the shares of CKE common stock to be issued in the merger, of which this joint proxy statement/prospectus is a part, having been declared effective, and no stop order suspending the effectiveness of the registration statement having been issued, and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn; and all state securities or "blue sky" authorizations necessary to carry out the transactions contemplated by the merger agreement having been obtained and being in effect;

        - the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act without the imposition of any condition that either CKE or SBRG sell, divest or otherwise dispose of any assets or conduct its business in a manner which would reasonably be expected to have a material adverse effect on the combined company, taken as a whole, after giving effect to the merger;

             - on the proposed date of the merger no governmental entity having issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger;

             - CKE and SBRG having obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by the merger agreement which, if not obtained or made, would render consummation of the merger illegal or would be reasonably likely to have a material adverse effect on the combined company, taken as a whole, after giving effect to the merger; and

             - if required, CKE shall have obtained the consent of its lenders under its senior credit facility to the merger.

        ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SBRG. In addition, the obligations of SBRG to consummate the merger are subject to the satisfaction or waiver of the following conditions:

        - CKE shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the merger, and the representations and warranties of CKE contained in the merger agreement shall be true and correct when made and at and as of the time of filing of the certificate of merger, as if made at and as of that time, except for such inaccuracies as would not be reasonably likely to have a material adverse effect on CKE;

        - SBRG having received a written opinion from Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, its tax counsel (or other counsel acceptable to SBRG), to the effect that the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code; and

        - since November 5, 2001 there shall not have occurred any change in the financial condition, business or operations of CKE that would be reasonably likely to have a material adverse effect on CKE.

        ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CKE. In addition, the obligations of CKE to consummate the merger are subject to the satisfaction or waiver of the following conditions:

        - SBRG shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the merger, and the representations and warranties of SBRG contained in the merger agreement shall be true and correct when made and at and as of the time of filing of the certificate of merger, as if made at and as of that time, except for such inaccuracies as would not be reasonably likely to have a material adverse effect on SBRG;

        - since October 4, 2001 there shall not have occurred any change in the financial condition, business or operations of SBRG that would be reasonably likely to have a material adverse effect on SBRG; and

        - in the event the SBRG stockholders have an appraisal, dissenters' or similar rights under applicable law, no more than 2% of the SBRG stockholders, determined as of the record date for the SBRG special meeting, shall have made an effective demand for exercise of their appraisal, dissenters' or similar rights under applicable law.

TERMINATION

        The merger agreement may be terminated at any time prior to the merger, whether before or after approval of the merger agreement by the SBRG stockholders or the CKE stockholders:

        -       by mutual written agreement of SBRG and CKE;

        - by either SBRG or CKE, if the merger has not been consummated by March 29, 2002 (which date may be extended by either party to June 28, 2002 if all regulatory approvals have not been obtained or the waiting period under the Hart-Scott-Rodino Act has not expired or been terminated; however, this right to terminate the merger agreement will not be available to a party whose breach of any obligations under the merger agreement has been the cause of the failure of obtaining such regulatory approvals prior to March 29, 2002);

        - by either SBRG or CKE, if there is any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or if a court or other governmental entity having competent jurisdiction has issued a nonappealable final order enjoining CKE or SBRG from completing the merger; or

        - by either SBRG or CKE, if the SBRG stockholders or the CKE stockholders have not approved the merger agreement as required.

        The merger agreement may be terminated by SBRG if:

        - at any time prior to the approval of the merger agreement by the SBRG stockholders, SBRG's Board of Directors has determined to enter into an agreement for a superior proposal (see " -- Certain Covenants -- No Solicitation of Transactions" above); or

        - at any time prior to the effective date of the merger, whether before or after the approval of the merger agreement by the SBRG stockholders or the CKE stockholders: (1) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of CKE set forth in the merger agreement has occurred which would cause the conditions to SBRG's obligations to complete the merger not to be satisfied, and either these conditions are incapable of being satisfied by March 29, 2002 (or, if the termination date has been extended as described above, June 28, 2002) or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by SBRG to CKE; or (2) the average CKE share price falls below $6.25.

        The merger agreement may be terminated by CKE, if:

        - the SBRG Board of Directors shall have amended, modified, withdrawn, conditioned or qualified its recommendation for approval of the merger by the stockholders of SBRG in a manner materially adverse to CKE; or

        - at any time prior to the effective date of the merger, whether before or after the approval of the merger agreement by the SBRG stockholders or the CKE stockholders: (1) the SBRG Board of Directors shall have recommended any acquisition proposal to the SBRG stockholders, or failed to recommend that the SBRG stockholders vote to approve the merger; or (2) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of SBRG set forth in the merger agreement has occurred which would cause the conditions to CKE's obligations to complete the merger not to be satisfied, and either these conditions are incapable of being satisfied by March 29, 2002 (or, if the termination date has been extended as described above, June 28, 2002) or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by CKE to SBRG.

        SBRG has not determined at this time what it intends to do if the average CKE share price falls below $6.25 at closing.

AMENDMENT AND WAIVER

        Any provision of the merger agreement may be amended or waived prior to the merger in the case of an amendment, by SBRG and CKE, or, in the case of a waiver, by the party against whom the waiver is to be effective. However, no such amendment or waiver shall be made after SBRG's stockholders approve the merger, without the further approval of SBRG's stockholders, that would require such approval under applicable law.

                RELATED PARTY TRANSACTIONS AND MATERIAL CONTRACTS

     CKE and SBRG share certain directors. Specifically, William P. Foley, II serves as Chairman of the Board of both CKE and SBRG and Frank P. Willey and Andrew F. Puzder are members of both CKE's and SBRG's Board of Directors. In addition, Andrew F. Puzder is the Chief Executive Officer and President of CKE. Mr. Puzder was also the Chief Executive Officer of SBRG from August 1997 to June 2000.

     In May 1995, CKE and SBRG entered into an initial agreement to offer The Green Burrito menu at selected Carl's Jr. locations. In July 2000, this agreement was terminated and was replaced by a new master franchise agreement, which was subsequently amended in December 2000. Through this dual-branding relationship, CKE is SBRG's largest franchisee. For SBRG's fiscal years ended 2000, 1999 and 1998 and the forty week periods ended October 4, 2001 and October 5, 2000, SBRG recognized franchise revenues generated from CKE dual-concept franchise stores of $711,000, $837,000, $990,000, $337,000 and $559,000,
respectively. SBRG has a receivable balance at October 4, 2001 of $46,000, related to royalty and franchise fee payments due from CKE.

     The CKE agreement with SBRG, as amended, provides for a new conversion schedule which requires the conversion of a total of 233 Carl's Jr. restaurants to Carl's Jr./Green Burrito dual-brand restaurants by the end of calendar 2002. Additionally, CKE now directly manages the Green Burrito menu in CKE's dual-branded stores and CKE franchise fee and royalties payable to SBRG have been reduced. As of October 4, 2001, 109 Carl's Jr. company-operated locations have been converted to Carl's Jr./Green Burrito dual concept restaurants. CKE is required to pay an initial franchise fee for each restaurant opened and remit royalties on The Green Burrito food sales to SBRG. At the end of fiscal 1996, CKE elected to sub-franchise, and shortly thereafter began offering, the Carl's Jr./Green Burrito dual-brand to our franchise community. As of October 4, 2001, 88 franchised Carl's Jr. restaurants have been converted to the Carl's Jr./Green Burrito concept. CKE receives a portion of the fee for each franchise conversion and royalties from CKE's franchisees' Green Burrito food sales.

     Pursuant to the Master Franchise Agreement between SBRG and CKE, CKE assumed all operational support, training and other supervisory functions related to CKE's dual-concept restaurants, in exchange for a reduction of approximately 25% of the ongoing royalty fees and an approximate 65% reduction in franchise fees paid to SBRG by CKE.

     The initial term of the franchise agreements for CKE-owned locations is 15 years with a 10-year renewal period. The franchise agreements also allow for an early termination on a per-store basis if royalties payable to SBRG for such location are less than an average of $250 per month for any calendar year.

     On September 1, 1998, CKE sold 14 company-operated JB's Restaurants and two Galaxy Diner restaurants to Timber Lodge Steakhouse, Inc. for 687,890 shares of Timber Lodge common stock, which was converted into SBRG common stock in connection with the merger of Timber Lodge and SBRG. That year, CKE also sold its wholly owned subsidiary, JB's Restaurants, Inc., which consisted of the remaining 48 company-operated JB's Restaurants and the JB's franchise system together with four Galaxy Diner restaurants, to SBRG for one million shares of SBRG common stock. During fiscal 2001, CKE sold its shares of SBRG to American National Financial, Inc., an affiliate of Fidelity National Financial, Inc., and therefore no longer holds an ownership interest in SBRG.

     In July 2001, the CKE's Board of Directors approved the adoption of CKE Restaurants, Inc. Employee Stock Purchase Loan Plan and the Non-Employee Director Stock Purchase Loan Program. The purpose of these programs is to provide key employees and directors with further incentive to maximize stockholder value. Program funds must be used to make private or open market purchases of Company common stock through a broker-dealer designated by the Company. All loans are full recourse and unsecured, and have a five-year term. Interest accrues on the loans at a rate of 6.0% per annum, due at maturity. However, in the event that the stock is sold, transferred or pledged, the interest rate is adjusted to the prime rate plus 4%. These loans may be prepaid anytime without penalty. Pursuant to the Stock Purchase Agreement dated August 20, 2001, SBRG sold to certain participants in the programs 189,900 shares of CKE common stock held by SBRG at a purchase price of $5.72 per share for an aggregate purchase price of $1,086,228 and CKE provided the loans necessary for such participants to purchase the CKE common stock from SBRG. Each of the purchasers is an officer and/or director of CKE. Messrs. Foley, Willey and Puzder were participants in the programs.


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

                        DESCRIPTION OF CKE CAPITAL STOCK


     The following description does not purport to be complete and is qualified in its entirety by reference to CKE's Certificate of Incorporation and By-laws and to the Delaware General Corporation Law.

GENERAL

     The authorized capital stock of CKE consists of 100,000,000 shares of CKE common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of January 25, 2002, there were 52,136,494 shares of CKE common stock outstanding, and no shares of CKE preferred stock outstanding.

CKE COMMON STOCK

     The holders of CKE common stock are entitled to receive dividends, and when declared by CKE's Board of Directors out of funds legally available therefor, and may be paid in cash, stock or other property. CKE is prohibited by its senior credit facility from paying dividends and therefore CKE has adopted a policy of not paying dividends to its stockholders. CKE has not paid dividends since May 2000. CKE does not anticipate that it will commence paying cash dividends following the merger. In the event of the dissolution of CKE, holders of CKE common stock will share ratably in all assets remaining after payment of liabilities and after providing for any liquidation preference for any outstanding shares of preferred stock. Each holder of CKE common stock is entitled to one vote for each share held of record on all matters presented for a vote at a stockholders meeting, including the election of directors. Holders of CKE common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional authorized shares of CKE common stock may be issued without stockholder approval.

CKE PREFERRED STOCK

     The authorized but unissued shares of CKE preferred stock are available for issuance from time to time at the discretion of CKE's Board of Directors without stockholder approval. The CKE Board of Directors has the authority to determine, for each series of CKE preferred stock it establishes, the number, designation, preferences, limitations, and relative rights of the shares of such series, subject to applicable law and the provisions of any then-outstanding series of CKE preferred stock. The terms of any series of CKE preferred stock, including the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other CKE stockholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on the payment of dividends on the CKE common stock if dividends on the CKE preferred stock are in arrears, dilution of the voting power of other CKE stockholders to the extent a series of CKE preferred stock has voting rights, and reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of CKE preferred stock.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of CKE's Certificate of Incorporation may make it less likely that CKE's management would be changed, or someone would acquire voting control of CKE, without the consent of the CKE Board of Directors. These provisions may delay, deter or prevent tender offers or takeover attempts that CKE's stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow CKE stockholders to receive a premium over the market price of CKE common stock.

     TRANSACTIONS WITH INTERESTED STOCKHOLDERS. CKE's Certificate of Incorporation prohibits certain business combinations between CKE and interested stockholders, which include direct and indirect owners of 5% or more of the voting stock of CKE and their affiliates, unless those transactions are approved by holders of at least 66-2/3% of the outstanding voting stock not owned by any interested stockholders, voting together as a single class. Business combinations requiring the 66-2/3% stockholder approval include:

     - any merger or consolidation with an interested stockholder or a corporation affiliated with an interested stockholder;

     - any sale, lease, pledge, exchange, mortgage or other transfer or disposition of CKE assets valued at 10% or more of the fair market value of CKE's consolidated assets to an interested stockholder or person or entity affiliated with an interested stockholder, other than in the ordinary course of business;

     - the issuance, pledge or transfer by CKE of any CKE securities, or the securities of one or more of its subsidiaries, to an interested stockholder in exchange for consideration with a value of 10% or more of the fair market value of CKE's consolidated assets, unless such person is acting as an underwriter for such securities;

     - any sale, lease, pledge, exchange, mortgage or other transfer or disposition of the assets of any interested stockholder or any person or entity affiliated with an interested stockholder with a value of 10% or more of the fair market value of the consolidated assets of CKE to CKE or one or more of its subsidiaries, other than in the ordinary course of business;

     - any transaction which results in the issuance or transfer by CKE of any stock of CKE to an interested stockholder, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into CKE stock, (2) pursuant to a merger under Section 251(g) of the Delaware General Corporation Law, (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of CKE, (4) pursuant to an exchange offer by CKE to purchase stock made on the same terms to all holders of such stock, or (5) any issuance or transfer of stock by CKE provided there is not an increase to an interested stockholders proportionate share of the such stock;

     - any transaction involving CKE which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of CKE which is owned by an interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by an interested stockholder; and

     - any receipt by an interested stockholder of the benefit, directly or indirectly of any loans, advances, guarantees, pledges or other financial benefits, other than as specified above, provided by or through CKE.

     However, if 66 2/3% of the directors approve the business combination, the 66 2/3% stockholder approval requirement does not apply.

     PREFERRED STOCK MAY BE ISSUED WITHOUT STOCKHOLDER APPROVAL. CKE's Certificate of Incorporation permits its Board of Directors, at any time and without stockholder approval, to issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of CKE through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring CKE's then existing management could stop a takeover by preventing the person trying to take control of CKE from acquiring the voting shares necessary to take control.

     CLASSIFIED BOARD OF DIRECTORS. Members of the CKE Board of Directors are divided into three classes and serve staggered three-year terms. This means that only approximately one-third of the directors are elected at each annual meeting of stockholders, and that it would take two years to replace a majority of the directors by means of such elections. Under CKE's Certificate of Incorporation, directors can be removed from office during their terms only if holders of at least 50% of the outstanding voting stock, voting together as one class, approve the removal. Holders of at least 66 2/3% of the outstanding voting stock, voting together as a single class, must approve any proposal to amend, repeal or adopt any provisions inconsistent with this provision.

     RESTRICTION ON STOCKHOLDER ACTIONS BY WRITTEN CONSENT. CKE's Certificate of Incorporation provides that any action required or permitted to be taken by CKE's stockholders must be effected at a duly called annual or special meeting of stockholders and not by written consent. Special meetings of stockholders may be called only by the Board of Directors. Holders of at least 66 2/3% of CKE's outstanding voting stock, voting together as one class, must approve any proposal to amend, repeal or adopt any provision inconsistent with these provisions.

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


     ADVANCE NOTICE OF REQUIREMENTS FOR DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS. CKE's stockholders can nominate candidates for the Board of Directors. However, stockholders must follow the advance notice procedures described in the CKE By-laws. In general, a stockholder must submit a written notice of the nomination to CKE's Corporate Secretary at least 90 days before a scheduled annual meeting of stockholders, or by the seventh day following the first public announcement of the date of such meeting. The notice must set forth specific information about the nominee for the Board of Directors and stockholder making the nomination.

     Stockholders can make proposals relating to other business of CKE to be considered at an annual meeting only pursuant to the advance notice procedures described in the CKE By-laws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal at least 90 days before the date set for the annual meeting, or by the seventh day following the first public announcement of the date of such meeting.

     DIRECTORS' ABILITY TO AMEND BY-LAWS. Under the CKE By-laws, CKE's Board of Directors can adopt, amend or repeal by-laws subject to limitations imposed by Delaware law. However, pursuant to CKE's Certificate of Incorporation, the Board of Directors may not amend or repeal by-law provisions relating to (1) the calling of special meetings of stockholders, (2) actions by stockholders without a meeting, (3) the election of directors, (4) business combinations and (5) appraisal rights, without the vote of a majority of the directors and at least 66 2/3% of CKE's outstanding voting stock. CKE stockholders also have the power to change or repeal provisions of the CKE By-laws, other than those enumerated above requiring a special vote, by majority vote at an annual or special meeting of stockholders.

     ADDITIONAL AUTHORIZED SHARES OF CAPITAL STOCK. CKE's Board of Directors may issue additional shares of authorized CKE common stock available for issuance, in addition to their ability to issue preferred stock as discussed above, at such times, under such circumstances and with such terms and conditions as the Board of Directors may determine to impede a change in control of CKE.

                    COMPARISON OF RIGHTS OF SBRG STOCKHOLDERS
                              AND CKE STOCKHOLDERS

     Upon the exchange of their shares for shares of CKE common stock pursuant to the merger, holders of SBRG common stock will become holders of CKE common stock, and their rights will be governed by Delaware law and by CKE's Certificate of Incorporation and By-laws. Because both CKE and SBRG are incorporated under the laws of the State of Delaware, the material differences between the rights of holders of SBRG common stock and the rights of holders of CKE common stock result solely from differences in their governing corporate documents, as summarized below.

     Copies of the SBRG Certificate of Incorporation and By-laws and the CKE Certificate of Incorporation and By-laws are incorporated herein by reference and will be sent to stockholders upon request. See "Where You Can Find More Information."

AUTHORIZED STOCK

     The SBRG Certificate of Incorporation provides for authorized stock consisting of 50,000,000 shares of SBRG common stock, par value $0.08 per share, and no shares of preferred stock.

     The CKE Certificate of Incorporation provides for authorized stock consisting of 100,000,000 shares of CKE common stock, par value $0.01 per share, and 5,000,000 shares of CKE preferred stock, par value $0.01 per share.

ELECTION AND SIZE OF BOARD OF DIRECTORS

     The SBRG By-laws provide that SBRG may have not less than three and no more than ten directors. The current SBRG Board of Directors is composed of seven directors.

     The CKE By-laws fix the number of directors at nine and provide that such number may be increased or decreased from time to time by a resolution adopted by the CKE Board of Directors. The current CKE Board of Directors is composed of nine directors.

REMOVAL OF DIRECTORS

     Any director or the entire SBRG Board of Directors may be removed from office, with or without cause, by the affirmative vote of the holders of more than 50% of the voting power of the outstanding shares of stock entitled to vote in the election of directors. Delaware law permits classified boards of directors, however SBRG does not currently have a classified board. In the event that SBRG later classifies its board, Delaware law provides that stockholders could remove the directors only for cause.

     The CKE Certificate of Incorporation provides that, subject to the rights of holders of any series of preferred stock, any director or the entire CKE Board of Directors may be removed from office only with cause and only by the affirmative vote of the holders of more than 50% of the combined voting power of the outstanding shares of stock entitled to vote in the election of directors.


AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under Delaware law, unless a higher vote is required by a corporation's certificate of incorporation, an amendment to the certificate of incorporation must be approved by a majority of the outstanding shares and a majority of the outstanding shares of each class entitled to vote upon the proposed amendment.

     The SBRG Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding voting securities of SBRG to amend SBRG's Certificate of Incorporation.

     The CKE Certificate of Incorporation requires the holders of at least 66 2/3% of the outstanding voting stock and the vote of a majority of the directors, to approve any proposal to amend, repeal or adopt any provisions inconsistent with those provisions of the CKE Certificate of Incorporation governing the calling of special meetings of stockholders, actions by stockholders without a meeting, the election of the directors, business combinations and appraisal rights. For all other provisions of CKE's Certificate of Incorporation, amendments require the affirmative vote of the holders of a majority of the outstanding voting securities of CKE. See "Description of CKE Capital Stock -- Anti-Takeover Provisions."

AMENDMENTS TO BY-LAWS

     Delaware law provides that a corporation's by-laws may be amended by that corporation's stockholders, or, if so provided in its certificate of incorporation, the corporation's directors.

     Under the SBRG By-laws, SBRG's Board of Directors and stockholders can adopt, amend or repeal by-laws subject to limitations imposed by Delaware law.

     Under the CKE By-laws, CKE's Board of Directors can adopt, amend or repeal by-laws subject to limitations imposed by Delaware law. However, pursuant to CKE's Certificate of Incorporation, the Board of Directors may not amend or repeal by-law provisions relating to (1) the calling of special meetings of stockholders, (2) actions by stockholders without a meeting, (3) the election of directors, (4) business combinations and (5) appraisal rights, without the vote of a majority of the directors and at least 66 2/3% of CKE's outstanding voting stock. CKE stockholders also have the power to change or repeal provisions of the CKE By-laws, other than those enumerated above requiring a special vote, by majority vote at an annual or special meeting of stockholders.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

     Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors

(except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

     The SBRG Certificate of Incorporation does not contain vote requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law.

     The CKE Certificate of Incorporation does not contain vote requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law, except with respect to business combinations with interested stockholders, which require the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting securities of CKE. See "Description of CKE Capital Stock -- Anti-Takeover Provisions."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     In general, Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person who owns 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder. The term "business combination" includes mergers or consolidations with an interested stockholder and certain other transactions with an interested stockholder.

     The effects of Section 203 may be avoided if: (1) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     SBRG is subject to the provisions of Section 203.

     CKE opted out of, and is not governed by the provisions of, Section 203.

                                 LEGAL MATTERS

     The validity of the shares of CKE common stock to be issued to SBRG stockholders pursuant to the merger will be passed upon by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, will deliver an opinion concerning certain federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of CKE as of January 31, 2001 and 2000 and for each of the years in the three-year period ended January 31, 2001 have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of SBRG and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included in this joint proxy statement/prospectus in Appendix E in reliance upon the report of KPMG LLP, independent accountants, appearing in Appendix E, upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS
     Stockholder proposals intended to be presented at the 2002 annual meeting of stockholders of CKE must have been received by the corporate secretary of CKE by January 11, 2002 for inclusion in the proxy materials for that meeting.

     Any CKE stockholder who intends to present a proposal at CKE's next annual meeting of stockholders must deliver or mail a notice to CKE's corporate secretary, together with a brief description of the business desired to be brought before the meeting. If the stockholder's notice is not timely given, CKE may exercise discretionary voting with respect to the proxies to be solicited by CKE's Board of Directors and delivered to CKE in connection with that meeting. To be timely, this notice must be received at CKE's principal executive offices not less than 60 days nor more than 90 days prior to the meeting, if at least 70 days notice or prior public disclosure of the date of the meeting is given or made to CKE's stockholders. Otherwise, the stockholder's notice will be timely if received not later than the close of business on the tenth day following the date on which notice of the date of the next annual meeting is mailed or such public disclosure was made.

     Because of the special meeting of stockholders being held to consider the merger, and because after the merger SBRG stockholders will become CKE stockholders, SBRG does not intend to hold an annual meeting of stockholders in 2002. If the merger does not occur, however, the Board of Directors of SBRG will call for an annual meeting of stockholders to conduct regular business, and stockholder proposals intended to be presented at the 2002 annual meeting of stockholders of SBRG must have been received by the corporate secretary of SBRG by March 8, 2002 for inclusion in the proxy materials for that meeting.


                       WHERE YOU CAN FIND MORE INFORMATION

     CKE has filed with the SEC a registration statement on Form S-4 to register under the Securities Act the shares of CKE common stock to be issued to SBRG stockholders pursuant to the merger. The registration statement, including the exhibits and schedules attached thereto, contains additional relevant information about CKE and CKE common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus. In addition, attached hereto as Appendix E is SBRG's Annual Report on Form 10-K and Form 10-K/A for the year ended December 28, 2000 and attached hereto as Appendix F is SBRG's Quarterly Report on Form 10-Q for the quarterly period ended October 4, 2001.

     CKE and SBRG file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the following locations of the SEC:

      Public Reference Room                     Chicago Regional Office
      450 Fifth Street, N.W.                        Citicorp Center
           Room 1024                            500 West Madison Street
      Washington, D.C. 20549                          Suite 1400
                                               Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, such as CKE and SBRG, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about CKE at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below, and any amendments to those documents, that we have previously filed with the SEC. These documents contain important information about our companies:


CKE SEC FILINGS                                                  PERIOD OR DATE FILED
----------------                                                 --------------------
(FILE NO. 1-11313)
Annual Report on Form 10-K, as amended                           Year ended January 29, 2001

Quarterly Reports on Form10-Q, as amended                        Quarterly Periods ended May 21, 2001, August 13, 2001
                                                                 and November 5, 2001

Current Reports on Form 8-K                                      Filed on March 20, 2001

Definitive Additional Proxy Material on Form DEFA14A             Filed on November 19, 2001, December 6, 2001,
                                                                 December 21, 2001 and January 25, 2002

Description of CKE common stock, par value $0.01 per share, in Filed on April 8, 1994 the CKE registration statement on Form 8-A12B, including any amendment or report filed for the purpose of updating such description

SBRG SEC FILINGS                                                 PERIOD OR DATE FILED
----------------                                                 --------------------
(FILE NO. 1-10576)
Annual Report on Form 10-K, as amended                           Year ended December 28, 2000

Quarterly Reports on Form 10-Q                                   Quarterly Periods ended April 19, 2001,
                                                                 July 12, 2001 and October 4, 2001

Definitive Additional Proxy Material on Form DEFA14A             Filed on November 19, 2001, December 21, 2001 and
                                                                 January 25, 2002

Description of SBRG common stock, par value $0.08 per share, Filed on July 7, 1990 contained in the SBRG registration statement filed on Form 8-A12B, including any amendment or report filed with the SEC for the purpose of updating such description

     CKE and SBRG also incorporate herein by reference additional documents that either company may file with the SEC between the date of this joint proxy statement/ prospectus and the date of the CKE special meeting or the SBRG special meeting, as applicable. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     CKE has supplied all information contained or incorporated by reference in this document relating to CKE, and SBRG has supplied all such information relating to SBRG.

     You can obtain any of the documents incorporated by reference in this document from CKE or SBRG, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:


CKE Restaurants, Inc.                   Santa Barbara Restaurant Group, Inc.
3916 State Street, Suite 300            3938 State Street, Suite 200
Santa Barbara, California  93105        Santa Barbara, California  93105
Attention:  Dennis J. Lacey,            Attention: Theodore Abajian, President and
            Chief Financial Officer                Chief Executive Officer
Phone number:  (714) 774-5796                      Phone number:  (805) 563-3644



     If you would like to request documents from CKE, please do so by February 21, 2002 to receive them before the CKE special meeting. If you would like to request documents from SBRG, please do so by February 21, 2002 to receive them before the SBRG special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 30, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CKE COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A


                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 20, 2001

                                 BY AND BETWEEN

                              CKE RESTAURANTS, INC.

                                       AND

                      SANTA BARBARA RESTAURANT GROUP, INC.
                       AND AMENDED AS OF JANUARY 24, 2002

                                Table of Contents

                                                                            Page
                                                                            ----
ARTICLE I        DEFINITIONS ............................................   A-1
   Section 1.1     Definitions ..........................................   A-1

ARTICLE II       THE MERGER .............................................   A-6
   Section 2.1     The Merger Sub .......................................   A-6
   Section 2.2     The Merger ...........................................   A-6
   Section 2.3     Certificate of Incorporation and By-laws of the
                   Surviving Corporation ................................   A-6
   Section 2.4     Board of Directors of the Surviving Corporation ......   A-6

ARTICLE III      CONVERSION OF SECURITIES AND RELATED MATTERS ...........   A-7
   Section 3.1     Conversion of Capital Stock ..........................   A-7
   Section 3.2     Fractional Shares; Adjustments .......................   A-7
   Section 3.3     Exchange of Certificates .............................   A-8
   Section 3.4     SBRG Stock Options and Warrants ......................   A-9
   Section 3.5     Section 3.5 Shares of Dissenting Stockholders ........  A-11

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF SBRG .................  A-11
   Section 4.1     Corporate Existence and Power ........................  A-11
   Section 4.2     Corporate Authorization ..............................  A-11
   Section 4.3     Governmental Authorization ...........................  A-11
   Section 4.4     Non-Contravention ....................................  A-12
   Section 4.5     Capitalization .......................................  A-12
   Section 4.6     Subsidiaries .........................................  A-13
   Section 4.7     The SBRG SEC Documents ...............................  A-13
   Section 4.8     Financial Statements .................................  A-14
   Section 4.9     No Material Undisclosed Liabilities ..................  A-14
   Section 4.10    Information to Be Supplied ...........................  A-14
   Section 4.11    Absence of Certain Changes ...........................  A-15
   Section 4.12    Transactions with Affiliates .........................  A-15
   Section 4.13    Litigation ...........................................  A-15
   Section 4.14    Taxes ................................................  A-15
   Section 4.15    Employees and Employee Benefits ......................  A-16
   Section 4.16    Compliance with Laws .................................  A-17
   Section 4.17    Directors' and Officers' Insurance Policies ..........  A-17
   Section 4.18    Environmental Matters ................................  A-17
   Section 4.19    Finders' Fees; Opinion of Financial Advisor ..........  A-18
   Section 4.20    Required Vote; Board Approval ........................  A-18
   Section 4.21    State Takeover Statutes ..............................  A-18

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF CKE ..................  A-19
   Section 5.1     Corporate Existence and Power ........................  A-19
   Section 5.2     Corporate Authorization ..............................  A-19
   Section 5.3     Governmental Authorization ...........................  A-19
   Section 5.4     Non-Contravention ....................................  A-19
   Section 5.5     Capitalization of CKE ................................  A-20
   Section 5.6     Subsidiaries .........................................  A-20
   Section 5.7     CKE SEC Documents ....................................  A-21
   Section 5.8     Financial Statements .................................  A-21
   Section 5.9     No Material Undisclosed Liabilities ..................  A-21
   Section 5.10    Information to Be Supplied ...........................  A-22
   Section 5.11    Absence of Certain Changes ...........................  A-22
   Section 5.12    Transactions with Affiliates .........................  A-23
   Section 5.13    Litigation ...........................................  A-23

                                Table of Contents
                                   (continued)

                                                                            Page
                                                                            ----
   Section 5.14    Taxes ................................................  A-23
   Section 5.15    Employees and Employee Benefits ......................  A-24
   Section 5.16    Compliance with Laws .................................  A-25
   Section 5.17    Directors' and Officers' Insurance Policies ..........  A-25
   Section 5.18    Environmental Matters ................................  A-25
   Section 5.19    Finders' Fees; Opinion of Financial Advisor ..........  A-25
   Section 5.20    Required Vote; Board Approval ........................  A-26
   Section 5.21    State Takeover Statutes ..............................  A-26

ARTICLE VI       COVENANTS OF SBRG ......................................  A-26
   Section 6.1     SBRG Interim Operations ..............................  A-26
   Section 6.2     Stockholder Meeting ..................................  A-28
   Section 6.3     Acquisition Proposals; Board Recommendation ..........  A-28

ARTICLE VII      COVENANTS OF CKE .......................................  A-30
   Section 7.1     CKE Interim Operations ...............................  A-30
   Section 7.2     Stockholder Meeting ..................................  A-30
   Section 7.3     Indemnification, Exculpation and Insurance ...........  A-30
   Section 7.4     Stock Exchange Listing ...............................  A-31

ARTICLE VIII     COVENANTS OF CKE AND SBRG ..............................  A-31
   Section 8.1     Reasonable Best Efforts ..............................  A-31
   Section 8.2     Certain Filings; Cooperation in Receipt of
                   Consents .............................................  A-32
   Section 8.3     Public Announcements .................................  A-33
   Section 8.4     Access to Information; Notification of
                   Certain Matters ......................................  A-34
   Section 8.5     Further Assurances ...................................  A-34
   Section 8.6     Tax Matters ..........................................  A-34
   Section 8.7     Control of Other Party's Business ....................  A-35
   Section 8.8     Affiliate Letters ....................................  A-35

ARTICLE IX       CONDITIONS TO THE MERGER ...............................  A-35
   Section 9.1     Conditions to the Obligations of Each Party ..........  A-35
   Section 9.2     Conditions to the Obligations of SBRG ................  A-36
   Section 9.3     Conditions to the Obligations of CKE .................  A-36

ARTICLE X        TERMINATION ............................................  A-37
   Section 10.1    Termination ..........................................  A-37
   Section 10.2    Effect of Termination ................................  A-38
   Section 10.3    Expenses .............................................  A-38

ARTICLE XI       INDEMNIFICATION ........................................  A-39
   Section 11.1    Liability for Breach of Representations and
                   Warranties, etc ......................................  A-39

ARTICLE XII      MISCELLANEOUS ..........................................  A-39
   Section 12.1    Survival .............................................  A-39
   Section 12.2    Notices ..............................................  A-39
   Section 12.3    Amendments; No Waivers ...............................  A-40
   Section 12.4    Successors and Assigns ...............................  A-40
   Section 12.5    Governing Law ........................................  A-40
   Section 12.6    Counterparts; Effectiveness; Third Party
                   Beneficiaries ........................................  A-40
   Section 12.7    Jurisdiction .........................................  A-40
   Section 12.8    Waiver of Jury Trial .................................  A-41
   Section 12.9    Enforcement ..........................................  A-41
   Section 12.10   Entire Agreement .....................................  A-41

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2001, and amended as of January 24, 2002 (the "Agreement"), is made and entered into by and among CKE Restaurants, Inc., a Delaware corporation ("CKE"), and Santa Barbara Restaurant Group, Inc., a Delaware corporation ("SBRG").

                                    RECITALS

      WHEREAS, the Boards of Directors of CKE and SBRG each have determined that a business combination between CKE and SBRG is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for CKE and SBRG to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

      WHEREAS, the transaction will be structured as a reverse triangular merger, wherein a wholly owned subsidiary of CKE will be merged with and into SBRG, with SBRG emerging as the surviving corporation and as a wholly-owned subsidiary of CKE;

      WHEREAS, the parties hereto intend that the merger provided for herein shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code") (a "368 Reorganization"); and

      WHEREAS, by resolutions duly adopted, the respective Boards of Directors of CKE and SBRG have approved and adopted this Agreement and the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows.

                                   ARTICLE I

                                   DEFINITIONS

      Section 1.1 Definitions.

            (a) As used herein, the following terms have the following meanings:

            "Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, twenty five percent (25%) or more of (i) any class of equity securities of SBRG or (ii) all or substantially all of the consolidated assets of SBRG and its Subsidiaries, other than the transactions contemplated by this Agreement.

            "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

            "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "Control" (including the correlative terms "Controlling", "Controlled By" and "Under Common Control With") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Average CKE Common Share Price" shall be determined on the second trading day immediately prior to the date of the Effective Time (the determination date) and shall mean the average of the daily closing sales prices of a CKE Common Share (calculated to the nearest 0.0001) on the NYSE Composite Transactions Tape for the 10 consecutive trading days immediately preceding and including the determination date (or, in the event that there is no trading of CKE Common Shares on any day during the 10-trading-day period, for such lesser number of days within such 10-trading-day period when CKE Common Shares are traded).

            "Average SBRG Common Share Price" shall be determined on the second day immediately prior to the Effective Time (the determination date) and shall mean the average of the daily closing sales prices of the SBRG Common Shares (calculated to the nearest 0.0001) on the NASDAQ Small Cap for the ten consecutive trading days immediately preceding and including the determination date (or, in the event that there is no trading of SBRG Common Shares on any day during the 10-trading-day period, for such lesser number of days within such 10-trading-day period when SBRG Common Shares are traded).

            "Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

            "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in San Francisco, California.

            "CKE" is defined in the Introduction hereto.

            "CKE Balance Sheet" means CKE's consolidated balance sheet included in the CKE 10-K relating to its fiscal year ended on January 29, 2001.

            "CKE Common Share" means one share of common stock of CKE, $0.01 par value per share.

            "CKE SEC Documents" means (i) CKE's annual report on Form 10-K for its fiscal year ended January 29, 2001 (the "CKE 10-K"), (ii) CKE's quarterly report on Form 10-Q (the "CKE 10-Q") for its fiscal quarter ended November 5, 2001, (iii) CKE's proxy statement dated May 14, 2001, relating to the 2001 Annual Meeting of Stockholders (the "CKE Proxy Statement"), and (iv) all other reports, filings, registration statements and other documents filed by CKE with the SEC since December 31, 2000.

            "CKE Senior Credit Facility" means the credit facility evidenced by that certain Third Amended and Restated Credit Agreement, dated as of November 24, 1999, by and among CKE, Paribas, as agent, and the lenders from time to time party thereto, as amended and modified from time to time, or any similar replacement facility.

            "DGCL" shall mean the Delaware General Corporation Code as in effect from time to time.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Exchange Ratio" means: (i) if, at the determination date, the Average CKE Common Share Price is $10 or less, 0.5 shares of CKE Common Stock for each whole share of SBRG Common Stock, and (ii) if, at the determination date, the Average CKE Common Share Price is greater than $10, a fraction of a share of CKE Common Stock equal to the quotient (rounded to the nearest thousandth) of $5 divided by the Average CKE Common Share Price for each whole share of SBRG Common Stock; in either case as adjusted from time to time in accordance with the terms hereof.

            "Governmental Entity" means any federal, state, municipal or local governmental authority, any foreign or international governmental authority, or any court, administrative or regulatory agency or commission or other governmental agency.

            "Joint Proxy Statement/Prospectus" means the joint proxy statement/prospectus, including the Registration Statement and the proxy statement for the CKE Stockholders Meeting and the SBRG Stockholders Meeting, together with any amendments or supplements thereto.

            "knowledge" (and all correlative terms) as to any party means to the knowledge of such party's executive officers or senior management identified on
Section 1.1 of that party's Disclosure Schedule.

            "Law" means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Entities having the effect of law of the United States, any foreign country or any foreign or domestic state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality or any Governmental Entity thereof.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and taxes not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established by CKE or SBRG, as the case may be) and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business.

            "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, other than (x) effects caused by (i) changes in general economic or securities markets conditions, (ii) changes in interest rate levels, (iii) (A) in the case of SBRG, the identity of CKE as acquiror of SBRG or the conduct of CKE with respect to the transactions contemplated by this Agreement prior to the Effective Time, or (B) in the case of CKE, the identity of SBRG as the acquired party or the conduct of SBRG with respect to the transactions contemplated by this Agreement prior to the Effective Time, or (iv) the public announcement of the transactions contemplated by this Agreement. "CKE Material Adverse Effect" means a Material Adverse Effect in respect of CKE and its Subsidiaries, taken as a whole, and "SBRG Material Adverse Effect" means a Material Adverse Effect in respect of SBRG and its Subsidiaries, taken as a whole.

            "Merger Shares" means each SBRG Common Share outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and other than shares to be cancelled in accordance with Section 3.1(a) hereof).
            "Merger Sub" shall have the meaning set forth in Section 2.1.

            "NYSE" means the New York Stock Exchange.

            "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

            "Registration Statement" means the Registration Statement on Form S-4 registering under the Securities Act the CKE Common Shares issuable in connection with the Merger.

            "SBRG" is defined in the Introduction hereto.

            "SBRG Balance Sheet" means SBRG's consolidated balance sheet included in the SBRG 10-K relating to its fiscal year ended on December 28, 2000.

            "SBRG Common Share" means one share of common stock of SBRG, $0.08 par value per share.

            "SBRG SEC Documents" means (i) the annual report on Form 10-K of SBRG (the "SBRG 10-K") for the fiscal year ended December 28, 2000, (ii) the quarterly report on Form 10-Q of SBRG (the "SBRG 10-Q") for the fiscal quarter ended October 4, 2001, (iii) SBRG's proxy statement, dated July 11, 2001, relating to the 2001 Annual Meeting of Stockholders (the "SBRG Proxy Statement"), and (iv) all other reports, filings, registration statements and other documents filed by SBRG with the SEC since December 31, 2000.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Subsidiary" when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

            "Superior Proposal" means a written proposal made by a Person other than CKE which is (A) for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, five percent (5%) or more of (i) any class of equity securities of SBRG or (ii) the consolidated assets of SBRG and its Subsidiaries, and which is (B) otherwise on terms which SBRG's Board of Directors by a majority vote determines in good faith (after consultation with its investment advisors and outside legal counsel) would result in a transaction, if consummated, that is more favorable to SBRG's stockholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including conditions to consummation (which shall not include a financing condition)) than the transactions contemplated hereby.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

                         Terms                            Section
                         -----                            -------
            368 Reorganization                       Recitals
            Burdensome Condition                     Section 8.1
            Certificate                              Section 3.3(b)
            Certificate of Merger                    Section 2.2(b)
            CKE Employee Plans                       Section 5.15(a)
            CKE GAAP Financial Statements            Section 5.8
            CKE Option                               Section 3.4(a)
            CKE Proxy Statement                      Section 1.1
            CKE Returns                              Section 5.14
            CKE Securities                           Section 5.5(b)
            CKE Stockholder Approval                 Section 5.20(a)
            CKE Stockholders Meeting                 Section 7.2
            CKE Warrant                              Section 3.4(b)
            Closing                                  Section 2.2(d)
            Code                                     Recitals
            Dissenting Shares                        Section 3.5(a)
            Effective Time                           Section 2.2(b)
            End Date                                 Section 10.1(b)(i)
            Environmental Laws                       Section 4.18(b)
            ERISA                                    Section 4.15(a)
            Exchange Agent                           Section 3.3(a)
            Exchange Fund                            Section 3.3(a)
            Extended End Date                        Section 10.1(b)(i)
            GAAP                                     Section 4.8
            HSR Act                                  Section 4.3
            Merger                                   Section 2.2(a)
            Merger Consideration                     Section 3.1(b)
            Merger Sub                               Section 2.1
            SBRG Employee Plans                      Section 4.15(a)
            SBRG ESPP                                Section 3.4(d)
            SBRG GAAP Financial Statements           Section 4.8
            SBRG Option                              Section 3.4(a)
            SBRG Proxy Statement                     Section 1.1
            SBRG Recommendation                      Section 6.2
            SBRG Returns                             Section 4.14
            SBRG Securities                          Section 4.5(b)
            SBRG Stockholder Approval                Section 4.20(a)
            SBRG Stockholders Meeting                Section 6.2
            SBRG Warrant                             Section 3.4(b)
            Surviving Corporation                    Section 2.2(a)
            Surviving Corporation By-laws            Section 2.3
            Surviving Corporation Certificate        Section 2.3

                                   ARTICLE II

                                   THE MERGER

      Section 2.1 The Merger Sub. Prior to the Effective Date, CKE shall have formed a Delaware corporation as its wholly-owned subsidiary (such corporation, the "Merger Sub"). Prior to the Closing Date, CKE shall elect the boards of directors and officers of the Merger Sub and cause the Merger Sub to take such other actions as are necessary or required for the purposes of effecting the transactions contemplated by this Agreement.

      Section 2.2 The Merger.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into SBRG at the Effective Time (the "Merger"). At the Effective Time, (i) the separate corporate existence of Merger Sub shall cease, and (ii) SBRG shall continue as the surviving corporation as a direct wholly-owned subsidiary of CKE (the "Surviving Corporation").

            (b) Not later than the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions), SBRG and the Merger Sub will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such Certificate of Merger as the effective time of the Merger (the "Effective Time").

            (c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

            (d) The closing of the Merger (the "Closing") shall be held at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Newport Beach, California (or such other place as agreed by the parties) at 7:00 a.m. California time on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions), unless the parties hereto agree to another date or time.

      Section 2.3 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Surviving Corporation Certificate"). The by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law (as so amended, the "Surviving Corporation By-laws").

      Section 2.4 Board of Directors of the Surviving Corporation. Prior to the Effective Time, CKE shall cause the Merger Sub to adopt resolutions to constitute the Board of Directors of the Merger Sub and committees thereof from and after the Effective Time. From and after the Effective Time, the members of the Board of Directors, the committees of the Board of Directors and the composition of such committees shall be as set forth on or designated in accordance with the Surviving Corporation Certificate, the Surviving Corporation By-laws and such resolutions until the earlier of the resignation or removal of any individual set forth on or designated in accordance with the Surviving Corporation Certificate, the Surviving Corporation By-laws and such resolutions or until their respective successors are duly elected and qualified, as the case may be, or until as otherwise provided in the Surviving Corporation Certificate, the Surviving Corporation By-laws and such resolutions.

                                  ARTICLE III

                  CONVERSION OF SECURITIES AND RELATED MATTERS

      Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger:

            (a) Each SBRG Common Share held by SBRG as treasury stock or owned by CKE or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled, and no payment shall be made in respect thereof.

            (b) Subject to Section 3.5 hereof, each Merger Share shall be cancelled and, at the Effective Time, shall be converted into the right to receive consideration (the "Merger Consideration") consisting of a number of CKE Common Shares equal to the Exchange Ratio and any payment for fractional shares as provided in Section 3.2 hereof.

            (c) Each share of common stock, par value $0.001 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of SBRG Common Stock. It is the intention of the parties that, immediately after the Merger, CKE shall own all of the issued and outstanding capital stock of the Surviving Corporation.

      Section 3.2 Fractional Shares; Adjustments.

            (a) No certificate or scrip representing fractional CKE Common Shares shall be issued upon the surrender for exchange of SBRG Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of CKE. Notwithstanding any other provision of this Agreement, each holder of SBRG Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a CKE Common Share (after taking into account all SBRG Common Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a CKE Common Share multiplied by the Average CKE Common Share Price.

            (b) If at any time during the period between the determination date of the Average CKE Common Share Price or the Average SBRG Common Share Price, as applicable, and the Effective Time, any change in the outstanding shares of capital stock of CKE or SBRG, as applicable, or securities convertible or exchangeable into capital stock of CKE or SBRG, as applicable, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of CKE Common Shares constituting the Merger Consideration shall be appropriately adjusted to provide to the holders of the CKE Common Shares and the SBRG Common Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

      Section 3.3 Exchange of Certificates.

            (a) Exchange Agent. Promptly after the date hereof, CKE shall appoint a commercial bank or trust company reasonably acceptable to SBRG as an exchange agent (the "Exchange Agent") for the benefit of holders of SBRG Common Shares. At or immediately prior to the Effective Time, CKE shall deposit with the Exchange Agent, for exchange in accordance with this Section, through the Exchange Agent, (i) certificates evidencing the total number of CKE Common Shares to be issued in the Merger, and (ii) cash in the amount necessary to pay amounts due pursuant to Section 3.2(a) and Section 3.5 (such certificates for CKE Common Shares and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article III, deliver the CKE Common Shares and cash contemplated to be issued pursuant to this Article III out of the Exchange Fund. Except as contemplated by Section 3.3(e), Section 3.3(f) or Section 3.3(g) hereof, the Exchange Fund shall not be used for any other purpose.

            (b) Exchange Procedures. As promptly as practicable after the Effective Time, CKE shall send, or will cause the Exchange Agent to send, to each holder of record of SBRG Common Shares that were converted into the right to receive CKE Common Shares and cash in lieu of fractional shares pursuant this
Article III, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the SBRG Common Shares to the Exchange Agent), for use in the exchange contemplated by this Section. Upon surrender of a certificate representing SBRG Common Shares to the Exchange Agent (a "Certificate"), together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole CKE Common Shares and cash which such holder has the right to receive pursuant to the provisions of this Article III (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article III. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CKE, the posting by such Person of a bond, in such reasonable amount as CKE may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, together with any unpaid dividends and distributions on any such CKE Common Shares, as contemplated by this Article III.

            (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by CKE in respect of the CKE Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all CKE Common Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to CKE Common Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered

Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such Certificate is surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the CKE Common Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole CKE Common Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole CKE Common Shares, less the amount of any withholding taxes which may be required thereon.

            (d) No Further Ownership Rights in SBRG Common Shares. As of the Effective Time, all SBRG Common Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such SBRG Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Merger Consideration. As of the Effective Time, the stock transfer books of SBRG shall be closed and there shall be no further registration of transfers on SBRG's stock transfer books of SBRG Common Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than the Certificate for the SBRG Common Stock described in Section 3.1(c)) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section.

            (e) Return of Merger Consideration. Upon demand by CKE, the Exchange Agent shall deliver to CKE any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section that remains undistributed to holders of SBRG Common Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section prior to such demand shall thereafter look only to CKE for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

            (f) No Liability. Neither CKE nor the Exchange Agent shall be liable to any Person in respect of any SBRG Common Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) Withholding Rights. CKE shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that CKE so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SBRG Common Shares in respect of which such deduction and withholding was made by CKE.

      Section 3.4 SBRG Stock Options and Warrants.

            (a) At the Effective Time, each option to purchase SBRG Common Shares (each, a "SBRG Option") outstanding under any stock option or compensation plan or arrangement of SBRG, whether or not vested or exercisable, shall cease to represent a right to acquire SBRG Common Shares and shall be converted into an option (each, a "CKE Option") to acquire, on the same terms and conditions as were applicable under such SBRG Option, that number of CKE Common Shares determined by multiplying the number of SBRG Common Shares subject to such

SBRG Option by the Exchange Ratio, with any fractional shares of CKE Common Shares resulting from such calculation being rounded down to the nearest whole share, at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for the SBRG Common Shares covered by such SBRG Option divided by (y) the number of full CKE Common Shares covered by such CKE Option in accordance with the foregoing.

            (b) At the Effective Time, each outstanding warrant to purchase SBRG Common Shares (each, a "SBRG Warrant") outstanding, whether or not vested or exercisable, shall cease to represent a right to acquire SBRG Common Shares and shall be converted into a warrant (each, a "CKE Warrant") to acquire, on the same terms and conditions as were applicable under such SBRG Warrant, that number of CKE Common Shares determined by multiplying the number of SBRG Common Shares subject to such SBRG Warrant by the Exchange Ratio, with any fractional shares of CKE Common Shares resulting from such calculation being rounded down to the nearest whole share, at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for the SBRG Common Shares covered by such SBRG Warrant divided by (y) the number of full CKE Common Shares covered by such CKE Warrant in accordance with the foregoing.

            (c) Each SBRG Option shall vest and become exercisable in its entirety at the Effective Time.

            (d) Pursuant to the terms of SBRG's Employee Stock Purchase Plan (the "SBRG ESPP"), participants may, through payroll deductions, purchase SBRG Common Shares. The SBRG ESPP provides that SBRG will make matching contributions to those participants who remain employed by SBRG through the date specified therein. The SBRG ESPP provides that shares sold to participants may be treasury shares, authorized but unissued shares or shares acquired in the open market. From the date hereof through the Effective Time, SBRG shall continue to make the matching contributions required by the SBRG ESPP. Following the Effective Time, CKE shall cause the Surviving Corporation to make any matching contributions required to be made pursuant to the terms of the SBRG ESPP and such contributions shall be used to acquire CKE Common Shares. Other than as set forth in this Section, CKE shall not be obligated to continue or maintain the SBRG ESPP nor make any matching contributions to employees participating therein.

            (e) Prior to the Effective Time, CKE and SBRG shall take all actions (including, if appropriate, amending the terms of SBRG's stock option plans, the SBRG ESPP and other compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Sections 3.4(a) through (d).

            (f) At or prior to the Effective Time, CKE shall take all corporate action necessary to reserve for issuance a sufficient number of CKE Common Shares for delivery upon exercise of the CKE Options and the CKE Warrants. At the Effective Time, CKE shall file a registration statement on Form S-8 (or any successor form), with respect to the CKE Common Shares subject to such CKE Options (and, if required, the SBRG ESPP), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s), maintain the current status of the prospectus(es) contained therein and comply with all applicable state securities or "blue sky" laws for so long as such CKE Options (and, if required, the SBRG ESPP) remain outstanding.

      Section 3.5 Shares of Dissenting Stockholders.

            (a) Notwithstanding anything in this Agreement to the contrary, any SBRG Common Shares that are outstanding immediately prior to the Effective Time and that are held by SBRG stockholders who shall not have voted in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL and who object to the Merger and comply with all provisions of the DGCL concerning the right of such person to dissent from the Merger and demand appraisal of such shares (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive the amounts determined in accordance with the provisions of such Section 262. If, after the Effective Time, any such holder effectively withdraws the demand for appraisal or fails to preserve such right to appraisal, in either case pursuant to the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration as to such shares.

            (b) Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation, and SBRG shall not make any payment with respect to, or settle or offer to settle with, the holders of Dissenting Shares without the prior consent of CKE. SBRG shall give CKE prompt notice of any demands received by SBRG for the payment of fair value for Dissenting Shares, and CKE shall have the right to direct all negotiations and proceedings with respect to Dissenting Shares.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SBRG

      Except as disclosed in (i) the SBRG Disclosure Schedule attached hereto or
(ii) the SBRG SEC Documents filed prior to the date hereof, SBRG represents and warrants to CKE that:

      Section 4.1 Corporate Existence and Power. SBRG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. SBRG is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a SBRG Material Adverse Effect. SBRG has heretofore made available to CKE true and complete copies of SBRG's certificate of incorporation and by-laws as currently in effect.

      Section 4.2 Corporate Authorization. The execution, delivery and performance by SBRG of this Agreement and the consummation by SBRG of the transactions contemplated hereby are within SBRG's corporate powers and, except for the SBRG Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of CKE, this Agreement constitutes a valid and binding agreement of SBRG, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

      Section 4.3 Governmental Authorization. The execution, delivery and performance by SBRG of this Agreement and the consummation by SBRG of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or decrees thereunder applicable to SBRG; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or "blue sky" laws; (e) filings listed on Section 4.3 (e) of the SBRG Disclosure Schedule; (f) compliance with any applicable Environmental Laws or state environmental property transfer laws; and (g) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a SBRG Material Adverse Effect, or (y) prevent or materially impair the ability of SBRG to consummate the transactions contemplated by this Agreement.

      Section 4.4 Non-Contravention. Except as set forth on Section 4.4 of the SBRG Disclosure Schedule, the execution, delivery and performance by SBRG of this Agreement and the consummation by SBRG of the transactions contemplated hereby do not and will not (a) contravene or conflict with SBRG's certificate of incorporation or by-laws, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to SBRG or any of its Subsidiaries, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of SBRG or any of its Subsidiaries or to a loss of any benefit or status to which SBRG or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon SBRG or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by SBRG or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of SBRG or any of its Subsidiaries other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a SBRG Material Adverse Effect or (y) prevent or materially impair the ability of SBRG to consummate the transactions contemplated by this Agreement.

      Section 4.5 Capitalization.

            (a) The authorized capital stock of SBRG consists of 50,000,000 SBRG Common Shares and no shares of preferred stock. As of December 13, 2001, there were outstanding (i) 12,841,538 SBRG Common Shares, (ii) stock options (or binding obligations to issue stock options) to purchase an aggregate of up to 3,408,567 SBRG Common Shares, (iii) warrants (or binding obligations to issue warrants) to purchase an aggregate of up to 3,015,000 SBRG Common Shares (of which warrants to purchase an aggregate of 3,015,000 SBRG Common Shares were currently exercisable); and (iv) rights to purchase SBRG Common Shares pursuant to the SBRG ESPP. All outstanding shares of capital stock of SBRG have been duly authorized and validly issued and are fully paid and nonassessable.

            (b) As of the date hereof, except (i) as set forth in this Section,
(ii) for issuances of options pursuant to the SBRG Employee Plans in the ordinary course of business which were approved unanimously by the Board of Directors of SBRG and which have been heretofore disclosed to CKE, (iii) for issuances of SBRG Common Shares since December 13, 2001 pursuant to the SBRG ESPP in accordance with its present terms, (iii) for changes since December 13, 2001 resulting from the exercise of stock options and the SBRG Warrants, and
(iv) for the rights of directors and employees of SBRG and its Subsidiaries pursuant to SBRG Employee Plans as in effect on the date hereof, there are no outstanding (x) shares of capital stock or other voting securities of SBRG, (y) securities of SBRG convertible into or exchangeable for shares of capital stock or voting securities of SBRG, and (z) options or other rights to acquire from SBRG, and there is no obligation of SBRG to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SBRG (the items in clauses (x), (y) and (z) being referred to collectively as the "SBRG Securities"). There are no outstanding obligations of SBRG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any SBRG Securities.

      Section 4.6 Subsidiaries.

            (a) Each Subsidiary of SBRG is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a SBRG Material Adverse Effect.

            (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of SBRG has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by SBRG in, each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a SBRG Material Adverse Effect. There are no outstanding (i) securities of SBRG or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants or other rights to acquire from SBRG or any of its Subsidiaries, and no other obligation of SBRG or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or (iii) obligations of SBRG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

      Section 4.7 The SBRG SEC Documents.

            (a) SBRG has made available to CKE the SBRG SEC Documents. SBRG has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1998. No Subsidiary of SBRG is required to file any form, report, registration statement or prospectus or other document with the SEC.

            (b) As of its filing date, each SBRG SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

            (c) No SBRG SEC Document filed pursuant to the Exchange Act contained, as of its filing date or mailing date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No SBRG SEC Document filed pursuant to the Securities Act, as amended or supplemented, if applicable, contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of SBRG included in the SBRG 10-K and the SBRG 10-Q (the "SBRG GAAP Financial Statements") fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto and except that the unaudited interim financial statements may lack footnotes), the consolidated financial position of SBRG and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

      Section 4.9 No Material Undisclosed Liabilities. Except as set forth in
Section 4.9 of the SBRG Disclosure Schedule, there are no liabilities of SBRG or of any Subsidiary of SBRG of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of SBRG, other than:

                  (i) liabilities or obligations disclosed or provided for in the SBRG Balance Sheet or disclosed in the notes thereto;

                  (ii) liabilities or obligations incurred or arising after December 28, 2000 and disclosed in the SBRG 10-Q or provided for in the SBRG balance sheet (or notes thereto) included in the SBRG 10-Q;

                  (iii) liabilities or obligations incurred or arising in the ordinary course of business after the date of the SBRG balance sheet included in the SBRG 10-Q or arising under this Agreement or incurred in connection with the transactions contemplated hereby; and

                  (iv) other liabilities or obligations, which, individually or in the aggregate, would not be reasonably likely to exceed $250,000.

      Section 4.10 Information to Be Supplied.

            (a) The information to be supplied in writing by SBRG expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the SBRG Stockholders Meeting and the CKE Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply (with respect to information relating to SBRG) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

            (b) Notwithstanding the foregoing, SBRG makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied in writing by CKE expressly for use therein.

      Section 4.11 Absence of Certain Changes. Since December 28, 2000, except as disclosed in the SBRG 10-Q or other filings by SBRG under the Exchange Act, provided for in the financial statements (or notes thereto) included in the SBRG 10-Q, disclosed on Section 4.11 of the SBRG Disclosure Schedule, or as contemplated by this Agreement, SBRG and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

            (a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a SBRG Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any SBRG Common Shares (other than regular quarterly cash dividends) or any repurchase, redemption or other acquisition by SBRG or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, SBRG or any of its Subsidiaries (other than any repurchases of SBRG Common Shares made prior to the date hereof pursuant to SBRG's publicly announced stock repurchase programs);

            (c) any transaction or commitment made by, or any contract, agreement or settlement entered into by, or any judgment, order or decree to which SBRG or any of its Subsidiaries is a party which relates to its assets or business (including without limitation the acquisition or disposition of any assets) or any relinquishment by SBRG or any of its Subsidiaries of any contract or other right, in either case, material to SBRG and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including, without limitation, settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, contemplated by this Agreement, or agreed to in writing by CKE; or

            (d) any change by SBRG in accounting principles or methods (other than as required by GAAP or Regulation S-X of the Exchange Act).

      Section 4.12 Transactions with Affiliates. Except as disclosed in the SBRG Proxy Statement and except as contemplated hereby (including the SBRG Disclosure Schedule), none of SBRG nor any of its Affiliates is an officer, director, employee, consultant, distributor, supplier or vendor of, or is party to any contract with, SBRG or any of its Subsidiaries that would be required to be disclosed in a proxy statement filed by SBRG pursuant to the Exchange Act.

      Section 4.13 Litigation. Except as disclosed in Section 4.13 of the SBRG Disclosure Schedule, there is no action, suit, investigation, arbitration or proceeding pending against, or to the knowledge of SBRG threatened against, SBRG or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to result in liability to SBRG or such Subsidiaries in excess of $1 million.

      Section 4.14 Taxes. (a) All material tax returns, statements, reports and forms (collectively, the "SBRG Returns") required to be filed with any taxing authority by, or with respect to, SBRG and its Subsidiaries were filed on a timely basis and were true, complete and correct except to the extent that the failure to file or be true, complete and correct would not, individually or in the aggregate, have a SBRG Material Adverse Effect; (b) SBRG and its Subsidiaries have timely paid all material taxes (which for purposes of this Section 4.14 shall include interest, penalties and additions to tax with respect thereto) shown as due and payable on the SBRG Returns (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the SBRG Balance

Sheet) except to the extent that the failure to pay would not, individually or in the aggregate, have a SBRG Material Adverse Effect; (c) SBRG and its Subsidiaries have made provision for all material taxes payable by them for which no SBRG Return has yet been filed except for inadequately reserved taxes that would not, individually or in the aggregate, have a SBRG Material Adverse Effect; (d) no taxing authority has asserted or initiated (or, to the knowledge of SBRG, threatened to assert or initiate) in writing any action, suit, proceeding or claim against SBRG or any of its Subsidiaries that, individually or in the aggregate, would have a SBRG Material Adverse Effect; (e) there is no application pending for approval of a change in accounting methods; (f) except as set forth in Section 4.14 of the SBRG Disclosure Schedule or for any year for which the applicable statute of limitations has expired, neither SBRG nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which SBRG was the common parent; and (g) except as set forth in Section 4.14 of the SBRG Disclosure Schedule or for any year for which the applicable statute of limitations has expired, neither SBRG nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to taxes or to compensate any third party for any tax payment or tax liability under a tax sharing or similar agreement.

      Section 4.15 Employees and Employee Benefits.

            (a) SBRG has made available to CKE each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation or insurance coverage (including any self-insured arrangements and, if applicable, related trust agreements), all amendments thereto and the most recent written summary descriptions thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan, which is maintained, administered or contributed to by SBRG or any of its Subsidiaries and covers any employee or former employee of SBRG or any of its Subsidiaries. Such plans are referred to collectively herein as the "SBRG Employee Plans."

            (b) Each SBRG Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified and, to the knowledge of SBRG, nothing has occurred since the date of such letter that would cause it to be revoked, whether prospectively or retroactively. SBRG will make available upon request to CKE copies of the most recent Internal Revenue Service determination letters with respect to each such SBRG Employee Plan. Each SBRG Employee Plan has been administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such SBRG Employee Plan except as would not be reasonably likely to have a SBRG Material Adverse Effect.

            (c) Except as described on Section 4.15(c) of the SBRG Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any SBRG Employee Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of SBRG or any of its Subsidiaries.

            (d) Except as set forth on Section 4.15(a) of the SBRG Disclosure Schedule, neither SBRG nor any of its Subsidiaries maintains or contributes to any SBRG Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any employee(s) upon their retirement or termination of employment, except as required by Section 601 of ERISA and Section 4980B of the Code.

            (e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to any SBRG Employee Plan which would increase materially the expense of maintaining such SBRG Employee Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 28, 2000.

            (f) SBRG and each of its Subsidiaries is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding except as would not be reasonably likely to have a SBRG Material Adverse Affect.

      Section 4.16 Compliance with Laws. SBRG and its Subsidiaries have all licenses, permits and qualifications necessary to conduct their businesses and own their properties in each jurisdiction in which SBRG or its Subsidiaries currently do business or own property, or in which such license, permit or qualification is otherwise required, except where the failure to have such licenses, permits and qualifications would not have a SBRG Material Adverse Effect. SBRG and its Subsidiaries have complied in all material respects with all laws, regulations and orders applicable to their businesses and the present use by SBRG and its Subsidiaries of their respective properties, and the business conducted by SBRG and its Subsidiaries, does not violate in any material respect any such laws, regulations or orders, and SBRG and its Subsidiaries have timely filed all reports and returns required by law, rule, regulation or policy of any regulatory authority and all such returns and reports are true and correct in all material respects, and there are no material deficiencies with respect to such filings or submissions, except where the failure to so comply would not have a SBRG Material Adverse Effect.

      Section 4.17 Directors' and Officers' Insurance Policies. Section 4.17 of the SBRG Disclosure Schedule describes SBRG's directors' and officers' insurance policies as in effect on the date hereof. SBRG has not received any notice of cancellation or termination of such directors' and officers' insurance policy and such insurance policy is valid and enforceable.

      Section 4.18 Environmental Matters.

            (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a SBRG Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or, the knowledge of SBRG, threatened by any Person against, SBRG or any of its Subsidiaries, with respect to any applicable Environmental Law, (ii) SBRG and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws and (iii) there are no liabilities or obligations of SBRG or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in or be the basis for any such liabilities or obligations which would have a SBRG Material Adverse Effect.

            (b) For purposes of this Agreement, the term "Environmental Laws" means any international, national, provincial, regional, federal, state, local, municipal and foreign statutes, laws (including, without limitation, common law), judicial decisions, decrees, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements or other requirements relating to human health and safety, to the environment, including, without limitation, natural resources, or to pollutants, contaminants, wastes, or chemicals, petroleum products, by-products or additives, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive material, hazardous substances or wastes, or any other substance (including any product) regulated as harmful or potentially harmful to human health or the environment.

      Section 4.19 Finders' Fees; Opinion of Financial Advisor.

            (a) Except for Bear, Stearns & Co. Inc., there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from SBRG, the Surviving Corporation or any of their respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SBRG. Prior to the date hereof, SBRG has provided to CKE true and correct information regarding fees payable to Bear, Stearns & Co. Inc.

            (b) SBRG has received the opinion, dated December 14, 2001, of Bear, Stearns & Co. Inc. to the effect that, as of such date and subject to the exceptions stated therein, the Exchange Ratio was fair from a financial point of view to the holders of SBRG Common Shares (other than CKE and its Affiliates), a copy of which opinion has been made available to CKE.

      Section 4.20 Required Vote; Board Approval.

            (a) The only vote of the holders of any class or series of capital stock of SBRG required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote (the "SBRG Stockholder Approval") of the holders of a majority of the outstanding SBRG Common Shares in favor of the adoption and approval of this Agreement and the Merger.

            (b) SBRG's Board of Directors has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of SBRG and its stockholders, (b) approved this Agreement and the transactions contemplated hereby and (c) resolved (subject to Section 6.2) to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

      Section 4.21 State Takeover Statutes. Assuming the accuracy of the representations contained in Section 5.21 hereof (without giving effect to the knowledge qualification therein), the provisions of Section 203 of the DGCL do not apply to this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF CKE

      Except as disclosed in (i) the CKE Disclosure Schedule attached hereto or
(ii) the CKE SEC Documents filed prior to the date hereof, CKE represents and warrants to SBRG that:

      Section 5.1 Corporate Existence and Power. CKE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. CKE is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a CKE Material Adverse Effect. CKE has heretofore made available to SBRG true and complete copies of CKE's certificate of incorporation and by-laws as currently in effect.

      Section 5.2 Corporate Authorization. The execution, delivery and performance by CKE of this Agreement and the consummation by CKE of the transactions contemplated hereby are within the corporate powers of CKE and, except for the CKE Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of SBRG, this Agreement constitutes a valid and binding agreement of CKE, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

      Section 5.3 Governmental Authorization. The execution, delivery and performance by CKE of this Agreement, and the consummation by CKE of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or "blue sky" laws; (e) filings listed on Section 5.3(e) of the CKE Disclosure Schedule; (f) compliance with any applicable Environmental Laws or state environmental property transfer laws; and
(g) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (i) be reasonably likely to have a CKE Material Adverse Effect, or (ii) prevent or materially impair the ability of CKE to consummate the transactions contemplated by this Agreement.

      Section 5.4 Non-Contravention. Except as set forth on Section 5.4 of the CKE Disclosure Schedule, the execution, delivery and performance by CKE of this Agreement and the consummation by CKE of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of CKE, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CKE or any of its Subsidiaries, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CKE or any of its Subsidiaries or to a loss of any benefit or status to which CKE or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon CKE or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by CKE or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of CKE or any of its Subsidiaries other than, in the case of each of
(b), (c) and (d), any such items that would not, individually or in the aggregate,

(x) be reasonably likely to have a CKE Material Adverse Effect or (y) prevent or materially impair the ability of CKE to consummate the transactions contemplated by this Agreement.

      Section 5.5 Capitalization of CKE.

            (a) The authorized capital stock of CKE consists of 100,000,000 CKE Common Shares, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of November 5, 2001, there were outstanding (i) 52,113,425 CKE Common Shares, (ii) no shares of CKE preferred stock, (iii) convertible debt securities convertible for 3,600,000 CKE Common Shares, (iv) stock options to purchase an aggregate of 7,533,433 CKE Common Shares (of which options to purchase an aggregate of 5,144,470 CKE Common Shares were vested and exercisable), and (v) rights to purchase CKE Common Shares pursuant to the CKE Employee Stock Purchase Plan. All outstanding shares of capital stock of CKE have been duly authorized and validly issued and are fully paid and nonassessable.

            (b) As of the date hereof, except (i) as set forth in this Section,
(ii) for changes since November 5, 2001 resulting from the grant of stock options under CKE Employee Plans in the ordinary course of business consistent with past practice and the exercise of stock options outstanding on such date and (iii) for issuances of CKE Common Shares since November 5, 2001 pursuant to CKE's Employee Stock Purchase Plan in accordance with its present terms, there are no outstanding (x) shares of capital stock or other voting securities of CKE, (y) securities of CKE convertible into or exchangeable for shares of capital stock or voting securities of CKE, and (z) options or other rights to acquire from CKE, and no obligation of CKE to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CKE (the items in clauses (x), (y) and (z) being referred to collectively as the "CKE Securities"). There are no outstanding obligations of CKE or any of its Subsidiaries to repurchase, redeem or otherwise acquire any CKE Securities.

            (c) The CKE Common Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

      Section 5.6 Subsidiaries.

            (a) Each Subsidiary of CKE is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a CKE Material Adverse Effect.

            (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of CKE has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by CKE in, each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a CKE Material Adverse Effect. There are no outstanding (i) securities of CKE or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants or other rights to acquire from CKE or any of its Subsidiaries, and no other obligation of CKE or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or (iii) obligations of CKE or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

      Section 5.7 CKE SEC Documents.

            (a) CKE has made available to SBRG the CKE SEC Documents. CKE has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1998. No Subsidiary of CKE is required to file any form, report, registration statement or prospectus or other document with the SEC.

            (b) As of its filing date, each CKE SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

            (c) No CKE SEC Document filed pursuant to the Exchange Act contained, as of its filing date or mailing date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No CKE SEC Document filed pursuant to the Securities Act, as amended or supplemented, if applicable, contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 5.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of CKE included in the CKE 10-K and the CKE 10-Q (the "CKE GAAP Financial Statements") fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto and except that the unaudited interim financial statements may lack footnotes), the consolidated financial position of CKE and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

      Section 5.9 No Material Undisclosed Liabilities. Except as set forth in
Section 5.9 of the CKE Disclosure Schedule, there are no liabilities of CKE or of any Subsidiary of CKE of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of CKE, other than:

                  (i) liabilities or obligations disclosed or provided for in the CKE Balance Sheet or disclosed in the notes thereto;

                  (ii) liabilities or obligations incurred or arising after January 29, 2001 and disclosed in the CKE 10-Q or provided for in the CKE balance sheet (or notes thereto) included in the CKE 10-Q;

                  (iii) liabilities or obligations incurred or arising in the ordinary course of business after the date of the CKE balance sheet included in the CKE 10-Q or arising under this Agreement or incurred in connection with the transactions contemplated hereby; and

                  (iv) other liabilities or obligations, which, individually or in the aggregate, would not be reasonably likely to exceed $1 million.

      Section 5.10 Information to Be Supplied.

            (a) The information to be supplied in writing by CKE expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the SBRG Stockholders Meeting and the CKE Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply (with respect to information relating to CKE) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

            (b) Notwithstanding the foregoing, CKE makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied in writing by SBRG expressly for use therein.

      Section 5.11 Absence of Certain Changes. Since January 29, 2001, except as disclosed in the CKE 10-Q, provided for in the financial statements (or notes thereto) included in the CKE 10-Q, disclosed on Section 5.11 of the CKE Disclosure Schedule, or as contemplated by this Agreement, CKE and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

            (a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a CKE Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CKE or any repurchase, redemption or other acquisition by CKE or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, CKE or any of its Subsidiaries (other than any repurchases of CKE Common Shares made prior to the date hereof pursuant to CKE's existing or future publicly announced stock repurchase program);

            (c) any transaction or commitment made by, or any contract, agreement or settlement entered into by, or any judgment, order or decree affecting, CKE or any of its Subsidiaries relating to its assets or business (including, without limitation, the acquisition or disposition of any assets) or any relinquishment by CKE or any of its Subsidiaries of any contract or other right, in either case, material to CKE and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including, without limitation, settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, contemplated by this Agreement, or agreed to in writing by SBRG; or

            (d) any change by CKE in accounting principles or methods (other than as required by GAAP or Regulation S-X of the Exchange Act).

      Section 5.12 Transactions with Affiliates. Except as disclosed in the CKE Proxy Statement, none of CKE or any of its Affiliates is an officer, director, employee, consultant, distributor, supplier or vendor of, or is party to any contract with, CKE or any of its Subsidiaries that would be required to be disclosed in a proxy statement filed by CKE pursuant to the Exchange Act.

      Section 5.13 Litigation. Except as disclosed in Section 5.13 of the CKE Disclosure Schedule, there is no action, suit, investigation, arbitration or proceeding pending against, or to the knowledge of CKE threatened against, CKE or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to result in liability to CKE or such Subsidiaries in excess of $1 million.

      Section 5.14 Taxes. (a) All material tax returns, statements, reports and forms (collectively, the "CKE Returns") required to be filed with any taxing authority by, or with respect to, CKE and its Subsidiaries were filed on a timely basis and were true, complete and correct except to the extent that the failure to file or be true, complete and correct would not, individually or in the aggregate, have a CKE Material Adverse Effect; (b) CKE and its Subsidiaries have timely paid all material taxes (which for purposes of this Section shall include interest, penalties and additions to tax with respect thereto) shown as due and payable on CKE Returns (other than taxes which are being contested in good faith and for which adequate reserves are reflected on CKE Balance Sheet) except to the extent that the failure to pay would not, individually or in the aggregate, have a CKE Material Adverse Effect; (c) CKE and its Subsidiaries have made provision for all material taxes payable by them for which no CKE Return has yet been filed except for inadequately reserved taxes that would not, individually or in the aggregate, have a CKE Material Adverse Effect; (d) no taxing authority has asserted or initiated (or, to the knowledge of CKE, threatened to assert or initiate) in writing any action, suit, proceeding or claim against CKE or any of its Subsidiaries that, individually or in the aggregate, would have a CKE Material Adverse Effect; (e) there is no application pending for approval of a change in accounting methods; (f) except as set forth on Section 5.14 of the CKE Disclosure Schedule and for any year for which the statute of limitations has expired neither CKE nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which CKE was the common parent; and (g) except as set forth on
Section 5.14 of the CKE Disclosure Schedule and for any year for which the statute of limitations has expired neither CKE nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to taxes or to compensate any third party for any tax payment or tax liability under a tax sharing or similar agreement.

      Section 5.15 Employees and Employee Benefits.

            (a) CKE has made available to SBRG each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation or insurance coverage (including any self-insured arrangements and, if applicable, related trust agreements), all amendments thereto and the most recent written summary descriptions thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan, which is maintained, administered or contributed to by CKE or any of its Subsidiaries and covers any employee or former employee of CKE or any of its Subsidiaries. Such plans are referred to collectively herein as the "CKE Employee Plans."

            (b) Each CKE Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service stating that it is so qualified and, to the knowledge of CKE, nothing has occurred since the date of such letter that would cause it to be revoked, whether prospectively or retroactively. CKE will make available upon request to SBRG copies of the most recent Internal Revenue Service determination letters with respect to each such CKE Employee Plan. Each CKE Employee Plan has been administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such CKE Employee Plan except as would not be reasonably likely to have a CKE Material Adverse Effect.

            (c) Except as described on Section 5.15(c) of the CKE Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CKE Employee Plan, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of CKE or any of its Subsidiaries.

            (d) Neither CKE nor any of its Subsidiaries maintains or contributes to any CKE Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any employee(s) upon their retirement or termination of employment, except as required by Section 601 of ERISA and Section 4980B of the Code.

            (e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to any CKE Employee Plan which would increase materially the expense of maintaining such CKE Employee Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

            (f) CKE and each of its Subsidiaries is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding except as would not be reasonably likely to have a CKE Material Adverse Affect.

      Section 5.16 Compliance with Laws. CKE and its Subsidiaries have all licenses, permits and qualifications necessary to conduct their businesses or own their properties in each jurisdiction in which CKE or its Subsidiaries currently do business or own property, or in which such license, permit or qualification is otherwise required, except where the failure to have such licenses, permits and qualifications would not have a CKE Material Adverse Effect. Except as disclosed on Section 5.16 of the CKE Disclosure Schedule, CKE and its Subsidiaries have complied in all material respects with all laws, regulations and orders applicable to their businesses and the present use by CKE and its Subsidiaries of their respective properties, and the business conducted by CKE and its Subsidiaries, does not violate in any material respect any such laws, regulations or orders, and CKE and its Subsidiaries have timely filed all reports and returns required by law, rule, regulation or policy of any regulatory authority and all such returns and reports are true and correct in all material respects, and there are no material deficiencies with respect to such filings or submissions, except where the failure to so comply would not have a CKE Material Adverse Effect.

      Section 5.17 Directors' and Officers' Insurance Policies. Section 5.17 of the CKE Disclosure Schedule describes CKE's directors' and officers' insurance policy as in effect on the date hereof. CKE has not received any notice of cancellation or termination of such directors' and officers' insurance policy, and such insurance policy is valid and enforceable.

      Section 5.18 Environmental Matters. With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a CKE Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of CKE, threatened by any Person against, CKE or any of its Subsidiaries, with respect to any applicable Environmental Law, (ii) CKE and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws and (iii) there are no liabilities or obligations of CKE or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in or be the basis for any such liabilities or obligations which would have a CKE Material Adverse Effect.

      Section 5.19 Finders' Fees; Opinion of Financial Advisor.

            (a) Except for Morgan Keegan & Company, Inc., whose fees will be paid by CKE, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CKE.

            (b) CKE has received the opinion of Morgan Keegan & Company, Inc., dated December 20, 2001, to the effect that, as of such date, the Merger Consideration to be paid by CKE is fair to CKE from a financial point of view, a copy of which opinion has been made available to SBRG.

      Section 5.20 Required Vote; Board Approval.

            (a) The only vote of the holders of any class or series of capital stock of CKE required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote (the "CKE Stockholder Approval") of the holders of a majority of the CKE Common Shares present in person or by proxy at the CKE Stockholders Meeting in favor of the adoption and approval of this Agreement and the Merger.

            (b) CKE's Board of Directors has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of CKE and its stockholders, (b) approved this Agreement and the transactions contemplated hereby and (c) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

      Section 5.21 State Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.21 hereof (without giving effect to the knowledge qualification therein), the provisions of Section 203 of the DGCL do not apply to this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE VI

                                COVENANTS OF SBRG

      SBRG agrees that:

      Section 6.1 SBRG Interim Operations. Except as set forth in the SBRG Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of CKE (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, SBRG shall, and shall cause each of its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required by applicable Laws and Environmental Laws for SBRG or any of its Subsidiaries to carry on its business and (iii) preserve existing relationships with its key employees, its key agents, and its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the SBRG Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of CKE (which consent shall not be unreasonably withheld or delayed), SBRG shall not, nor shall it permit any of its Subsidiaries to:

            (a) amend its certificate of incorporation or by-laws;

            (b) take any action that would prevent or materially impair the ability of SBRG to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of SBRG, CKE or any of their Subsidiaries to obtain any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

            (c) split, combine or reclassify any shares of capital stock of SBRG or any less-than-wholly-owned Subsidiary of SBRG or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or any securities of any of its Subsidiaries which are not wholly-owned, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any of its Subsidiaries which are not wholly-owned;

            (d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than
(A) the issuance of SBRG Common Shares upon the exercise of stock options or the SBRG Warrants, (B) pursuant to a SBRG Employee Plan in accordance with its present terms, (C) the issuance of stock options in the ordinary course of business pursuant to a SBRG Employee Plan in accordance with its present terms; provided, however, that the issuance of any such stock options is with the prior written consent of CKE, and (D) as permitted pursuant to Section 3.4(d), (ii) except as permitted in Section 3.4(c), amend in any material respect any material term of any outstanding security of SBRG or any of its Subsidiaries or
(iii) consent, including consent by the applicable committee, to any transfer of a SBRG Option;

            (e) other than in connection with transactions permitted by Section 6.1(f), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for SBRG and its Subsidiaries, (ii) incurred in the ordinary course of business of SBRG and its Subsidiaries, or (iii) not otherwise described in clauses (i) and/or (ii) which are not in excess of an aggregate of $200,000;

            (f) except for acquisitions in the ordinary course of the investment activities of SBRG and its Subsidiaries consistent with past practice, acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any assets of or equity interests in any Person having a fair market value in excess of $100,000;

            (g) sell, lease, encumber or otherwise dispose of any assets, other than (i) in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of SBRG's business, (iii) sales or other dispositions of assets related to discontinued operations of SBRG or any of its Subsidiaries, and (iv) the sale of the Timber Lodge restaurant located at 3800 West Ina Road, Tucson, Arizona;

            (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of SBRG or any of its Subsidiaries or guarantee any debt securities of others or request any advances in respect of, or make any drawdowns on, any existing indebtedness which advance or drawdown exceeds $100,000 individually or $250,000 in the aggregate;

            (i) amend, modify or terminate any material contract, agreement or arrangement of SBRG or any of its Subsidiaries or otherwise waive, release or assign any material rights, claims or benefits of SBRG or any of its Subsidiaries thereunder;

            (j) (i) except as set forth in Section 7.3(c) hereof, in the ordinary course of business consistent with past practice, or as required by law or by an agreement existing on the date hereof, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law or by an agreement existing on the date hereof, adopt any severance program or grant any material severance or termination pay to any director, officer or employee of SBRG or any of its Subsidiaries, (iii) adopt or implement any employee retention program or other incentive arrangement not in existence on the date hereof, (iv) except as set forth in Section 7.3(c) hereof, adopt any additional employee benefit plan or, except in the ordinary course of business, make any material contribution to any existing plan (other than as required by law or such plan), or (v) except as may be required by law or pursuant to any agreement existing on the date hereof, amend in any material respect any SBRG Employee Plan;

            (k) change SBRG's (x) methods of accounting in effect at December 28, 2000, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants or (y) fiscal year;

            (l) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of SBRG and its Subsidiaries, taken as a whole;

            (m) pay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (y) for an amount of $100,000 or less, or (z) ordinary course repayment of indebtedness or payment of contractual obligations when due;

            (n) take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

            (o) agree, resolve or otherwise commit to do any of the foregoing.

      Section 6.2 Stockholder Meeting. SBRG shall cause a meeting of its stockholders (the "SBRG Stockholders Meeting") to be duly called and held for the purpose of obtaining the SBRG Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Except as provided in the next sentence, (a) SBRG's Board of Directors shall recommend approval and adoption by its stockholders of this Agreement (the "SBRG Recommendation"), and (b) SBRG shall use its reasonable best efforts to solicit the SBRG Stockholder Approval. Without limiting the generality of the foregoing, SBRG agrees that its obligations under this Section shall not be affected by the commencement, public proposal, public disclosure or communication to SBRG of any Acquisition Proposal. The Board of Directors of SBRG shall be permitted to (i) not recommend to SBRG's stockholders that they give the SBRG Stockholder Approval or (ii) withdraw or modify in a manner materially adverse to CKE the SBRG Recommendation, if and only if the Board of Directors of SBRG by a majority vote determines in its good faith judgment (after consultation with its outside legal counsel) that it is necessary to so withdraw or modify the SBRG Recommendation to comply with its fiduciary duties under applicable law.

      Section 6.3 Acquisition Proposals; Board Recommendation.

            (a) SBRG agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of SBRG or any of its Subsidiaries, directly or indirectly, to (i) take any action to solicit, initiate or facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in any negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of SBRG's equity securities or (iv) other than in the manner contemplated by Section 6.3(d), enter into any agreement with respect to any Acquisition Proposal; provided, however, that SBRG may take any actions described in the foregoing clauses (i), (ii), (iii), or (iv) in respect of any Person who makes an Acquisition Proposal, but only if (x) the Board of Directors of SBRG by a majority vote determines in its good faith judgment that either (A) such Acquisition Proposal constitutes a Superior Proposal and provides written notice of termination of this Agreement in accordance with Section 6.3(d) and Section 10.1, or (B) such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, and (y) prior to furnishing any non-public information to such Person, such Person shall have entered into a confidentiality agreement with SBRG agreeing to keep confidential any non-public information received.

            (b) Unless SBRG's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the SBRG Recommendation, neither SBRG's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to SBRG's stockholders. Notwithstanding the foregoing, nothing contained in this Section 6.3(b) or elsewhere in this Agreement shall prevent SBRG's Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable law.

            (c) Promptly (but in no event later than 48 hours) after receipt by SBRG or any of its Subsidiaries (or any of their respective directors, officers, agents or advisors) of any Acquisition Proposal, any request for non-public information or for access to the properties, books or records of SBRG or any of its Subsidiaries or any request for a waiver or release under any standstill or similar agreement, by any Person that has made an Acquisition Proposal or indicates that it is considering making an Acquisition Proposal, SBRG shall notify CKE (x) that a Person may be considering making an Acquisition Proposal, and (y) of the identity of such Person and, if an Acquisition Proposal is made, of the material terms of such Acquisition Proposal. SBRG shall keep CKE reasonably informed of the status and material terms of any such Acquisition Proposal.

            (d) Upon notice and in accordance with the terms of Section 10.1, SBRG may terminate this Agreement at any time before the SBRG Stockholder Approval is obtained if (x) SBRG's Board of Directors shall have authorized SBRG, subject to the terms and conditions of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal,
(y) SBRG notifies CKE that it intends to enter into such agreement, specifying the material terms and conditions of such agreement, and (z) within three Business Days of receiving the notice described in (y) above, CKE fails to propose and agree to enter into a modification of this Agreement such that the Board of Directors of SBRG determines by a majority vote in its good faith judgment that such Superior Proposal is no longer a Superior Proposal.

                                  ARTICLE VII

                                COVENANTS OF CKE

      CKE agrees that:

      Section 7.1 CKE Interim Operations. Except as set forth in the CKE Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of SBRG (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, CKE shall, and shall cause each of its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required by applicable Laws or Environmental Laws for CKE or any of its Subsidiaries to carry on its business and (iii) except for the repayment or restructuring of indebtedness, preserve existing relationships with its material customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in Section
7.1 of the CKE Disclosure Schedule or otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of SBRG (which consent shall not be unreasonably withheld or delayed), CKE shall not, not shall it permit any of its Subsidiaries to:

            (a) amend its certificate of incorporation or by-laws, except for amendments which do not have a Material Adverse Effect;

            (b) take any action that would prevent or materially impair the ability of CKE to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair the ability of CKE, SBRG or any of their Subsidiaries to obtain any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

            (c) take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

            (d) agree, resolve or otherwise commit to do any of the foregoing.

      Section 7.2 Stockholder Meeting. CKE shall cause a meeting of its stockholders (the "CKE Stockholders Meeting") to be duly called and held for the purpose of approving the matters constituting the CKE Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. CKE's Board of Directors shall recommend approval and adoption by its stockholders of this Agreement, and CKE shall use its reasonable best efforts to solicit the CKE Stockholder Approval.

      Section 7.3 Indemnification, Exculpation and Insurance.

            (a) CKE agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of SBRG and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of SBRG. In addition, from and after the Effective Time, directors and officers of SBRG who become directors or officers of CKE will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of CKE.

            (b) In the event that CKE or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) except as required by applicable law in connection with the Merger, transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of CKE assume the obligations set forth in this Section.

            (c) Immediately prior to the Closing, SBRG shall purchase, from an insurer or insurers chosen by SBRG, one or more single payment, run-off policies of directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by SBRG's directors' and officers' liability insurance policies on terms with respect to such coverage and amount no less favorable than the terms of the current policies of SBRG which policies are described on
Section 4.17 of the SBRG Disclosure Schedule, such policy (or policies) to become effective at the Effective Time and to remain in effect for a period of six years after the Effective Time. If such coverage is unavailable, for six years after the Effective Time, CKE shall provide to SBRG's directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by SBRG's directors' and officers' liability insurance policies with insurance companies who are rated at least as highly as the insurance companies who currently provide SBRG's directors' and officers' liability insurance as described on
Section 4.17 of the SBRG Disclosure Schedule and on terms with respect to such coverage and amount no less favorable than those described on Section 4.17 of the SBRG Disclosure Schedule; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by SBRG as of the date hereof for such insurance, then CKE shall provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

            (d) The provisions of this Section are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      Section 7.4 Stock Exchange Listing. CKE shall use its reasonable best efforts to cause the CKE Common Shares to be issued in connection with the Merger or upon exercise of CKE Options to be listed on the NYSE, subject to official notice of issuance.

                                  ARTICLE VIII

                            COVENANTS OF CKE AND SBRG

      The parties hereto agree that:

      Section 8.1 Reasonable Best Efforts. Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed. Nothing in this Section shall require any of SBRG and its Subsidiaries or CKE and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of SBRG, CKE or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, taken as a whole, after giving effect to the Merger (any such sale, holding separate or other disposition or conduct of business shall be referred to herein as a "Burdensome Condition").

      Section 8.2 Certain Filings; Cooperation in Receipt of Consents.

            (a) As promptly as practicable after the date hereof, CKE and SBRG shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and, as soon as practicable following the period of any review thereof by the SEC staff, CKE shall prepare and file the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included. Each of SBRG and CKE shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of SBRG and CKE shall mail the Joint Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. CKE shall also take any action (except to qualify to do business or to file a general consent to service of process) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of CKE Common Shares in the Merger, and SBRG shall use its reasonable best efforts to furnish all information concerning its directors, officers, stockholders and business as may be reasonably requested by CKE in connection with any such action.

            (b) No filing of, or any amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by SBRG or CKE without providing the other party the opportunity to review and comment thereon. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CKE Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to either party, or any of their respective Affiliates, officers or directors should be discovered by SBRG or CKE, that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of SBRG and CKE.

            (c) SBRG shall use its reasonable best efforts to cause to be delivered to CKE two letters from SBRG's independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated the date of the Effective Time, each addressed to SBRG and CKE, in form and substance reasonably satisfactory to CKE and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. CKE shall use its reasonable best efforts to cause to be delivered to SBRG two letters from CKE's independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated the date of the Effective Time, each addressed to SBRG and CKE, in form and substance reasonably satisfactory to SBRG and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

            (d) SBRG and CKE shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby and (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any legal proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

      Section 8.3 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      Section 8.4 Access to Information; Notification of Certain Matters.

            (a) From the date hereof until the Effective Time and subject to applicable law, SBRG and CKE shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section 8.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. All such information shall be deemed proprietary information of the delivering party, and shall, to the fullest extent permitted by law, be kept confidential by the receiving party and not used other than in connection with the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 8.4(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder.

            (b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

                  (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby;

                  (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 8.5 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of SBRG, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SBRG, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of SBRG acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      Section 8.6 Tax Matters.

            (a) Prior to and following the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization and will not take any action or fail to take any action reasonably likely to cause the Merger not so to qualify.

            (b) Each party shall use its reasonable best efforts to obtain the opinions referred to in Section 9.2(b) and Section 9.3(b).

      Section 8.7 Control of Other Party's Business. Nothing contained in this Agreement shall give CKE, directly or indirectly, the right to control or direct SBRG's operations prior to the Effective Time. Nothing contained in this Agreement shall give SBRG, directly or indirectly, the right to control or direct CKE's operations prior to the Effective Time. Prior to the Effective Time, each of CKE and SBRG shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

      Section 8.8 Affiliate Letters. Within 30 days following the date hereof, SBRG shall cause to be delivered to CKE a letter identifying, in SBRG's reasonable judgment, the names and addresses of all Persons who may be deemed to be "affiliates" of SBRG for purposes of Rule 145(c) under the Securities Act. SBRG shall use commercially reasonable efforts to cause each such Person who is so identified to deliver to CKE on or prior to the 30th day prior to the Effective Time a letter agreement reasonably satisfactory to CKE acknowledging that such Person may be deemed an Affiliate of CKE following the Merger and thus may be subject to restrictions on the resale of CKE Common Shares held by such Person following the Merger.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

      Section 9.1 Conditions to the Obligations of Each Party. The obligations of SBRG and CKE to consummate the Merger are subject to the satisfaction of the following conditions:

            (a) each of the SBRG Stockholder Approval and the CKE Stockholder Approval shall have been obtained;

            (b) the CKE Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

            (c) (i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

            (d) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated without the imposition of any Burdensome Condition;

            (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger;

            (f) the parties shall have obtained or made all consent, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 and Section 5.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) would be reasonably likely to have a Material Adverse Effect on the Surviving Corporation, taken as a whole, after giving effect to the Merger; and

            (g) if required, CKE shall have obtained the consent of its lenders under the CKE Senior Credit Facility to the Merger, this Agreement and the transactions contemplated hereby, without the imposition of any Burdensome Condition.

      Section 9.2 Conditions to the Obligations of SBRG. The obligations of SBRG to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) (i) CKE shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger, (ii) the representations and warranties of CKE contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications included therein) shall have been true and correct when made and at and as of the time of the filing of the Certificate of Merger as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a CKE Material Adverse Effect, and (iii) SBRG shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of CKE to the foregoing effect;

            (b) SBRG shall have received an opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP (or other counsel acceptable to SBRG) in form and substance reasonably satisfactory to SBRG, on the basis of certain facts, representations and reasonable assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization. In rendering such opinion, such counsel shall be entitled to rely upon customary representations of officers of SBRG and CKE in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein;

            (c) Except as set forth on the CKE Disclosure Schedule, since the date of the CKE balance sheet included in the CKE 10-Q there shall not have occurred any change in the financial condition, business or operations of CKE and its Subsidiaries, taken as a whole, that would be reasonably likely to have a CKE Material Adverse Effect.

      Section 9.3 Conditions to the Obligations of CKE. The obligations of CKE to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) (i) SBRG shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of filing of the Certificate of Merger, (ii) the representations and warranties of SBRG contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications included therein) shall have been true and correct when made and at and as of the time of the filing of the Certificate of Merger as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a SBRG Material Adverse Effect, and (iii) CKE shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of SBRG to the foregoing effect.

            (b) Except as set forth on the SBRG Disclosure Schedule, since the date of the SBRG balance sheet included in the SBRG 10-Q there shall not have occurred any change in the financial condition, business or operations of SBRG and its Subsidiaries, taken as a whole, that would be reasonably likely to have a SBRG Material Adverse Effect.

            (c) In the event the SBRG stockholders have any appraisal, dissenters' or similar rights under applicable law, no more than two percent (2.0%) of the SBRG stockholders, determined as of the record date for the SBRG Stockholders Meeting, shall have made an effective demand for exercise of their appraisal, dissenters' or similar rights under applicable law.

                                   ARTICLE X

                                   TERMINATION

      Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to Section 10.1(a)), whether before or after the SBRG Stockholder Approval shall have been obtained:

            (a) by mutual written agreement of SBRG and CKE;

            (b) by either SBRG or CKE, if

                  (i) the Merger shall not have been consummated by March 29, 2002 (the "End Date"); provided, however, that the End Date may be extended by SBRG or CKE until June 28, 2002 (the "Extended End Date") in the event that, as of the End Date, all conditions to the Merger have been satisfied other than the conditions set forth in Section 9.1(d), Section 9.1(f) or Section 9.1(g) above, except that any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure to obtain any consent or approval which has not been obtained by the End Date shall not be permitted to extend the End Date to the Extended End Date due to a failure of the conditions set forth in Section 9.1(d), Section 9.1(f) or 9.1(g) above; and provided further, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to occur on or before the End Date or the Extended End Date, as the case may be;

                  (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining SBRG or CKE from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such law, regulation, judgment, injunction, order or decree; or

                  (iii) at the SBRG Stockholders Meeting (including any adjournment or postponement thereof), the SBRG Stockholder Approval shall not have been obtained, or at the CKE Stockholders Meeting (including any adjournment or postponement thereof), the CKE Stockholder Approval shall not have been obtained;

            (c) by SBRG, (i) if CKE's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified its recommendation in favor of the transactions contemplated hereby in a manner materially adverse to SBRG, or (B) failed to make such recommendation; (ii) if a breach of any representation, warranty, covenant or agreement on the part of CKE set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.2(a) not to be satisfied, and either such condition shall be incapable of being satisfied by the End Date or, if applicable, the Extended End Date or such breach or failure to perform has not been cured within 10 days after notice of such breach or failure to perform has been given by SBRG to CKE, (iii) as contemplated by Section 6.3(d); or (iv) if the Average CKE Common Share Price is less than $6.25.

            (d) by CKE, (i) if SBRG's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the SBRG Recommendation in a manner materially adverse to CKE, (B) recommended any Acquisition Proposal to SBRG's stockholders, and/or (C) failed to make the SBRG Recommendation; or (ii) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of SBRG set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.3(a) not to be satisfied, and either such condition is incapable of being satisfied by the End Date or, if applicable, the Extended End Date or such breach or failure to perform has not been cured within 10 days after notice of such breach or failure to perform has been given by CKE to SBRG.

      Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 (including any such termination by way of Section 6.3(d)), there shall be no liability or obligation on the part of CKE or SBRG, or any of their respective officers, directors, stockholders, agents or Affiliates, except the provisions of Sections 10.2, 10.3 and Article XII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, neither SBRG nor CKE shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.

      Section 10.3 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (i) each of SBRG and CKE shall bear and pay one-half of the costs and expenses incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement/Prospectus, as well as the SEC filing fees related thereto, and (ii) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, all state, local, foreign or provincial sales, use, real property, transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the Merger. In addition, (A) if the CKE stockholders do not approve the Merger, CKE shall reimburse SBRG for all costs and expenses incurred by it in connection with the preparation of this Agreement and the transactions contemplated hereby, or (B) if the SBRG Stockholder Approval is not obtained or if the condition in Section 9.3(c) is not satisfied, SBRG shall reimburse CKE for all costs and expenses incurred in connection with the transactions contemplated hereby; provided, however, that in either such event the maximum aggregate amount to be so reimbursed shall not exceed $200,000.

                                   ARTICLE XI

                                 INDEMNIFICATION

      Section 11.1 Liability for Breach of Representations and Warranties, etc.

            (a) By SBRG. Prior to the Effective Time and subject to the limitations set forth in this Section, SBRG agrees to indemnify and hold harmless CKE from and against any and all damages arising from, in connection with, or incident to (i) any Breach of any of the representations, warranties, covenants or agreements of SBRG contained in this Agreement, and (ii) any and all Actions incidental to any of the foregoing.

            (b) By CKE. Prior to the Effective Time and subject to the limitations set forth in this Section, CKE agrees to indemnify and hold harmless SBRG from and against any and all Damages arising from, in connection with, or incident to (i) any Breach of any of the representations, warranties, covenants or agreements of CKE contained in this Agreement, and (ii) any and all Actions incidental to any of the foregoing.

                                  ARTICLE XII

                                  MISCELLANEOUS

      Section 12.1 Survival. The representations and warranties contained in this Agreement shall not survive the Effective Time. The covenants contained in Articles II, III and XII and Sections 7.3, 8.5 and 8.6 shall survive the Effective Time.

      Section 12.2 Notices. Except as otherwise expressly set forth in Section 6.3(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

      if to CKE, to:      CKE Restaurants, Inc.
                          3916 State Street, Suite 300
                          Santa Barbara, California 93105
                          Attention: Mr. Andrew Puzder
                                     Chief Executive Officer
                          Facsimile: (805) 898-4220

      with a copy to:     Stradling Yocca Carlson & Rauth
                          660 Newport Center Drive, Suite 1600
                          Newport Beach, California 92660
                          Attention: C. Craig Carlson, Esq.
                          Facsimile: (949) 725-4100

      if to SBRG, to:     Santa Barbara Restaurant Group, Inc.
                          3938 State Street, Suite 200
                          Santa Barbara, California 93105
                          Attention: Mr. Ted Abajian
                                     Chief Executive Officer
                          Facsimile: (805) 563-3844
      with a copy to:     Christensen, Miller, Fink, Jacobs, Glaser, Weil &
                           Shapiro, LLP
                          2121 Avenue of the Stars
                          Eighteenth Floor
                          Los Angeles, California 90067
                          Attention: Stephen D. Silbert, Esq.
                          Facsimile: (310) 556-2920

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective upon receipt.

      Section 12.3 Amendments; No Waivers.

            (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SBRG and CKE or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the SBRG Stockholder Approval, no such amendment or waiver shall, without the further approval of such stockholders, be made that would require such approval under any applicable law, rule or regulation.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Any purported assignment in violation hereof shall be null and void.

      Section 12.5 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California without reference to its principles of conflicts of laws.

      Section 12.6 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. Except as set forth in Section 7.3, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      Section 12.7 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a state court located in Santa Barbara, California, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.2 shall be deemed effective service of process on such party.

      Section 12.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 12.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 12.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

                           [signature page to follow]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        SANTA BARBARA RESTAURANT GROUP, INC.


                                        By /s/ Ted Abajian
                                          --------------------------------------
                                          Ted Abajian
                                          President and Chief Executive Officer


                                        CKE RESTAURANTS, INC.


                                        By /s/ Andrew Puzder
                                          --------------------------------------
                                          Andrew Puzder
                                          President and Chief Executive Officer

                                                                      APPENDIX B

                                                                   MORGAN KEEGAN

MORGAN KEEGAN & COMPANY, INC.
MORGAN KEEGAN TOWER
FIFTY FRONT STREET
MEMPHIS, TENNESSEE  38103
901/524-4100  TELEX  69-74324
WATS 800/366-7426
MEMBERS NEW YORK STOCK EXCHANGE, INC.

     December 20, 2001

     Board of Directors
     CKE Restaurants, Inc.
     3916 State Street, Suite 300
     Santa Barbara, CA  93105

     Members of the Board:

      You have requested the opinion of Morgan Keegan & Company, Inc. ("Morgan Keegan") in connection with the proposed acquisition by CKE Restaurants, Inc. ("CKE") of Santa Barbara Restaurant Group, Inc. (the "SBRG") pursuant to the draft Merger Agreement and Plan of Merger dated December 14, 2001 among the CKE and SBRG (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of a newly formed, wholly owned subsidiary of CKE with and into SBRG (the "Merger"). As a result of the Merger, SBRG will become a wholly owned subsidiary of CKE. As set forth more fully in the Merger Agreement, at the effective time of the Merger, each share of the common stock, par value $0.08 per share, of SBRG ("SBRG Common Stock") will be converted into the right to receive one-half of one share of common stock, par value $0.01 per share, of CKE ("CKE Common Stock") (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have asked for our opinion as to whether the Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of CKE Common Stock.

      For purposes of the opinion set forth herein, we have:

            i.    reviewed the Merger Agreement;

            ii. reviewed certain publicly available business and financial information relating to CKE and SBRG;

            iii. reviewed certain other information provided to us by CKE and SBRG and discussed the business prospects of CKE and SBRG with CKE's and SBRG's management;

            iv. reviewed the reported historical prices and historical trading activity for CKE Common Stock and SBRG Common Stock;

            v. compared the financial performance of SBRG with that of certain other publicly-traded companies;

            vi. reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions that we deemed relevant;

            vii. reviewed the potential pro forma impact of the Merger on CKE under certain scenarios;

            viii. performed such other analyses and considered such other factors as we deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion and have not assumed any obligation to independently verify such information. We have assumed that the internal financial statements and other financial and operating data have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of both CKE and SBRG. We have also assumed that there have been no material changes in CKE's or SBRG's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to us. We have not made any independent valuation, inspection or appraisal of the assets or liabilities of CKE or SBRG, nor have we been furnished with any such appraisals or valuations. In addition, you have informed us that it is the intention of the parties that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and we have assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition, we are not expressing any opinion as to the actual value of the CKE Common Stock or the prices at which the CKE Common Stock will trade following the date of this opinion.

      We will receive a fee from CKE in connection with this opinion. CKE has also agreed to indemnify us for certain liabilities that may arise out of rendering this opinion. In the ordinary course of our business, we may actively trade in the equity securities of CKE and SBRG for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

      Our opinion is directed to the Board of Directors of CKE in connection with its consideration of the Merger and recommendation of the Merger to the holders of CKE Common Stock. Our opinion is not a recommendation to any holder of CKE Common Stock to vote for or against the Merger. Our opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to holders of CKE Common Stock, and does not address the underlying business decision of CKE to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategy that might exist for CKE or the effect of any other transaction in which CKE might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, tender offer statement, proxy statement or any other document, nor shall this opinion be used for any other purpose, without our prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an exhibit and/or appendix to CKE's Form S-4 Registration Statement and, if necessary, the proxy statement in respect of the Merger filed with the Securities and Exchange Commission and delivered to CKE shareholders.

      Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion on the date hereof that the Merger Consideration is fair, from a financial point of view, to holders of CKE Common Stock.


                                        Very truly yours,




                                        /s/ Morgan Keegan & Company, Inc.
                                        ---------------------------------
                                        MORGAN KEEGAN & COMPANY, INC.

                                                                     APPENDIX C

                            BEAR, STEARNS & CO. INC.


January 28, 2002

The Special Committee of the Board of Directors
Santa Barbara Restaurant Group, Inc.
3938 State Street, Suite 200
Santa Barbara, CA 93105


Gentlemen:

        We understand that Santa Barbara Restaurant Group, Inc. ("SBRG") and CKE Restaurants, Inc. ("CKE") entered into an Agreement and Plan of Merger dated as of December 20, 2001 and amended as of January 24, 2002 (the "Agreement"), pursuant to which a wholly-owned subsidiary of CKE will merge with and into SBRG, with SBRG as the surviving entity (the "Transaction"). Pursuant to the Agreement, each share of common stock of SBRG will be converted into the right to receive 0.5 shares of common stock of CKE; provided, however, if the average CKE common share price over the 10 trading days immediately preceding the second trading day prior to consummation of the Transaction (the "Average CKE Common Share Price") is greater than $10.00, each share of common stock of SBRG will be converted into the right to receive a fraction of a share of CKE Common Stock equal to the quotient of $5.00 divided by the Average CKE Common Share Price (the "Exchange Ratio").

        You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of SBRG Common Shares other than CKE and its affiliates (the "Unaffiliated Shareholders").

        In the course of performing our review and analyses for rendering this opinion, we have:

        - reviewed the Agreement and Plan of Merger dated as of December 20, 2001 and amended as of January 24, 2002;

        - reviewed SBRG's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, December 30, 1999 and December 28, 2000, its Quarterly Reports on Form 10-Q for the periods ended April 19, 2001, July 12, 2001 and October 4, 2001, and its Reports on Form 8-K for the three years ended the date hereof;

        - reviewed CKE's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended January 25, 1999, January 31, 2000, and January 29, 2001, its Quarterly Reports on Form 10-Q for the periods ended May 21, 2001, August 13, 2001 and November 5, 2001, and its Reports on Form 8-K for the three years ended the date hereof;

        - reviewed certain operating and financial information relating to SBRG's business and prospects, including projections for the five years ended December 31, 2006, provided to us by SBRG's management;

        - reviewed certain operating and financial information relating to CKE's business and prospects, (including projections for the year ended January 31, 2002) published by certain Wall Street research analysts and selected by us following discussions with CKE's senior management;

        - met with certain members of SBRG's senior management to discuss SBRG's business, operations, historical and projected financial results and future prospects;

        - met with certain members of SBRG's and CKE's senior management to discuss CKE's business, operations, historical and projected financial results and future prospects;

        - reviewed the historical prices, trading multiples and trading volumes of the common shares of SBRG and CKE;

        - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to SBRG and CKE;

        - reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable - SBRG and the Transaction;

        - performed discounted cash flow analyses based on the projections for SBRG furnished to us;

        - reviewed the pro forma financial results, financial condition and capitalization of CKE giving effect to the Transaction; and

        - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to us by SBRG. With respect to SBRG's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of SBRG as to the expected future performance of SBRG. With respect to CKE's projected financial results published by certain Wall Street research analysts and selected by us following discussions with CKE management, we have relied on representations by management of CKE that they do not materially differ from the best currently available estimates and judgments of the senior management of CKE as to the expected future performance of CKE. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of SBRG that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of SBRG and CKE, nor have we been furnished with any such appraisals. We have assumed that the Transaction will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on SBRG or CKE.

        We do not express any opinion as to the price or range of prices at which the shares of common stock of SBRG and CKE may trade subsequent to the execution of the Agreement or as to the price or range of prices at which the shares of common stock of CKE may trade subsequent to the consummation of the Transaction.

        We have acted as a financial advisor to SBRG in connection with the Transaction and will receive a customary fee for such services. Bear Stearns or its affiliates have been previously engaged by Fidelity National Financial, Inc., a significant shareholder of SBRG, to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of SBRG and/or CKE for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of SBRG and does not constitute a recommendation to the Special Committee of the Board of Directors of SBRG or any holders of SBRG common stock as to how to vote in connection with the Transaction. This opinion does not address SBRG's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for SBRG or the effects of any other transaction in which SBRG might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement / prospectus to be distributed to the holders of SBRG common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Shareholders of SBRG.


Very truly yours,



BEAR, STEARNS & CO. INC.



By: /s/ Davies B. Beller
    -----------------------------------
    Senior Managing Director

                                                                      APPENDIX D

                 SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

                                APPRAISAL RIGHTS

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger of consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

               (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to
        Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

         SBRG'S ANNUAL REPORT ON FORM 10-K/A, AS FILED ON APRIL 27, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                   FORM 10-K/A

(MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 28, 2000

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from              to

                         Commission File Number 1-10576

                      SANTA BARBARA RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                          33-0403086
(State or other jurisdiction of incorporation or organization)                 (I.R.S. Employer Identification No.)

                3938 STATE STREET, SUITE 200
                 SANTA BARBARA, CALIFORNIA                                                  93105
           (Address of Principal Executive Office)                                        (Zip Code)

        REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (805) 563-3644
                                ----------------
           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                        NAME OF EACH EXCHANGE
TITLE OF EACH CLASS                                      ON WHICH REGISTERED:
Common Stock -- $.08 Par Value                          Boston Stock Exchange

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                      None

       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [ ]

       Indicate by check mark if disclosure of delinquent filers in response to
Item 405 of Regulation S-K is not contained in this form, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

       The aggregate market value of the common stock held by non-affiliates of the registrant on April 20, 2001 was approximately $12.6 million based upon the closing price of the common stock, as reported on the NASDAQ Small Cap Market.

       The number of shares of the common stock of the registrant outstanding on April 20, 2001 was 13,558,513.

PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors

       The following sets forth certain information for each director of the Company as of December 28, 2000:

NAME                                AGE              DIRECTOR SINCE            POSITION WITH THE COMPANY
----                                ---              ---------------           -------------------------
William P. Foley, II                 56                  1997                    Chairman and Director
Andrew F. Puzder                     50                  1997                    Director
Charles Rolles                       66                  1999                    Director
Burt Sugarman                        62                  1999                    Director
Frank P. Willey                      47                  1997                    Director


       WILLIAM P. FOLEY, II became Chairman of the Board and a Director of the Company in July 1997. Mr. Foley has been Chairman of the Board, President (until January 1995) and Chief Executive Officer of Fidelity National Financial, Inc., a company engaged in title insurance and related services. Mr. Foley is also the Chairman of the Board of CKE Restaurants, Inc., and served as Chief Executive Officer from October 1994 until March 2000. He is also Chairman of the Board of Checkers Drive-In Restaurants, Inc. ("Checkers") and a member of the Boards of Directors of American National Financial, Inc., Micro General Corporation, Fresh Foods, Inc., and Miravant Medical Technologies, Inc.

       ANDREW F. PUZDER became a Director of the Company in July 1997 and served as Chief Executive Officer and President from July 1997 to June 2000. Mr. Puzder has been Chief Executive Officer and President of CKE Restaurants, Inc. since September 2000, and Chief Executive Officer and President of Hardee's Food Systems, Inc. since June 2000. He also served as Executive Vice President and General Counsel of CKE Restaurants, Inc. from February 1997 to June 2000. From March 1994 to December 1994, he was a partner with the law firm of Stradling, Yocca, Carlson & Rauth. Prior to that, he was a partner with the law firm of Lewis, D'Amato, Brisbois & Bisgard, from September 1991 through March 1994, and he was a partner with the Stolar Partnership from February 1984 through September 1991. Mr. Puzder also served as Executive Vice President and other capacities for Fidelity National Financial, Inc. from January 1995 to April 1997. Mr. Puzder is also a director of Fresh Foods, Inc. and Aspeon, Inc.

       CHARLES ROLLES became a Director of the Company in 1999. Mr. Rolles has been engaged in the business of real estate development for the past 30 years. In addition, Mr. Rolles was the founder of the 50 unit Chuck's Steakhouse chain. Mr. Rolles also served as a director of Liberty Bank from 1978 to 1990.

       BURT SUGARMAN became a Director of the Company in 1999. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of GIANT GROUP, Ltd. for the past five years and served as the Chief Executive Officer of Rally's Hamburgers, Inc. from 1990 and as the Chairman of the Board of Directors of Rally's from 1991, resigning from these offices in February 1994. Mr. Sugarman resumed the position of Chairman of the Board of Directors of Rally's Hamburgers, Inc. in November 1994 and resigned such office in October 1997. Mr. Sugarman is a Director of GIANT Group, Ltd. and Checkers Drive-In Restaurants, Inc.

       FRANK P. WILLEY became a Director of the Company in July 1997. He is also the Vice Chairman of Fidelity National Financial, Inc. and has been a director since February 1984. He was the President of Fidelity National Financial, Inc. from January 1995 through March 2000, General Counsel of Fidelity National Financial, Inc. from 1984 to January 1995. Mr. Willey also serves on the Boards of Directors of CKE Restaurants, Inc., Southern Pacific Funding Corporation and Ugly Duckling Holdings, Inc.

Executive Officers

       THEODORE ABAJIAN, 37, was appointed President and Chief Executive Officer in November 2000. Previously he served as Executive Vice President and Chief Financial Officer since May 1998. In addition, from January 1, 2000 to October 15, 2000, Mr. Abajian served as Senior Vice President and Chief Financial Officer for Checkers Drive-In Restaurants, Inc. ("Checkers"). Prior to joining Santa Barbara Restaurant Group, Inc. Mr. Abajian served as the Chief Financial Officer of Star Buffet, Inc, since its formation in July 1997. Mr. Abajian also served as a director of Stacey's Buffet, Inc. from October 31, 1997, to February 4, 1998. Mr. Abajian was the Vice President and Controller of Summit Family Restaurants Inc. from 1994 to May, 1998. From 1983 to 1994, he held several positions with Family Restaurants, Inc., including Director of Financial Analysis, Planning and Reporting for the family restaurant division, which included approximately 350 Carrows and Coco's restaurants.

       PETER BEDZYK, 50, has served as Executive Vice President of Operations of the Company's subsidiary Timber Lodge Steakhouse, Inc. since September 1, 1998, the date Timber Lodge was acquired by Santa Barbara Restaurant Group. Prior to the merger, Mr. Bedzyk was President and Chief Operating Officer of Timber Lodge from February 1997 and a director since May 1996. From June 1995 to February 1997 he served as Executive Vice President of Operations and from 1991 to June 1995 Mr. Bedzyk was operations manager for Timber Lodge.

       KEVIN OSBORN, 45, was appointed President and Chief Executive Officer of both the Company's La Salsa and Green Burrito subsidiaries in July 1999. From August 1982 to July 1999, Mr. Osborn was employed by Taco Bueno in Carollton, Texas, spending 11 years as Regional Vice President of Operations.

       ANDREW D. SIMONS, 40, was appointed Senior Vice President, General Counsel and Secretary of the Company in July 1999. In addition, Mr. Simons held the position of Senior Vice President, General Counsel and Secretary of Checkers Drive-In Restaurants, Inc. from June 1999 to September 2000. From April 1996 to June 1999 Mr. Simons served as Vice President, General Counsel and Secretary of Circon Corporation. From July 1992 through April 1996 Mr. Simons worked for Tokos Medical Corporation in various capacities including Vice President, General Counsel and Secretary. Prior to 1992, Mr. Simons was an associate at the law firm of Gibson, Dunn & Crutcher.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Rules adopted by the Securities and Exchange Commission ("SEC") under
Section 16(a) of the Exchange Act require the Company's officers and directors, and persons who own more than 10% of the issued and outstanding shares of the Company's common stock, to file reports of their ownership, and changes in ownership, of such securities with the SEC on SEC Forms 3, 4 or 5, as appropriate. Officers, directors and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

       Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during its most recent fiscal year end, and any written representations provided to it, the Company is advised that all filings were timely and correctly made.

ITEM 11.  EXECUTIVE COMPENSATION

       The following table sets forth certain information regarding the annual and long-term compensation of the Company's Chief Executive Officer and the other three most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during the fiscal year indicated:

SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                        ------------
                                                          ANNUAL COMPENSATION                            SECURITIES     ALL OTHER
                                        ----------------------------------------------------------       UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION(S)        YEAR         SALARY($)         BONUS($)(1)      OTHER($)(2)       OPTIONS(#)      ($)(3)
-----------------------------------     ----        ----------         ----------       ----------      ------------   ------------
Andrew F. Puzder(4)                     2000          12,500                  0                0           175,000            0
        Chief Executive                 1999          25,000                  0                0           150,000            0
        Officer                         1998               0                  0                0           210,000            0

Theodore Abajian(5)                     2000         179,375             60,000            8,400           282,500          618
        Chief Executive                 1999         125,000             40,000            9,000            10,000          515
        Officer                         1998          83,333             34,000            6,000            50,000          410

Peter K. Bedzyk(6)                      2000         124,696             34,359            6,000           137,500        1,120
        Executive Vice President        1999         115,000             52,806            6,000            15,000          490
        Timber Lodge Steakhouse         1998          32,333              6,500            2,000            40,000          150

Kevin Osborn(7)                         2000         200,000             40,000                0           112,500        1,050
        President & CEO                 1999          51,667             20,000            2,732           100,000            0
        La Salsa & Green Burrito

Andrew D. Simons(8)                     2000         170,000             15,000                0            15,000          726
        Senior Vice President &         1999          92,083             15,000                0            10,000          350
        General Counsel

(1) Bonus amounts were earned during the year indicated and were paid shortly thereafter.

(2)    Represents amounts paid as car allowance to executives.

(3) All other compensation includes amounts paid on behalf of the executive for term life insurance.

(4) Mr. Puzder became a Director in July 1997 and served as Chief Executive Officer from August 1997 through June 2000.

(5) Mr. Abajian began his employment with the Company on May 1, 1998, as Chief Financial Officer, and was appointed Chief Executive Officer in November 2000. From January 1, 2000 to October 15, 2000, a total of $96,821 of the compensation shown for Mr. Abajian was charged to Checkers.

(6)    Mr. Bedzyk began his employment with the Company on September 1, 1998.

(7)    Mr. Osborn began his employment with the Company on July 12, 1999.

(8) Mr. Simons began his employment with the Company on June 14, 1999. During fiscal 2000 and fiscal 1999, $65,521 and $53,541, respectively, of the compensation shown for Mr. Simons was charged to Checkers.

OPTIONS GRANTED IN FISCAL YEAR 2000

The following table sets forth information regarding options granted to the named executive officers during the fiscal year ended December 28, 2000, pursuant to the Company's Stock Option Plan:

                                                                                                        POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED ANNUAL
                           NUMBER OF         % OF TOTAL                                                 RATES OF STOCK PRICE
                             SHARES           OPTIONS                                                  APPRECIATION FOR OPTION
                           UNDERLYING        GRANTED TO        EXERCISE                                        TERM(1)
                            OPTIONS         EMPLOYEES IN       PRICE PER                            ------------------------------
                            GRANTED         FISCAL YEAR          SHARE        EXPIRATION DATE          5%                    10%
                           ----------       ------------       ---------      ---------------       --------              --------
Andrew F. Puzder            150,000                             $ 1.44           01/05/2010        $ 135,841             $ 344,248
                             25,000                               1.00           10/25/2010           15,722                39,843
                            -------
                            175,000            17.1%

Theodore Abajian             20,000                             $ 1.44           01/05/2010        $  18,112             $  45,900
                            262,500                               1.00           10/25/2010          165,084               418,357
                            -------
                            282,500            27.6%

Peter Bedzyk                 25,000                             $ 1.44           01/05/2010        $  22,640             $  57,375
                            112,500                               1.00           10/25/2010           70,751               179,296
                            -------
                            137,500            13.5%

Kevin Osborn                112,500            11.0%            $ 1.00           10/25/2010        $  70,751             $ 179,296

Andrew D. Simons             15,000             1.4%            $ 1.44           01/05/2010        $  13,584             $  34,425

(1) In accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2000 AND FISCAL YEAR-END OPTION VALUES

The following table sets forth the number of options, both exercisable and unexercisable, held by each of the executive officers of the Company as of December 28, 2000.

                                                                 NUMBER OF SECURITIES               VALUE OF UNEXERCISED IN-THE-
                                                                UNDERLYING UNEXERCISED              MONEY OPTIONS AT DECEMBER 28,
                         SHARES                              OPTIONS AT DECEMBER 28, 2000                     2000(1)
                      ACQUIRED ON           VALUE           -------------------------------        -------------------------------
                       EXERCISE(#)        REALIZED($)       EXERCISABLE       UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
                      ------------        -----------       -----------       -------------        -----------       -------------
Andrew F. Puzder            0                 0                325,000                   0            $6,250                 $0
Theodore Abajian            0                 0                 30,000             262,500                 0             65,625
Peter Bedzyk                0                 0                 97,259             112,500                 0             28,125
Kevin Osborn                0                 0                 33,334             179,166                 0             28,125
Andrew D. Simons            0                 0                 25,000                   0                 0                  0

(1) Market value of underlying securities at year-end minus the exercise price of "in-the-money" options. The closing sale price for the Company's Common Stock as of December 28, 2000 on the Nasdaq National Market was $1.25.

COMPENSATION OF THE BOARD OF DIRECTORS

       During fiscal 2000, the Company's non-employee directors received cash compensation in the amount of $1,000 for their attendance in person at Board meetings and $500 for their participation at Board meetings telephonically. Effective for fiscal 2001, non-employee Directors shall receive $2,500 for their attendance at each Board meeting and $1,000 for their attendance at each Committee Meeting, as well as a $10,000 annual retainer. Members of the Board of Directors receive nonstatutory stock options from time to time in recognition of their service as members of the Board of Directors. In January and October, 2000, the Board awarded Mr. Foley nonstatutory stock options to purchase 150,000 and 212,500 shares, respectively, of the Company's stock for his service as Chairman of the Board. In January and October, 2000, the Board awarded Mr. Puzder nonstatutory stock options to purchase

150,000 and 25,000 shares, respectively, of the Company's stock for his service as Chief Executive Officer. During the same months each of the remaining non-employee directors received non-statutory stock options to purchase 35,000 and 25,000 shares, respectively, of the Company's common stock for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During fiscal 2000, the members of the Compensation Committee of the Company's Board of Directors were Messrs. Willey and, through October 2000, C. Thomas Thompson. None of the Compensation Committee members were officers, former officers or employees of the Company during fiscal 2000.

       Corporate Deduction for Compensation. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. At this time, the Company's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to monitor regulations issued pursuant to Section 162(m) and to take such actions with respect to the executive compensation program as are reasonably necessary to preserve the corporate tax deduction for executive compensation paid.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

       During fiscal 2000, the Board of Directors of the Company held two meetings and acted by unanimous written consent four times. Mr. Sugarman missed one meeting during 2000. All committee meetings were fully attended. There are no family relationships among any of the directors or executive officers of the Company. From time to time, the Directors discuss issues relative to the Company on an informal basis.

Committees of the Board of Directors

       The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is presently comprised of three directors selected by the Board of Directors of the Company. The members of the Audit Committee are Frank P. Willey (Chairman), Burt Sugarman and Charles Rolles. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. During fiscal 2000, the Audit Committee held one meeting.

       The Compensation Committee is presently comprised of one director, Frank
P. Willey selected by the Board of Directors of the Company. The Compensation Committee considers the salary, bonus, and incentive benefits for officers and directors and administers the Company's stock option plan. During fiscal 2000, the Compensation Committee acted by written consent three times.

       The Board of Directors does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

STOCK PERFORMANCE GRAPH

       Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return on the S&P 500 Index and against the cumulative total return of a peer group index, the Restaurants 500 Index for the five-year period ending December 31, 2000. The peer group comparison has been weighted based on the Company's stock market capitalization. The graph assumes an initial investment of $100.00 on January 1, 1995, with dividends reinvested over the periods indicated.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    OF SANTA BARBARA RESTAURANT GROUP, INC.,
                   THE S&P 500 INDEX AND RESTAURANTS 500 INDEX

                               [PERFORMANCE GRAPH]

                                        Dec 95          Dec 96          Dec 97          Dec 98          Dec 99          Dec 00
                                        ------          ------          ------          ------          ------          ------
Santa Barbara Restaurant Group          100.00           75.64          111.54           39.10           16.03           12.82
S&P 500 Index                           100.00          122.96          163.98          210.84          255.22          231.98
Restaurants 500                         100.00           98.80          106.09          166.25          169.13          152.64


ITEM 12.  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

       Set forth below is certain information as of April 20, 2001, relating to the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

          NAME AND ADDRESS OF                                  NUMBER OF SHARES              PERCENTAGE OF SHARES
       BENEFICIAL OWNER(1)(2)(3)                            BENEFICIALLY OWNED(1)               OUTSTANDING(4)
Fidelity National Financial, Inc.(5)                              6,696,859                          43.1%
    17911 Von Karman Avenue, Suite 300
    Irvine, CA  92614
William P. Foley, II (6)                                          2,181,700                          15.5%
Andrew F. Puzder (7)                                                335,000                           2.4%
Peter Bedzyk (8)                                                    130,046                           1.0%
Theodore Abajian (9)                                                124,760                             *
Burt Sugarman (10)                                                   80,000                             *
Charles Rolles (11)                                                  80,000                             *
Kevin Osborn (12)                                                    60,210                             *
Frank P. Willey (13)                                                 60,000                             *
Andrew D. Simons (14)                                                25,000                             *
All officers and directors as a group                             3,076,716                          20.6%
(9 persons)(15)

*      Represents less than 1% of the outstanding common stock of the Company.

(1) Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of Company common stock owned by them.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 20, 2001 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from April 20, 2001 have been exercised.

(3) Unless otherwise indicated, the address of each stockholder listed is 3938 State Street Street, Suite 200, Santa Barbara, California 93105.

(4) Percentage calculation assumes owners derivative securities exercisable within 60 days have been exercised.

(5) Includes 1,970,000 shares issuable upon the exercise of presently exercisable warrants.

(6) Excludes the 6,696,859 shares held by Fidelity National Financial, Inc., of which Mr. Foley is Chairman of the Board and Chief Executive Officer, and 656,453 shares held by American National Financial, Inc., of which Mr. Foley is a member of the Board of Directors. Includes 500,000 shares issuable upon the exercise of presently exercisable nonstatutory stock options.

(7) Includes 325,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(8) Includes 122,259 shares issuable upon the exercise of stock options exercisable within 60 days.

(9) Includes 105,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(10) Includes 80,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(11) Includes 80,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(12) Includes 58,334 shares issuable upon the exercise of presently exercisable nonstatutory stock options.

(13) Includes 60,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(14) Includes 25,000 shares issuable upon the exercise of stock options exercisable within 60 days.

(15) Includes an aggregate of 1,355,593 shares issuable upon the exercise of stock options exercisable within 60 days held by officers and directors of the Company.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

       The company believes that the transactions hereunder were the result of arm's-length negotiations, and the terms of each such transaction was no less favorable to the Company as would have been available from an unaffiliated third party. The transactions discussed below were negotiated either (i) before the parties became affiliates; (ii) after the parties ceased to be affiliates; or
(iii) with a majority of the disinterested members of the Company's Board of Directors. Furthermore, it is the policy of the Company that a majority of the disinterested members of the Company's Board of Directors must approve related-party transactions.

CKE Restaurants, Inc.

       The Company and CKE share certain officers and directors. The Company is a party to an agreement with CKE pursuant to which CKE provides the Company with certain general and administrative support, a substantial portion of which related to the Company's JB's Restaurants, Inc. subsidiary which was sold in November, 2000. In fiscal 2000, the Company incurred $500,000 for such services.

       As of December 28, 2000, there were 216 Carl's Jr./Green Burrito dual-concept restaurants in operation in California, Arizona, Oregon, Nevada, Oklahoma, Kansas and Mexico. For the fiscal year ended December 28, 2000, the Company recognized franchise revenues generated from CKE dual-concept franchise stores of approximately $679,000 and had receivable balances of $40,000 related to royalty and franchise fee payments due from CKE.

Fidelity National Financial, Inc.

       The Company and Fidelity share certain officers and directors. In conjunction with the Company's acquisition of La Salsa on July 15, 1999, 500,000 warrants to purchase the Company's stock at prices ranging from $7.00 to $7.50, held by Fidelity were cancelled and reissued by the Company to the selling shareholders of La Salsa Holding, Inc. Fidelity presently owns approximately 4.7 million shares or 34.9% of the Company's common stock and holds warrants to acquire an additional 1,970,000 shares of the Company's common stock.

       During November and December, 2000, the Company entered into equipment lease financing transactions with Fidelity National Financial, Inc. for certain equipment for Timber Lodge Steakhouse, Inc., costing $1.2 million. Under the agreements between the parties, the Company makes monthly payments of approximately $40,000.

Checkers Drive-in Restaurants, Inc.

       The Company and Checkers share certain directors, and, until September 2000, certain officers. During fiscal 2000 and 1999, the Company received $322,655 and $104,408, respectively, from Checkers for compensation payments made by the Company to certain officers on behalf of Checkers.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SANTA BARBARA RESTAURANT GROUP, INC.


                                        By:  /s/ THEODORE ABAJIAN
                                           -------------------------------------
                                        Theodore Abajian
                                        President & Chief Executive Officer
                                        (Principal Executive Financial &
                                        Accounting Officer)


Date: April 27, 2001


       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

         SIGNATURES                                     TITLE                                    DATE
/s/ WILLIAM P. FOLEY, II                  Chairman of the Board, Director                   April 27, 2001
----------------------------
William P. Foley, II

/s/ THEODORE ABAJIAN                      Chief Executive Officer                           April 27, 2001
----------------------------              (Principal Executive Financial and
Theodore Abajian                          Accounting Officer)

/s/ ANDREW F. PUZDER                      Director                                          April 27, 2001
----------------------------
Andrew F. Puzder

/s/ FRANK P. WILLEY                       Director                                          April 27, 2001
----------------------------
Frank P. Willey

/s/ CHARLES ROLLES                        Director                                          April 27, 2001
----------------------------
Charles Rolles

/s/ BURT SUGARMAN                         Director                                          April 27, 2001
----------------------------
Burt Sugarman

          SBRG'S ANNUAL REPORT ON FORM 10-K, AS FILED ON MARCH 30, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM 10-K

(MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 28, 2000

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED

       For the transition period from _______ to _______

                         Commission File Number 1-10576

                      SANTA BARBARA RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                               33-0403086
(State or other jurisdiction of incorporation or organization)                    (I.R.S. Employer Identification No.)

              3938 STATE STREET, SUITE 200
                Santa Barbara, California                                                         93105
          (Address of principal executive office)                                               (Zip Code)


        REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (805) 563-3644
                                ----------------
           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                      NAME OF EACH EXCHANGE
     TITLE OF EACH CLASS                               ON WHICH REGISTERED:
Common Stock -- $.08 Par Value                        Boston Stock Exchange

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      None

                                 ---------------

       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes [X] No [ ]

       Indicate by check mark if disclosure of delinquent filers in response to
Item 405 of Regulation S-K is not contained in this form, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

       The aggregate market value of the common stock held by non-affiliates of the registrant on March 12, 2001 was approximately $17.5 million based upon the closing price of the common stock, as reported on the NASDAQ Small Cap Market.

       The number of shares of the common stock of the registrant outstanding on March 12, 2001 was 15,869,063.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                       INDEX TO ANNUAL REPORT ON FORM 10-K
                   FOR THE FISCAL YEAR ENDED DECEMBER 28, 2000

                                                                                                       PAGE
                                                                                                       ----
          PART I
Item 1.   Business...................................................................................  E-14
Item 2.   Properties.................................................................................  E-19
Item 3.   Legal Proceedings..........................................................................  E-20
Item 4.   Submission of Matters to a Vote of Security Holders........................................  E-20

          PART II

Item 5.   Market for Registrant's Common Equity and Related Stockholder Matters......................  E-21
Item 6.   Selected Financial Data....................................................................  E-21
Item 7.   Management's Discussion and Analysis of Financial Condition and Results
          of Operations..............................................................................  E-22
Item 7a.  Quantitative and Qualitative Disclosures About Market Risk.................................  E-26
Item 8.   Financial Statements and Supplementary Data................................................  E-26
Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.......  E-26

          PART III

Item 10.  Directors and Executive Officers of the Registrant.........................................  E-27
Item 11.  Executive Compensation.....................................................................  E-27
Item 12.  Security Ownership of Certain Beneficial Owners and Management.............................  E-27
Item 13.  Certain Relationships and Related Transactions.............................................  E-27

          PART IV

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K............................  E-28

                                     PART I

ITEM 1.   BUSINESS

OVERVIEW

       Santa Barbara Restaurant Group, Inc., a Delaware corporation ("SBRG" or the "Company") is engaged in the food service industry. As of December 28, 2000 the Company operated 45 La Salsa restaurants, 25 Timber Lodge Steakhouse restaurants, and five Green Burrito restaurants. The Company also franchises 47 La Salsa restaurants, 35 Green Burrito stand-alone restaurants, one Timber Lodge Steakhouse restaurant and 216 Green Burrito dual-concept restaurants.

       The Company's fiscal year ends on the last Thursday of December. For clarity of presentation, the Company has described all years as if the fiscal year ended on December 31.

MATERIAL DEVELOPMENTS IN FISCAL 2000

       On October 12, 2000, the Company sold its two Timber Lodge Steakhouse restaurants in Utah to Famous Dave's of America, Inc. ("Famous Dave's") for total consideration of approximately $1.7 million, the approximate net book value of the two restaurants. The consideration consisted of $600,000 in cash, a $600,000 seven year fully amortized note bearing interest at 10% and 125,000 shares of Famous Dave's common stock (NASDAQ: DAVE). As a result of the transaction, the Company was fully released from the lease obligations of both restaurants. Famous Dave's has converted the restaurants to one of its restaurant concepts. During the first quarter of fiscal 2001, the Company liquidated its investment in Famous Dave's common stock for approximately $488,000, resulting in a gain of $19,000.

       On November 13, 2000, the Company completed the sale of its JB's Family Restaurants, Inc. ("JB's") subsidiary, to LBW Investments, L.L.C., a company controlled by the former Chief Executive Officer of JB's. The Company received net cash proceeds of approximately $7.7 million and a note for $1.3 million, after giving effect to certain deductions, from the buyer. In addition, the buyer assumed JB's debt obligations of approximately $5.0 million and other liabilities of approximately $5.5 million.JB's generated revenues of $39.5 million, $54.7 million and $18.4 million during fiscal 2000, 1999 and 1998, respectively.

RESTAURANT OPERATIONS

The following describes the Company's continuing restaurant operations as of December 31, 2000.

LA SALSA

CONCEPT AND MENU. The Company's La Salsa Fresh Mexican Grill(R) restaurants are quality, quick-service restaurants featuring traditional Mexican food items. The restaurants, modeled after the "taquerias" of Mexico, primarily cater to the lunch and dinner segment, and feature freshly prepared items such as tacos, burritos, taquitos, and quesadillas. Menu items range from individual tacos, which sell for $2.35 to combination plates, which range in price from $5.95 to $7.45. The restaurants also offer a self-service salsa bar featuring a variety of condiments and freshly made salsas, allowing the customers to garnish and spice their food according to individual tastes.

The Company's La Salsa Fresh Mexican Grill(R) restaurants emphasize generous portions and high quality ingredients including Grade "A" skinless chicken, USDA lean steak, Mahi Mahi, shrimp, real cheddar and Monterey Jack cheese, long-grain rice and both black and pinto beans. All ingredients are prepared fresh, as there are no microwaves or can openers in the stores. All food is prepared to order; ensuring that each item served will be fresh and hot. Beer is served in a limited number of locations, and two locations offer a full bar with sit-down restaurant accommodations.

COMPANY-OPERATED RESTAURANTS. As of December 31, 2000 the Company operated 45 La Salsa restaurants.

MANAGEMENT AND EMPLOYEES. Each La Salsa Fresh Mexican Grill restaurant has a general manager who directs the daily operations. To become a general manager, an employee must complete La Salsa's management training program. General managers are responsible for hiring, providing ongoing staff training, and the overall operation of the restaurant. General managers receive a base salary and are eligible for performance incentives based on sales performance and unit profitability.

FRANCHISE PROGRAM. The Company has 47 franchised restaurants that operate in California, Nevada, Arizona, Utah, Texas, Colorado, Ohio, Connecticut and Puerto Rico. The majority of La Salsa franchise agreements require the payment of an initial franchise fee of $30,000 per restaurant and the payment of continuing royalty fees based on a percentage of gross sales.

BRAND STRATEGY. La Salsa was acquired on July 15, 1999. Since the acquisition, the Company has implemented a number of strategies intended to increase operating margins by, enhancing menu offerings, improving customer service, and taking advantage of consolidated purchasing opportunities. During fiscal 2000, the Company remodeled 25 existing restaurants. The Company plans to remodel additional restaurants in 2001 and begin opening new Company-operated La Salsa restaurants during 2001.

In addition, the Company entered into a development agreement with a new franchisee which calls for the development of three restaurants over three years beginning in 2001 The Company plans to continue expanding through franchising with multi-unit franchise operators.

GREEN BURRITO

       CONCEPT AND MENU. The Green Burrito stores feature a menu of traditional Mexican food items including burritos, tostadas, enchiladas, tacos, gorditas, chili rellenos, tortilla soup, appetizers, soft drinks and non-alcoholic Mexican drinks. A variety of condiments, such as jalapeno peppers, hot sauce, and mild and hot salsa, are available at self-serve salsa bars enabling customers to spice and garnish their food according to individual tastes. In addition, the Company has a Mexican breakfast menu, including huevos rancheros, breakfast burritos, chorizo and egg burritos, tostadas rancheros and orange juice.

       The Company believes the prices for its menu items give customers good value; entree selections at Company operated stores currently range in price from $.99 for a "super value menu" item to $4.09 for a combination plate including two steak tacos, salad, rice and beans. The most popular menu items include the "Big Ed" burrito, a burrito weighing over two pounds consisting of steak, carnitas, refried beans, rice, lettuce, tomato, guacamole, cheese and double tortillas at a price of $4.89, and "wet burritos," consisting of refried beans, rice, cheese, and a choice of steak, chicken, beef or pork covered with either green chili sauce or enchilada sauce, and cheese, served with tortilla chips at a price of $4.09. The menu also features special family prices, which discount some of the menu items for large quantity orders.

       COMPANY-OPERATED RESTAURANTS. As of December 31, 2000, the Company operated five restaurants, four of which are wholly-owned and one of which is owned by a limited partnership of which the Company is the general partner.

       FRANCHISE PROGRAM. As of December 31, 2000, the Company had 35 free-standing franchised restaurants, all of which are located in Southern California, and 216 dual-concept franchised restaurants. See "Green Burrito Dual-Concept Stores" below. The standard Green Burrito Franchise Agreement requires franchisees to pay (i) an initial franchise fee of $25,000 per restaurant, (ii) continuing royalty fees of five percent (5%) of gross revenues, and (iii) advertising fund contributions generally at an amount between one half of one percent (1/2%) and four percent (4%) of gross revenues. In connection with the settlement of the Brown lawsuit in April 2000, as well as the Company's decision to re-image the brand, the Company entered into new Franchise Agreements with its existing franchisees which provide for certain royalty reductions and the opportunity for franchisees to obtain a loan from the Company to re-image their restaurants.

       GREEN BURRITO DUAL-CONCEPT STORES. Since 1992, the Company has pursued the franchising of Green Burrito products alongside an existing quick-service restaurant line thereby enabling one restaurant facility to offer two restaurant concepts (the "dual concept"). Dual concept stores are not owned by the Company, as they are owned and operated by third parties who pay an initial franchise fee to sell the Green Burrito products in their operations and pay continuing royalties and advertising fees based on a percentage of the gross sales of Green Burrito products. Pursuant to an agreement between the Company and CKE Restaurants, Inc. ("CKE") dated May 1995, CKE operates 216 restaurants as Carl's Jr./Green Burrito dual-concept restaurants. In June 2000, the Company entered into a Master Franchise Agreement (the "Master Franchise Agreement") with respect to CKE's development, operation and sub-franchising of Green Burrito dual-concept restaurants which replaced the previous agreement. Pursuant to the Master Franchise Agreement, CKE assumed all operational support, training and other supervisory functions related to CKE's dual-concept restaurants, in exchange for a reduction of approximately 25% of the ongoing royalty fees and an approximate 65% reduction in franchise fees paid to the Company by CKE. In addition, in December 2000 the parties agreed to a revised development schedule pursuant to which CKE agreed to convert and sub-franchise a cumulative total of 308 restaurants by 2006. The Company also franchises two dual-concept Green Burrito/Arby's Restaurants.

BRAND STRATEGY. Green Burrito is in the process of making changes to enhance the brand's appeal and sales growth potential. To date, the Company has focused on upgrading the menu and installing a charbroiler in each restaurant to cook fresh chicken and steak within the customer's view. Other changes, including a different name for the brand, are being evaluated.

TIMBER LODGE STEAKHOUSE

       CONCEPT AND MENU. Timber Lodge Steakhouse restaurants offer consistent high-quality traditional American meals at moderate prices and in generous portions. Each restaurant incorporates a "north woods" theme with its log-framed interior, fireplaces, hardwood floors and wood tables, chairs and booths, all of which help to create a cozy feeling of dining in a warm, comfortable north woods log cabin. Hunting, fishing, trapping, logging and other memorabilia reflecting the history particular to northern tier states adorn the walls, together with murals depicting regional folklore such as Paul Bunyan. Oversized silverware, plates, and food portions are consistent with a hunting lodge atmosphere. The casual atmosphere makes the restaurants appropriate for a number of occasions. The Company trains its employees to provide excellent service, enhancing the distinctive dining experience. Currently, three of the 25 Company-operated restaurants serve lunch and the remaining Company-operated restaurants serve dinner only.

       The menu is designed to appeal to a broad range of tastes and provides entertaining descriptions of the selections. Steaks, the restaurants' featured entrees, are selected, aged and trimmed to the Company's customized specifications. The menu also offers prime rib, barbecued ribs, fresh seafood, chicken, pork chops and pasta. As part of the Company's commitment to quality, it emphasizes fresh ingredients and uses beef that has never been frozen. The Company offers daily specials, and regularly tests new menu selections, which, if well received, are added to the menu or replace less popular entrees. Accompaniments such as Golden Wheat bread and specialty appetizers such as the "Paul Bunyan Onion," as well as desserts and full liquor service, are also offered. Menu items range from $7.95 to $18.95 in price with the average dining check per customer totaling approximately $17.00 to $18.00 (including beverages served with dinner, but excluding drinks served while customers are awaiting seating). A children's menu with lower-priced selections is also available.

       COMPANY-OPERATED RESTAURANTS. As of December 31, 2000, the Company operated 25 Timber Lodge Steakhouse restaurants.

       TARGET MARKET. The Company's target market is adults 25-65 with a primary focus on the "early middle aged group" and moderate to moderately high incomes. The Company believes that its steakhouse restaurants, menu, pricing and atmosphere appeal to this group and distinguishes them from other moderately priced restaurants, as well as from other steakhouses. Because the restaurants' patrons are likely to have children or grandchildren, the Company caters to families as well with its children's menus, reasonable prices and casual atmosphere. While each of the restaurants contains a bar, the Company believes that its restaurants are generally selected for dining.

       MANAGEMENT AND EMPLOYEES. The management staff of each restaurant consists of a general manager, assistant manager, kitchen manager and assistant kitchen manager. Each general manager is generally assigned one restaurant for a minimum of four years, which the Company believes promotes stability and accountability. The general managers are paid a base salary and a performance bonus based on unit-profitability and improved sales performance of the restaurant, which they manage. The Company has traditionally hired general managers who have restaurant management experience, and plans to do so for future restaurants. Each restaurant employs approximately 55 hourly employees, most of who are employed part-time.

       FRANCHISE PROMOTION. On September 28, 2000, the first franchised Timber Lodge Steakhouse opened in Owatonna, Minnesota. The Company may pursue additional franchise development opportunities.

       BRAND STRATEGY. Timber Lodge was acquired on September 1, 1998. Since the acquisition date, SBRG has opened 10 new restaurants and closed three under-performing restaurants. SBRG plans to continue to expand Timber Lodge in existing core upper-Midwest markets through the opening of new Company-operated restaurants and may pursue franchising in selected markets.

JB's RESTAURANTS

Prior to November 13, 2000, the Company operated JB's family-style restaurants restaurants offering a variety of breakfast, lunch and dinner selections at moderate prices.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

       As of December 31, 2000, the Company was engaged in two industry segments. Financial information concerning the Company's business is included in
Part II of this Form 10-K.

INVESTMENT IN AFFILIATED COMPANIES

       CKE. CKE owns, operates and franchises 3,855 quick-serve restaurants, primarily under the Carl's Jr., Hardee's and Taco Bueno brand names. The Company presently has less than a 1.0% ownership interest in CKE.

       The Company's investment in CKE is accounted for under the equity method of accounting. Although the Company's investments represent less than 20% ownership in CKE, management believes that the Company has the ability to exercise significant influence because of certain common board members.

COMPETITION

       The restaurant industry is intensely competitive in the attraction of consumers and franchisees and in obtaining suitable sites for new stores. Some of the key competitive factors in the restaurant industry are the quality and value of the food products offered, quality of service, cleanliness, name identification, restaurant location, price and attractiveness of facilities. The Company and its franchisees compete with locally owned restaurants as well as with national and regional chains, many of which have national name recognition and greater advertising, financial, and other resources than the Company. As the Company's competitors expand operations, competition can be expected to intensify. Such increased competition could have a material adverse effect on the Company's financial condition and results of operations.

TRADEMARKS

       The Company believes that its rights in its trademarks and service marks are important to its marketing efforts and a valuable part of its business. The Company owns a number of trademarks and service marks that have been registered, or for which applications are pending, with the United States Patent and Trademark Office including, but not limited to "Timber Lodge Steakhouse," "The Lodge in the Heart of the City," "Green Burrito," "Big Ed Burrito," "La Salsa," "Fresh Mexican Grill," and "La Salsa Fresh Mexican Grill."

GOVERNMENT REGULATION

       The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. In addition, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Many of the Company's employees are paid hourly rates based upon the federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to the Company. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could have a material adverse effect on the Company's business, financial condition and results of operations.

       The Company is also subject to extensive federal and state regulations governing franchise operations and sales which impose registration and disclosure requirements on franchisors in the offer and sale of franchises and, in certain cases, dictating substantive standards that govern the relationship between franchisor and franchisees, including limitations on the ability of franchisors to terminate franchisees, enforce non-competition provisions and alter franchise arrangements. Some foreign countries also have disclosure requirements and other laws regulating franchising and the franchisor/franchisee relationship. If the Company expands internationally, it will be subject to laws in each jurisdiction where franchised units are established.

       Approximately 15% of the Company's steakhouse revenues are attributable to the sale of alcoholic beverages (including alcoholic beverages sold while customers are awaiting seating). Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operation of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure of a restaurant to obtain or retain liquor or food service licenses would adversely affect its operations.

       In certain states, the Company may be subject to "dram-shop" statutes, which generally provide that a person injured by an intoxicated person has the right to recover damages from the establishment which wrongfully served alcoholic beverages to the intoxicated person. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance.

ENVIRONMENTAL MATTERS

       The Company is subject to various federal, state and local environmental laws. These laws govern discharges to air and water from our restaurants, as well as handling and disposal practices for solid and hazardous wastes. These laws may impose liability for damages for the costs of cleaning up sites of spills, disposals or other releases of hazardous materials. We may be responsible for environmental conditions relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurants or land in question, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant.

       We are not aware of any environmental conditions that would have a material adverse effect on our businesses, assets or results of operations taken as a whole. We cannot assure you that environmental conditions relating to prior, existing or future restaurants will not have a material adverse effect on us. Moreover, there is no assurance that: (1) future laws, ordinances or regulations will not impose any material environmental liability; or (2) the current environmental condition of the properties will not be adversely affected by tenants or other third parties or by the condition of land or operations in the vicinity of the properties.

EMPLOYEES

       On December 31, 2000, the Company had approximately 2,100 employees, of whom approximately 30 were employed in the corporate office and approximately 2,070 were employed in Company-operated restaurants. Of the total employees in the Company-operated restaurants, approximately 170 were employed as salaried managers and approximately 1,900 were employed as hourly restaurant employees. The Company has never experienced a work stoppage and believes its employee relations to be good. No employee of the Company is represented by a union.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

       The Company wishes to caution readers that the information contained and incorporated by reference herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by any forward-looking statements made by or on behalf of the Company. These factors include, but are not limited to, the competitive environment in the restaurant industry in general and in the Company's specific fresh Mexican and steakhouse market areas, changes in prevailing interest rates and the availability of financing, inflation, changes in costs of goods and services, economic conditions in general and in the Company's specific market areas, and uncertainties related to the continued customer demand for Timber Lodge, La Salsa and Green Burrito food. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included or incorporated by reference herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "plans," "intends" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies, plans or intentions. For example, the Company has stated that it plans to open additional restaurants and grow its brands. In order to to open new restaurants, the Company must be able to locate and secure the rights to acceptable sites, construct restaurants, hire and train competent staff and attract new customers. The inability of the Company to complete any of the stages of this process could have a material adverse effect on the Company's achievement of its growth plans. The accompanying information contained in this Form 10-K, including without limitation the information set forth under "Item 1. Business," and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause different results than those discussed herein and should be reviewed carefully.

ITEM 2.   PROPERTIES

       The following table sets forth information regarding the Company's restaurant properties at December 31, 2000:

                                       LAND         LAND         LAND
                                       AND       LEASED AND      AND
                                     BUILDING     BUILDING     BUILDING
                                      OWNED        OWNED        LEASED       TOTAL
                                     --------    ----------    --------      -----
Timber Lodge Steakhouse:
Company-operated                         2            2           21           25
                                       ---          ---          ---          ---

Green Burrito:
Company-operated                        --           --            5            5
                                       ---          ---          ---          ---

La Salsa:
Company-operated                        --           --           45           45
Subleased                               --           --            4            4
                                       ---          ---          ---          ---
Subtotal                                --           --           49           49
                                       ---          ---          ---          ---

Total                                    2            2           75           79
                                       ===          ===          ===          ===

       The terms of the Company's leases or subleases vary in length expiring on various dates through 2018. The expiration of these leases is not expected to have a material impact on the Company's operations in any particular year as the expiration dates are staggered over a number of years and many of the leases contain renewal options. The Company's principal executive office is located in Santa Barbara, California.

       The Company is also the primary lessee of one facility, formerly occupied by one of the Company's subsidiaries as corporate headquarters. The facility, located in Santa Monica, California is leased through March 31,

2001 with payments of approximately $12,000 per month, and is subleased by the Company through the lease term for approximately $12,000 per month. All rents due under the sublease were pre-paid by the tenant.

       The Company owns a 25,000 square foot building located in Los Angeles, California, which was previously used as a distribution center for its La Salsa operations. The Company ceased using the facility as a distribution center in July 2000 and expects to sell the land and building for an amount that approximates its fair market value during fiscal 2001.

ITEM 3.   LEGAL PROCEEDINGS

       The Company is from time to time the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company also is the subject of complaints or allegations from employees and franchisees from time to time. Although litigation is inherently unpredictable, the Company believes that the lawsuits, claims and other legal matters to which it has become subject in the course of its business are not material to the Company's financial condition or results of operations. The Company notes that an existing or future lawsuit or claim could result in an adverse decision against the Company that could have a material adverse effect on the Company's financial condition and results of operations.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

       The Annual Meetings of Stockholders of the Company was held on October 12, 2000. At the meeting, the following actions were taken by the stockholders.

       Results of voting for the Directors was as follows:

       William P. Foley, II               For: 15,588,446             Withheld: 383,978
       Andrew F. Puzder                   For: 15,592,346             Withheld: 380,078
       Frank P. Wiley                     For: 15,604,828             Withheld: 367,596
       Burt Sugarman                      For: 15,605,128             Withheld: 367,296
       Charles Rolles                     For: 15,592,638             Withheld: 379,786

       A proposal for the adoption and approval of a Company Employee Stock Purchase Plan was as follows:

       For:               11,049,615
       Against:              489,901
       Abstain:              102,940

       The appointment of KPMG LLP as the Company's independent auditors for fiscal year 2000 was ratified and approved.

       The voting on the proposal was as follows:

       For:               15,731,507
       Against:              144,748
       Abstain:               96,169

                                     PART II

ITEM 5.   MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

       The Company's common stock trades on the Nasdaq Small Cap Market tier of the Nasdaq Stock Market, under the symbol "SBRG." The Company's common stock is also listed on the Boston Stock Exchange under the symbol "SBO." The following table sets forth, for the fiscal periods indicated, the high and low sales price for the Company's common stock as reported on the Nasdaq Small Cap Market. The prices represent quotations between dealers, without adjustment for retail mark up, mark down or commission, and do not necessarily represent actual transactions.

                                     SALES PRICE
                             ----------------------------
                               HIGH                LOW
                             --------           ---------
1999

First Quarter                 $5 5/32            $2 1/4
Second Quarter                 3 1/4              2 11/32
Third Quarter                  2 1/2              1 13/16
Fourth Quarter                 2 1/16             1 1/4

2000

First Quarter                 $1 5/8             $1
Second Quarter                 1 1/8             27/32
Third Quarter                  1 1/32            25/32
Fourth Quarter                 1 1/2              7/8

       The Company has not paid dividends on its common stock since its incorporation and anticipates that, for the foreseeable future, earnings, if any, will continue to be retained for use in its business. On December 31, 2000, the approximate number of record holders of the Company's common stock was 300. However, the Company believes that the actual number of individual shareholders is much greater, as many individual investors hold their shares in brokerage accounts and therefore are not counted as record holders.

ITEM 6.   SELECTED FINANCIAL DATA

       The following selected financial data for the five years ended December 31, 2000 is derived from the Consolidated Financial Statements of the Company. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this report.

                                                                                YEARS ENDED DECEMBER 31,
                                                        -------------------------------------------------------------------------
                                                          2000             1999            1998            1997           1996
                                                        ---------       ---------       ---------       ---------       ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenues (1) ..................................   $ 124,033       $ 114,402       $  35,553       $   5,152       $   4,795
Total expenses, excluding impairment loss on
 investment in affiliates (1) .......................    (125,451)       (110,382)        (34,177)         (4,298)         (4,843)

Impairment loss on investment in affiliates (2) .....          --          (6,522)             --              --              --

Net income (loss) ...................................      (1,418)         (2,502)          1,376             854             (48)

Diluted net income (loss) per share .................       (0.08)          (0.14)           0.15            0.11           (0.01)

Diluted weighted average shares outstanding .........      17,765          17,741           9,286           7,751           6,178

CONSOLIDATED BALANCE SHEET DATA:
Total assets ........................................      72,806          75,362          75,830           4,802           3,462
Long-term debt, including capital leases, less
 current installments ...............................       5,624           5,014           6,235              --              15

(1) These amounts include JB's which was sold on November 13, 2000. Revenues included are $39.5 million, $54.7 million and $18.4 million during fiscal 2000, 1999 and 1998, respectively. Total expenses included are $40.6 million, $54.1 million, and $18.3 million for 2000, 1999, and 1998, respectively.

(2) Represents the impairment charge recorded on the Company's investment in CKE measured by the difference between the carrying value at December 31, 1999 and the fair value of the investment.

No dividends were paid or declared during the five years ended December
31,2000.P.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

       On July 15, 1999, the Company completed the acquisition of La Salsa, Inc., which included 51 company-operated and 45 franchised restaurants in a business combination accounted for as a purchase. On November 13, 2000, the Company completed the sale of JB's. JB's generated revenues of $39.5 million, $54.7 million and $18.4 million in fiscal 2000, 1999 and 1998, respectively, and total expenses of $40.6 million, $54.1 million, and $18.3 million, respectively. The Company has presented the following discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations based on the continuing operating segments of the Company (i.e. primarily La Salsa and Timberlodge). The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and the notes thereto found elsewhere in this report. The full year impact of the merger with La Salsa on July 15, 1999 as well as the impact of the 18 Timber Lodge Steakhouse restaurants acquired on September 1, 1998, accounted for as a purchase, and the sale of JB's on November 13, 2000 are the principal reasons for the significant differences when comparing results of operations for 1998, 1999, and 2000. The comparability of future periods will also be affected by the aforementioned transactions and may also from time to time be affected by the implementation of the Company's acquisition strategy. The costs associated with integrating new restaurants or under-performing or unprofitable restaurants, if any, acquired or otherwise operated by the Company, may have a material adverse effect on the Company's results of operations.

                              RESULTS OF OPERATIONS

       The following table sets forth the percentage relationship to total revenues, unless otherwise indicated, of certain items included in the Company's consolidated statements of operations for the years indicated:

                                                      YEARS ENDED DECEMBER 31,
                                                  ---------------------------------
                                                  2000(1)      1999(2)      1998(3)
                                                  -------      -------      -------
Revenues:
    Restaurant operations ..................       96.7%        96.3%        92.5%
    Franchised restaurants and other .......        3.3          3.7          7.5
                                                  -----        -----        -----
        Total revenues .....................      100.0        100.0        100.0
                                                  -----        -----        -----

Restaurant operating costs: (4)
    Food and packaging .....................       32.3         33.1         34.2
    Payroll and other employee benefits ....       32.8         33.4         34.9
    Occupancy and other operating costs ....       23.9         22.5         22.0
                                                  -----        -----        -----
                                                   89.0         89.0         91.1
Advertising (4) ............................        3.2          3.4          3.0
Pre-opening expense (4) ....................        0.6          0.4          1.2
Impairment loss on investment in
    affiliates .............................         --          5.7           --
Loss on sale of JB's .......................        2.4           --           --
General and administrative expense .........        8.4          8.2          8.5
                                                  -----        -----        -----
Operating income (loss) ....................       (0.5)        (3.3)         3.3
Interest expense ...........................       (0.7)        (0.6)        (0.6)
Other income, net ..........................        0.4          0.9          1.2
Income (loss)
before income taxes ........................       (0.8)        (3.0)         4.0
Income tax expense (benefit) ...............        0.3         (0.8)         0.1
                                                  -----        -----        -----
Net income (loss) ..........................       (1.1)%       (2.2)%        3.9%
                                                  -----        -----        -----

(1)    Fiscal 2000, includes operating results of JB through November 13, 2000.

(2) Fiscal 1999 includes operating results of La Salsa from and after July 16, 1999.

(3) Fiscal 1998 includes operating results of Timber Lodge Steakhouse and JB's from and after September 1, 1998.

(4)    As a percentage of revenues from Company-operated restaurants.

REVENUES

       Total revenues from company-operated restaurants increased $9.8 million to $120.0 million from $110.2 million. JB's company-operated revenues decreased from $53.2 million is fiscal 1999 to $38.4 million in fiscal 2000. This decrease is due to the sale of JB's in November 2000, along with a decline in sames store sales. Revenues from Company-operated restaurants, exclusive of JB's increased $24.6 million to $81.6 million in fiscal 2000 as compared with $57.0 million in fiscal 1999. The increase is largely attributable to the full year of operations for La Salsa which contributed $35.6 million in revenues in 2000 versus $15.8 million in 1999. Additionally, Timber Lodge revenues increased by $5.0 million in fiscal 2000 as compared with fiscal 1999. The increase in revenues at Timber Lodge is primarily attributable to the opening of four new restaurants during fiscal 2000 and a 3.2% increase in same-store sales.

       Revenues from Company-operated restaurants increased $77.3 million to $110.2 million in fiscal 1999 as compared with $32.9 million in fiscal 1998. The increase in revenues is principally due to the acquisition of La Salsa in 1999, which contributed $15.8 million of the increase and the full year impact of the September 1, 1998 Timber Lodge acquisition and the full year impact of JB's. Included in fiscal 1999 and 1998 are $39.0 million and $12.2 million in revenues for Timber Lodge, respectively. Also included in fiscal 1999 and 1998 are $53.1 million and $17.9 million in revenues for JB's, respectively.

       Total revenues from franchised restaurants remained comparable in fiscal 2000 and fiscal 1999 at $3.7 million. Revenues from franchised restaurants, exclusive of JB's, increased $290,000 or 12.9% to 2.5 million in fiscal 2000 as compared with $2.2 million in fiscal 1999. The increase in revenues is principally due to $750,000 of additional royalties earned by La Salsa, which was acquired on July 15, 1999, partially offset by a $500,000 decrease in royalties earned by Green Burrito resulting from changes to existing franchise agreements.

       Revenues from franchised restaurants increased $1.6 million or 77% to $3.7 million in fiscal 1999 as compared with $2.1 million in fiscal 1998. The increase is due to the addition of $617,000 of royalties earned by La Salsa in fiscal 1999 along with $1.0 million in increased royalties earned by the JB's franchise system.

OPERATING COSTS AND EXPENSES

       Total food and packaging costs as a percentage of company-operated restaurant revenues decreased from 33.1% in fiscal 1999 to 32.3% in fiscal 2000. Food and packaging costs as a percentage of company-operated restaurant revenues, exclusive of JB's, decreased to 32.6% in fiscal 2000 as compared with 34.7% in fiscal 1999. The decrease is primarily due to the full-year impact of La Salsa restaurants in fiscal 2000 which operate with significantly lower food and packaging costs as compared to Timber Lodge. For fiscal 1999, total food and packaging costs decreased as a percentage of revenues to 33.1% from 34.2% in fiscal 1998. Exclusive of JB's food and packaging costs decreased as a percentage of revenues to 34.7% from 37.4% in fiscal 1998. The decrease in food and packaging costs in 1999 is also the result of the La Salsa acquisition in 1999.

       Total payroll and other employee benefits as a percentage of company-operated restaurant revenues decreased from 33.4% in fiscal 1999 to 32.8% in fiscal 2000, primarily due to a full year of La Salsa which operates with lower payroll and other employee benefits as compared to the Company's other concepts. Exclusive of JB's, payroll and employee benefits remained constant as a percentage of company-operated revenues in fiscal 2000 as compared with fiscal 1999. Payroll and other employee benefits decreased as a percentage of company-operated revenues to 33.4% in fiscal 1999 as compared with 34.9% in fiscal 1998. This decrease is attributable to a 150 basis point decrease in payroll and other employee benefits at JB's in fiscal 1999 due to lower workers' compensation expense, as well as the addition of La Salsa in 1999 which operated with lower payroll and other employee benefits, as compared to the Company's other concepts.

       Total occupancy and other operating costs increased slightly as a percentage of company-operated revenues to 23.9% for fiscal 2000 as compared with 22.5% in fiscal 1999. Occupancy and other operating costs also increased as a percentage of company-operated revenues to 22.5% for fiscal 1999 as compared with 22.0% in fiscal 1998. The overall increase in occupancy and other operating costs is attributable to the acquisition of La Salsa in 1999, which operates with higher occupancy and other operating costs than Timber Lodge.

       Advertising costs decreased to 3.2% of company-operated revenues in fiscal 2000 as compared with 3.4% and 3.0%, in fiscal years 1999 and 1998, respectively. The decrease in advertising costs as a percentage of company-operated revenues in fiscal 2000 as compared to fiscal 1999 is due to a 0.3% decrease at Timber Lodge Steakhouse and the full year impact of La Salsa which spends approximately 3.2% of revenues on advertising. The increase in advertising costs as a percentage of company-operated revenues in fiscal 1999 as compared to fiscal 1998 is entirely due to the acquisition of La Salsa in fiscal 1999 and Timber Lodge in 1998.

       Pre-opening expense of $672,000 in fiscal 2000, $440,000 in fiscal 1999 and $386,000 in fiscal 1998 represent costs associated with the opening of four new Timber Lodge Steakhouse restaurants in fiscal 2000, and three new Timber Lodge Steakhouse restaurants in both 1999 and 1998. Each new Timber Lodge Steakhouse restaurant incurs approximately $125,000 to $150,000 in pre-opening costs to open the facility and train the employees.

       Impairment loss on investment in affiliates of $6.5 million was recorded in fiscal 1999 to write-down the Company's investment in CKE stock to its then fair value of approximately $1.6 million, upon management's conclusion that the investment has experienced an other than temporary decline.

       The loss on sale of JB's was recorded in fiscal 2000 when the Company completed the sale of its JB's subsidiary.

       General and administrative expense increased slightly as a percentage of total revenues to 8.4% for fiscal 2000 as compared to 8.2% is fiscal 1999. This increase is primarily related to additional costs incurred at JB's in fiscal 2000. General and administrative expense decreased from 8.5% in fiscal 1998 to 8.2% in fiscal 1999. The decrease in general and administrative expense as a percentage of total revenues in fiscal 1999 is attributable to the acquisitions of La Salsa and Timber Lodge, which are primarily comprised of Company-operated restaurants that operate with significantly lower general and administrative expense as a percentage of revenues than the primarily franchise oriented operations of the Company prior to the acquisitions.

       Interest expense reflects interest costs associated with the La Salsa credit facility ($587,000) and capitalized equipment leases associated with Timber Lodge ($44,000) and JB's ($291,000). Interest expense increased $218,000 to $922,000 in fiscal 2000 as compared with $704,000 in fiscal 1999. Interest expense increased $500,000 to $704,000 in fiscal 1999 as compared with fiscal 1998. The increase in interest expense in fiscal 2000 and fiscal 1999 as compared to the prior fiscal years is attributable to the acquisition of La Salsa in fiscal 1999.

       Other income, net primarily reflects interest income on invested cash, short-term investments, related party notes receivable and notes receivable. Other income, net decreased by $507,000 or 47.9% in fiscal 2000 as compared with fiscal 1999. The majority of the decrease is attributable to a decrease in interest income earned on the Checkers note receivable which was paid in full during the second quarter of fiscal 2000. The Company also recorded a net loss of $140,000 in fiscal 2000 to record its share of the net losses reported by its investments in affiliates, offset by a gain on the sale of an affiliate investment. Other income, net increased by $624,000 or 143.8% in fiscal 1999 as compared with fiscal 1998. The increase is primarily attributable to interest income earned on the Checkers note receivable in fiscal 1999 ($645,000) partially offset by other miscellaneous amounts.

       The Company's effective tax rate for fiscal 2000 was 39.3% as compared to 27.8% in fiscal 1999. The increase in the effective tax rate is primarily the result of the gain on sale of JB's for tax purposes. At December 31, 2000, the Company had net operating loss carryforwards of approximately $4.7 million and general business credits of approximately $1.0 million which can be utilized in future years to offset taxable income, subject to certain limitations.

       Effect of Inflation. Food and labor costs are significant inflationary factors in the Company's operations. Many of the Company's employees are paid hourly rates related to the statutory minimum wage; therefore, increases in the minimum wage increase the Company's costs. In addition, most of the Company's leases require it to pay base rents with escalation provisions based on the consumer price index, in addition to percentage rentals based on revenues, and to pay taxes, maintenance, insurance, repairs, and utility costs, all of which are expenses subject to inflation. The Company has generally been able to offset the effects of inflation to date through small menu price increases. There can be no assurance that the Company will be able to continue to offset the effects of inflation through menu price increases.

       Liquidity and Capital Resources. The Company had cash and cash equivalents of $8.4 million and $3.4 million at December 31, 2000 and 1999, respectively. The increase in cash and cash equivalents is primarily due to the Company's sale of JB's on November 13, 2000 which generated net cash proceeds of approximately $7.7 million. The Company had short-term investments of $1,755,000 and $640,000 at December 31, 2000 and 1999, respectively. The increase in short-term investments is primarily due to the Company's receipt of 125,000 shares of Famous Dave's common stock, received in connection with the sale of certain of the Company's restaurants, valued at $469,000 as well as the addition of $646,000 of certificates of deposit which secure certain letters of credit maintained by the Company. In addition, during fiscal 2000, the Company used $1.9 million to repurchase 1.8 million shares of its outstanding stock.

       Cash flows from operating activities were $7.0 million during fiscal 2000 compared to $6.4 million during fiscal 1999. In fiscal 2000, the Company had a net loss in the amount of $1.4 million including depreciation and amortization of $5.8 million. Additionally, during fiscal 2000, the Company had a non-cash loss of $3.0 million on the sale of JB's. The Company also recorded a non-cash loss of $1.5 million on its equity investments in affiliated companies and a cash gain of $1.3 million on the disposal of its investment in Checkers.

       Investing activities generated $2.3 million which is primarily the result of $7.7 million of cash generated by the sale of JB's, $1.6 million of proceeds from the sale of the Company's investment in Checkers, $2.2 million in net collections from related party and notes receivable and $1.3 million in proceeds from the sale of certain assets and two Timber Lodge Steakhouse restaurants in Utah. These inflows are partially offset by $9.4 million of capital additions for new restaurants and remodels and the acquisition of $646,000 of short-term investments.

       Financing activities required the Company to use $4.2 million comprised of the following: $1.9 million to purchase 1.8 million shares of the Company's common stock, $1.5 million to reduce other long-term liabilities, and $1.0 million to repay capital lease obligations.

       During fiscal 2000, the Company completed the final conversion of one under-performing JB's restaurant to the Timber Lodge Steakhouse concept at a total conversion cost of approximately $1.0 million. The Company also opened three new Timber Lodge Steakhouse restaurants during fiscal 2000, utilizing $4.5 million to fund land and building costs. The Company also re-imaged twenty-five La Salsa restaurants during fiscal 2000 at an average cost of approximately $75,000 per restaurant, and plans to remodel additional La Salsa restaurants during fiscal 2001. The Company also plans to open as many as four to eight new La Salsa restaurants at a cost of approximately $350,000 to $400,000 each, and as many as one to three additional Timber Lodge Steakhouse restaurants utilizing cash of approximately $1.5 million each, during fiscal 2001.

       The Company believes it will be able to meet its working capital requirements through its cash flows from operations and available cash and short-term investments. However, the Company may require additional funds to support its working capital requirements or for other purposes, including the opening of new restaurants, remodeling of existing restaurants, acquisitions, and purchases of the Company's common stock, and may seek to raise such additional funds through public or private equity and/or debt financing, the sale of assets or from other sources. In addition, much of the real properties owned by the Company and used for its restaurant operations are unencumbered and could be used by the Company as collateral for debt financing; however, there can be no assurance that real estate financing or other financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company.

       New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging

Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. SFAS 133, as amended by SFAS 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The application of this accounting standard will not have a material impact on the Company's financial position, results of operations or liquidity.

       In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". This Staff Accounting Bulleting ("SAB"), as amended by SAB 101A and SAB 101B, summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and is effective commencing with the quarter beginning October 1, 2000. The implications of these bulletins has not had a material impact on our consolidated financial position or results of operations.

       In March 2000, the Financial Accounting Standards Board issued FASB Interpretation 44 ("FIN 44") "Accounting For Certain Transactions Involving Stock Compensation." This FIN 44 is an Interpretation of APB Opinion No. 25 "Accounting for Stock Issued to Employees". This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 has not had a material impact on our consolidated financial position or results of operations.

ITEM 7a.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       Market Risk. The Company maintains an investment in the publicly-traded common stock of CKE, an affiliated company. See Note 7 of the accompanying Notes to Consolidated Financial Statements. The fair value of this security at December 31, 2000, was approximately $750,000. The potential loss in fair value, using hypothetical 10% and 20% declines in price, is estimated to be approximately $75,000 and $150,000, respectively. Such loss in fair value would not impact the Company's financial position, results of operations or cash flows, unless the Company liquidated their investments in affiliated companies, or determined that an other than temporary impairment exists, as such investment is accounted for under the equity method of accounting. In fiscal 1999, the Company did conclude that its investment in CKE had sustained an other than temporary loss and, as such, recorded a $6.5 million pre-tax charge.

       As of March 12, 2001, the Company has sold in open market transactions, 85,000 shares of its investment in CKE, resulting in a gain of $49,000, and the fair value of the Company's remaining 189,900 shares of CKE was approximately $600,000.

       Additionally, the Company has a term note payable and revolving note payable which bear interest at LIBOR plus 4.0% and 3.75%, respectively. The total debt outstanding under both agreements as of December 31, 2000 is $5.8 million. A hypothetical increase or decrease of 100 basis points in short-term interest rates would result in a reduction or increase of approximately $58,000 in annual pre-tax earnings.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

       See the Index included at "Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K."

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

       None.

                                    PART III

ITEMS 10. THROUGH 13.

       Within 120 days after the close of its fiscal year, the Company intends to file with the Securities and Exchange Commission a definitive proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934 as amended, which will include information pertaining to the registrants directors and executive officers, executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   SANTA BARBARA RESTAURANT GROUP, INC.

                                   By: /s/ THEODORE ABAJIAN
                                       -----------------------------------------
                                           Theodore Abajian
                                           President & Chief Executive Officer
                                           (Principal Executive Financial and
                                           Accounting Officer)

Date: March 30, 2001

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURES                                 TITLE                                          DATE
----------                                 -----                                          ----
/s/ WILLIAM P. FOLEY, II                   Chairman of the Board, Director                March 30, 2001
------------------------------
William P. Foley, II

/s/  THEODORE ABAJIAN                      Chief Executive Officer,                       March 30, 2001
------------------------------             (Principal Executive Financial and
Theodore Abajian                           Accounting Officer)

/s/  ANDREW F. PUZDER                      Director,                                      March 30, 2001
------------------------------
Andrew F. Puzder

/s/  FRANK P. WILLEY                       Director                                       March 30, 2001
------------------------------
Frank P. Willey

/s/ CHARLES ROLLES                         Director                                       March 30, 2001
------------------------------
Charles Rolles

/s/  BURT SUGARMAN                         Director                                       March 30, 2001
------------------------------
Burt Sugarman

PART IV

ITEM 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K

(1) INDEX TO CONSOLIDATED FINANCIAL STATEMENTS:

                                                                                                     PAGE
Independent Auditors' Report.......................................................................   16
Consolidated Balance Sheets as of December 31, 2000 and 1999.......................................   17
Consolidated Statements of Operations for the years ended December 31, 2000, 1999 and 1998.........   18
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2000,
1999 and 1998......................................................................................   19
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998.........   20
Notes to Consolidated Financial Statements.........................................................   21

(2) INDEX TO FINANCIAL STATEMENT SCHEDULES:

                                                                                                     PAGE
Schedule II -- Valuation and Qualifying Accounts...................................................   36


(a)(3) PRO FORMA STATEMENT OF OPERATIONS...........................................................   37

       All other schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information called for is shown in the consolidated financial statements or in the notes thereto.

(a)    (4) EXHIBITS:

       An "Exhibit Index" has been filed as a part of this Form 10-K beginning on page 38 hereof and is incorporated herein by reference.

(b)    CURRENT REPORTS ON FORM 8-K:

       (i) On November 28, 2000, the Company filed a report on Form 8-K which disclosed the terms upon which the Company sold its wholly-owned subsidiary, JB's Family Restaurants, Inc. to LBW Investments, L.L.C., a company controlled by the former Chief Operating Officer of JB's.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Shareholders of
Santa Barbara Restaurant Group, Inc.:

       We have audited the accompanying consolidated balance sheets of Santa Barbara Restaurant Group, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedules for the three-year period ended December 31, 2000. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.
       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Santa Barbara Restaurant Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule for the three-year period ended December 31, 2000 when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Orange County, California
March 23, 2001

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                              2000           1999
                                                                                            --------       --------
                                                                                             (DOLLARS IN THOUSANDS)
Current assets:
     Cash and cash equivalents .......................................................      $  8,375       $  3,371
     Short-term investments ..........................................................         1,755            640
     Accounts receivable, net of allowance for doubtful accounts of
         $293,000 and $216,000 in 2000 and 1999,  respectively .......................         1,223          1,333
     Current portion of notes receivable, net ........................................           202            115
     Current portion of related party notes receivable ...............................            30           2006
     Inventories .....................................................................           762            982
     Current deferred tax assets .....................................................           626          1,816
     Prepaid expenses ................................................................           499            563
     Net assets of business held for sale ............................................            --         12,426
     Other current assets ............................................................           760            291
                                                                                            --------       --------
         Total current assets ........................................................        14,232         23,543
   Property and equipment, net .......................................................        29,542         25,672
   Property under capital leases, net ................................................         1,417            571
   Investments in affiliated companies ...............................................           852          2,637
   Notes receivable, net .............................................................         2,206            324
   Related party notes receivable ....................................................            70            100
   Costs in excess of net assets acquired, net of accumulated
       amortization of $520,000 in 2000 and $361,000 in 1999 .........................        15,695         20,083
   Deferred tax assets ...............................................................         7,109            555
   Other assets ......................................................................         1,683          1,877
                                                                                            --------       --------
                                                                                            $ 72,806       $ 75,362
                                                                                            ========       ========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt ..........................................      $  1,200       $  1,204
     Current portion of capital lease obligations ....................................           372             89
     Accounts payable and accrued expenses ...........................................         4,280          3,498
     Accrued salaries, wages and employee benefits ...................................         2,137          1,418
     Other current liabilities .......................................................         2,689          3,545
                                                                                            --------       --------
     Total current liabilities .......................................................        10,678          9,754
     Long-term debt, less current installments .......................................         4,560          4,500
     Capital lease obligations, less current portion .................................         1,064            514
     Other long-term liabilities .....................................................         1,925          2,652
   Commitments and contingencies
       Shareholders' equity:
       Common stock, $.08 par value, authorized 50,000,000 shares;
       20,736,330 shares issued and 16,802,892, and 18,590,878
       outstanding in 2000 and 1999, respectively ....................................         1,659          1,659
     Additional paid-in capital ......................................................        73,617         73,617
     Less cost of treasury stock, 3,933,438 and 2,145,452 shares in 2000 and 1999
         respectively ................................................................        (5,616)        (3,671)
     Accumulated deficit .............................................................       (15,081)       (13,663)
                                                                                            --------       --------
     Total shareholders' equity ......................................................        54,579         57,942
                                                                                            --------       --------
                                                                                            $ 72,806       $ 75,362
                                                                                            ========       ========


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------
                                                            2000             1999            1998
                                                          ---------       ---------       ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
    Restaurant operations ..........................      $ 119,990       $ 110,201       $  32,901
    Franchised restaurants .........................          3,684           3,729           2,101
    Other ..........................................            359             472             551
                                                          ---------       ---------       ---------
        Total revenues .............................        124,033         114,402          35,553
                                                          ---------       ---------       ---------
Restaurant operating costs:
    Food and packaging .............................         38,733          36,417          11,263
    Payroll and other employee benefits ............         39,408          36,856          11,480
    Occupancy and other operating costs ............         28,629          24,846           7,223
                                                          ---------       ---------       ---------
                                                            106,770          98,119          29,966
                                                          ---------       ---------       ---------
    Advertising ....................................          3,792           3,761             995
    Pre-opening expense ............................            672             440             386
    Impairment loss on investment in affiliate .....             --           6,522              --
    Loss on sale of JB's ...........................          2,992              --              --
    General and administrative expense .............         10,454           9,380           3,011
                                                          ---------       ---------       ---------
                                                             17,910          20,103           4,392
                                                          ---------       ---------       ---------

    Operating income (loss) ........................           (647)         (3,820)          1,195

    Interest expense ...............................           (922)           (704)           (204)
    Other income, net ..............................            551           1,058             434
                                                          ---------       ---------       ---------
    Income (loss) before income tax expense
    (benefit) ......................................         (1,018)         (3,466)          1,425
    Income tax expense (benefit) ...................            400            (964)             49
                                                          ---------       ---------       ---------
    Net income (loss) ..............................      $  (1,418)      $  (2,502)      $   1,376
                                                          =========       =========       =========
    Net income (loss) -- basic .....................      $   (0.08)      $   (0.14)      $    0.16
                                                          =========       =========       =========
    Basic weighted average shares outstanding ......         17,765          17,741           8,528
                                                          =========       =========       =========
    Net income (loss) -- diluted ...................      $   (0.08)      $   (0.14)      $    0.15
                                                          =========       =========       =========
    Diluted weighted average shares outstanding ....         17,765          17,741           9,286
                                                          =========       =========       =========


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 COMMON STOCK           TREASURY STOCK
                                             --------------------    --------------------    ADDITIONAL                   TOTAL
                                              NUMBER                   NUMBER                 PAID-IN     ACCUMULATED  SHAREHOLDERS'
                                             OF SHARES     AMOUNT    OF SHARES     AMOUNT     CAPITAL       DEFICIT       EQUITY
                                             ---------     ------    ---------     ------    ----------   -----------  -------------
                                                                           (AMOUNTS IN THOUSANDS)
Balance, December 31, 1997 .................    6,571     $    526         --     $     --    $ 16,329     $(12,537)     $  4,318
    Issuance of common stock
         under stock option plans ..........       63            5         --           --         206           --           211
    Issuance of common stock
         to acquire JB's Family
         Restaurants, Inc. .................    1,000           80         --           --       8,033           --         8,113
    Issuance of common stock
         to acquire JB Parent Corp. ........      656           52         --           --       3,289           --         3,341
    Issuance of common stock
         to acquire Timber Lodge
         Steakhouse, Inc. ..................    3,471          278         --           --      17,390           --        17,668
    Exercise of common stock
         purchase warrants .................    1,000           80         --           --       4,920           --         5,000
    Issuance of common stock to
         acquire investments in
         affiliated companies ..............    2,478          198         --           --       9,249           --         9,447
    Net income .............................       --           --         --           --          --        1,376         1,376
                                             --------     --------   --------     --------    --------     --------      --------
Balance, December 31, 1998 .................   15,239        1,219         --           --      59,416      (11,161)       49,474
    Issuance of common stock to
         acquire Checkers note
         receivable ........................      998           80         --           --       2,566           --         2,646
    Issuance of common stock to
         acquire La Salsa, Inc. ............    3,000          240         --           --       7,485           --         7,725
    Issuance of common stock
         to retire convertible
         subordinated promissory notes .....    1,499          120         --           --       3,743           --         3,863
    Issuance of common stock
         purchase warrants to acquire
         La Salsa, Inc. ....................       --           --         --           --         407           --           407
    Purchase of treasury stock .............       --           --     (2,145)      (3,671)         --           --        (3,671)
    Net loss ...............................       --           --         --           --          --       (2,502)       (2,502)
                                             --------     --------   --------     --------    --------     --------      --------
Balance, December 31, 1999 .................   20,736        1,659     (2,145)      (3,671)     73,617      (13,663)       57,942
    Purchase of treasury stock .............       --           --     (1,788)      (1,945)         --           --        (1,945)
    Net loss ...............................       --           --         --           --          --       (1,418)       (1,418)
                                             --------     --------   --------     --------    --------     --------      --------
Balance, December 31, 2000 .................   20,736     $  1,659     (3,933)    $ (5,616)   $ 73,617     $(15,081)     $ 54,579
                                             ========     ========   ========     ========    ========     ========      ========


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                 --------------------------------------
                                                                                   2000           1999           1998
                                                                                 --------       --------       --------
                                                                                         (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
     Net income (loss)
     Adjustments to reconcile net income (loss) to net
         cash flows provided by operating activities: .....................      $ (1,418)      $ (2,502)      $  1,376
        Depreciation and amortization .....................................         5,750          4,970          1,278
        Loss on sale of JB's ..............................................         2,992             --             --
        Provision for deferred income taxes ...............................        (1,135)        (1,012)            26
        Loss on disposal of equipment and improvements ....................            25             18             --
        Loss on equity in investment in affiliate .........................         1,478             --             --
        Gain on disposal of investment in affiliate .......................        (1,339)            --             --
        Impairment loss on investment in affiliate ........................            --          6,522             --
        Related party notes receivable discount amortization ..............            --           (201)            --
     Changes in operating assets and liabilities:
        Accounts receivable ...............................................            33           (460)           (21)
        Inventory, prepaid expenses and other current assets ..............           274            366           (495)
        Accounts payable and accrued expenses .............................           543            369           (569)
        Accrued salaries,  wages and employee benefits ....................           290           (356)        (1,046)
        Other current liabilities .........................................          (539)        (1,345)            95
                                                                                 --------       --------       --------
            Net cash provided by operating activities .....................         6,954          6,369            644
                                                                                 --------       --------       --------
Cash flows from investing activities:
     Proceeds from maturity of short-term investments .....................            --             --            286
     Purchases of short-term investments ..................................          (646)        (1,065)            --
     Cash received on sale of JB's, net ...................................         7,685             --             --
     Cash received from  acquisitions, net of acquisition fees ............            --            794            637
     Proceeds from sale of investment in affiliate ........................         1,646             --             --
     Issuance of notes receivable and related party notes receivable ......          (138)        (2,100)           (92)
     Collections on related party and notes receivable ....................         2,166          3,076            252
     Net change in other assets ...........................................          (296)           384            (34)
     Proceeds from sale of  property and equipment ........................         1,258             --            553
     Purchases of property and equipment ..................................        (9,379)        (5,650)        (2,998)
                                                                                 --------       --------       --------
     Net cash provided by (used in) investing activities ..................         2,296         (4,561)        (1,396)
                                                                                 --------       --------       --------
Cash flows from financing activities:

     Repayment of capital lease obligations ...............................        (1,040)          (949)          (268)
     Repayment of long-term debt ..........................................        (1,235)          (342)          (134)
     Proceeds from issuance of common stock ...............................            --             --          5,211
     Proceeds from long-term borrowings and net borrowings under
     line of credit .......................................................         1,501            500             --
     Purchase of treasury stock ...........................................        (1,945)        (3,671)            --
     Net change in other long-term liabilities ............................        (1,527)        (1,018)          (181)
                                                                                 --------       --------       --------
     Net cash provided by (used in) financing activities ..................        (4,246)        (5,480)         4,628
                                                                                 --------       --------       --------
Net increase (decrease) in cash and cash equivalents ......................         5,004         (3,672)         3,876
Cash and cash equivalents at beginning of year ............................         3,371          7,043          3,167
                                                                                 --------       --------       --------
Cash and cash equivalents at end of year ..................................      $  8,375       $  3,371       $  7,043
                                                                                 ========       ========       ========
Supplemental disclosure of cash flow information:
Cash paid during the year for:

     Interest .............................................................      $    474       $    530       $    231
     Income taxes, net of refunds .........................................      $      2       $    194       $    181
Non cash investing and financing activities:
Issuance of common stock to acquire related party notes receivable ........            --       $  2,646             --
Issuance of common stock to acquire businesses described in Note 2 ........            --       $  7,725       $ 29,122
Issuance of warrants to acquire La Salsa ..................................            --       $    407             --
Issuance of common stock to retire convertible subordinated
     promissory notes .....................................................            --       $  3,863             --
Issuance of common stock to acquire investments in affiliated
     companies ............................................................            --             --       $  9,447
Issuance of note receivable on sale of JB's ...............................      $  1,303             --             --
Issuance of note receivable on sale of Company assets .....................      $    600             --             --
Receipt of short term investments on sale of Company assets ...............      $    469             --             --
Equipment purchased under capital lease ...................................      $  1,203             --             --


                   The accompanying notes are an integral part
                    of the consolidated financial statements.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities

       Santa Barbara Restaurant Group, Inc. and its wholly owned subsidiaries ("SBRG" or the "Company") own and operate restaurants under the brand names of Timber Lodge Steakhouse, Green Burrito and La Salsa. In addition, the Company franchises each of these brands. As of December 31, 2000 the Company operated 25 Timber Lodge Steakhouse restaurants in seven states located throughout the United States; operated 45 La Salsa restaurants located in California and Nevada; and operated five Green Burrito restaurants located in California. The Company also has 47 franchised La Salsa units throughout the United States and Puerto Rico, and 35 Green Burrito stand-alone franchise restaurants located in California, one franchised Timber Lodge restaurant in Minnesota and 216 dual-concept franchise restaurants in the western United States, predominantly in California for a total of 374 restaurants. Through November 13, 2000, the Company was also the owner and operator of JB's and Galaxy Diner Restaurants and the franchisor of JB's Restaurants (see Note 3).

Basis of Presentation and Fiscal Year

       The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and an investment in a partnership-owned restaurant in which the Company has a majority interest. All significant intercompany balances and transactions have been eliminated in consolidation.

       On October 2, 1998, the Company changed its fiscal year end. The Company converted from a calendar fiscal year to a fiscal year that includes 13 four-week accounting periods with each week ending on a Thursday. The Company's current fiscal year ended on December 28, 2000, and subsequent fiscal years will end on the last Thursday of December. For clarity of presentation, the Company has described all years presented as if the fiscal year ended on December 31. Beginning in 1999, the Company's first fiscal quarter included 16 weeks of operating results and the second, third and fourth quarters each included 12 weeks of operating results.

Cash, Cash Equivalents and Short-Term Investments

       All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents. Investments with original maturities between three and 12 months are considered short-term investments. Short-term investments, consisting of certificates of deposit which are pledged to secure letters of credit, are classified as held to maturity and are carried at cost which approximates market.

Inventories

       Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items and paper supplies.

Investments in Affiliated Companies

       Investments in the common stock of one affiliated company in 2000 and two affiliated companies in 1999 are accounted for by the equity method. The excess of cost of the stock of those affiliates over the Company's share of their net assets at the acquisition date is being amortized straight line over 40 years.

Property and Equipment

       Property and equipment are recorded at cost and depreciated over their estimated useful lives, ranging from two to forty years, using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the related asset or the respective lease term.

Impairment of Long-Lived Assets

       The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

Costs in Excess of Net Assets Acquired

       Costs in excess of net assets acquired represent the excess of purchase price over fair value of net assets acquired and are amortized on a straight-line basis over the expected period to be benefited of 40 years. The Company periodically reviews the costs in excess of net assets acquired for impairment based on the sum of expected, undiscounted future cash flows.

Advertising Costs

       Production costs of commercials and programming are charged to operations in the fiscal year first aired. The costs of other advertising, promotion and marketing programs are charged to operations in the fiscal year incurred.

Income Taxes

       The Company recognizes income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that they will not be realized.

Earnings Per Share

       Basic earnings per share represents net earnings (loss) divided by the weighted average shares outstanding excluding all potential common stock. Diluted earnings per share reflects the dilutive effect of all potential common stock.

       In 2000, 1999 and 1998, 6,489,441, 5,962,478 and 4,582,194 shares, respectively, relating to the possible exercise of outstanding stock options and warrants and 100,000 and 120,000 escrowed restricted shares in 2000 and 1999, respectively, were not included in the computation of diluted income (loss) per share as their effect would have been anti-dilutive.

       The following table represents the reconciliation of the numerators and the denominators of the basic and diluted per share computations:

                                                              YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                         2000           1999           1998
                                                   ------------       --------       -------------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic Earnings per share:
Numerator                                              $ (1,418)      $ (2,502)      $  1,376
                                                       ========       ========       ========
Net income (loss)
Denominator
Basic weighted average number of common shares
outstanding during the period                            17,865         17,861          8,707
Escrowed restricted shares issued and outstanding
excluded from basic earnings per share                     (100)          (120)          (179)
                                                       --------       --------       --------
                                                         17,765         17,741          8,528
                                                       ========       ========       ========
Basic net income (loss) per share                      $  (0.08)      $  (0.14)      $    .16
                                                       ========       ========       ========
Diluted Earnings per share:
Numerator
Net income (loss)                                      $ (1,418)      $ (2,502)      $  1,376
                                                       ========       ========       ========
Denominator
Basic weighted average number of common shares
outstanding during the period                            17,765         17,741          8,528
Incremental common shares attributable to exercise of:
escrowed restricted shares                                   --             --            179
outstanding options                                          --             --            161
outstanding warrants                                         --             --            418
                                                       --------       --------       --------
                                                             --             --            758
                                                       --------       --------       --------
Diluted weighted average shares                          17,765         17,741          9,286
                                                       ========       ========       ========
Diluted net income (loss) per share                    $  (0.08)      $  (0.14)      $    .15
                                                       ========       ========       ========

Reclassifications

       Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform with the fiscal 2000 presentation.

Segment Reporting

       The Company's reportable segments are based on the types of food served, hours of operation, whether or not table service is provided, and the average customer expenditure.

Franchise Revenues

       The Company franchises Green Burrito, La Salsa and Timber Lodge Steakhouse restaurants under franchise agreements which have initial terms of 10 to 20 years and in some cases provide renewal options. The Company also franchised JB's restaurants through November 13, 2000. The Company generally charges an initial franchise fee ranging between $2,500 and $35,000 for each new franchised restaurant. The Company recognizes initial franchise fees when substantially all services required by the Company are complete and when the related franchise store commences operations. The majority of the franchise stores currently in operation are required to pay royalties of between 3.25% and 5.0% of gross revenues or a minimum per week as specified in each franchise agreement. Franchise royalties are recognized as revenues on an accrual basis. The Company may from time to time change the amount of the franchise royalty fees charged to its franchisees.

Pre-Opening Costs

       In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that costs incurred during a start-up activity (including organization costs) be expensed as incurred. The Company adopted SOP 98-5 during the fourth quarter of fiscal 1998. During fiscal 2000, 1999 and 1998, the Company expensed $672,000, $440,000 and $386,000 of pre-opening costs,
respectively. Adoption of SOP 98-5 did not have a significant impact on the financial condition or results of operations of the Company.

Stock-Based Compensation

       SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") provides for companies to recognize compensation expense associated with stock-based compensation plans over the anticipated service period based on the fair value of the award at the date of grant. However, SFAS 123 allows for companies to continue to measure compensation costs as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has elected to account for stock-based compensation plans under APB No. 25, but has provided the pro forma disclosures required by SFAS 123 in these Notes to these Consolidated Financial Statements.

Use of Estimates

       The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

2.     MERGERS AND ACQUISITIONS

       On July 15, 1999, the Company acquired La Salsa, Inc. ("La Salsa") pursuant to an Agreement and Plan of Merger. As a result of the acquisition, the stockholders of La Salsa received 3.0 million shares of SBRG common stock and convertible subordinated promissory notes ("Notes") valued at $3.9 million. On August 16, 1999, SBRG's shareholder's voted to convert the Notes into 1.5 million shares of the Company's common stock. Additionally, stockholders of La Salsa received warrants to purchase an aggregate of 500,000 shares of the Company's common stock at exercise prices ranging between $7.00-$7.50 per share, valued at $407,000. At the time of the acquisition, La Salsa owned 51 restaurants in California and Nevada and franchised 45 restaurants in 8 states, predominantly in the western United States, and Puerto Rico.

       The results of operations of La Salsa are included in the Company's consolidated statement of operations from the date following the acquisition, July 16, 1999. This acquisition has been accounted for as a purchase and resulted in costs in excess of net assets of the business acquired in the amount of $10.7 million.

       On September 1, 1998, the Company acquired Timber Lodge Steakhouse, Inc., a Minnesota corporation ("Timber Lodge"). As a result of the merger, each of the issued and outstanding shares of Timber Lodge common stock was converted into
0.9543 shares of the Company's common stock. As of September 1, 1998, there were 3,637,415 outstanding shares of Timber Lodge common stock which converted to 3,471,185 shares of the Company's common stock valued at $5.10 per share or $17.7 million. At the time of the merger, Timber Lodge owned and operated 18 Timber Lodge Steakhouse restaurants in Minnesota, Wisconsin, South Dakota, upstate New York and northern Illinois.

       On September 1, 1998, the Company and Timber Lodge acquired 62 JB's Restaurants, the JB's Restaurants franchise system and six Galaxy Diner Restaurants from subsidiaries of CKE Restaurants, Inc. ("CKE") in two transactions. First, the Company acquired all of the outstanding shares of JB's Family Restaurants, Inc. ("JBFRI"), an indirect wholly-owned subsidiary of CKE, in exchange for 1,000,000 shares of the Company's common stock valued at $8.125 per share or $8.1 million. At the time of the acquisition, JBFRI owned and operated 48 JB's Restaurants and four Galaxy Diner restaurants, and the JB's Restaurant franchise system which consisted of 29 JB's Restaurants. Then, Timber Lodge acquired all of the outstanding shares of JB Parent Corp. ("JBPC"), a wholly owned subsidiary of CKE, in exchange for 687,890 shares of Timber Lodge common stock (which were subsequently converted into 656,453 shares of the Company's common stock valued at $5.10 per share or $3.3 million upon completion of the merger). At the time of the acquisition, JBPC owned and operated 14 JB's Restaurants and two Galaxy Diner restaurants (which were transferred to JBPC from JBFRI prior to the acquisition).

Since the acquisition, the Company has converted six of the restaurants acquired by Timber Lodge from JBPC into Timber Lodge Steakhouse restaurants.

       The results of operations for Timber Lodge, JBFRI, and JBPC are included in the Company's accompanying consolidated statements of operations from the date of acquisition, September 1, 1998. These acquisitions have been accounted for as a purchase and resulted in costs in excess of net assets acquired of $20.6 million.

       The assets acquired, including the costs in excess of net assets acquired, and liabilities assumed in the acquisition of La Salsa, Timber Lodge and JB's Restaurants, the JB's Restaurants franchise system and six Galaxy Diner Restaurants are summarized in the following table.

                                          LA SALSA     TIMBER LODGE       JB'S           TOTAL
                                          --------     ------------     --------       --------
                                                  (DOLLARS IN THOUSANDS)
Cash acquired, net of
acquisition fees ...................      $    794       $     72       $    565       $  1,431
Tangible assets acquired at
fair value, less cash ..............        11,852         13,607         22,058         47,517
Costs in excess of net assets
acquired ...........................        10,705          9,791         10,668         31,164
Liabilities assumed at fair
value ..............................       (11,356)        (5,802)       (21,837)       (38,995)
                                          --------       --------       --------       --------
Total purchase price ...............      $ 11,995       $ 17,668       $ 11,454       $ 41,117
                                          ========       ========       ========       ========

       The following table presents selected unaudited pro forma results of operations for the periods ending December 31, 1999 and 1998 assuming the aforementioned acquisitions had occurred on January 1, 1998. The unaudited pro forma results of operations do not reflect certain cost savings that management believes may be realized following the acquisitions. The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed above, nor are they indicative of future operating results.

                                                     YEARS ENDED DECEMBER 31,
                                                     (DOLLARS IN THOUSANDS,
                                                    EXCEPT PER SHARE AMOUNTS)
                                                           (UNAUDITED)
                                                   -----------------------------
                                                      1999              1998
                                                   -----------       -----------
Total revenues ..............................      $   131,386       $   120,643
Net income (loss) ...........................           (2,537)            1,239
Net income (loss) per share-basic ...........            (0.13)             0.07
Net income (loss) per share-diluted .........            (0.13)             0.07

3.     SALE OF SEGMENT

       On November 13, 2000, the Company completed the sale of its JB's Family Restaurants, Inc. ("JB's") subsidiary (which includes Galaxy Diners), to LBW Investments, L.L.C., a company controlled by the former Chief Executive Officer of JB's. The Company received net cash proceeds of approximately $7.7 million and a note for $1.3 million, after giving effect to certain deductions, from the buyer. The net assets sold were primarily comprised of current assets, property and equipment and related capital leases, and associated liabilities. In addition, the buyer assumed JB's debt obligations of approximately $5.0 million and other liabilities of approximately $5.5 million. During fiscal 2000, the Company recognized a $3.0 million loss on the sale of JB's which has not been reflected in the following unaudited pro forma statement of operation.

       The following table presents selected unaudited pro forma results of operations had the sale of JB's occurred as of January 1, 2000:

                                                                     YEAR ENDED DECEMBER 31,
                                                                              2000
                                                                     (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE AMOUNTS)
                                                                           (UNAUDITED)
                                                                    -------------------------
Revenues ...............................................                    $84,536
Operating income .......................................                      3,792
Net income .............................................                      2,225
Basic and diluted earnings per share ...................                    $  0.13

4.     NOTES RECEIVABLE

       Notes receivable consist of the following at December 31:

                                                              2000              1999
                                                            -------           -------
                                                              (DOLLARS IN THOUSANDS)
Notes receivable .................................          $ 2,490           $   521
Less allowance for doubtful notes ................              (82)              (82)
                                                            -------           -------
                                                              2,408               439
Less current portion of notes receivable .........             (202)             (115)
                                                            -------           -------
                                                            $ 2,206           $   324
                                                            =======           =======

       The notes receivable balances at December 31, 2000 and 1999 include notes from franchisees related to the sale of Company-operated restaurant equipment. The notes bear interest ranging from 8.0% to 10.75%, mature in 2 to 14 years and are secured by an interest in the restaurant equipment sold.

5.     RELATED PARTY NOTES RECEIVABLE

       The Company acquired an aggregate principal amount of $4.9 million of 13.0% senior secured Checkers Drive-In Restaurants, Inc. ("Checkers") debt from three unaffiliated parties during the quarter ended April 22, 1999. First, on March 30, 1999, the Company acquired $3.0 million of Checkers' senior secured debt in exchange for approximately 998,000 unregistered shares of the Company's common stock. The Company recorded the difference between the market value of the Company's common stock and the stated value of the note receivable as a reduction, or discount, to the note receivable from Checkers in the amount of $350,000. Second, on April 8, 1999, the Company acquired, for cash, approximately $1.9 million of Checkers' senior secured debt from two unaffiliated parties. On May 5, 2000, Checkers paid in full the then outstanding principal and interest due on the senior debt.

       During the third quarter of fiscal 1999, the Company issued promissory notes to certain executives in the total amount of $153,000. As of December 31, 2000, the outstanding balance of such notes is $100,000.

6.     PROPERTY AND EQUIPMENT

       Property and equipment consist of the following at December 31:

                                                         ESTIMATED
                                                        USEFUL LIFE            2000              1999
                                                        -----------            ----              ----
                                                                     (DOLLARS IN THOUSANDS)
Land..................................................                       $  1,025          $    200
Buildings and improvements............................  10-40 years             1,731             1,111
Equipment, furniture and fixtures.....................   2-10 years             9,476             9,193
Leasehold improvements................................   7-20 years            23,708            19,327
                                                                               35,940            29,831
Less accumulated depreciation and amortization........                         (6,398)           (4,159)
Property and equipment, net...........................                       $ 29,542          $ 25,672

7.     INVESTMENTS IN AFFILIATED COMPANIES

       On December 31, 1998, the Company completed a share exchange (the "Share Exchange") with Fidelity National Financial, Inc. ("Fidelity") whereby Fidelity, a related party, received 2,478,000 shares of the Company's common stock valued at $9.4 million as of December 31, 1998 in exchange for 2,408,874 or 8.2% of the outstanding shares of Rally's Hamburgers, Inc. ("Rally's") common stock and 274,900 shares of CKE common stock (less than 1.0% of the outstanding shares of CKE) held by Fidelity, which combined were also valued at $9.4 million as of December 31, 1998. On August 9, 1999, Rally's merged with Checkers, and pursuant to a simultaneous reverse stock split, the Company's shares of Rally's were converted into 399,471 or 4.3% of the outstanding shares of Checkers. During fiscal 2000, the Company liquidated its entire investment in Checkers, recording a gain on the sale of $1.3 million offset by the Company's portion of Checkers losses totaling $732,000 during fiscal 2000. Such amounts are included in other income on the accompanying Statements of Operations. The Company's investment in CKE is accounted for under the equity method of accounting. Although the Company's investments in CKE (and Checkers during the period of ownership) represented less than 20% ownership interest, management believes that the Company has the ability to exercise significant influence because of certain common board members. As of December 31, 2000, the carrying value approximates fair value.

       During the fourth quarter of 1999, the Company wrote-down its investment in CKE by $6.5 million to its fair value of approximately $1.6 million, upon its conclusion that the investment has experienced an other than temporary decline in value.

8.     OTHER CURRENT LIABILITIES

       Other current liabilities consist of the following at December 31:

                                                         2000            1999
                                                        ------          ------
                                                        (DOLLARS IN THOUSANDS)
Outstanding gift certificates ................          $1,689          $1,249
Reserves for operating lease obligations .....             337             585
State sales tax ..............................             334             651
Accrued rent .................................              48             131
Other accrued liabilities ....................             281             929
                                                        ------          ------
                                                        $2,689          $3,545
                                                        ======          ======

9.     OTHER LONG-TERM LIABILITIES

       Other long-term liabilities consist of the following at December 31:

                                                         2000            1999
                                                        ------          ------
                                                        (DOLLARS IN THOUSANDS)
Deferred rent ................................          $1,401          $1,418
Reserve for operating lease obligations ......             175             293
Lease subsidy reserve ........................             173             575
Other ........................................             176             366
                                                        $1,925          $2,652

10.    LEASES

       The Company occupies land and buildings under terms of numerous lease agreements expiring on various dates through 2018. Many leases provide for future rent escalations and renewal options. In addition, contingent rentals, determined as a percentage of sales in excess of specified levels, are often stipulated. Most of these leases obligate the Company to pay costs of maintenance, insurance and property taxes.

       Property under capital leases consists of the following at December 31:

                                               2000               1999
                                              -------           -------
                                                (DOLLARS IN THOUSANDS)
Building ...........................          $ 1,455           $   601
Less accumulated amortization ......              (38)              (30)
                                              $ 1,417           $   571

       Amortization is calculated on a straight-line basis over the shorter of the respective lease terms or the estimated useful lives of the related assets.

       Minimum lease payments for all leases and the present value of net minimum lease payments for capital leases as of December 31, 2000 are as follows:

                                                          CAPITAL          OPERATING
                                                          -------          ---------
                                                            (DOLLARS IN THOUSANDS)
Fiscal Year:
        2001...........................................   $   515          $  6,198
        2002...........................................       515             5,533
        2003...........................................       489             4,861
        2004...........................................        35             4,562
        2005...........................................        35             3,915
Thereafter.............................................       197            22,003
                                                          -------          --------
               Total minimum lease payments............     1,786          $ 47,072
                                                                           ========
Less amount representing interest......................      (350)
                                                          -------
Present value of minimum lease payments................     1,436
Less current portion...................................      (372)
                                                          -------
Capital lease obligations, less current portion........   $ 1,064
                                                          =======

       Total minimum lease payments have not been reduced by minimum sublease rentals due in the future under certain operating subleases as follows:

                           SUBLEASE INCOME
                        ---------------------
                        (DOLLARS IN THOUSANDS)
Fiscal Year:
      2001.............         $252
      2002.............          171
      2003.............          150
      2004.............          140
      2005.............          110
Thereafter.............          242
                              ------
                              $1,065
                              ======

       Aggregate rent expense under noncancelable operating leases during fiscal 2000, 1999 and 1998 is as follows:

                                          2000             1999              1998
                                        -------           -------           -------
                                                  (DOLLARS IN THOUSANDS)
Minimum rentals ..............          $ 9,056           $ 7,281           $ 1,832
Contingent rentals ...........              772               575                63
Less sublease rentals ........             (290)             (574)             (401)
                                        -------           -------           -------
                                        $ 9,538           $ 7,282           $ 1,494
                                        =======           =======           =======

11.    LONG-TERM DEBT

       Long-term debt consists of the following at December 31:

                                                                       2000              1999
                                                                      -------           -------
                                                                        (DOLLARS IN THOUSANDS)
Term note payable, quarterly principal payments of
$300,000 through September 30, 2003, interest based
on LIBOR plus 4.0% (10.770% at December 31, 2000) ..........          $ 3,600           $ 4,800
Revolving note payable, due September 30, 2003,
interest based on LIBOR plus 3.75% (10.579% at
December 31, 2000) .........................................            2,160               904
                                                                      -------           -------
                                                                        5,760             5,704
Less current installment of long-term debt .................           (1,200)           (1,204)
                                                                      -------           -------
                                                                      $ 4,560           $ 4,500
                                                                      =======           =======

       In conjunction with the acquisition of La Salsa (see Note 2), the Company assumed La Salsa's obligations associated with a $10.0 million credit agreement. Both the term and revolving note payable are part of the credit agreement and are secured by all property owned by La Salsa, including all tangible and intangible assets.

       Long-term debt matures in fiscal years ending after December 31, 2000 as follows:

FISCAL YEAR                                        (DOLLARS IN THOUSANDS)
-----------                                        ----------------------
   2001............................                       $ 1,200
   2002............................                         1,200
   2003............................                         3,360
                                                          -------
                                                          $ 5,760
                                                          =======

12.    SEGMENT AND RELATED INFORMATION

       As of December 31, 2000, the Company has two reportable segments:
Steakhouse and Quick-Serve Mexican. As of December 31, 1999, the Company had three reportable segments: Steakhouse, Family Dining and Quick-Serve Mexican.

       The Steakhouse segment is comprised of Timber Lodge Steakhouse which primarily serves dinner only. The Family Dining segment includes JB's and Galaxy Diner Restaurants which serve breakfast, lunch and dinner. The Quick-Serve Mexican segment is comprised of Green Burrito and La Salsa restaurants which are positioned in the "fast food" segment of the restaurant industry.

       The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on income (loss) before income taxes.

       Summarized financial information concerning the Company's reportable segments is shown in the following table. The corporate assets consist of corporate cash and cash equivalents and short-term investments for all years presented. In 2000, 1999 and 1998, total assets in the corporate column also include investments in affiliated companies and deferred income taxes. In addition, the corporate assets include related party notes receivable for fiscal 2000 and 1999.

                                                                FAMILY       QUICK SERVE
                 2000(2)                     STEAKHOUSE         DINING         MEXICAN        CORPORATE         TOTAL
                 -------                     ----------         ------       -----------      ---------         -----
                                                              (DOLLARS IN THOUSANDS)
Revenues ...............................      $  44,010       $  39,497       $  40,526       $      --       $ 124,033
Interest income ........................             67             134              29             394             624
Interest expense .......................            (44)           (291)           (587)             --            (922)
Depreciation and amortization ..........          2,105           1,613           2,032              --           5,750
Pre-opening expense ....................            611              --              61              --             672
Segment profit (loss) before tax .......          1,408          (4,596)          1,784             386          (1,018)
Total assets ...........................      $  34,705             $--       $  26,240       $  11,861       $  72,806

                 1999(3)
                 -------

Revenues ...............................      $  39,013       $  54,671       $  20,718       $      --       $ 114,402
Interest income ........................             53             167              44             809           1,073
Interest expense .......................            (46)           (431)           (227)             --            (704)
Depreciation and amortization ..........          1,922           1,930           1,119              --           4,970
Pre-opening expense ....................            437              --               3              --             440
Segment profit (loss) before tax .......          1,299           1,324             880          (6,969)         (3,466)
Total assets ...........................      $  29,186       $  30,666       $  24,690       $   7,464       $  92,006

                 1998(1)
                 -------

Revenues ...............................      $  12,157       $  18,386       $   5,010       $      --       $  35,553
Interest income ........................             12              45              --             261             318
Interest expense .......................            (10)           (194)             --              --            (204)
Depreciation and amortization ..........            525             532             221              --           1,278
Pre-opening expense ....................            386              --              --              --             386
Segment profit before tax ..............            187             247             730             351           1,425

(1) The steakhouse segment includes the results of operations for Timber Lodge from and after September 1, 1998.

(2) The Family Dining segment includes the results of operations for JB's from and after September 1, 1998, and through November 13, 2000.

(3) The quick-service Mexican segment includes the results of operations for La Salsa from and after July 16, 1999.

13.    INCOME TAXES

       Income tax expense (benefit) consists of the following:

                                          2000          1999           1998
                                         -------       -------       -------
                                                (DOLLARS IN THOUSANDS)
Current:
     Federal ......................      $   169       $    13       $     2
     State ........................          264            45            21
                                         -------       -------       -------
                                             433            48            23
                                         =======       =======       =======
Deferred:
     Federal ......................          (27)         (708)            2
     State ........................           (6)         (304)           24
                                         -------       -------       -------
                                             (33)       (1,012)           26
                                         -------       -------       -------
Income tax expense (benefit) ......      $   400       $  (964)      $    49
                                         =======       =======       =======

       A reconciliation of income tax expense (benefit) at the federal statutory rate to the Company's provision for taxes on is as follows:

                                                                   2000          1999          1998
                                                                  -------       -------       -------
                                                                        (DOLLARS IN THOUSANDS)
Income taxes at statutory rate (34%) .......................      $  (346)      $(1,178)      $   485
State income taxes, net of federal income tax benefit ......          352           100            94
Federal credits ............................................         (420)         (370)           --
Increase (decrease) in valuation allowance .................          657           439          (580)
Permanent book/tax differences .............................          283           215            50
Other ......................................................         (126)         (170)           --
                                                                  -------       -------       -------
Income tax expense (benefit) ...............................      $   400       $  (964)      $    49
                                                                  =======       =======       =======

       Temporary differences and carryforwards gave rise to a significant amount of deferred tax assets and liabilities at December 31, as follows:

                                                          2000           1999
                                                        --------       --------
                                                         (DOLLARS IN THOUSANDS)
Deferred tax assets:
       Net operating loss carryforwards ..........      $  4,748       $  7,921
       Other reserves ............................         2,003          2,619
       Investment differences ....................         2,987          2,821
       Deferred rent .............................           273            306
       Capital leases ............................             8             85
       Depreciation ..............................           593             --
       Other .....................................           120             63
                                                        --------       --------
                                                          10,732         13,778
       Alternative minimum tax credits ...........           323            121
       General business tax credits ..............         1,033          1,063
       Less valuation allowance ..................        (3,896)       (11,620)
                                                        --------       --------
Total deferred tax assets ........................         8,192          2,957
                                                        --------       --------
Deferred tax liabilities:
       Depreciation ..............................            --           (104)
       State taxes ...............................          (242)           (82)
       Installment gain ..........................          (215)            --
                                                        --------       --------
Total deferred tax liabilities ...................          (457)          (586)
                                                        --------       --------
       Net deferred tax assets ...................      $  7,735       $  2,371
                                                        ========       ========

       The recognition of acquired tax benefits that were previously included in the valuation allowance in the amount of $4.2 million, was recorded as a reduction to goodwill. As of December 31, 2000, the Company has recorded as part of the valuation allowance approximately $534,000 related to acquired net operating losses that any future realization thereof would be reflected as a reduction to goodwill.

       At December 31, 2000 and 1999, the Company had net operating loss carryforwards for federal tax purposes of approximately $13.8 million and $22.8 million respectively, which expire in the years 2008 through 2016. At December 31, 2000 and 1999, the Company had net operating loss carryforwards for state tax purposes of approximately $1.0 million and $9.6 million respectively, which expire in the years 2001 through 2004. Utilization of the carryforwards will be limited by IRC Section 382 to specific amounts each year. These net operating loss carryforwards resulted in a deferred tax asset of approximately $4.7 million as of December 31, 2000. However, SFAS No. 109, "Accounting for Income Taxes," requires that a valuation allowance be recorded against tax assets, unless management believes it is more likely than not that the Company will realize the benefits. Due to the uncertain nature of the ultimate realization of the deferred tax assets based upon the Company's past operating performance,
Section 382 limits and expiration dates of the loss carryforwards, the Company established a valuation allowance against these carryforward benefits. The benefits would be recognized only as reassessment demonstrates they are realizable, which is entirely dependent upon future earnings in specific tax jurisdictions.

       At December 31, 2000, the Company had federal general business tax credit carryovers of approximately $1.0 million which expire in the years 2005 through 2014. A valuation allowance has been established at December 31, 2000 against these credit carryovers. The Company also had federal and state alternative minimum tax credit carryovers of $323,000 at December 31, 2000, which have no expiration date.

14.    ISSUANCE OF COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS

       In May 1995, the Company authorized the issuance of three common stock purchase warrants to acquire a total of 3,000,000 shares of Company common stock. These three warrants were granted at an exercise price that exceeded the closing market price of the Company's common stock on the grant date, as detailed below.

       In May 1995, as partial consideration for legal services rendered in connection with the negotiation of the settlement and development agreement with CKE, the Company agreed to issue a common stock purchase warrant to the law firm representing the Company. The warrant had a purchase price of $100 and provides for the purchase of 1,000,000 shares of Company common stock at an exercise price of $7.50 per share, exercisable after May 1, 1996 and expiring on April 30, 2005. This warrant was subsequently purchased by Fidelity, a related party as discussed in Note 16, in 1997 for $100,000 cash.

       In May 1995, the Company authorized a common stock purchase warrant agreement with Rally's as part of the consideration for entering into a development agreement with the Company. The conditional warrant had a purchase price of $100 and provides for the purchase of 1,000,000 shares of Company common stock at an exercise price of $7.50 per share expiring June 7, 2005. Exercisability was contingent upon Rally's compliance with the development agreement. In April 1996, the Company and Rally's executed an agreement providing for the termination of the development agreement. Consequently, the 1,000,000 common stock purchase warrants that were granted to Rally's were canceled.

       In May 1995, in recognition of personal efforts in connection with the negotiations of the settlement and development agreement with CKE, and the development agreement with Rally's, and in accordance with the incentive component of the Company's compensation philosophy, the Company issued a common stock purchase warrant to its then President and Chief Executive Officer. The warrant had a purchase price of $100 and provides for the purchase of 1,000,000 shares of Company common stock at an exercise price of $7.00 per share expiring May 1, 2005.

       On July 22, 1997, Fidelity purchased 1,000,000 shares of the Company's common stock from the former Chief Executive Officer and principal stockholder ("Former Controlling Shareholder"), for a purchase price of $5.0 million cash. Fidelity also purchased Common Stock Purchase Warrants ("Warrants") from the Former Controlling Shareholder pursuant to which Fidelity has the right to acquire 2,500,000 shares of the Company's Common Stock, of which 1,500,000 were immediately exercisable at $5.00 per share (the "$5.00 Warrants") and 1,000,000 were immediately exercisable at $7.00 per share (the "$7.00 Warrants"). The $5.00 Warrants were purchased for $600,000 cash and expire November 23, 2002; the $7.00 Warrants were purchased for $100,000 cash and expire May 1, 2005. Simultaneously with the closing of the transaction, Fidelity transferred 30,000 Warrants with an exercise price of $5.00 to its investment advisor. On September 1, 1998, Fidelity exercised 1,000,000 of the $5.00 Warrants which resulted in net proceeds to the Company of $5.0 million.

       On July 15, 1999, the Company acquired La Salsa (see Note 2). As part of the consideration, Fidelity, a related party, cancelled 250,000 of its $7.00 Warrants and 250,000 of its $7.50 Warrants and the Company issued a like number of $7.00 and $7.50 Warrants to the shareholders of La Salsa.

       Warrant transactions for 2000, 1999 and 1998 described above are as follows:

                                                2000                           1999                            1998
                                    ----------------------------   ----------------------------    ----------------------------
                                                WEIGHTED AVERAGE               WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                     SHARES      EXERCISE PRICE      SHARES     EXERCISE PRICE      SHARES      EXERCISE PRICE
                                    ---------   ----------------   ---------   ----------------    ---------   ----------------
Warrants outstanding
January 1, .....................    3,000,000        $6.50         3,000,000         $6.50         4,000,000         $6.12
Issued .........................           --                        500,000          7.25
Canceled .......................           --           --          (500,000)         7.25                --            --
Exercised ......................           --           --                --            --        (1,000,000)         5.00
                                    ---------                      ---------                       ---------
Warrants outstanding
December 31, ...................    3,000,000        $6.50         3,000,000         $6.50         3,000,000         $6.50
                                    =========                      =========                       =========

       In conjunction with its 1990 initial public offering, the Company entered into an escrow agreement with three former executives pursuant to which the former executives deposited certain shares of the Company's common stock, originally acquired by them in 1988, into an escrow account to be released upon the achievement of certain income levels by the Company. These shares were owned by certain executives and shareholders prior to the initial public offering and the underwriters requested that these shares be placed into escrow until certain earnings goals were achieved. The respective shareholders have retained full voting rights and full dividend rights to the shares. These restricted shares continue to be included in shares outstanding but have been excluded when calculating basic earnings per share. As of December 31, 2000 and 1999, 100,000 and 120,000 shares, respectively, were in the escrow account to be returned to the Company for cancellation if the Company has not reported earnings of $1,500,000 for any twelve-month period concluding with the twelve-month period ending June 30, 1998. The Company is currently evaluating whether to extend or terminate the escrow agreement.

15.    STOCK-BASED COMPENSATION PLANS

       The Company has certain stock option plans and from time-to-time grants other nonstatutory options. Options are granted to eligible employees and directors, officers and consultants who are actively involved in the operations or development of the business of the Company. Generally, the exercise price of options granted approximates the fair market value of the Company's common stock on the date of grant. Currently, outstanding options become exercisable either immediately or over a period of up to three years and expire five-to-ten years after the grant date. The following provides additional information on these plans and other options:

1998 Stock Option Plan

       In 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan"). Awards granted under the Plan are either incentive stock options or non-qualified stock options, with vesting and pricing provisions determined by the Board of Directors or a committee comprised of at least two outside directors of the Company. Under the Plan, incentive options may be granted to officers and other key employees of the Company (including directors if they are also employees of the Company) and non-qualified options may be granted to officers and other key employees of the Company, any member of the Board of Directors or consultants. Options normally have a term of 10 years from the date of grant and become exercisable over a three-year period following the grant date and are priced at the fair market value of the shares on the date of grant. In August 1999, the Plan was amended to increase the number of shares available for issuance under the Plan to 2,000,000. As of December 31, 2000, there were 1,783,000 stock options outstanding with exercise prices ranging from $1.00 to $4.88 and 217,000 options remain available to be granted.

       In connection with the acquisition of Timber Lodge on September 1, 1998, the Company assumed all options outstanding under an existing Timber Lodge stock option plan. Options under this plan become exercisable over a thirty-month period and remain outstanding for a period of ten years following the date of grant. As of December 31, 2000, there were 172,257 stock options outstanding with exercise prices ranging from $2.75 to $6.78. No further shares may be granted under this plan.

Incentive Stock Option Plan

       In 1990, the Board of Directors of the Company adopted an Incentive Stock Option Plan ("ISOP"). Under the ISOP, all key employees, including officers and directors (who are also employees) of the Company are eligible to receive options. To be eligible to receive options under the ISOP, an employee must have been a full-time employee in good standing with the Company for one year. The total number of options authorized under the plan is 100,000. As of December 31, 2000, there were 100,000 stock options outstanding at an exercise price of $2.49 and no options remain available for grant under this plan.

Non-Qualified Stock Option Plan

       In October 1989, the Company adopted a non-qualified stock option plan for directors who are not full-time employees of the Company and individuals who act as consultants to the Company or who are actively involved in the operations or development of the business of the Company. The plan provides for the issuance of a maximum of

125,000 shares of the Company's common stock per individual grant at the market price thereof on the date of grant. Each option lapses, if not previously exercised or extended, on the tenth anniversary of the date of grant or 90 days after the optionee has terminated continuous activity with the Company. In September 1998, the plan was amended to increase the number of shares available for issuance under the plan to 975,000. As of December 31, 2000, there were 892,624 stock options outstanding with exercise prices ranging from $2.94 to $6.25. No further shares may be granted under this plan.

Other Options Issued

       On September 1, 1998 the Board of Directors re-priced 1,017,500 options which previously had been granted to officers and directors. The new exercise price of the options was $4.88, which was the closing price of the Company's stock on August 31, 1998. The 1,017,500 re-priced options are included in the granted and cancelled amounts presented in the 1998 column of the table below.

       Combined transactions for 2000, 1999 and 1998 for the plans and other options described above are as follows:

                                                2000                        1999                        1998
                                     --------------------------  --------------------------  ---------------------------
                                               WEIGHTED AVERAGE            WEIGHTED AVERAGE             WEIGHTED AVERAGE
                                      SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE    SHARES     EXERCISE PRICE
                                     --------- ----------------  --------- ----------------  ---------  ----------------
Options outstanding
January 1, ...................       2,977,244       $4.37       2,161,562       $4.93         998,012       $7.39
Options assumed in
Timber Lodge acquisition .....              --                                      --         261,807        3.79
Granted ......................       1,565,000        1.19         880,500        2.84       2,002,500        5.56
Canceled .....................      (1,032,529)       4.54         (64,818)       2.39      (1,038,972)       8.29
Exercised ....................              --          --              --          --         (61,785)       3.41
                                     ---------       -----       ---------       -----       ---------       -----
Options outstanding
December 31, .................       3,509,715       $2.90       2,977,244       $4.37       2,161,562       $4.93
                                     =========       =====       =========       =====       =========       =====

       The following information applies to options outstanding at December 31, 2000:

                                                  OPTIONS OUTSTANDING
                                   -------------------------------------------------------
                                                    WEIGHTED AVERAGE                                   OPTIONS EXERCISABLE
                                                        REMAINING                              -------------------------------------
                                     NUMBER          CONTRACTUAL LIFE     WEIGHTED AVERAGE       NUMBER             WEIGHTED AVERAGE
                                   OUTSTANDING           (YEARS)           EXERCISE PRICE      EXERCISABLE           EXERCISE PRICE
                                   -----------      -----------------     ----------------     -----------          ----------------
Range of exercise prices
$1.00 - $2.94 ................      2,319,691              9.0                $   1.74          1,354,860              $   2.12
$2.95 - $4.72 ................        196,042              4.4                    3.68            169,376                  3.58
$4.73 - $4.88 ................        680,000              7.7                    4.88            680,000                  4.88
$4.89 - $7.00 ................        313,982              3.2                    6.67            313,982                  6.67
                                    ---------                                                   ---------
                                    3,509,715                                 $   2.90          2,518,218              $   3.53
                                    =========                                                   =========

       For purposes of the following pro forma disclosures required by SFAS 123, the fair value of each option granted after fiscal 1995 has been estimated on the date of grant using the Black-Scholes option-pricing model, with the following assumptions used for grants in fiscal 2000, 1999 and 1998: annual dividends consistent with the Company's current dividend policy, which resulted in no payments in fiscal 2000, 1999 or 1998; expected volatility of 60% in fiscal 2000, 1999, and 1998; risk-free interest rates of 5.1% in fiscal 2000, 5.0% in fiscal 1999, and 4.5% in fiscal 1998; and an expected life of 4 years in fiscal 2000 and 3 years in fiscal 1999 and 1998. The weighted average fair value of each option granted during fiscal 2000, 1999 and 1998 was $0.60, $1.24, and $2.52, respectively. Had compensation expense been recognized for fiscal 2000, 1999, and 1998 grants for stock-based compensation plans in accordance with provisions of SFAS 123, the Company would have recorded a net loss and loss per share of $1.4 million, or $0.08 per basic and diluted share in fiscal 2000, $3.8 million, or $0.22 per basic and diluted share in fiscal 1999, and a net loss and loss per share of $4.4 million, or $0.52 per basic and $0.48 per diluted share in fiscal 1998. Since the pro forma compensation expense for stock-based compensation plans is recognized over a three-year vesting period, the foregoing pro forma reductions in the Company's net income (loss) are not representative of anticipated amounts in future years.

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

16.    RELATED PARTY TRANSACTIONS

       During the years ended December 31, 2000, 1999 and 1998, the Company was involved in transactions with related parties as follows:

CKE Restaurants, Inc.

       The Company and CKE share certain directors. In September 1998, the Company purchased JBFRI and JBPC from CKE (see Note 2) in exchange for approximately 1.7 million shares or 10.9% of the Company's then outstanding common stock at December 31, 1998. On December 31, 1998, the Company acquired 274,900 shares or less than 1% of CKE's common stock from Fidelity (see Note 7). On November 13, 2000, the Company sold JB's Family Restaurant, Inc. (see Note
3).

       In conjunction with the acquisitions of Timber Lodge and JB's (see Note
2), the Company entered into an agreement with CKE to receive certain general and administrative support. As of December 31, 2000, no amounts were incurred or due related to this agreement. As of December 31, 2000, 1999 and 1998, the Company has accrued $0, $500,000 and $106,000 and paid $438,000, $543,000 and
$0, respectively, for such services provided during fiscal 2000, 1999 and 1998, respectively. Such amounts represent the cost to CKE of providing such services.

       During May 1995, the Company reached an agreement with CKE pursuant to which CKE agreed to convert a minimum of 40 CKE-owned Carl's Jr. restaurants per year into Carl's Jr./Green Burrito dual-concept stores over a five-year period commencing July 15, 1995. In February 1997, the Company and CKE modified the agreement to provide for the conversion of a minimum of 60 Carl's Jr. restaurants per year to Carl's Jr./Green Burrito dual-concept stores. CKE also agreed to allow its franchisees to convert their restaurants into Carl's Jr./Green Burrito dual-concept stores. In November 1998, the Company and CKE modified the number of units to be converted under the agreement and expanded the units available to satisfy CKE's development obligations by removing limitations on the number of franchised Carl's Jr. restaurants which can be converted and by including Hardee's restaurants and Hardee's franchisees. In June 2000, the Company and CKE entered into a Master Franchise Agreement with respect to CKE's development, operation and sub-franchising of Green Burrito dual-concept restaurants which replaced the previous agreement.

       Pursuant to the Master Franchise Agreement, CKE assumed all operational support, training and other supervisory functions related to CKE's dual-concept restaurants, in exchange for a reduction of approximately 25% of the ongoing royalty fees and an approximate 65% reduction in franchise fees paid to the Company by CKE. In addition, in December 2000, the parties agreed to a revised development schedule pursuant to which CKE agreed to convert and sub-franchise a cumulative total of 308 restaurants by 2006.

       The initial term of the franchise agreements for CKE-owned locations is 15 years with a 10-year renewal period. The franchise agreements also allow for an early termination on a per-store basis if royalties payable to the Company for such location are less than an average of $250 per month for any calendar year. As of December 31, 2000, there were 216 Carl's Jr./Green Burrito restaurants in operation in California, Arizona, Oregon, Nevada, Oklahoma, Kansas and Mexico. For the fiscal years ended December 31, 2000, 1999 and 1998, the Company recognized franchise revenues generated from CKE dual-concept franchise stores of approximately $711,000, $837,000 and $990,000, respectively. The Company had receivable balances at December 31, 2000 and 1999 of $58,000 and $123,000, respectively, related to royalty and franchise fee payments due from CKE.

Fidelity National Financial, Inc.

       The Company and Fidelity share certain directors. In 1997, Fidelity acquired 1,000,000 shares of the Company's common stock and 3,470,000 warrants to acquire the Company's common stock (see Note 14). In September 1998, Fidelity exercised 1,000,000 of its $5.00 Warrants resulting in net proceeds to the Company of $5,000,000. In December 1998, the Company and Fidelity completed a Share Exchange (see Note 7). In conjunction with the La Salsa acquisition on July 15, 1999, 500,000 of SBRG warrants held by Fidelity were cancelled. As result of these transactions, Fidelity owns approximately 4.7 million shares or 28% of the Company's common stock at December 31, 2000 and holds warrants to acquire an additional 1,970,000 shares of the Company's common stock.

Checkers Drive-In Restaurants, Inc.

       As of December 31, 1999, the Company owned 399,471 shares or approximately 4.3% of Checkers common stock. The Company liquidated its entire investment of Checkers common stock during fiscal 2000 resulting in a net gain of $606,000. (see Note 7).

17.    COMMITMENTS AND CONTINGENCIES

       In connection with the sale or closure of underperforming restaurants which occur from time to time either through divestitures of subsidiaries or in the normal course of business, the Company assigned the related leases to the respective purchasers. The Company remains liable pursuant to the original lease agreements under the respective leases in the event of a default by the purchasers.

       Following is a summary of the Company's commitment pursuant to these leases.

                                 RENTAL
                                PAYMENTS
                           --------------------
Fiscal Year:              (Dollars in thousands)
2001.................            $ 348
2002.................              222
                                 -----
                                 $ 570
                                 =====

       As a result of a legal settlement with the Company's Green Burrito franchisees, the Company may be required to make loans of up to $27,500 each to as many as 31 of its existing Green Burrito franchisees to fund remodels. As of December 31, 2000, the Company has loaned a total of $120,000 to nine franchisees. The loans bear interest at 8.5% and are being repaid over a five-year period from the date of the loan.

       The Company is from time to time the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect the Company and its restaurants, regardless of whether such allegations are valid or whether the Company is liable. The Company also is the subject of complaints or allegations from employees and franchisees from time to time. Although litigation is inherently unpredictable, the Company believes that the lawsuits, claims and other legal matters to which it has become subject in the course of its business are not material to the Company's financial condition or results of operations. The Company notes that an existing or future lawsuit or claim could result in an adverse decision against the Company that could have a material adverse effect on the Company's financial condition and results of operations.

18.    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following table presents information on the Company's financial instruments:

                                                           2000                   1999
                                                  ---------------------   ---------------------
                                                  Carrying   Estimated    Carrying   Estimated
                                                   Amount    Fair Value    Amount    Fair Value
                                                  --------   ----------   --------   ----------
                                                            (Dollars in thousands)
Financial assets:
Cash and cash equivalents ...................      $8,375      $8,375      $3,371      $3,371
Short-term investments ......................       1,755       1,755         640         640
Account receivable, net .....................       1,223       1,223       1,333       1,333
Accounts payable and accrued expenses .......       4,280       4,280       3,498       3,498
Investments in affiliated companies .........         852         852       2,637       2,522
Notes receivable and related party notes
receivable ..................................       2,508       1,980       2,545       2,602
Financial liabilities:
Long-term debt and capital lease obliga-
tions, including current installments .......      $7,196      $7,196      $6,307      $6,307

       The fair value of cash and cash equivalents, short-term investments, accounts receivable, net and accounts payable and accrued expenses approximates their carrying amount due to their short maturity. The fair value of the Company's investments in affiliated companies is based on quoted market prices. The estimated fair value of the Company's notes receivable, related party notes receivable and long-term debt is based on discounted cash flows using market rates at the balance sheet date. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair values estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

19.    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

       The following table presents summarized unaudited quarterly results:

                                                                       QUARTER
                                               -------------------------------------------------------
                                                  1ST            2ND           3RD               4TH
                                               --------       --------      --------          --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 2000
Total revenues ..........................      $ 42,318       $ 31,249      $ 27,142          $ 23,324
Operating income ........................         1,139            474        (2,864)(1)           604
Net income (loss) .......................           (67)           568        (2,062)(1)           143
Net income (loss) per share --basic .....      $     --       $   0.03      $  (0.12)         $   0.01
                                               ========       ========      ========          ========
Net income (loss) per share
-diluted ................................      $     --       $   0.03      $  (0.12)         $   0.01
                                               ========       ========      ========          ========
FISCAL 1999
Total revenues ..........................      $ 30,738       $ 22,307      $ 31,025          $ 30,332
Operating income (loss) .................           660            792         1,066            (6,338)(2)
Net income (loss) .......................           467            751           777            (4,497)(2)
Net income (loss) per share --basic .....      $   0.03       $   0.05      $   0.04          $  (0.23)
                                               ========       ========      ========          ========
Net income (loss) per share
-diluted ................................      $   0.03       $   0.05      $   0.04          $  (0.23)
                                               ========       ========      ========          ========

(1) During the third quarter of 2000, the Company sold JB's, recognizing a $3.0 million loss on the sale. The Company had previously reported this as a discontinued operation, however, upon further review, the Company determined that the sale did not meet the criteria for a discontinued operation, and as a result, the third quarter fiscal 2000 financial information has been restated to reverse the accrual of $651,000 of JB's operations from October 6, 2000 through November 13, 2000.

(2) During the fourth quarter of 1999, the Company wrote-down its investment in CKE by $6.5 million to its fair value of approximately $1.6 million, upon its conclusion that the investment has experienced an other than temporary decline in value.


              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                 ADDITIONS                              BALANCE
                                                    BALANCE AT   CHARGED TO                             ACQUIRED       BALANCE
                                                     BEGINNING   COSTS AND     AMOUNTS                  THROUGH        AT END
           DESCRIPTION                               OF PERIOD    EXPENSES   WRITTEN-OFF    OTHER     ACQUISITIONS    OF PERIOD
-------------------------------------               ----------   ----------  -----------    -----     ------------    ---------
                                                                             (DOLLARS IN THOUSANDS)
Year ended December 31, 2000:
   Deducted from asset accounts:
     Allowance for doubtful accounts
     and notes ...................................    $   298      $    77       $ --      $    --      $    --       $   375
                                                      =======      =======       ====      =======      =======       =======
     Allowance for deferred tax assets ...........    $11,620      $(1,534)      $ --      $    --      $(6,190)      $ 3,896
                                                      =======      =======       ====      =======      =======       =======
Year ended December 31, 1999:
   Deducted from asset accounts:

      Allowance for doubtful accounts
      and notes ..................................    $    77      $    65       $ --      $    64      $    92       $   298
                                                      =======      =======       ====      =======      =======       =======
      Allowance for deferred tax assets ..........    $ 7,016      $   439       $ --      $    --      $ 4,165       $11,620
                                                      =======      =======       ====      =======      =======       =======
Year ended December 31, 1998:
   Deducted from asset accounts:
      Allowance for doubtful accounts
      and notes ..................................    $    77      $    --       $ --      $    --      $    --       $    77
                                                      =======      =======       ====      =======      =======       =======
      Allowance for deferred tax
      assets .....................................    $ 4,735      $  (580)      $ --      $    --      $ 2,861       $ 7,016
                                                      =======      =======       ====      =======      =======       =======

       On November 13, 2000, the Company sold it JB's Family Restaurants, Inc. subsidiary ("JB's") to LBW Investments, L.L.C., a company controlled by the former chief executive officer of JB's. The Company received net cash proceeds of approximately $7.7 million and a note for $1.3 million, after giving effect to certain deductions from the buyer. In addition, the buyer assumed JB's debt obligations of approximately $5.0 million and other liabilities of approximately $5.5 million. The Company recorded a loss on this transaction in the amount of $2,992,000. The following unaudited pro forma statement of operations reflects the operations had the sale of JB's occurred as of January 1, 2000. The unaudited pro forma statement of operations information is provided for comparitive purposes only, and is not indicative of the results of operations that would have occurred had this sale occurred at the beginning of the period presented, nor is it indicative of future operating results.

                                                         SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES
                                                              UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                  FOR THE YEAR ENDED DECEMBER 31, 2000
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                       -----------------------------------------------------------
                                                                         JB'S
                                                       HISTORICAL     RESULTS OF       PRO FORMA         PRO FORMA
                                                        COMBINED      OPERATIONS      ADJUSTMENTS         ADJUSTED
                                                       ---------      ----------      -----------        ---------
Revenues:
Company-operated restaurants                           $ 119,990       $  38,350       $      --         $  81,640
Franchised restaurants                                     3,684           1,147              --             2,537
Other                                                        359              --              --               359
                                                       ---------       ---------       ---------         ---------
Total revenues                                           124,033          39,497              --            84,536
                                                       ---------       ---------       ---------         ---------
Restaurant operating costs:
Food and packaging                                        38,733          12,101              --            26,632
Payroll and other employee benefits                       39,408          15,352              --            24,056
Occupancy and other operating costs                       28,629           9,574              --            19,055
                                                       ---------       ---------       ---------         ---------
                                                         106,770          37,027                            69,743
                                                       ---------       ---------       ---------         ---------

Advertising                                                3,792             838              --             2,954
Pre-opening expense                                          672              --              --               672
Loss on sale of JB's                                       2,992              --           2,992(A)             --
General and administrative expense                        10,454           3,079              --             7,375
                                                       ---------       ---------       ---------         ---------
                                                          17,910           3,917           2,992            11,001
                                                       ---------       ---------       ---------         ---------

Operating income (loss)                                     (647)         (1,447)          2,992             3,792

Interest expense                                            (922)           (291)             --            (1,213)
Other income, net                                            551             134              --               685
                                                       ---------       ---------       ---------         ---------
Income (loss) before income tax expense (benefit)         (1,018)         (1,604)          2,992             3,264
Income tax expense (benefit)                                 400            (530)          1,169(B)          1,039
                                                       ---------       ---------       ---------         ---------
Net income                                             $  (1,418)      $  (1,074)      $   1,823         $   2,225
                                                       =========       =========       =========         =========

Earnings per share - basic                             $   (0.08)                                        $    0.13
                                                       =========                                         =========

Basic weighted average shares outstanding                 17,765                                            17,765
                                                       =========                                         =========

Earnings per share - diluted                           $   (0.08)                                        $    0.13
                                                       =========                                         =========

Diluted weighted average shares outstanding               17,765                                            17,765
                                                       =========                                         =========

Notes to Unaudited Pro Forma Statement of Operations

(A)    To eliminate the loss on sale of JB's

(B) To record income tax effects of the pro forma adjustments at a pro forma tax rate of 40%

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION
------                                   -----------
  2.1         Conformed Copy of Amended and Restated Agreement and Plan of
              Merger dated as of June 9, 1998, excluding schedules (Incorporated by reference to Exhibit 2.1 of Registration Statement No.
              333-58927 on Form S-4).

  2.2         Conformed copy of First Amendment to Amended and Restated
              Agreement and Plan of Merger, dated as of July 8, 1998
              (Incorporated by reference to Exhibit 2.2 of Registration
              Statement No. 333-58927 on Form S-4).

  2.3 Conformed Copy of Agreement and Plan of Reorganization dated as of February 19, 1998, excluding schedules (Incorporated by reference to Exhibit 2.3 of Registration Statement No. 333-58927 on Form
              S-4).

  2.4         Conformed Copy of Assignment of Agreement and Plan of
              Reorganization, dated as of March 26, 1998 (Incorporated by reference to Exhibit 2.4 of Registration Statement No. 333-58927 on Form S-4).

  2.5         Conformed Copy of First Amendment to Agreement and Plan of
              Reorganization, dated as of March 27, 1998 (Incorporated by reference to Exhibit 2.5 of Registration Statement No. 333-58927 on Form S-4).

  2.6         Conformed Copy of Second Amendment to Agreement and Plan of
              Reorganization, dated as of June 3, 1998 (Incorporated by reference to Exhibit 2.6 of Registration Statement No. 333-58927 on Form S-4).

  2.7         Conformed Copy of Third Amendment to Agreement and Plan of
              Reorganization, dated as of July 8, 1998 (Incorporated by reference to Exhibit 2.7 of Registration Statement No. 333-58927 on Form S-4).

  2.8         Conformed Copy of Agreement and Plan of Merger dated as of June 8,
              1999 filed as Exhibit 2.1 of the Registrants Report on Form 8-K dated July 28, 1999, and incorporated by reference.

  2.9         Conformed Copy of Amendment No. One to Agreement and Plan of
              Merger dated as of July 15, 1999; filed with the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated by reference.

  3.1         Restated Certificate of Incorporation; filed with the Registrant's
              Annual Report on Form 10-K for the fiscal year ended December 31, 1991, and incorporated by reference.

  3.2         Bylaws of the Company, as amended; filed with the Registrant's
              Registration Statement on Form S-8, dated August 18, 1990 and incorporated by reference.

  10.1        Incentive Stock Option Plan and form of Non-qualified Stock Option
              Agreement; filed with the Registrant's Registration Statement on Form S-8, dated August 21, 1990 and incorporated by reference.

  10.2        Non-qualified Stock Option Plan and form of Non-Qualified Stock
              Option Agreement; filed with the Registrant's Registration
              Statement on Form S-8, dated August 21, 1990, and incorporated by reference.

  10.3        Form of Franchise Agreement; filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1995, and incorporated by reference.

  10.4        Form of Dual-concept Franchise Agreement; filed with the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1995, and incorporated by reference.

  10.8        Stock Purchase Agreement between William M. Theisen and the
              Registrant dated October 29, 1992, including Amendment to Stock
              Purchase Agreement dated November 4, 1992 and Second Amendment to
              Stock Purchase Agreement dated November 23, 1992; filed with the
              Registrant's Report on Form 8-K dated November 23, 1992, and incorporated by reference.

  10.9 Amended Warrant Agreement and Form of Warrant Certificate between the Registrant and William M. Theisen dated November 23, 1992;
              filed with the Registrant's Annual report on Form 10-K for the year ended December 31, 1995, and incorporated by reference.

  10.10       Form of Irrevocable Proxy Agreement between Ruben M. Rodriguez,
              Gary A. McArthur, and Robert V. Gibson, as "Stockholders," and
              William M. Theisen; filed with the Registrant's Report on Form 8-K dated November 23, 1992, and incorporated by reference.

  10.12       Warrant agreement dated May 1, 1995 between the Registrant and
              McGrath, North, Mullin &

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
              Kratz, P.C. The Warrant was purchased by Fidelity on July 22,
              1997. The warrant agreement was filed with the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1995, and incorporated by reference. The purchase was described in the
              Registrant's Report on Form 8-K dated July 22, 1997 and
              incorporated by reference.

  10.13 Stock Option Agreement between the Registrant and George J. Kubat dated October 3, 1996; filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference.

  10.14       Fidelity Stock and Warrant Purchase Agreements dated July 22,
              1997; filed with the Registrant's report on Form 8-K for July 22, 1997 and incorporated by reference.

  10.16 Form of employment agreement executed by Dermot F. Rowland and Timber Lodge Steakhouse, Inc. (incorporated by reference to exhibit 10.16 of Registration Statement No. 333-58927 on Form S-4)

  10.17 GB Foods Corporation 1998 Stock Option Plan (Incorporated by reference to Exhibit 10.17 of Registration Statement No. 333-58927 on Form S-4).

  10.18 1995 Stock Option Plan of Timber Lodge Steakhouse, Inc. assumed by the Company on September 1, 1999 (Incorporated by reference to Exhibit 4.3 of Registration Statement No. 333-64191 on Form S-8).

  10.19       2000 Employee Stock Purchase Plan; filed with Registrants
              Registration Statement on Form S-8, dated March 2, 2001, and incorporated by Reference.

     11       Statement regarding Calculation of Earnings Per Share.

   16.1 Letter regarding change in certifying accountant filed with the Registrant's report on Form 8-K for November 11, 1998 and incorporated by reference.

     21       List of Subsidiaries of the Registrant.

   23.1       Consent of KPMG LLP, independent auditors for the Registrant.

                                                                      APPENDIX F

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10-Q

                            ------------------------


[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended October 4, 2001.

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 1-10576

                      SANTA BARBARA RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter.)


                DELAWARE                                 33-0403086
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

      3938 STATE STREET, SUITE 200
       SANTA BARBARA, CALIFORNIA                           93105
(Address of principal executive offices)                 (Zip Code)

        REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (805) 563-3644

       360 SOUTH HOPE AVENUE, SUITE C300
           SANTA BARBARA, CALIFORNIA                       93105
(Former address of principal executive offices)          (Zip Code)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

        As of November 1, 2001, the registrant had 12,896,315 shares outstanding of its Common Stock, $.08 par value.

                      SANTA BARBARA RESTAURANT GROUP, INC.

                               INDEX TO FORM 10-Q

                          PART I. FINANCIAL INFORMATION

                                                                                             Page
                                                                                             ----
Item 1.     Condensed Consolidated Financial Statements:

            Condensed Consolidated Balance Sheets as of October 4, 2001
            and December 28, 2000.........................................................    F-3

            Condensed Consolidated Statements of Income for the twelve and
            forty weeks ended October 4, 2001 and October 5, 2000.........................    F-4

            Condensed Consolidated Statements of Cash Flows for the
            forty weeks ended October 4, 2001 and October 5, 2000.........................    F-5

            Notes to Condensed Consolidated Financial Statements..........................    F-6

Item 2.     Management's Discussion and Analysis of Financial Condition and
            Results of Operations.........................................................    F-8

Item 3.     Market Risk...................................................................   F-14

                           PART II. OTHER INFORMATION

Item 1.     Legal Proceeding..............................................................   F-14

Item 6.     Exhibits and Reports on Form 8-K..............................................   F-14

Signature.................................................................................   F-14

PART I.  FINANCIAL INFORMATION
Item 1. Condensed Consolidated Financial Statements

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                       October 4,   December 28,
                                                                          2001          2000
                                                                       ----------   ------------
                                                                        (Dollars in thousands)
                                                                             (unaudited)
Current assets:
Cash and cash equivalents ............................................  $  1,578      $  8,375
Short-term investments ...............................................     1,294         1,755
Accounts receivable, net of allowance for doubtful accounts of
  $253,000 and $293,000 in 2001 and 2000, respectively ...............       848         1,223
Current portion of notes receivable ..................................       211           202
Current portion of related party notes receivable ....................        30            30
Inventories ..........................................................       687           762
Current deferred tax assets ..........................................       626           626
Prepaid expenses .....................................................     1,076           499
Other current assets .................................................       196           760
                                                                        --------      --------
        Total current assets .........................................     6,546        14,232
Property and equipment, net ..........................................    32,343        29,542
Property under capital leases, net ...................................     1,343         1,417
Investment in affiliated company .....................................        --           852
Notes receivable, net ................................................     2,143         2,206
Related party notes receivable, net ..................................        70            70
Costs in excess of net assets of businesses acquired, net of
  accumulated amortization of $835,000 in 2001 and $520,000 in 2000 ..    14,092        15,695
Deferred tax assets ..................................................     8,461         7,109
Other assets .........................................................     2,045         1,683
                                                                        --------      --------
                                                                        $ 67,043      $ 72,806
                                                                        ========      ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt .............................  $  1,200      $  1,200
  Current portion of capital lease obligations .......................       372           372
  Accounts payable and accrued expenses ..............................     6,229         4,280
  Accrued salaries, wages and employee benefits ......................     1,880         2,137
  Other current liabilities ..........................................     1,937         2,689
                                                                        --------      --------
    Total current liabilities ........................................    11,618        10,678
  Long-term debt, less current installments ..........................     3,623         4,560
  Capital lease obligations, less current portion ....................       786         1,064
  Other long-term liabilities ........................................     1,601         1,925
Shareholders' equity:
  Common stock, $.08 par value, authorized 50,000,000 shares;
    14,497,078 and 20,736,330 shares issued and 12,896,315 and
    16,802,892 shares outstanding in 2001 and 2000, respectively .....     1,344         1,659
  Additional paid in capital .........................................    66,442        73,617
  Less cost of treasury stock, 1,600,763 and 3,933,438 shares in
    2001 and 2000, respectively ......................................    (5,926)       (5,616)
  Accumulated deficit ................................................   (12,445)      (15,081)
    Total shareholders' equity .......................................    49,415        54,579
                                                                        --------      --------
                                                                        $ 67,043      $ 72,806
                                                                        ========      ========

               The accompanying notes are an integral part of the
                  condensed consolidated financial statements.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (unaudited)

                                                Twelve Weeks    Twelve Weeks    Forty Weeks     Forty Weeks
                                                   Ended           Ended           Ended           Ended
                                                 October 4,      October 5,      October 4,      October 5,
                                                    2001            2000            2001            2000
                                                ------------    ------------    -----------     -----------
Revenues:
  Company-operated restaurant operations .....    $ 19,555        $ 26,288        $ 66,197        $  97,487
  Franchised restaurants .....................         476             788           1,584            2,978
  Other ......................................          19              66              65              244
                                                  --------        --------        --------        ---------
    Total revenues ...........................      20,050          27,142          67,846          100,709
                                                  --------        --------        --------        ---------
Restaurant operating costs:
  Food and packaging .........................       6,167           8,541          20,902           31,551
  Payroll and other employee benefits ........       5,950           8,583          19,910           32,323
  Occupancy and other operating costs ........       4,958           6,358          16,431           23,200
                                                  --------        --------        --------        ---------
    Total restaurant operating costs .........      17,075          23,482          57,243           87,074
                                                  --------        --------        --------        ---------
  Advertising ................................         749             845           2,381            3,028
  Pre-opening expenses .......................          96             116             178              267
  Loss on sale of JB's .......................          --           2,992              --            2,992
  General and administrative .................       1,505           2,571           5,243            8,599
                                                  --------        --------        --------        ---------
    Total ....................................       2,350           6,524           7,802           14,886
                                                  --------        --------        --------        ---------
  Operating income (loss) ....................         625          (2,864)          2,801           (1,251)
  Interest expense ...........................        (146)           (211)           (552)            (747)
  Other income, net ..........................         605           1,256             902              805
                                                  --------        --------        --------        ---------
  Income (loss) before income tax expense ....       1,084          (1,819)          3,151           (1,193)
  Income tax expense .........................         102             243             515              368
                                                  --------        --------        --------        ---------
  Net income (loss) ..........................    $    982        $ (2,062)       $  2,636        $  (1,561)
                                                  ========        ========        ========        =========
Basic net income (loss) per share ............    $    .07        $   (.12)       $    .19        $    (.09)
                                                  ========        ========        ========        =========
Diluted net income(loss) per share ...........    $    .07        $   (.12)       $    .18        $    (.09)
                                                  ========        ========        ========        =========
Basic weighted average shares outstanding ....      13,112          17,273          14,009           18,040
                                                  ========        ========        ========        =========
Diluted weighted average shares outstanding ..      13,820          17,373          14,585           18,140


               The accompanying notes are an integral part of the
                  condensed consolidated financial statements.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (unaudited)

                                                                       Forty          Forty
                                                                     Weeks Ended    Weeks Ended
                                                                      October 4,     October 5,
                                                                        2001           2000
                                                                     -----------    -----------
Cash flows from operating activities:
  Net income (loss) ............................................       $ 2,636        $(1,561)
  Adjustments to reconcile net income to net cash flows provided by operating activities:
    Depreciation and amortization ..............................         3,491          4,684
    (Gain) loss on equity investment in affiliate ..............          (547)         1,456
    Loss on sale of JB's .......................................            --          2,992
    Loss on disposal of property and equipment .................            --           (327)
    Provision for deferred income taxes ........................          (808)
  Changes in operating assets and liabilities:
    Accounts receivable ........................................           415             56
    Inventories, prepaids and other current assets .............            62         (1,913)
    Accounts payable and accrued expenses ......................         1,949         (1,594)
    Accrued salaries, wages and employee benefits ..............          (257)           571
    Other current liabilities ..................................          (752)           (99)
                                                                       -------        -------
  Net cash provided by operating activities ....................         6,189          4,265
                                                                       -------        -------
Cash flows from investing activities:
  Proceeds from maturity of short-term investments .............         1,868            245
  Purchases of short-term investments ..........................            --            (35)
  Issuance of related party and notes receivable ...............           (95)          (152)
  Collections on related party and notes receivable ............           149          2,120
  Net change in other assets ...................................          (410)         1,266
  Proceeds from sale of property and equipment .................            --             13
  Purchases of property and equipment ..........................        (5,911)        (6,429)
                                                                       -------        -------
    Net cash used in investing activities ......................        (4,399)        (2,972)
                                                                       -------        -------
Cash flows from financing activities:
  Repayment of capital lease obligations .......................          (278)          (725)
  Repayment of long-term debt ..................................          (937)          (935)
  Proceeds from long-term borrowings and net borrowings under
  line of credit ...............................................            --            950
  Repurchase of common stock ...................................        (7,048)        (1,353)
  Net change in other long-term liabilities ....................          (324)        (1,314)
                                                                       -------        -------
    Net cash used in financing activities ......................        (8,587)        (3,377)
                                                                       -------        -------
Net decrease in cash and cash equivalents ......................        (6,797)        (2,084)
Cash and cash equivalents at beginning of period ...............         8,375          3,371
                                                                       -------        -------
Cash and cash equivalents at end of period .....................       $ 1,578        $ 1,287
                                                                       =======        =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest ...................................................       $   555        $   373
    Income taxes ...............................................       $   572        $     2


               The accompanying notes are an integral part of the
                  condensed consolidated financial statements.

              SANTA BARBARA RESTAURANT GROUP, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      COMPANY

Santa Barbara Restaurant Group, Inc., a Delaware corporation, and subsidiaries (the "Company") is engaged in the food service industry. As of October 4, 2001, the Company operated 25 Timber Lodge Steakhouse restaurants, 49 La Salsa restaurants, and five Green Burrito restaurants. The Company also franchises 35 Green Burrito stand-alone restaurants, 197 dual-concept restaurants, one Timber Lodge Steakhouse, and 46 La Salsa restaurants for a total of 358 restaurants. Subsequent to quarter end, six franchised La Salsa restaurants have closed.

2.      FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America, the instructions to Form 10-Q and Article 10 of Regulation S-X. These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K as of and for the year ended December 28, 2000.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of results expected for a full year. Certain prior year amounts in the accompanying condensed consolidated financial statements have been reclassified to conform with the fiscal 2001 presentation.

3.      SEGMENT AND RELATED INFORMATION

The Company currently operates two reportable segments: Steakhouse and Quick Serve Mexican. During fiscal 2000, a third reportable segment, Family Dining, was comprised of the Company's JB's and Galaxy Diner restaurants. The sale of this segment was completed on November 13, 2000. The Steakhouse segment is comprised of Timber Lodge Steakhouse which serves dinner only. The Quick Serve Mexican segment is comprised of La Salsa and Green Burrito restaurants. The Company evaluates the performance of its operating segments based on income
(loss) before income taxes.

Summarized financial information concerning the Company's reportable segments is shown in the following table. The corporate assets consist of corporate cash and cash equivalents, short-term investments, investments in affiliated companies, corporate notes receivable, and deferred income taxes for all periods presented. The corporate component of segment profit (loss) before tax includes corporate general and administrative expenses, interest income and our equity income
(loss) generated from our investments in affiliated companies for all periods presented.

                                          Family                    Quick Serve
                                          Dining       Steakhouse     Mexican       Corporate       Total
                                          ------       ----------   -----------     ---------     ---------
                                                               (Dollars in thousands)
Twelve Weeks Ended October 4, 2001
Revenues ............................     $     --      $ 10,082      $  9,968      $     --      $  20,050
Interest income .....................           --            13             5            63             81
Interest expense ....................           --           (34)         (112)           --           (146)
Depreciation and amortization .......           --           553           512            --          1,065
Pre-opening expenses ................           --            37            59            --             96
Segment profit before tax ...........     $     --      $    (72)     $    592      $    564      $   1,084

                                          Family                    Quick Serve
                                          Dining       Steakhouse     Mexican       Corporate       Total
                                          ------       ----------   -----------     ---------     ---------
                                                               (Dollars in thousands)
Twelve Weeks Ended October 5, 2000
Revenues ............................     $  7,479      $ 10,024      $  9,639      $     --      $  27,142
Interest income .....................           26             5            58            33            122
Interest expense ....................          (65)          (10)         (136)           --           (211)
Depreciation and amortization .......          360           498           491            --          1,349
Pre-opening expenses ................           --           107             9            --            116
Segment profit (loss) before tax ....     $   (446)     $     78      $    369      $ (1,820)     $  (1,819)

Forty Weeks Ended October 4, 2001
Revenues ............................     $     --      $ 36,047      $ 31,799      $     --      $  67,846
Interest income .....................           --            71            17           313            401
Interest expense ....................           --          (110)         (442)           --           (552)
Depreciation and amortization .......           --         1,835         1,656            --          3,491
Pre-opening expenses ................           --            69           109            --            178
Segment profit before tax ...........           --         1,015         1,420           716          3,151
Total assets as of October 4, 2001 ..     $     --      $ 33,078      $ 23,234      $ 10,731      $  67,043

Forty Weeks Ended October 5, 2000
Revenues ............................     $ 35,734      $ 33,466      $ 31,509      $     --      $ 100,709
Interest income .....................          123            49           218           314            704
Interest expense ....................         (262)          (35)         (450)           --           (747)
Depreciation and amortization .......        1,493         1,627         1,564            --          4,684
Pre-opening expenses ................           --           258             9            --            267
Segment profit (loss) before tax ....       (1,521)        1,009         1,924        (2,605)        (1,193)
Total assets as of December 28, 2000      $     --      $ 34,705      $ 26,240      $ 11,861      $  72,806

4.      RELATED PARTY NOTES RECEIVABLE

During the third quarter of fiscal 1999, the Company issued promissory notes to certain executives in the total amount of $153,000. As of October 4, 2001, the outstanding balance of such notes is $100,000.

5.      CALCULATION OF EARNINGS PER SHARE

                                                    Twelve            Twelve             Forty              Forty
                                                  Weeks Ended       Weeks Ended        Weeks Ended        Weeks Ended
                                                October 4, 2001   October 5, 2000    October 4, 2001    October 5, 2000
                                                ---------------   ---------------    ---------------    ---------------
                                                          (In thousands, except share and per share amounts)
Basic Earnings Per Share:
Numerator
  Net income (loss) ......................          $   982          $ (2,062)          $  2,636           $ (1,561)
                                                    =======          ========           ========           ========

Denominator
  Weighted average shares
    outstanding ..........................           13,112            17,373             14,042             18,140
  Escrowed restricted shares .............               --              (100)               (33)              (100)
                                                    -------          --------           --------           --------
  Basic weighted average shares
    outstanding ..........................           13,112            17,273             14,009             18,040

Basic earnings (loss) per share: .........          $   .07          $   (.12)          $    .19           $   (.09)
                                                    =======          ========           ========           ========

Diluted Earnings Per Share:
Numerator
  Net income (loss) ......................          $   982          $ (2,062)          $  2,636           $ (1,561)
                                                    =======          ========           ========           ========
Denominator
  Basic weighted average shares
    outstanding ..........................           13,112            17,273             14,009             18,040

                                                    Twelve            Twelve             Forty              Forty
                                                  Weeks Ended       Weeks Ended        Weeks Ended        Weeks Ended
                                                October 4, 2001   October 5, 2000    October 4, 2001    October 5, 2000
                                                ---------------   ---------------    ---------------    ---------------
                                                          (In thousands, except share and per share amounts)
Incremental common shares attributable to:
  Escrowed restricted shares .............               --               100                 33                100
  Outstanding options ....................              708                --                543                 --
                                                    -------          --------           --------           --------
                                                        708               100                576                100
  Diluted weighted average shares
    outstanding ..........................           13,820            17,373             14,585             18,140
                                                    -------          --------           --------           --------
  Diluted earnings (loss) per share ......          $   .07          $   (.12)          $    .18           $   (.09)
                                                    =======          ========           ========           ========

For the twelve and forty week periods ended October 4, 2001 and October 5, 2000,
5.6 million and 7.0 million shares, respectively, relating to the possible exercise of outstanding stock options and warrants were not included in the computation of diluted earnings per share as their effect would have been anti-dilutive.

6.      SALE OF JB'S FAMILY RESTAURANTS, INC.

On November 13, 2000 the Company completed the sale of its JB's Family Restaurants, Inc. ("JB's") subsidiary. JB's financial information is included in all prior year comparisons up to the closing date. The operations of JB's generated revenues of $7.5 million and $35.7 million for the twelve and forty week periods ended October 5, 2000, and losses from operations (before taxes) of $446,000 and $1,521,000 for the twelve and forty week periods ended October 5, 2000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The following Management's Discussion and Analysis should be read in conjunction with the unaudited consolidated financial statements and the notes thereto. The results of operations for the twelve and forty week periods ended October 5, 2000, include twelve and forty weeks of operating results for JB's which was sold on November 13, 2000 (see note 6 to Condensed Consolidated Financial Statements). The reduction of 55 Company-operated and 30 franchised restaurants associated with the sale are the principal reasons for the significant differences when comparing results of operations for the twelve and forty week periods ended October 4, 2001 with the results of operations for the twelve and forty week periods ended October 5, 2000. The comparability of future periods will also be affected by the aforementioned transaction. The costs associated with opening and integrating new restaurants or underperforming or unprofitable restaurants, if any, acquired or otherwise operated by the Company, may have a material adverse effect on the Company's results of operations.

RESULTS OF OPERATIONS

The following table sets forth the percentage relationship to total revenues, unless otherwise indicated, of certain items included in the Company's unaudited condensed consolidated statements of income for the twelve and forty week periods ended October 4, 2001 and October 5, 2000. The twelve week periods ended October 4, 2001 and October 5, 2000 are referred to throughout this document as the third quarter of fiscal 2001 and 2000, respectively.

                                                  Twelve Weeks        Twelve Weeks          Forty              Forty
                                                      Ended              Ended           Weeks Ended        Weeks Ended
                                                 October 4, 2001   October 5, 2000(1)  October 4, 2000   October 5, 2000(1)
                                                 ---------------   ------------------  ---------------   ------------------
Revenues:
  Company-operated restaurant operations               97.5%              96.9%              97.6%              96.8%
  Franchised restaurants and other .....                2.5                3.1                2.4                3.2
                                                      -----              -----              -----              -----
    Total revenues .....................              100.0              100.0              100.0              100.0
                                                      -----              -----              -----              -----
Restaurant operating costs:(2)
  Food and packaging ...................               31.5               32.5               31.6               32.4
  Payroll and other employee benefits ..               30.4               32.6               30.1               33.1
  Occupancy and other operating costs ..               25.4               24.2               24.8               23.8
                                                      -----              -----              -----              -----
                                                       87.3               89.3               86.5               89.3
Advertising(2) .........................                3.8                3.2                3.6                3.1
Pre-opening expenses(2) ................                0.5                0.4                0.3                0.3
Loss on sale of JB's ...................                 --               11.0                 --                3.0
General and administrative .............                7.5                9.5                7.7                8.5
                                                      -----              -----              -----              -----

Operating income (loss) ................                3.1              (10.6)               4.1               (1.2)
Interest expense .......................               (0.7)              (0.8)              (0.8)              (0.7)
Other income, net ......................                3.0                4.6                1.3                0.8
Income (loss) before income taxes ......                5.4               (6.7)               4.6               (1.2)
Income tax expense .....................                0.5                0.9                0.8                0.4
                                                      -----              -----              -----              -----
Net income (loss) ......................                4.9%              (7.6)%              3.9%              (1.5)%
                                                      -----              -----              -----              -----

(1) Includes the operating results of JB's for the entire fiscal 2000 period presented.

(2)  As a percentage of revenues from Company-operated restaurants.

RESULTS OF OPERATIONS FOR THE TWELVE WEEKS ENDED OCTOBER 4, 2001 AS COMPARED TO THE TWELVE WEEKS ENDED OCTOBER 5, 2000

Revenues from Company-operated restaurants decreased $6.7 million to $19.6 million for the third quarter of fiscal 2001 as compared with revenues of $26.3 million during the third quarter of fiscal 2000. The decrease in revenues is primarily attributable to the sale of JB's in fiscal 2000, which generated $7.3 million in revenues during the third quarter of fiscal 2000. La Salsa same-store sales increased 3.0% during the third quarter of 2001. Timber Lodge Steakhouse and Green Burrito same-store sales decreased by 7.7% and 2.3%, respectively during the third quarter of 2001.

Revenues from franchised restaurants decreased $312,000 to $476,000 for the third quarter of fiscal 2001 as compared with revenues of $788,000 during the third quarter of fiscal 2000. The decrease in revenues from franchised restaurants is principally due to the sale of JB's which generated $244,000 in franchise royalties in the third quarter of fiscal 2000. Additionally, royalties earned from dual-concept restaurants declined by $8,000 as a result of the Company's decision to reduce the dual-concept royalty rate from four percent of revenues to three percent of revenues in exchange for a reduction in services provided by the Company.

Food and packaging costs as a percentage of revenue from Company-operated restaurants decreased to 31.5% for the third quarter of fiscal 2001 as compared with 32.5% during the third quarter of fiscal 2000. The decrease in food and packaging costs as a percentage of revenue from Company-operated restaurants for the second quarter of fiscal 2001 as compared with the prior year, is primarily due to a 170 and 90 basis point reduction in costs at La Salsa and Timber Lodge Steakhouse restaurants, respectively, primarily due to favorable pricing negotiated on purchase contracts for key food products and continued operating improvements.

Payroll and other employee benefits decreased as a percentage of revenue from Company-operated restaurants to 30.4% for the third quarter of fiscal 2001 as compared with 32.6% for the third quarter of fiscal 2000. The decrease in payroll and other employee benefits as a percent of revenue from Company-operated restaurants for the second quarter of fiscal 2001 as compared with the prior year, is primarily attributable to the sale of JB's in fiscal 2000, which operated with higher payroll and benefit costs as a percent of revenues (40.4%) during the third quarter of fiscal 2000.

Occupancy and other operating costs increased as a percentage of revenue from Company-operated restaurants to 25.4% for the third quarter of fiscal 2001 as compared with 24.2% for the third quarter of fiscal 2000. The increase in occupancy and other operating costs as a percent of revenue from Company-operated restaurants is primarily attributable to increased rental, utility, depreciation, and insurance expenses at La Salsa and Timber Lodge Steakhouse.

Advertising costs as a percent of revenue from Company-operated restaurants for the third quarter of fiscal 2001 have increased to 3.8% as compared to 3.2% in the prior year period. Timber Lodge and La Salsa remained constant at 4.4% and 3.3% of revenue, respectively, as compared to the previous year, while JB's advertising cost was 1.3% during the prior year period.

Pre-opening expenses decreased $20,000 to $96,000 for the third quarter of fiscal 2001 as compared to $116,000 for the third quarter of fiscal 2000. During the third quarter of fiscal 2001, two new La Salsa restaurants opened. During the prior year period there were no new restaurant openings.

General and administrative costs were $1.5 million or 7.5% of total revenues for the third quarter of fiscal 2001 as compared with $2.6 million or 9.5% of total revenues for the third quarter of fiscal 2000. The decrease in general and administrative costs is attributable to the sale of JB's in fiscal 2000, which incurred $735,000 in general and administrative costs in the third quarter of fiscal 2000.

Interest expense was at 0.7% of total revenues or $146,000 for the third quarter of fiscal 2001, as compared to $211,000, or 0.8%, for the third quarter of fiscal 2000. The decrease in interest expense dollars is due primarily to a reduction of debt as a result of the sale of JB's in fiscal 2000.

Other income (expense), net, primarily reflects interest income on invested cash, short-term investments, notes receivable and the Company's proportionate share of earnings or losses earned by our equity investments in affiliated companies. During the third quarter of fiscal 2001, other income, net, decreased $651,000 to $605,000 as compared to $1.3 million during the third quarter of fiscal 2000. The current quarter income is comprised primarily of the recognition of gain of $547,000 on sale of stock in an affiliated company and interest income of $81,000. The prior year period included the recognition of a gain on sale of Checkers stock of $1.2 million and interest income of $122,000.

Income tax expense for the twelve week period ended October 4, 2001 includes an $808,000 tax benefit related to eliminating its valuation allowance for deferred tax assets arising from net operating losses that occurred prior to fiscal 2001, partially offset by a $455,000 tax expense to reflect the Company's 42% effective tax rate on a year-to-date basis. The Company's effective tax rate for the twelve week period ended October 5, 2000 was 20%.

RESULTS OF OPERATIONS FOR THE FORTY WEEKS ENDED OCTOBER 4, 2001 AS COMPARED TO THE FORTY WEEKS ENDED OCTOBER 5, 2000

Revenues from Company-operated restaurants decreased $31.3 million to $66.2 million for the forty weeks ended October 4, 2001 as compared with revenues of $97.5 million during the forty weeks ended October 5, 2000. The decrease in revenues is primarily attributable to the sale of JB's in fiscal 2000, which generated $34.7 million in revenues during the forty week period ended October 5, 2000. Same-store sales for Company-operated restaurants increased 4.0% at La Salsa, while decreasing 4.4% at Timber Lodge Steakhouse and 4.7% at Green Burrito for the forty weeks ended October 4, 2001 as compared to the comparable period last year.

Revenues from franchised restaurants decreased $1.4 million to $1.6 million for the forty weeks ended October 4, 2001 as compared with revenues of $3.0 million during the forty weeks ended October 5, 2000. The decrease in revenues from franchised restaurants is principally due to the sale of JB's which generated $1.0 million in franchise royalties during the prior year period, coupled with a $222,000 year over year reduction in dual-concept restaurant royalties.

Food and packaging costs as a percentage of revenue from Company-operated restaurants for the forty weeks ended October 4, 2001 decreased to 31.6% as compared with 32.4% for the forty weeks ended October 5, 2000. The decrease in food and packaging costs as a percentage of revenue from Company-operated restaurants is primarily due a 180 and 100 basis point reduction in costs at La Salsa and Timber Lodge Steakhouse restaurants, respectively, due to favorable pricing negotiated on purchase contracts for key food products and continued operating improvements.

Payroll and other employee benefits decreased as a percentage of revenue from Company-operated restaurants for the forty weeks ended October 4, 2001 to 30.1% as compared with 33.1% for the forty weeks ended October 5, 2000. The decrease in payroll and other employee benefits as a percent of revenue from Company-operated restaurants is attributable to sale of JB's in fiscal 2000, which operated with higher payroll and benefit costs as a percent of revenues (40.0%) for the forty week period ended October 5, 2000.

Occupancy and other operating costs for the forty weeks ended October 4, 2001, as a percentage of revenue from Company-operated restaurants increased to 24.8% as compared with 23.8% for the forty weeks ended October 5, 2000. The increase in occupancy and other operating costs as a percent of revenue from Company-operated restaurants is attributable to increased rental, utility, depreciation, and insurance expenses at La Salsa and Timber Lodge Steakhouse.

Advertising costs as a percent of revenue from Company-operated restaurants for the forty weeks ended October 4, 2001, have increased to 3.6% as compared with 3.1% in the prior year. The increase is primarily attributable to JB's, which had advertising costs of 2.0% in the prior year.

For the forty weeks ended October 4, 2001, pre-opening expenses decreased $89,000 to $178,000 as compared to $267,000 for the forty weeks ended October 5, 2000. During the forty weeks ended October 4, 2001, five new La Salsa restaurants opened, compared to one Timber Lodge opening during the same period of the prior year.

General and administrative costs were $5.2 million or 7.7% of total revenues for the forty weeks ended October 4, 2001, as compared with $8.6 million or 8.5% of total revenues for the forty weeks ended October 5, 2000. The decrease in general and administrative costs is attributable to the sale of JB's in fiscal 2000, which incurred $2.8 million in general and administrative costs for the forty week period ended October 5, 2000.

Interest expense for the forty weeks ended October 4, 2001 was $552,000 or 0.8% of total revenues as compared to $747,000 or 0.7% of total revenues for the forty weeks ended October 5, 2000. The decrease in interest expense dollars is primarily due to a reduction of debt as a result of the sale of JB's in fiscal 2000.

Other income, net, primarily reflects interest income on invested cash, short-term investments, notes receivable and the Company's proportionate share of earnings or losses earned by our equity investments in affiliated companies. For the forty weeks ended October 4, 2001 other income, net, increased $97,000 to $902,000 as compared to other income, net, of $805,000 for the forty weeks ended October 5, 2000. The current year includes a gain on the sale of stock in an affiliated company of $547,000 and interest income of $401,000. The prior year period included interest income earned on invested cash and notes receivable of $704,000 and a $210,000 net gain on equity investments and sale of stock in an affiliated company.

The Company's effective tax rate for the forty week period ended October 4, 2001 includes an $808,000 tax benefit related to the reversal of the Company's reserves against its deferred tax asset, offsetting the 42% effective tax rate. The Company's effective tax rate for the forty week period ended October 5, 2000 was 20%.

EFFECT OF INFLATION

Food and labor costs are significant costs exposed to inflationary factors in the Company's operations. Many of the Company's employees are paid hourly rates related to the statutory minimum wage; therefore, increases in the minimum wage increase the Company's costs. In addition, most of the Company's leases require it to pay base rents with escalation provisions based on the consumer price index, in addition to percentage rentals based on revenues, and to pay taxes, maintenance, insurance, repairs, and utility costs, all of which are expenses subject to inflation.

The Company has generally been able to offset the effects of inflation and increases in the minimum wage through small menu price increases. There can be no assurance that the Company will be able to continue to offset the effects of inflation through menu price increases.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations be accounted for under a single method - the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires the purchase method be used for business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill no longer be amortized as an expense against earnings, but instead, should be reviewed periodically for impairment. Under SFAS No. 142, the amortization of goodwill ceases upon adoption of the Statement and is effective for fiscal years beginning after December 15, 2001.

The Company has historically amortized its goodwill over its estimated useful life. Beginning with the adoption of SFAS No. 142, the Company will cease amortizing its goodwill. The Company recorded amortization expenses in the amount of $520,000 for the year ended December 28, 2000, $95,000 for the twelve weeks ended October 4, 2001, and $315,000 for the forty weeks ended October 5, 2001. While the Company has not completely analyzed the impact of adopting SFAS 141 and 142, to the extent that no impairment charges are recorded upon adoption or application of SFAS No. 142, similar amounts of amortization will not be recorded in future periods.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" in September 2001. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management has not assessed whether the application of this standard will have a material effect on the Company's financial position, results of operations or liquidity.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lives Assets" in October 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Management has not assessed whether the application of this standard will have a material effect on the Company's financial position, results of operations or liquidity.

LIQUIDITY AND CAPITAL RESOURCES

The Company had cash and cash equivalents of approximately $1.6 million at October 4, 2001 and $8.4 million at December 28, 2000. The decrease in cash and cash equivalents is primarily due to the use of approximately $5.9 million to fund purchases of equipment and other capital improvements and $8.6 million utilized in financing activities, partially offset by $6.2 million provided by operating activities and cash received from the sale of investments in the amount of $1.9 million. The Company has eliminated its valuation allowance for deferred tax assets arising from net operating losses that occurred prior to fiscal 2001, and is recording tax expense at a 42% effective tax rate. It is expected that cash outlays for taxes will be at a substantially lower rate than 42% due to utilization of net operating loss carryforwards.

Net cash provided by operating activities was $6.2 million during the forty week period ended October 4, 2001 which included net income of $2.6 million and depreciation and amortization of $3.5 million. Investing activities required the Company to use $5.9 million in cash to fund capital additions partially offset by proceeds from the sale of investments in the amount of $1.9 million. Financing activities included the use of $7.0 million of cash to acquire 4.0 million shares of the Company's stock and $937,000 of cash to pay down long-term debt.

During the first forty weeks ended October 4, 2001, the Company opened three new La Salsa restaurants at a cost of approximately $350,000 per restaurant and acquired two restaurants which were converted to the La Salsa concept for a total cost of approximately $270,000 per restaurant. The Company also re-imaged eight La Salsa restaurants during the first three quarters of fiscal 2001 at an average cost of approximately $45,000 per restaurant. The Company plans to remodel eight to ten additional La Salsa restaurants during fiscal 2001. The Company also plans to open approximately five new La Salsa restaurants at a cost of approximately $350,000 each during the remainder of fiscal 2001, and is currently negotiating leases to further expand La Salsa in fiscal 2002. In addition, the Company plans to open one new Timber Lodge Steakhouse restaurant at a cost of approximately $2.0 million during fiscal 2001.

The Company believes it will be able to meet its working capital requirements through its available cash and cash equivalents and cash flows from operations. The Company may require additional funds to support its working capital requirements or for other purposes, including the opening of new restaurants, remodeling of certain restaurants, acquisitions and purchases of the Company's common stock, and may seek to raise such additional funds through public or private equity and/or debt financing, the sale of assets or from other sources. In addition, much of the real properties owned by the Company and used for its restaurant operations are unencumbered and could be used by the Company as collateral for debt financing; however, there can be no assurance that real estate financing or other financing will be available or that, if available, such financing will be obtainable on terms favorable or acceptable to the Company.

CAUTIONARY STATEMENT

The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and
Section 21B of the Securities and Exchange Act of 1934, as amended. Forward-looking statements represent the Company's expectations or belief concerning future events, including the following: any statements regarding future restaurant openings or remodels, any statements regarding the continuation of historical trends, and any statements regarding the sufficiency of the Company's cash balances and cash generated from operating and financing activities for the Company's future liquidity and capital resource needs. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects", "should", and similar expressions are intended to identify forward-looking statements.

The Company's actual results could differ materially from those stated or implied in the forward-looking statements included in the discussion of future operating results and expansion strategy and elsewhere in this report as a result, among other things, of the following:

        (i) The restaurant industry is a highly competitive industry with many well established competitors;

        (ii) The Company's results can be impacted by changes in consumer tastes and the level of consumer acceptance of the Company's restaurant concepts; local, regional and national economic conditions; the seasonality of the Company's business; demographic trends; traffic patterns; consumer perception of food safety; employee availability; the cost of advertising and media; government actions and policies; inflation; and increases in various costs;

        (iii) The Company's ability to expand is dependent upon various factors such as the availability of attractive sites for new restaurants, ability to obtain appropriate real estate sites at acceptable prices; ability to obtain all governmental permits including zoning approvals and liquor licenses on a timely basis, impact of government moratoriums or approval processes which could result in significant delays, ability to obtain all necessary contractors and subcontractors, the ability to generate or borrow funds, the ability to negotiate suitable lease terms, and the ability to recruit and train skilled management and restaurant employees.

        (iv) Price and availability of commodities and utilities, including but not limited to such items as beef, chicken, shrimp, and cheese are subject to fluctuations and could increase or decrease more than the Company expects; and/or

        (v) Weather and acts of God could result in construction delays and also adversely affect the results of one or more stores for an indeterminate amount of time.

ITEM 3. MARKET RISK

The Company has a term note payable and revolving note payable which bear interest at LIBOR plus 4.0% and 3.75%, respectively. The total debt outstanding under both agreements at October 4, 2001 is $4.8 million. A hypothetical increase of 100 basis points in short-term interest rates would result in a reduction of approximately $48,000 in annual pre-tax earnings.

                                     PART II
                                OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The Company is from time to time the subject of complaints or lawsuits from customers alleging illness, injury or other food quality, health or operational concerns. The Company also is the subject of claims or allegations from employees and franchisees from time to time. A lawsuit or claim could result in an adverse decision against the Company and could materially adversely affect the Company or its business.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a)     Exhibits:

        (i) 10.20 Form of employment agreement executed by Theodore Abajian and Santa Barbara Restaurant Group, Inc.

        (ii) 10.21 Stock Purchase Agreement by and between the Company and CKE Restaurants, Inc. dated August 20, 2001.

(b)     Current Reports on Form 8-K:

        (i)    None.

                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Santa Barbara Restaurant Group, Inc.
                                       (Registrant)

Date: November 16, 2001                By: /s/ TED ABAJIAN
                                           -------------------------------------
                                           Ted Abajian
                                           President and Chief Executive Officer
                                           (Principal Executive, Financial and
                                           Accounting Officer)